   As filed with the Securities and Exchange Commission on September 13, 2001
                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                    National Commerce Financial Corporation
             (Exact name of registrant as specified in its charter)

        Tennessee                    6711                    62-0784645
                               (Primary Standard          (I.R.S. Employer
     (State or other              Industrial           Identification Number)
      jurisdiction            Classification Code
   of incorporation or              Number)
      organization)           One Commerce Square
                           Memphis, Tennessee 38150
                                (901) 523-3434
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                             CHARLES A. NEALE, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                    NATIONAL COMMERCE FINANCIAL CORPORATION
                              ONE COMMERCE SQUARE
                            MEMPHIS, TENNESSEE 38150
                                 (901) 523-3371
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                with copies to:
  JOHN A. GOOD, ESQ. Bass, Berry &        PAUL M. AGUGGIA, ESQ. Muldoon Murphy
  Sims PLC 100 Peabody Place, Suite           & Faucette LLP 5100 Wisconsin
    900 Memphis, Tennessee 38103           Avenue, N.W. Washington, D.C. 20016
Telephone: (901) 543-5901 Facsimile:      Telephone: (202) 362-0840 Facsimile:
           (888) 543-4644                            (202) 966-9409

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
   If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed
                                Amount        Maximum     Proposed Maximum
  Title of Each Class of         to be     Offering Price     Aggregate          Amount of
Securities to be Registered  Registered(1)  Per Share(2)  Offering Price(2) Registration Fee(2)
-----------------------------------------------------------------------------------------------
 Common Stock, $2.00 par
  value.................       3,030,451        N/A          $71,598,375        $17,899.59

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the estimated maximum number of shares of common stock, par value $2.00 per share, issuable by National Commerce Financial Corporation ("NCF") upon the consummation of the merger with SouthBanc Shares, Inc. ("SouthBanc") and computed based on the estimated maximum number of such shares (4,848,161), including shares issuable upon the exercise of outstanding stock options, that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(f)(1), the registration fee for the NCF common stock is based on the market value of SouthBanc common stock, par value $.01 per share, on September 7, 2001 ($27.06). Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by NCF in connection with the transaction has been deducted from the value of securities to be received by NCF in the transaction.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [LOGO OF SOUTHBANC SHARES, INC.]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

SouthBanc Stockholders:

   This document is being furnished to stockholders of SouthBanc Shares, Inc. in connection with the solicitation of proxies by SouthBanc's board of directors for use at a special meeting of the SouthBanc stockholders. At the meeting, SouthBanc stockholders will be asked to adopt an Agreement and Plan of Reorganization dated as of July 15, 2001 providing for the merger of SouthBanc with and into National Commerce Financial Corporation.

   If you vote to adopt the merger agreement, we will be merged with and into NCF. In the merger, each share of SouthBanc common stock will be converted into either: (a) $28.00 in cash, without interest; (b) 1.1142 shares of NCF common stock; or (c) $14.00 in cash, without interest, and .5571 shares of NCF common stock. You will be able to elect to receive either cash, NCF common stock or the combination of cash and NCF common stock described above in exchange for your shares of SouthBanc common stock. Elections will be limited by the requirement that 50% of the total number of outstanding shares of SouthBanc common stock be exchanged for NCF common stock. Unless you elect the combination of cash and stock, the form of consideration that you receive will depend in part on the elections of other SouthBanc stockholders. The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of SouthBanc common stock.

   Your vote is important. We cannot complete the merger unless the holders of a majority of the outstanding shares of SouthBanc common stock vote FOR adoption of the merger agreement.

   The special meeting will be held on        , 2001, at 10:00 a.m., local
time, at the main office of SouthBank at 907 N. Main Street, Anderson, South Carolina. It is important that your shares be represented at the special meeting either in person or by proxy. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage prepaid envelope or by voting by telephone in the manner directed on the proxy card.

   If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement. If you do not sign and send in your proxy or you abstain and do not attend the special meeting and vote in person, the effect will be a vote against the merger agreement. If your shares are held in "street name," you must instruct your broker in order to vote. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

   This proxy statement/prospectus contains a detailed description of the entire transaction. Please read it carefully. In particular, see "Risk Factors" beginning on page 7. You can also obtain more information about SouthBanc in documents we file with the Securities and Exchange Commission.

   After careful consideration, SouthBanc's board of directors has determined that the merger is advisable and in the best interests of our stockholders and unanimously recommends voting FOR adoption of the merger agreement.


                                          /s/ Robert W. Orr
                                          -----------------------------
                                          Robert W. "Lujack" Orr
                                          President and Chief Executive
                                           Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the NCF common stock to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The shares of NCF common stock offered hereby are not savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

   This proxy statement/prospectus is dated      , 2001 and is first being
mailed to SouthBanc stockholders on or about   , 2001.

   This document incorporates important business and financial information about SouthBanc from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See "Where You Can Find More Information" on page 127.

   You also may request copies of these documents from SouthBanc. SouthBanc will provide you with copies of these documents, without charge, upon written or oral request to:

                             SouthBanc Shares, Inc.
                             907 North Main Street
                         Anderson, South Carolina 29621
                  Attention: Sylvia Reed, Corporate Secretary
                           Telephone: (864) 225-0241

   In order to receive timely delivery of the documents in advance of our special meeting of stockholders, you should make your requests no later than
  , 2001.

                             SOUTHBANC SHARES, INC.
                             907 North Main Street
                         Anderson, South Carolina 29621

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   SouthBanc Shares, Inc. will hold a special meeting of stockholders on      ,
at 10:00 a.m., local time, at the main office of SouthBank at 907 N. Main Street, Anderson, South Carolina, for the following purposes:

1. To consider and act upon a proposal to adopt the Agreement and Plan of Reorganization dated as of July 15, 2001, by and between National Commerce Financial Corporation and SouthBanc Shares, Inc., a copy of which is attached as Appendix A to the proxy statement/prospectus accompanying this notice. The agreement provides for the merger of SouthBanc with and into NCF. In the merger, each outstanding share of SouthBanc common stock will be converted into the right to receive, at the election of the holder, either:
   (a) $28.00 in cash, without interest; (b) 1.1142 shares of NCF common stock; or (c) $14.00 in cash, without interest, and .5571 shares of NCF common stock. The merger consideration to be received by holders of SouthBanc common stock is subject to adjustment under certain circumstances described in the proxy statement/prospectus and in the merger agreement.

2. To transact such other business as may properly be brought before the special meeting or at any postponement or adjournment of the meeting.

   SouthBanc's board of directors is not aware of any other business to come before the special meeting.

   The merger is conditioned upon adoption of the Agreement and Plan of Reorganization by the holders of a majority of the outstanding shares of SouthBanc common stock. The SouthBanc board of directors has fixed the close of business on , 2001 as the record date for the determination of the stockholders entitled to receive notice of and to vote at the special meeting and at any postponement or adjournment of the meeting. A list of stockholders who are entitled to vote at the special meeting will be available for inspection by any stockholder or his or her agent or attorney for ten days prior to the special meeting at the principal executive offices of SouthBanc and at the time and place of the meeting.

   SouthBanc stockholders have the right to an appraisal of the fair value of their shares of SouthBanc common stock and cash payment of the fair value as so determined under applicable provisions of Delaware law. In order to perfect appraisal rights, SouthBanc stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption "The Merger--Rights of Dissenting Stockholders."

   Your vote is important regardless of the number of shares you own. A form of proxy is enclosed. Please complete, date and sign the proxy card and return it promptly in the enclosed postage prepaid envelope whether or not you plan to attend the special meeting. Alternatively, you may use the toll-free number shown on the proxy card. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card, by revoking your proxy as described in the proxy statement/prospectus.

                                          By Order of the Board of Directors


                                                   /s/ Sylvia B. Reed
                                          _____________________________________
                                          Sylvia B. Reed
                                          Corporate Secretary

Anderson, South Carolina
  , 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................  iii
SUMMARY...................................................................    1
RISK FACTORS..............................................................    7
MARKET PRICES AND DIVIDENDS...............................................   10
SELECTED HISTORICAL FINANCIAL DATA OF NCF.................................   12
SELECTED HISTORICAL FINANCIAL DATA OF SOUTHBANC...........................   14
COMPARATIVE PER SHARE DATA................................................   16
INFORMATION CONCERNING THE SPECIAL MEETING................................   17
  Date, Time and Place; Matters to be Considered..........................   17
  Vote Required...........................................................   17
  Voting of Proxies.......................................................   17
  Participants in SouthBank's ESOP, Heritage Federal Savings Bank's ESOP
   or SouthBank's 401(k) Plan.............................................   18
  Revocability of Proxies.................................................   18
  Solicitation of Proxies.................................................   18
THE MERGER................................................................   20
  General.................................................................   20
  Conversion of SouthBanc Common Stock....................................   20
  Cash or Stock Election..................................................   21
  Election Procedures; Surrender of Stock Certificates....................   22
  Background of the Merger................................................   24
  Recommendation of the SouthBanc Board of Directors; SouthBanc's Reasons
   for the Merger.........................................................   27
  Opinion of Financial Advisor to SouthBanc...............................   28
  Interests of SouthBanc's Directors and Officers in the Merger that
   Differ From Your Interests.............................................   37
  Rights of Dissenting Stockholders.......................................   40
  Resale of NCF Common Stock by SouthBanc Stockholders and Affiliates.....   43
THE MERGER AGREEMENT......................................................   45
  Conditions to Completion of the Merger..................................   45
  SouthBanc Covenants.....................................................   46
  Representations and Warranties..........................................   48
  Amendment and Termination...............................................   48
  Termination Fee.........................................................   49
  Treatment of SouthBanc Stock Options....................................   49
  Bank Regulatory and Other Legal Considerations..........................   50
  Accounting Treatment....................................................   51
  Material Federal Income Tax Considerations..............................   51
  Expenses................................................................   54
DESCRIPTION OF NCF COMMON STOCK...........................................   55
  Common Stock............................................................   55
  Preferred Stock.........................................................   56
COMPARISON OF RIGHTS OF SOUTHBANC AND NCF SHAREHOLDERS....................   57

                                                                          Page
                                                                          ----
INFORMATION ABOUT SOUTHBANC SHARES, INC. ................................   69
INFORMATION ABOUT NATIONAL COMMERCE FINANCIAL CORPORATION................   70
  General................................................................   70
  Banking Services.......................................................   70
  Non-Bank Services......................................................   71
  Competition............................................................   71
  Interstate Banking and Branching.......................................   72
  Supervision and Regulation.............................................   72
  Fiscal and Monetary Policy.............................................   75
  Employee Relations.....................................................   75
  Properties.............................................................   75
  Legal Proceedings......................................................   75
DIRECTORS AND EXECUTIVE OFFICERS OF NCF..................................   76
  Stock Ownership of Management and Principal Shareholders...............   79
  Compensation of Directors..............................................   82
  Summary Compensation Table.............................................   83
  Stock Option Plans.....................................................   85
  Option Grants in Last Fiscal Year......................................   85
  Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
   Option/SAR Values.....................................................   86
  Pension Plans..........................................................   86
  Employment Agreements..................................................   88
  Compensation Committee Interlocks and Insider Participation............   91
CERTAIN TRANSACTIONS WITH DIRECTORS AND MANAGEMENT OF NCF................   91
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF NCF....................................................   93
  Acquisitions...........................................................   94
  Results of Operations..................................................   95
  Financial Position.....................................................  104
  Capital Requirements and Resources.....................................  110
  Asset Quality..........................................................  112
  Liquidity and Interest-Sensitivity.....................................  119
  Quantitative and Qualitative Disclosures About Market Risk.............  124
  Change in Accountants..................................................  124
  Impact of Recently Issued Accounting Standards.........................  125
WHERE YOU CAN FIND MORE INFORMATION......................................  127
FORWARD-LOOKING STATEMENTS...............................................  128
LEGAL MATTERS............................................................  129
EXPERTS..................................................................  129
APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION..........................  A-1
APPENDIX B SANDLER O'NEILL FAIRNESS OPINION..............................  B-1
APPENDIX C SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW...........  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why is SouthBanc merging with NCF?

A: Our companies are proposing to merge because we believe that the merger will benefit our stockholders, customers and employees. We believe the merger will create a more diversified financial services company that will be better positioned to compete in the financial services industry in South Carolina through expanded operations and market coverage. If the merger is completed and you receive NCF common stock in exchange for your shares of SouthBanc common stock, you will have a more liquid investment because NCF common stock is more actively traded than SouthBanc common stock. In addition, the market value of the NCF common stock to be issued in the merger in exchange for the SouthBanc common stock represents a premium over the market and book value of SouthBanc common stock. To review the background and reasons for the merger in greater detail, see pages 24 through 44.

Q: What am I being asked to vote on and how does my board recommend that I vote?

A: You are being asked to vote FOR adoption of the Agreement and Plan of Reorganization dated as of July 15, 2001 providing for the merger of SouthBanc with and into NCF. The SouthBanc board of directors has unanimously determined that the proposed merger is advisable and in the best interests of SouthBanc stockholders, has approved the merger agreement and recommends that you vote for adoption of the merger agreement.

Q: What vote is required to adopt the merger agreement?

A: Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of SouthBanc common stock.

Q: What will I receive in the merger?

A: Under the merger agreement, you will receive either cash, NCF common stock or a mix of cash and NCF common stock, depending upon what you elect, in exchange for shares of SouthBanc common stock you own. At your election, each share of SouthBanc common stock you own will be exchanged for either:
   (a) $28.00 in cash, without interest; (b) 1.1142 shares of NCF common stock; or (c) $14.00 in cash, without interest, and .5571 shares of NCF common stock. You will be able to elect to receive either cash, NCF common stock or the combination of cash and NCF common stock described above in exchange for your shares of SouthBanc common stock. Elections will be limited by the requirement that 50% of the total number of outstanding shares of SouthBanc common stock be exchanged for NCF common stock. Unless you elect the combination of cash and stock, the form of consideration you receive will depend in part on the elections of other SouthBanc stockholders.

   NCF will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of NCF common stock that you would otherwise be entitled to receive.

Q: How do I elect to receive cash, stock or a combination of both?

A: A form for making an election is enclosed with this document. For your election to be effective, you must return your properly completed election form, along with your SouthBanc stock certificates or an appropriate guarantee of delivery to The Bank of New York, the exchange agent, on or before 5:00 p.m., Eastern time, on , 2001. If you do not make an election you will be allocated NCF common stock and/or cash depending on the elections made by other stockholders. Please remember, however, that unless you elect to receive the combination of cash and stock, you might not receive the amount of cash or stock that you elect.

Q: How do I exchange my SouthBanc stock certificates?

A: If you make an election, you must return your SouthBanc stock certificates with your election form. Shortly after the merger, the exchange agent will allocate cash and NCF common stock among SouthBanc stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your SouthBanc stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your SouthBanc stock certificates with your proxy cards.

Q: What will my dividends be after the merger?

A: After the merger, you will receive any dividends that are declared by the NCF board of directors with respect to the NCF common stock. NCF's current quarterly dividend rate is $0.15 per share. NCF has paid regular dividends on the NCF common stock without interruption since its incorporation.

Q: May I sell the shares of NCF common stock that I will receive in the merger?

A: Generally, yes. Shares of NCF common stock that you receive in the merger will be freely transferable, unless you are an "affiliate" of SouthBanc under applicable federal securities laws. Affiliates include directors, certain executive officers and holders of 10% or more of SouthBanc common stock. Generally, all shares of NCF common stock received by SouthBanc affiliates (including shares they beneficially own for others) may not be sold by them, except in compliance with the Securities Act of 1933, as
   amended. For more detail regarding this subject, see page   .

Q: When is the merger expected to be completed?

A: We expect to complete the merger as soon as practicable after receiving
   SouthBanc stockholder approval at the special meeting and all regulatory approvals.

Q:  What are the tax consequences of the merger to me?

A: If you exchange your SouthBanc shares solely for NCF common stock, you should not recognize gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your SouthBanc shares solely for cash, you should recognize capital gain or loss on the exchange. If you exchange your SouthBanc shares for a combination of NCF common stock and cash, you should recognize capital gain, but not any loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. This tax treatment may not apply to all SouthBanc stockholders. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

Q: What should I do now?

A: After you have read this document, indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the special meeting. Instead of returning a proxy card, you may vote your shares by telephone by calling a special toll-free telephone number. Telephone voting instructions and the toll-free telephone number are set forth on the enclosed proxy card.

Q: If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?

A: No. Your broker will not be able to vote your shares of SouthBanc common stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of voting against adoption of the merger agreement. Please check the voting form used by your broker to see if it offers telephone or internet voting.

Q:  Who can help answer my questions?

A: If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

   Robert W. "Lujack" Orr           or  Thomas C. Hall
   President and Chief Executive        Senior Vice President, Treasurer and
   Officer                              Chief Financial Officer
   SouthBanc Shares, Inc.               SouthBanc Shares, Inc.
   907 N. Main Street                   907 N. Main Street
   Anderson, South Carolina 29621-      Anderson, South Carolina 29621-5526
   5526                                 Telephone: (864) 225-0241
   Telephone: (864) 225-0241

                                    SUMMARY

   This summary contains selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and to obtain a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices and the documents incorporated by reference or otherwise referred to. See "Where You Can Find More Information" on page 127.

National Commerce Financial Corporation
One Commerce Square
Memphis, Tennessee 38150
Telephone: (901) 523-3242

   National Commerce Financial Corporation is a bank holding company that provides diverse financial services through a regional network of banking affiliates and a national network of non-banking affiliates. NCF operates approximately 375 bank locations in Tennessee, North Carolina, South Carolina, Georgia, Virginia, West Virginia, Mississippi and Arkansas. NCF has two principal lines of business: traditional banking and financial enterprises. Financial enterprises include transaction processing, trust and asset management, in-store licensing and consulting, and capital markets.

   As of June 30, 2001 NCF had total consolidated assets of $18.0 billion, total consolidated deposits of $12.0 billion, and consolidated shareholders' equity of $2.4 billion.

Recent Developments Concerning NCF

   On August 13, 2001 NCF announced that it has signed a definitive agreement to purchase from First Union National Bank and Wachovia National Bank 37 bank branches and corresponding ATMs in North Carolina, South Carolina, Georgia and Virginia. The branches are to be divested as part of the merger of Wachovia Corporation and First Union Corporation in order to meet U.S. Department of Justice antitrust guidelines. Under the agreement, NCF will acquire deposits, loans and related premises and equipment and will offer employment to branch personnel. The acquisition is subject to approval of appropriate regulatory authorities. NCF believes that this acquisition will complement its existing branch network in the Southeast.

SouthBanc Shares, Inc.
907 N. Main Street
Anderson, South Carolina 29621-5526
Telephone: (864) 225-0241

   SouthBanc is the savings and loan holding company for SouthBank, which was formerly known as Perpetual Bank, a Federal Savings Bank. SouthBank is a federally chartered savings bank located in Anderson, South Carolina. SouthBank currently operates six banking offices in Anderson County, South Carolina, and one banking office in each of Oconee, Laurens, Greenwood and Greenville Counties, South Carolina. SouthBank is a community-oriented financial institution dedicated to serving the financial needs of consumers and businesses in its market area.

   As of June 30, 2001 SouthBanc had total consolidated assets of $659.9 million, total consolidated deposits of $442.4 million, and consolidated shareholders' equity of $80.1 million.

The Merger (See Page 20)

   The merger agreement is attached as Appendix A to this proxy statement/prospectus. You should read the merger agreement in its entirety because it is the legal document that governs the merger of SouthBanc and NCF.

   As a result of the merger, SouthBanc will be merged with and into NCF in accordance with the provisions of the Tennessee Business Corporation Act and the Delaware General Corporation Law. When the merger is completed:

  .  NCF will be the surviving corporation;

  . the board of directors of NCF will continue as the board of directors of the surviving corporation;

  .  the separate existence of SouthBanc will cease;

  .  SouthBank will be merged into a wholly owned banking subsidiary of NCF;
     and

  . common stockholders of SouthBanc will receive either shares of NCF common stock, cash or a combination of shares of NCF common stock and cash in exchange for their shares of SouthBanc common stock.

Share Information and Market Prices (See Pages 10 and 11)

   NCF common stock is currently traded on the New York Stock Exchange under the symbol "NCF." SouthBanc common stock is traded on the Nasdaq National Market under the symbol "SBAN." The following table sets forth the closing sale prices of NCF common stock and SouthBanc common stock on July 13, 2001, the
last trading day before we announced the merger, and on           , 2001, the
last practicable trading day before the distribution of this document. This table also shows the implied value of one share of SouthBanc common stock, which we calculated by multiplying the closing price of NCF common stock on those dates by 1.1142.

                                                                  Implied Value
                                                                 of One Share of
                                         NCF Common  SouthBanc      SouthBanc
                                           Stock    Common Stock  Common Stock
                                         ---------- ------------ ---------------
July 13, 2001...........................   $25.13      $26.05        $28.00
  , 2001

   You should obtain current market quotations for NCF common stock and SouthBanc common stock, as their market prices will fluctuate between the date of this document and the date on which the merger is completed. You can get these quotations from a newspaper, on the Internet or by calling your broker.

SouthBanc to Hold Special Meeting on  , 2001 (See Page 17)

   SouthBanc will hold a special meeting of stockholders at 10:00 a.m., local
time, on    , 2001, at the main office of SouthBank at 907 N. Main Street,
Anderson, South Carolina. At the special meeting SouthBanc stockholders will be asked to vote to adopt the merger agreement providing for the merger of SouthBanc with and into NCF.

   You can vote at the special meeting if you owned SouthBanc common stock at
the close of business on    , 2001. As of    , 2001, there were approximately
shares of SouthBanc common stock outstanding which were held by approximately stockholders of record. Adoption of the merger agreement requires a favorable vote by a majority of the outstanding shares of SouthBanc common stock entitled to vote. As of the record date for the special meeting, directors and executive officers of SouthBanc and their affiliates beneficially owned or had the right
to vote   shares of SouthBanc common stock, or  % of the outstanding SouthBanc common stock entitled to be voted at the special meeting. At that date, directors and executive officers of NCF and their affiliates did not beneficially own or have the right to vote any shares of SouthBanc common stock.

How to Elect the Merger Consideration You are to Receive and Exchange Your SouthBanc Stock Certificates (See Page 21)

   A form for making an election of merger consideration is enclosed with this document. The election form allows you to elect to receive cash, stock, or a combination of cash and stock or to make no election.

   For your election to be effective, you must return your properly completed election form, along with your SouthBanc stock certificates or an appropriate guarantee of delivery to The Bank of New York on or before 5:00 p.m., Eastern
time, on    , 2001. The Bank of New York will act as exchange agent in the merger and in that role will process the exchange of SouthBanc stock certificates for cash and/or NCF common stock. Shortly after the merger, the exchange agent will allocate cash and stock among SouthBanc stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your SouthBanc stock certificates after the merger is completed. In any event, you should not forward your SouthBanc stock certificates with your proxy cards.

   If you have a preference for receiving either NCF stock or cash for your SouthBanc stock, you should complete and return the enclosed election form. If you do not make an election you will be allocated NCF common stock and/or cash depending on the elections made by other stockholders. Please remember, however, that unless you elect the combination of cash and stock, you might not receive the amount of cash and/or stock that you elect.

   We are not recommending whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election.

Generally, the Merger Will Be a Tax-Free Transaction for SouthBanc Stockholders to the Extent They Receive NCF Common Stock (See Page 51)

   The federal income tax effect of the merger on you will depend primarily on whether you exchange your SouthBanc common stock solely for NCF common stock, solely for cash or for a combination of NCF common stock and cash. If you exchange your SouthBanc shares solely for NCF common stock, you should not recognize gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your SouthBanc shares solely for cash, you should recognize capital gain or loss on the exchange. If you exchange your SouthBanc shares for a combination of NCF common stock and cash, you should recognize capital gain, but not any loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. The actual federal income tax consequences to you of electing to receive cash, NCF common stock or a combination of cash and stock will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

   This tax treatment may not apply to all SouthBanc stockholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

   We will not be obligated to complete the merger unless we each receive a legal opinion, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free to NCF and SouthBanc for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

SouthBanc's Board of Directors Unanimously Recommends That You Vote FOR Adoption of the Merger Agreement (See Page 27)

   SouthBanc's board of directors believes that the merger is advisable and in the best interests of SouthBanc and its stockholders and has unanimously approved the merger agreement. SouthBanc's board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

Sandler O'Neill Says the Merger Consideration is Fair to SouthBanc Stockholders (See Page 28 and Appendix B)

   Sandler O'Neill & Partners, L.P., SouthBanc's financial advisor, has delivered to SouthBanc's board of directors its opinion that, as of the date of this document, the consideration to be received by the SouthBanc stockholders is fair from a financial point of view. A copy of this opinion is attached to this document as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review made by Sandler O'Neill in providing its opinion.

Interests of SouthBanc Management in the Merger

   SouthBanc's directors and officers have interests in the merger in addition to, or different from, their interests as stockholders. Each of the NCF board of directors and the SouthBanc board of directors was aware of these interests of SouthBanc directors and officers and considered them in its decision to approve the merger agreement. These interests include employment agreements that NCF and SouthBank entered into with the principal executive officers of SouthBanc, cash payments and other benefits that may be due to other executive officers under existing employment and change in control agreements in the event their employment is terminated following the merger, payments due as a result of the termination of existing SouthBanc benefit plans, acceleration of vesting of options as a result of the merger and the right to continued indemnification and insurance coverage by NCF for acts or omissions occurring prior to the merger.

Rights of Dissenting Stockholders (See Page 40)

   Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment in cash based on that valuation. To exercise your appraisal rights you must deliver written demand for appraisal of your shares to SouthBanc at or before the special meeting of SouthBanc stockholders and you must not vote in favor of the merger. Notices should be addressed to SouthBanc's Corporate Secretary and sent to SouthBanc at 907 N. Main Street, Anderson, South Carolina 29621. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the appraisal rights provisions of Delaware law is provided as Appendix C to this document.

Accounting Treatment of Merger (See Page 51)

   NCF will account for the merger as a purchase.

The Merger Agreement

 Conditions That Must be Satisfied for the Merger to Occur (See Page 45)

   Completion of the merger is subject to various conditions, including:

  .  adoption of the merger agreement by SouthBanc stockholders;

  .  receipt of all necessary regulatory and other consents and approvals;
     and

  .  receipt of all legal and tax opinions.

   NCF or SouthBanc may waive any condition to completion of the merger unless the waiver and subsequent completion of the merger would result in the violation of any law.

 Termination of the Merger Agreement (See Page 48)

   NCF and SouthBanc can mutually agree to terminate the merger agreement at any time before the merger is completed, even after obtaining stockholder approval. Also, either NCF or SouthBanc can decide, without the consent of the other, to terminate the merger agreement if any of the following occurs:

  . the other party materially breaches a provision contained in the merger agreement and does not (or cannot) correct the breach within 30 days;

  .  regulatory approval of the merger has been denied;

  .  the SouthBanc stockholders fail to approve the merger agreement; or

  .  the merger has not been completed by March 31, 2002.

   In addition, the SouthBanc board of directors may terminate the merger agreement if:

  . the SouthBanc board of directors determines termination is required in the exercise of its fiduciary duties to the SouthBanc stockholders because SouthBanc has received a superior acquisition offer; or

  . five calendar days after the later of Federal Reserve Board approval of the merger or adoption of the merger agreement by the SouthBanc stockholders, the value of NCF common stock has declined more than 15% from $24.94, which was the price of NCF common stock two days after the announcement of the merger, and the value of NCF common stock has underperformed an index of banking companies.

 Termination Fee (See Page 49)

   If SouthBanc terminates the merger agreement in order to pursue a superior acquisition offer and within 15 months SouthBanc consummates another merger transaction, SouthBanc must pay NCF a fee equal to 3% of the consideration received by SouthBanc in the superior acquisition transaction.

 Merger Expected to Occur Immediately After All Necessary Approvals Have Been Received

   The merger will occur as soon as possible after receiving all regulatory approvals and adoption of the merger agreement by the SouthBanc stockholders at the special meeting.

 Regulatory Approvals We Must Obtain to Complete the Merger (See Page 50)

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the South Carolina State Board of Financial Institutions, the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. NCF filed the necessary applications on September , 2001 seeking approval of the merger. We are not aware of any other material governmental or other approvals or actions required to complete the merger. Should any other approval or action be required, it is presently contemplated that the approval or action would be sought.

                                  RISK FACTORS

   If the merger is consummated, you may elect to receive shares of NCF common stock in exchange for your shares of SouthBanc common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in NCF common stock. Specifically, there are risks and uncertainties that bear on NCF's future financial results and that may cause NCF's future earnings and financial condition to be less than NCF's expected results.

   Some of the risks and uncertainties involved in an investment in NCF common stock relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed in this proxy statement/prospectus under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Forward Looking Statements." This section addresses particular risks and uncertainties that are specific to NCF.

NCF May Not Be Able to Successfully Integrate SouthBanc's Operations.

   The merger will combine two companies that have previously operated independently of each other. In order for the merger to add value to NCF shareholders, NCF must successfully integrate SouthBanc's operations, systems and procedures and eliminate redundancies and costs. Factors that could have a material adverse effect on NCF's integration of SouthBanc include:

   --the loss of key employees and customers; and

   --unexpected problems with costs, operation, personnel, technology or credit.

   Furthermore, although NCF anticipates meaningful cost savings as a result of the merger, NCF may be unable to fully realize expected cost savings. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

SouthBanc Stockholders May Receive NCF Common Stock That Is Higher or Lower in Market Value Than the Market Value of the NCF Common Stock on the Date of the Merger Agreement.

   The exchange ratio of NCF common stock for SouthBanc common stock and the mix of stock and cash to be delivered in the merger were fixed on the date of the merger agreement. The merger agreement does not provide for any adjustment to the exchange ratio as a result of changes in the market price of NCF common stock. Therefore, SouthBanc stockholders who elect to receive all or a portion of the merger consideration in the form of NCF common stock will receive a fixed number of shares of NCF common stock for their SouthBanc common stock, rather than NCF common stock having a particular fixed market value. Because the portion of the merger consideration payable in NCF common stock will not be adjusted to reflect any changes in the market value of NCF common stock, the value of the NCF common stock that you receive may increase or decrease from the date of this proxy statement/prospectus or the date you submit your proxy.

SouthBanc Stockholders Who Receive NCF Common Stock in the Merger Will Own a Small Percentage of NCF's Outstanding Common Stock After the Merger.

   SouthBanc stockholders collectively own 100% of SouthBanc and, in the aggregate, have the absolute power to approve or reject any matters requiring the approval of stockholders under Delaware law and SouthBanc's certificate of incorporation. After the merger, SouthBanc's stockholders will own in the aggregate approximately 1.3% of the outstanding shares of NCF common stock. Even if all former SouthBanc stockholders voted in concert on all matters presented to NCF shareholders from time to time, this number of shares of NCF common stock likely will not have a material effect on whether matters submitted to NCF shareholders are ultimately approved or rejected.

NCF's Acquisition Strategy Could Be Dilutive to Ownership Percentages and/or Decrease Liquidity.

   NCF has grown through acquisitions in recent years. From time to time NCF evaluates strategic opportunities in the banking and related financial services industries. NCF could make material bank and non-bank acquisitions in the future. NCF may issue common stock to pay for those future acquisitions, which could dilute the ownership interest of all NCF shareholders at the time of any such acquisition. NCF may also use cash or other liquid assets or incur debt to complete future acquisitions. In those events, NCF's liquidity could be adversely affected, and NCF could become more vulnerable to economic downturns and competitive pressures.

NCF's Board of Directors has the Authority to Issue Preferred Stock Which Could Delay or Prevent a Change of Control of NCF.

   NCF's charter authorizes its board of directors to issue up to 5 million shares of preferred stock. The board of directors has the authority to establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could have the effect of delaying or preventing someone from taking control of NCF, even if a change in control were in NCF's shareholders' best interests. Currently, NCF does not have any shares of preferred stock issued and outstanding.

NCF is Subject to Tennessee Anti-Takeover Statutes Which Could Decrease NCF's Chances of Being Acquired Even if the Acquisition of NCF is in Its Shareholders' Best Interests.

   As a Tennessee corporation, NCF is subject to various legislative acts which impose restrictions on and require compliance with procedures designed to protect shareholders against unfair or coercive mergers and acquisitions. These statutes may delay or prevent offers to acquire NCF and increase the difficulty of consummating any such offers, even if the acquisition of NCF would be in NCF's shareholders' best interests.

NCF's Charter Contains Fair Price Provisions Which Could Delay or Prevent a Change of Control of NCF.

   NCF's charter contains fair price provisions designed to discourage attempts to take over NCF by utilizing two-tier pricing tactics or by acquiring less than all of NCF's outstanding shares. The fair price provisions may discourage attempts to acquire control of NCF. As a result, holders of NCF common stock may be deprived of an opportunity to sell their shares at a premium above the market price.

NCF's Stock Price and Financial Performance May Suffer as a Result of NCF's Merger with CCB Financial Corporation and its Purchase and Integration of 37 Former First Union and Wachovia Branches.

   There are many risks associated with completing a merger of equals transaction like the one NCF completed on July 5, 2000 with CCB Financial Corporation. The respective businesses of NCF and CCB may not be successfully integrated within the time frame envisioned prior to the merger. The synergies anticipated from this business combination may fail to be achieved within the expected time frame or at all. Additionally, NCF has announced that it has signed a definitive agreement to acquire 37 branches from First Union National Bank and Wachovia National Bank, which it expects to close in the first quarter of 2002. NCF may experience a loss of deposits from and have a difficult time integrating the 37 former First Union and Wachovia branches. These risks along with various others may negatively impact NCF's stock price and hinder its ability to attain the level of financial performance it has historically achieved.

                          MARKET PRICES AND DIVIDENDS

NCF

   NCF common stock is currently traded on the New York Stock Exchange under the symbol "NCF." NCF common stock began trading on the New York Stock Exchange on July 25, 2001. Prior to that time, NCF common stock was traded on the Nasdaq National Market under the symbol "NCBC". The following table sets forth, for the indicated periods, the high and low sales prices and high and low bid prices for NCF common stock as reported on the New York Stock Exchange or the Nasdaq National Market, respectively, and the cash dividends declared per share of NCF common stock.

                                                                       Dividends
Year/Quarter                                               High   Low  Declared
------------                                              ------ ----- ---------
1999
  First Quarter.......................................... $24.38 17.56    .09
  Second Quarter.........................................  25.69 21.88    .09
  Third Quarter..........................................  23.88 20.50    .09
  Fourth Quarter.........................................  26.44 21.50   .105
2000
  First Quarter..........................................  22.69 15.50   .105
  Second Quarter.........................................  19.94 16.06   .105
  Third Quarter..........................................  20.13 15.25    .13
  Fourth Quarter.........................................  25.19 17.65    .13
2001
  First Quarter..........................................  27.75 22.56    .13
  Second Quarter.........................................  25.69 22.27    .13
  Third Quarter (through     , 2001).....................                 .15

   As of    , 2001, there were approximately    holders of record of NCF common
stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms. NCF has paid regular dividends on its common stock without interruption since its incorporation. NCF's board of directors has the discretion to decide whether or not to pay dividends in the future and the amount of any such dividends. Following the merger, the declaration of dividends will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of NCF, applicable state law and government regulations and other factors deemed relevant by NCF's board of directors. NCF's ability to pay dividends to its shareholders may be limited by certain factors, including regulatory capital requirements and broad enforcement powers of the Board of Governors of the Federal Reserve System.

SouthBanc

   SouthBanc common stock is traded on the Nasdaq National Market and is quoted under the symbol "SBAN." The following table sets forth for the periods indicated the high and low bid prices for the SouthBanc common stock as reported on the Nasdaq National Market and the cash dividends declared per share of SouthBanc common stock. Upon completion of the merger, the SouthBanc common stock will be delisted from the Nasdaq National Market.

                                                                       Dividends
Year/Quarter                                               High   Low  Declared
------------                                              ------ ----- ---------
1998
  Fourth Quarter......................................... $20.88 15.25    .12
1999
  First Quarter..........................................  20.63 18.38    .12
  Second Quarter.........................................  23.25 18.88    .15
  Third Quarter..........................................  25.00 19.25    .15
  Fourth Quarter.........................................  22.25 20.00    .15
2000
  First Quarter..........................................  20.50 16.00    .15
  Second Quarter.........................................  18.19 14.94    .15
  Third Quarter..........................................  18.94 15.06    .15
  Fourth Quarter.........................................  18.13 16.56    .15
2001
  First Quarter..........................................  19.25 17.00    .15
  Second Quarter.........................................  21.60 18.75    .15
  Third Quarter (through     , 2001).....................    --    --     --

   As of August 31, 2001, there were approximately 1,366 holders of record of SouthBanc common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

   The merger agreement restricts cash dividends payable on SouthBanc common stock pending consummation of the merger.

                   SELECTED HISTORICAL FINANCIAL DATA OF NCF

   Set forth below are selected consolidated financial data for NCF for the five years ended December 31, 2000 and the six months ended June 30, 2001 and 2000. The selected consolidated financial data of NCF for and as of the end of each of the periods indicated in the five-year period ended December 31, 2000 have been derived from the audited consolidated financial statements of NCF. The selected consolidated financial data for each of the six-month periods ended June 30, 2001 and 2000 and as of June 30, 2001 and 2000, have been derived from the unaudited consolidated financial statements of NCF, which reflect, in the opinion of management of NCF, all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the financial data for such periods. The results for these interim periods are not necessarily indicative of the results for the full year. All common share data have been restated to reflect a two-for-one stock split, effective as of May 16, 1997, and a subsequent two-for-one stock split effective on July 1, 1998.

   On July 5, 2000 NCF consummated a merger of equals transaction with CCB Financial Corporation which was accounted for as a purchase. The merger with CCB had a material effect on NCF's consolidated financial data as of and for the year ended December 31, 2000 and for the interim periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of NCF" beginning on page 93 of this document and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page F-2 of this document.

                          Six Months Ended June
                                   30,                       Years Ended December 31,
                          --------------------- ---------------------------------------------------
                             2001       2000       2000      1999       1998      1997      1996
                          ----------- --------- ---------- ---------  --------- --------- ---------
                                           (In thousands, except per share data)
Summary of Operations
Interest income.........  $   633,111   274,814    937,976   455,974    379,730   336,993   286,567
Interest expense........      317,967   150,918    513,403   226,098    189,652   174,172   151,101
                          ----------- --------- ---------- ---------  --------- --------- ---------
Net interest income.....      315,144   123,896    424,573   229,876    190,078   162,821   135,466
Provision for loan
 losses.................       12,684     6,042     16,456    16,921     10,710    17,013    14,134
                          ----------- --------- ---------- ---------  --------- --------- ---------
Net interest income
 after provision........      302,460   117,854    408,117   212,955    179,368   145,808   121,332
Other income (1)........      152,995    48,510    189,491    87,227     82,784    82,405    69,635
Losses (gains) on
 interest rate swaps....          672     7,682     77,227    (1,499)       --        --        --
Merger-related expense..          --        --      70,657       --         --        --        --
Other expenses (2)......      282,071    88,255    369,814   161,841    142,716   123,460   103,875
                          ----------- --------- ---------- ---------  --------- --------- ---------
Income before income
 taxes..................      172,712    70,427     79,910   139,840    119,436   104,753    87,092
Income taxes............       64,887    22,494     34,600    47,208     40,569    34,973    29,579
                          ----------- --------- ---------- ---------  --------- --------- ---------
Net income..............  $   107,825    47,933     45,310    92,632     78,867    69,780    57,513
                          =========== ========= ========== =========  ========= ========= =========
Per Share
Basic income............  $       .52       .44        .29       .88        .79       .71       .59
Diluted income..........          .52       .43        .28       .87        .77       .69       .57
Cash dividends..........          .26       .21        .48       .38        .32       .23       .20
Book value..............        11.68      6.33      11.52      6.00       4.03      3.60      3.21
Average shares
 outstanding:
  Basic.................      205,532   108,851    157,387   104,947     99,678    97,998    98,188
  Diluted...............      208,218   110,444    159,254   106,807    101,984   101,368   100,196
Average Balances
Assets..................  $17,593,301 7,425,956 12,401,982 6,358,828  5,383,017 4,404,852 3,812,114
Loans...................   11,088,400 4,121,633  7,427,320 3,489,625  3,040,662 2,513,327 2,130,810
Earning assets..........   15,400,768 6,876,261 11,033,301 5,905,404  4,983,531 4,148,590 3,611,580
Deposits................   11,887,479 4,709,141  8,158,282 4,120,703  3,675,427 2,954,813 2,652,559
Interest-bearing
 liabilities............   13,369,600 6,096,733  9,658,886 5,195,698  4,363,458 3,633,713 3,160,897
Stockholders' equity....    2,407,594   664,535  1,522,217   542,259    419,437   333,528   295,826

                         Six Months Ended June
                                  30,                        Years Ended December 31,
                         ---------------------- --------------------------------------------------
                            2001        2000       2000      1999      1998      1997      1996
                         -----------  --------- ---------- --------- --------- --------- ---------
                                          (In thousands, except per share data)
Selected Period End
 Balances
Assets.................. $17,952,690  7,519,107 17,745,792 6,913,786 5,811,054 4,692,011 4,200,409
Loans...................  11,236,246  4,266,056 11,008,419 3,985,789 3,197,673 2,608,967 2,347,973
Allowance for loan
 losses.................     145,659     62,061    143,614    59,597    49,122    43,297    35,514
Deposits................  11,984,777  4,741,036 11,979,631 4,495,900 3,947,275 3,251,242 2,976,430
Stockholders' equity....   2,387,523    691,958  2,364,838   649,241   408,549   352,148   313,329

Ratios
Return on average
 assets.................         .61%       .65        .37      1.46      1.47      1.58      1.51
Return on average
 equity.................        4.48       7.21       2.98     17.08     18.80     20.92     19.44
Net interest margin,
 taxable equivalent.....        4.28       3.86       4.06      4.12      4.20      4.04      3.89
Net loan losses to
 average loans..........         .17        .19        .20       .24       .26       .39       .35
Average equity to
 average assets.........       13.68       8.95      12.27      8.53      7.79      7.57      7.76

--------
(1) Other income in 1997 includes $8 million of gain on the sale of credit card receivables and in 1996 includes $5.9 million of gain on the sales of certain assets.
(2) Other expenses includes the FDIC's levy of $1.3 million special assessment to recapitalize the SAIF in 1996.

                SELECTED HISTORICAL FINANCIAL DATA OF SOUTHBANC

   The following table shows summarized historical financial data for SouthBanc and is based on historical financial information that either SouthBanc has presented in its prior filings with the Securities and Exchange Commission or that Perpetual Bank, the predecessor to SouthBank, has presented in its prior filings with the Office of Thrift Supervision. You should read this selected financial information in connection with SouthBanc's historical financial information. Financial information for periods before 1998 reflects Perpetual Bank only, as SouthBanc did not commence operations until April 14, 1998.

   The audited financial statements of SouthBanc are included in SouthBanc's 2000 annual report to stockholders and the unaudited financial statements for SouthBanc for the nine months ended June 30, 2001 and 2000 are included in SouthBanc's quarterly report on Form 10-Q, both of which are incorporated by reference in this proxy statement/prospectus and from which this information is derived.

   Unaudited financial statements for SouthBanc for the nine months ended June 30, 2001 and 2000 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year's operation.

                            Nine Months
                               Ended
                              June 30,            Year Ended September 30,
                          ---------------- -----------------------------------------
                            2001    2000    2000     1999    1998     1997    1996
                          -------- ------- -------  ------- -------  ------- -------
                                   (In thousands, except per share data)
Summary of Operations:
Interest income.........  $ 37,160  20,210  31,783   26,228  23,937   18,396  14,921
Interest expense........    22,362  11,249  18,374   13,438  12,256    9,496   7,425
                          -------- ------- -------  ------- -------  ------- -------
Net interest income.....    14,798   8,961  13,409   12,790  11,681    8,900   7,496
Provision for loan
 losses.................     1,979     435   2,720      481     606      655     349
                          -------- ------- -------  ------- -------  ------- -------
Net interest income
 after provision........    12,819   8,526  10,689   12,309  11,075    8,245   7,147
Other income (expense)..     7,409   4,159   2,364    5,898    (739)   1,855   1,927
General and
 administrative
 expenses...............    11,033   7,015  13,787    9,318   8,525    7,446   6,894
                          -------- ------- -------  ------- -------  ------- -------
Income (loss) before
 income taxes...........     9,195   5,670    (734)   8,889   1,811    2,654   2,180
Income taxes............     3,068   1,814     209    2,916     549      926     756
                          -------- ------- -------  ------- -------  ------- -------
Net income..............  $  6,127   3,856    (943)   5,973   1,262    1,728   1,424
                          ======== ======= =======  ======= =======  ======= =======
Per Share:
Basic earnings
 (loss)(1)..............  $   1.41    1.30   (0.29)    1.76    0.30     0.41    0.33
Diluted earnings
 (loss)(1)..............      1.37    1.23   (0.29)    1.67    0.29     0.40    0.33
Cash dividends(2).......      0.45    0.45    0.60     0.54    0.48     0.47    0.42
Selected Period End
 Balances:
Assets..................  $659,931 386,006 672,525  372,151 362,529  256,993 209,827
Loans receivable, net...   481,121 281,963 516,339  255,488 219,896  178,772 140,758
Allowance for loan
 losses.................     7,324   2,916   6,616    2,618   2,374    1,886   1,535
Deposits................   442,446 233,249 451,913  221,257 207,791  201,002 160,244
Stockholders' equity....    80,100  50,386  80,111   52,751  74,407   30,602  29,091

                              Nine Months
                                 Ended
                               June 30,        Year Ended September 30,
                              ------------ -----------------------------------
                              2001   2000  2000     1999   1998   1997   1996
                              -----  ----- -----    ----- ------ ------ ------
                                 (In thousands, except per share data)
Ratios:
Return on average assets ....  1.23%  1.37 (0.22)    1.61   0.39   0.72   0.75
Return on average equity..... 10.35  10.04 (1.62)   10.18   2.41   5.78   7.40
Net interest margin..........  3.19   3.48  3.35     3.72   3.85   3.96   4.16
Average equity to average
 assets...................... 11.89  13.66 13.40    15.78  16.04  12.54  10.16
Net charge-offs to average
 loans.......................  0.25   0.05  0.24     0.12   0.05   0.18   0.07
Dividend payout ratio(2)..... 31.79  34.99   N/M(3) 29.72 165.58 117.39 126.32

--------
(1) Per share data has been restated for periods prior to 1999 to reflect the exchange of 2.85164 shares of common stock of SouthBanc for one share of Perpetual Bank common stock in connection with the conversion of Perpetual Bank to the stock holding company form of organization.
(2) Takes into account dividends waived by Perpetual Bank's mutual holding company for the fiscal years ended September 30, 1997 and 1996. The dividend payout ratio is based only on dividends paid to public stockholders of Perpetual Bank, excluding the shares owned by Perpetual Bank's mutual holding company. The dividend payout ratio was 143.4%, 55.19% and 22.40%, for the fiscal years ended September 30, 1998, 1997 and 1996, respectively.
(3) Not meaningful.

                           COMPARATIVE PER SHARE DATA

   The following table sets forth for NCF common stock and SouthBanc common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data presented, and as if the merger had become effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented. The pro forma data in the tables assumes that the merger is accounted for using the purchase method of accounting. See "Accounting Treatment" on page 51. This table should be read in conjunction with, and is qualified in its entirety by reference to, the historical and pro forma financial statements, including the notes thereto, of NCF, which information is presented elsewhere in this proxy statement/prospectus, and of SouthBanc, which information is incorporated by reference herein. See "Where You Can Find More Information" on page 127.

   We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

                                             Per Share of Common Stock
                                     -------------------------------------------
                                     Net Income  Net Income   Cash
                                       Basic      Diluted   Dividends Book Value
                                     ----------  ---------- --------- ----------
NCF--Historical
  Year ended December 31, 2000......   $ .29         .28       .48      11.03
  Six months ended June 30, 2001....     .52         .52       .26      11.68
SouthBanc--Historical
  Year ended September 30, 2000.....    (.29)       (.29)      .60      16.79
  Six months ended March 31, 2001...    1.09        1.06       .30      16.69
NCF--Pro forma
  Year ended December 31, 2000......     .29(1)      .28(2)    .48(3)   11.72(4)
  Six months ended June 30, 2001....     .53(1)      .52(2)    .26(3)   11.87(4)
SouthBanc--Equivalent pro forma(5)
  Year ended September 30, 2000.....     .31         .31       .53      13.06
  Six months ended June 30, 2001....     .59         .58       .29      13.23

--------
(1) The pro forma net income per basic common share is computed by dividing pro forma net income by the weighted average pro forma basic common shares of NCF.
(2) The pro forma net income per diluted common share is computed by dividing pro forma net income by the weighted average pro forma diluted common shares of NCF.
(3) NCF pro forma dividends per share represent historical dividends per share paid by NCF.
(4) The pro forma book value per share are computed by dividing the pro forma total equity of NCF by total pro forma shares of NCF common stock.
(5) SouthBanc equivalent pro forma per share amounts are computed by multiplying the NCF pro forma amounts by the exchange ratio of 1.1142.

                   INFORMATION CONCERNING THE SPECIAL MEETING

   We are mailing this document to you as a SouthBanc stockholder on or about
        , 2001. We are also sending you a form of proxy that is solicited by our board of directors.

Date, Time and Place; Matters to be Considered

   The special meeting will be held at the main office of SouthBank at 907 N.
Main Street, Anderson, South Carolina on         , 2001 at 10:00 a.m., local
time. The purpose of the special meeting is to consider and vote upon the adoption of the merger agreement. Only holders of SouthBanc common stock of
record at the close of business on           , 2001, the record date, will be
entitled to receive notice of and to vote at the special meeting.

Vote Required

   Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of SouthBanc common stock entitled to vote is required to adopt the merger agreement. Each share is entitled to one vote. However, SouthBanc's certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of SouthBanc are not entitled to any vote with respect to the shares held in excess of the 10% limit. On the
record date, there were approximately        holders of record of SouthBanc
common stock and       shares of SouthBanc common stock outstanding and
entitled to vote. On the record date, the directors and officers of SouthBanc
beneficially owned a total of approximately    % of the outstanding shares of
SouthBanc common stock. At the date of this proxy statement/prospectus, neither NCF nor any of its affiliates owned any shares of SouthBanc common stock.

Voting of Proxies

   Shares of SouthBanc common stock represented by properly executed proxies received at or prior to the special meeting will be voted at the special meeting in the manner specified. If you make no specification on your returned proxy form, your proxy will be voted FOR adoption of the merger agreement. If you abstain from voting your shares at the special meeting, your shares will be counted solely for purposes of determining whether a quorum exists. Otherwise failures to vote, abstentions and broker non-votes have the same effect as a vote against adoption of the merger agreement.

   You are requested to complete, date and sign the accompanying proxy and return it promptly to SouthBanc in the enclosed postage prepaid envelope even if you plan to attend the special meeting in person.

   Instead of returning a proxy card, you may vote your shares by telephone by calling a special toll-free telephone number. Telephone voting instructions and the toll-free telephone number are set forth on the enclosed proxy card.

   If your SouthBanc common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the internet. Please see the instruction form that accompanies this proxy statement/prospectus.

   We have no knowledge of any matters to be presented at the special meeting other than the matters described in this proxy statement/prospectus. If other matters do properly come before the special meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies in the proxy card.

Participants in SouthBank's ESOP, Heritage Federal Savings Bank's ESOP or SouthBank's 401(k) Plan

   If you participate in the SouthBank Employee Stock Ownership Plan ("ESOP"), the Heritage Federal Savings Bank ESOP or if you hold shares of SouthBanc common stock through SouthBank's 401(k) Plan, you will have received with this proxy statement a voting instruction form for each plan that reflects all shares of SouthBanc common stock you may vote under the plans. Under the terms of both ESOPs, all shares held by the ESOPs are voted by the respective ESOP trustee, but each participant may direct the trustees how to vote the shares allocated to his or her account. Unallocated shares held by the ESOPs and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the exercise of their fiduciary duties. Under the terms of SouthBanc's 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of SouthBanc common stock in the SouthBanc Shares, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your
voting instructions to each plan's trustee is            , 2001.

Revocability of Proxies

   The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person or otherwise revoking a proxy. If your shares are held in your name and not through a broker or bank, you can change your vote at any time before your proxy is voted at the special meeting by:

  . prior to the vote being taken at the meeting delivering to Sylvia B. Reed, Secretary of SouthBanc, a duly executed revocation or a new proxy card bearing a later date; or

  .  voting in person at the special meeting.

   If you instructed a broker to vote your shares, you must follow your broker's directions for changing your voting instructions. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

   NCF will pay the cost of printing and mailing this proxy statement/prospectus. SouthBanc will bear the cost of the solicitation of proxies in connection with the special meeting. In addition to solicitation by mail and by the paid solicitor, the directors, officers and employees of SouthBanc may solicit proxies by telephone or telegram or in person. These people will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the solicitation. Arrangements may also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record. SouthBanc will reimburse those persons for their reasonable out-of-pocket expenses in connection with the solicitation. SouthBanc has engaged Regan & Associates, Inc. to consult with SouthBanc and to assist in the delivery of proxy materials and the solicitation of proxy votes. For these services, SouthBanc will pay $6,000.

                                   THE MERGER

   The descriptions in this proxy statement/prospectus of the terms and conditions of the merger, the merger agreement, and any related documents are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus, to the registration statement of which this proxy statement/prospectus is a part and to the exhibits to the registration statement.

General

   The merger agreement provides for the merger of SouthBanc with and into NCF, which will be the surviving corporation in the merger. The board of directors of NCF will continue as the board of directors of the surviving corporation. SouthBank will be simultaneously merged into a wholly owned subsidiary of NCF as part of the transaction.

   The merger will be effected under the corporate laws of Tennessee and Delaware. The merger will become effective when a certificate of merger has been duly filed with the Secretary of State of Delaware and articles of merger have been duly filed with the Secretary of State of Tennessee. We anticipate this will occur as soon as practicable following the special meeting.

   The transaction is intended to qualify as a tax-free "reorganization" for federal income tax purposes.

Conversion of SouthBanc Common Stock

   When the merger becomes effective, each share of SouthBanc common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder's election, either: (a) $28.00 in cash, without interest; (b) 1.1142 shares of NCF common stock and cash instead of fractional shares; or (c) $14.00 in cash, without interest, and .5571 shares of NCF common stock and cash instead of fractional shares. A SouthBanc stockholder's receipt of either cash and/or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement. Accordingly, depending on the elections by all other SouthBanc stockholders, unless you elect the combination of cash and stock described above, you may receive more stock or more cash, as the case may be, than you elected.

   NCF will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of NCF common stock that you would otherwise be entitled to receive.

   If either SouthBanc or NCF effects any stock splits, reverse stock splits, stock dividends or similar changes in its capital accounts prior to the effective time, the exchange ratio will be appropriately adjusted in order to give effect to those changes. Each of the shares of SouthBanc common stock held by SouthBanc or any of its subsidiaries or by NCF or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired at the effective time and no exchange or payment will be made with respect to such shares.

   The following table illustrates the value of the merger consideration that you may receive in exchange for your SouthBanc common stock depending on the form of merger
consideration you elect to receive. On      , 2001, the closing price of NCF
common stock was $   . We can give you no assurance as to what the market price of NCF common stock will be if and when the merger is completed, and SouthBanc stockholders are advised to obtain current market quotations for NCF common stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving NCF common stock, you should carefully read the information included below under "--Material Federal Income Tax Considerations."

                                  Value of the Merger Consideration
                  ------------------------------------------------------------------
                                                Stock and Cash
    Price of                Stock            (.5571 shares of NCF         Cash
NCF Common Stock  (1.1142 shares of NCF)(1) plus $14.00 in cash)(2) ($28.00 in cash)
----------------  ------------------------- ----------------------- ----------------
  $24.00                    26.74                    27.37               28.00
   24.25                    27.02                    27.51               28.00
   24.50                    27.30                    27.65               28.00
   24.75                    27.58                    27.79               28.00
   25.00                    27.86                    27.93               28.00
   25.13                    28.00                    28.00               28.00
   25.25                    28.13                    28.07               28.00
   25.50                    28.41                    28.21               28.00
   25.75                    28.69                    28.35               28.00
   26.00                    28.97                    28.48               28.00
   26.25                    29.25                    28.62               28.00
   26.50                    29.53                    28.76               28.00
   26.75                    29.80                    28.90               28.00
   27.00                    30.08                    29.04               28.00

--------
(1) Calculated by multiplying the price of NCF common stock by 1.1142.
(2) Calculated by multiplying the price of NCF common stock by .5571 and adding $14.00.

Cash or Stock Election

   Under the terms of the merger agreement, SouthBanc stockholders may elect to convert their shares into cash, NCF common stock or a mixture of cash and NCF common stock. All elections of SouthBanc stockholders are subject to the provisions of the merger agreement. The merger agreement provides that the number of shares of SouthBanc common stock to be converted into NCF common stock in the merger must be 50% of the total number of shares of SouthBanc common stock issued and outstanding on the date of the merger and contains allocation and proration procedures to accomplish this result. We are not making any recommendation as to whether SouthBanc stockholders should elect to receive cash or NCF common stock in the merger. Each holder of SouthBanc common stock must make his or her own decision with respect to such election.

   It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if SouthBanc stockholders in the aggregate elect to receive more or less of the NCF common stock than NCF has agreed to issue. These procedures are summarized below.

  . Mixed Elections: SouthBanc stockholders who elect to receive .5571 shares of NCF common stock and $14.00 cash for each share of SouthBanc common stock they own will have their elections filled.

  . When Stock Is Oversubscribed: If SouthBanc stockholders elect to receive more NCF common stock than NCF has agreed to issue in the merger, then all SouthBanc stockholders who have elected to receive only cash or who have made no election will receive cash for their SouthBanc shares and all stockholders who elected to receive only NCF common stock will receive a pro rata portion of the available NCF shares plus cash for those shares not converted into NCF common stock.

  . When Stock Is Undersubscribed: If SouthBanc stockholders elect to receive fewer shares of NCF common stock than NCF has agreed to issue in the merger, then all SouthBanc stockholders who have elected to receive only NCF common stock will receive NCF common stock and those stockholders who have elected only cash or have made no election will be treated in the following manner:

    -- If the number of shares held by SouthBanc stockholders who have made no election is sufficient to make up the shortfall in the number of NCF shares that NCF has agreed to issue, then all SouthBanc stockholders who elected only cash will receive cash, and those stockholders who made no election will receive both cash and NCF common stock in whatever proportion is necessary to make up the shortfall.

    -- If the number of shares held by SouthBanc stockholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into NCF common stock and those SouthBanc stockholders who elected to receive only cash will receive cash and NCF common stock in whatever proportion is necessary to make up the shortfall.

   Notwithstanding these rules, in order that the tax opinion described under "--Material Federal Income Tax Considerations" can be rendered, it may be necessary for NCF to reduce the number of shares of SouthBanc common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of SouthBanc common stock that will be converted into NCF common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of NCF common stock than they have elected.

   No guarantee can be made that if you elect to receive only NCF common stock or only cash that you will receive precisely what you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, if you elect to receive all cash, you may receive some stock and if you elect to receive all stock, you may receive some cash.

Election Procedures; Surrender of Stock Certificates

   You should have received an election form along with this proxy statement/prospectus. Each election form entitles you to elect to receive cash, NCF common stock, or the combination of cash and stock outlined above.

   To make an effective election, you must submit a properly completed election form to The Bank of New York, which will be acting as the exchange agent, on or
before 5:00 p.m., Eastern Time, on     , 2001 (the "election deadline"). An
election form will be deemed properly completed only if accompanied by stock certificates representing all shares of SouthBanc common stock covered by the election form or an appropriate guarantee of delivery of such certificates. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates prior to the election deadline. All elections will be revoked automatically and stock certificates returned if the merger agreement is terminated.

   If certificates for SouthBanc common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, SouthBanc shares may be properly exchanged provided that (1) such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States; (2) the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this joint proxy statement-prospectus (delivered by hand, mail, telegram, telex or facsimile transmission); and (3) the exchange agent receives within three business days after the election deadline the certificates for all exchanged SouthBanc shares, or confirmation of the delivery of all such certificates into the exchange agent's account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

   SouthBanc stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of SouthBanc common stock designated as non-election shares. SouthBanc stock certificates represented by elections that have been revoked will be promptly returned without charge to the SouthBanc stockholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and NCF common stock among the stockholders of SouthBanc common stock according to the allocation procedures outlined above.

   After the completion of the merger, the exchange agent will mail to SouthBanc stockholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their SouthBanc common stock certificates for the merger consideration. Until you surrender your SouthBanc stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any NCF common stock into which your SouthBanc shares have been converted. When you surrender your SouthBanc stock certificates, NCF will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of SouthBanc common stock. SouthBanc stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

   If your SouthBanc stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, The Bank of New York will send you instructions on how to provide evidence of ownership.

Background of the Merger

   SouthBanc was formed in connection with the reorganization of SouthBank from the mutual holding company form of organization to the stock holding company form of organization in April 1998. Initially, after the reorganization, SouthBanc focused on deploying the proceeds raised in its stock offering and managing its capital levels, primarily through stock repurchases. From time to time, SouthBanc considered acquisitions of and strategic alliances with other financial institutions, and on February 14, 2000, SouthBanc entered into an agreement to merge with Heritage Bancorp, Inc., Laurens, South Carolina.

   After the completion of the combination with Heritage Bancorp on June 29, 2000, SouthBanc's board of directors focused on continuing to manage capital and to explore various growth scenarios, including acquisitions of other financial institutions or branches of other financial institutions. In late 2000, a representative from a large regional bank holding company requested an exploratory meeting with Robert W. Orr, President and Chief Executive Officer of SouthBanc. The representative and Mr. Orr were long time business acquaintances. The representative expressed general interest in exploring a business combination, though no financial or other material terms were presented or discussed and no specific second meeting date was set.

   From time to time following this meeting, consistent with past practices, SouthBanc's board of directors periodically consulted with its financial advisors to discuss strategic options for SouthBanc. At a board of directors meeting in February 2001, Sandler O'Neill discussed with SouthBanc's board of directors a variety of specific strategies for enhancing stockholder value over certain periods as well as the market for mergers and acquisitions. Sandler O'Neill was aware of the preliminary contact made by the regional bank holding company and, at the board of directors' direction, included in its presentation an analysis and assessment of the likelihood of that institution, as well as other similar institutions, becoming a strategic partner for SouthBanc at that time. In light of the potential interest level of the likely strategic partners for SouthBanc, the board of directors determined that for the foreseeable future the best course for SouthBanc was to enhance stockholder value as an independent entity. Mr. Orr was directed, however, to continue to explore opportunities as they arose.

   On May 9, 2001, representatives of the same regional bank holding company and SouthBanc met to discuss further the company's interest in a possible acquisition of SouthBanc. Although potential structure and cost savings of a business combination were reviewed, the meeting was general in nature, and no details, or pricing terms were discussed. The meeting went well from SouthBanc's perspective, but this company informed SouthBanc that it was necessary to do a further review of the potential business combination at higher levels of management before a true indication of interest could be expressed. The representatives stated that the company would contact SouthBanc at a later time. Representatives of this company and Mr. Orr spoke by telephone in the weeks following the May 9 meeting, but the representatives did not request another meeting or discuss any specifics of a transaction.

   On May 10, 2001, Roy Abercrombie, a representative of NCF and a long time friend and business colleague of Mr. Orr, called Mr. Orr to set up a golf date with Mr. Orr and Thomas C. Hall, Senior Vice President, Treasurer and Chief Financial Officer of SouthBanc. Mr. Abercrombie suggested that Ernest C. Roessler, President and Chief Executive Officer of NCF, attend and that they discuss the possibility of a business combination between NCF and SouthBanc. Mr. Orr tentatively accepted the invitation for May 31, 2001 and finalized the date after speaking with SouthBanc's Chairman of the Board and other directors.

   On May 31, 2001, Messrs. Orr and Hall met with Messrs. Abercrombie and Roessler and discussed the possible acquisition of SouthBanc by NCF. The discussions were general in nature, although transaction structure and product mix of the two companies were addressed. Mr. Orr and Mr. Roessler followed up these discussions with a meeting in Memphis, Tennessee on June 12. At this meeting the preliminary structure and pricing of a possible merger were discussed. Although the companies did not reach agreement at this meeting as to the pricing or any other terms of the transaction, they agreed to continue discussions. Throughout this time period, SouthBanc conferred with Muldoon Murphy & Faucette LLP, the Company's securities counsel, regarding legal, structural and social matters related to a possible business combination.

   On June 18, 2001, the SouthBanc board of directors met and Mr. Orr updated the directors on the status of the discussions with NCF. The board used this meeting to discuss in detail the possibility of a business combination with NCF. Mr. Orr led the discussions and the directors drew upon earlier analyses prepared by SouthBanc's financial advisors and management regarding NCF, a combination with NCF and SouthBanc's prospects as a stand alone entity. Mr. Orr specifically discussed possible structure, product mix and pricing of a proposed transaction with NCF. After considering all of the factors with which it was presented, the SouthBanc board of directors instructed Mr. Orr and other members of senior management to conduct a detailed legal and financial due diligence review of NCF and to pursue negotiations on a definitive merger agreement for presentation to the board of directors for its consideration. The board of directors specifically directed Mr. Orr to engage Sandler O'Neill to analyze the proposed transaction, render investment banking and financial advice and issue a fairness opinion if appropriate. Sandler O'Neill began work on the engagement on June 19, 2001.

   On June 27, 2001, Bass, Berry & Sims PLC, counsel for NCF, provided SouthBanc with a draft of the merger agreement. Over the next two and a half weeks, senior management of and counsel to NCF and SouthBanc negotiated the terms of this agreement. SouthBanc's financial advisor participated in the negotiation process as well. From June 28 through July 3, 2001, representatives of NCF conducted a legal and financial due diligence examination of SouthBanc, and on July 3, 2001 representatives of SouthBanc conducted a legal and financial due diligence examination of NCF. SouthBanc continued its financial due diligence review telephonically on various days prior to July 12, 2001.

   On July 12, 2001, the SouthBanc board of directors met to discuss the status of discussions with NCF, including pricing terms as they stood on that date. Representatives of Sandler O'Neill participated in those discussions via teleconference. Sandler O'Neill reviewed with the SouthBanc board of directors the proposed form of transaction and amount of merger consideration and highlighted for the board the significant issues that remained open. After Sandler O'Neill's discussion, the SouthBanc board determined to continue negotiations of the business combination with NCF.

   On July 13, 2001, in response to the unusually large trading activity in SouthBanc's common stock and the significant increase in the market price, SouthBanc made a public announcement that it was in preliminary discussions with a regional bank holding company, without naming NCF, regarding the possible acquisition of SouthBanc, and disclosed specifically the form of transaction and amount of the merger consideration. SouthBanc stated that discussions were ongoing and that no assurances could be given that the outstanding issues would be satisfactorily resolved or that the parties would enter into a definitive agreement with respect to a business combination or that, if a definitive agreement was reached, the merger consideration will have a value equal to the value then under discussion.

   Following this public disclosure, Mr. Orr received a telephone call from the president of another bank holding company of considerably smaller size than NCF requesting a meeting with Mr. Orr. Following consultation with Muldoon Murphy & Faucette LLP and Sandler O'Neill, as well as those directors that Mr. Orr was able to reach, Mr. Orr invited the president of that company to a meeting the next day. Mr. Orr and other members of the SouthBanc board of directors and management met with representatives of the bank holding company on July 14, 2001. This company expressed a general interest in a business combination with SouthBanc, but did not present a specific offer or address any material transaction issues.

   The SouthBanc board of directors convened a special meeting on July 15, 2001 to discuss the NCF offer as well as the overture made by the other bank holding company. After careful consideration of that company's preliminary expression of interest in exploring a business combination with SouthBanc, the board unanimously determined that the interests of SouthBanc's stockholders would best be served by the immediate consideration of NCF's offer and proposed definitive merger agreement.

   At this July 15 meeting, a representative of Muldoon Murphy & Faucette LLP reviewed in detail with the board the terms and provisions of NCF's proposed merger agreement and the duties of the directors in the context of the proposed transaction. Legal counsel also discussed with the board the results of the legal due diligence examination performed on NCF. Representatives of Sandler O'Neill made a detailed presentation on the business, operations and prospects of NCF as well as on the fairness of the proposed merger consideration from a financial point of view. The representatives of Sandler O'Neill also reviewed with the directors the results of its due diligence examination of NCF and SouthBanc's prospects on a stand alone basis.

   A detailed discussion among the SouthBanc board of directors, senior management and the financial and legal advisors followed. Following these deliberations, the SouthBanc board of directors unanimously voted to approve the merger agreement and instructed Mr. Orr to execute the merger agreement and related documents on SouthBanc's behalf.

   A definitive merger agreement was executed by SouthBanc and NCF later on July 15, 2001.

Recommendation of the SouthBanc Board of Directors; SouthBanc's Reasons for the Merger

   SouthBanc's board of directors has unanimously approved the merger agreement and recommends that SouthBanc stockholders vote "FOR" adoption of the merger agreement.

   SouthBanc's board of directors has determined that the merger is advisable and in the best interests of SouthBanc and its stockholders. In approving the merger agreement, the SouthBanc board of directors consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its decision to approve the merger agreement, the SouthBanc board of directors also considered a number of factors, including the following:

  . Information concerning the businesses, earnings, operations, financial condition and prospects of SouthBanc and NCF, both individually and as combined. The SouthBanc board of directors took into account the results of SouthBanc's due diligence review of NCF.

  . The opinion rendered by Sandler O'Neill, as financial advisor to SouthBanc, that the merger consideration is fair, from a financial standpoint, to SouthBanc stockholders. See "--Opinion of SouthBanc's Financial Advisor."

  . The terms of the merger agreement and the structure of the merger, including the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes to the extent NCF common stock is received and as a purchase for accounting purposes.

  . The ability of SouthBanc stockholders to elect to receive cash, NCF common stock or a combination of both cash and NCF common stock in exchange for their shares of SouthBanc common stock.

  . The ability of the SouthBanc board of directors to terminate the merger agreement if the value of NCF common stock declines more than 15% from its price after announcement of the merger and underperforms by 10% or more an index of banking companies.

  .  The historical trading prices for SouthBanc common stock.

  .  NCF's practice of increasing its dividend on a regular basis.

  . The current and prospective economic, competitive and regulatory environment facing SouthBanc, NCF and the financial services industry generally.

  . The effect of the merger on SouthBanc's customers and communities served by SouthBanc and its employees.

   The discussion of the information and factors considered by the SouthBanc board of directors is not intended to be exhaustive, but includes all material factors considered by the SouthBanc board of directors. In reaching its decision to approve and recommend the merger, the SouthBanc board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Opinion of Financial Advisor to SouthBanc

   By letter agreement dated as of June 27, 2001, SouthBanc retained Sandler O'Neill as an independent financial advisor in connection with SouthBanc's consideration of a possible business combination involving SouthBanc and NCF. Sandler O'Neill is a nationally recognized investment banking firm whose principal industry specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

   Sandler O'Neill acted as financial advisor to SouthBanc in connection with the proposed merger with NCF and participated in certain of the negotiations leading to the merger agreement. At the request of the SouthBanc board of directors, representatives of Sandler O'Neill participated in the July 15, 2001 meeting at which the board of directors considered and approved the merger agreement. At that meeting, Sandler O'Neill delivered to the SouthBanc board of directors its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to SouthBanc shareholders from a financial point of view. Sandler O'Neill has also delivered to the SouthBanc board of directors a written opinion dated the date of this proxy statement/prospectus which is substantially identical to the July 15, 2001 opinion. The full text of Sandler O'Neill's opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You are urged to read the opinion carefully and in its entirety in connection with your consideration of the proposed merger.

   Sandler O'Neill's opinion was directed to the SouthBanc board of directors and was provided to the board for its information in considering the merger. The opinion is directed only to the fairness of the merger consideration to SouthBanc stockholders from a financial point of view. It does not address the underlying business decision of SouthBanc to engage in the merger or any other aspect of the merger and is not a recommendation to any SouthBanc stockholder as to how such stockholder should vote at the special meeting with respect to the merger, the form of consideration a stockholder should elect in the merger or any other matter.

   In connection with rendering its July 15, 2001 opinion, Sandler O'Neill reviewed and considered, among other things:

  .  the merger agreement and certain of the exhibits thereto;

  . certain publicly available financial statements and other historical financial information of SouthBanc it deemed relevant;

  . certain publicly available financial statements and other historical financial information of NCF that it deemed relevant;

  . earnings projections for SouthBanc for the year ending December 31, 2001 prepared by and reviewed with management of SouthBanc and the views of senior management of SouthBanc, based on discussions with members of senior management, regarding SouthBanc's business, financial condition, results of operations and future prospects;

  . earnings estimates for NCF for the years ending December 31, 2001 and 2002 published by I/B/E/S and the views of the senior management of NCF, based on limited discussions with members of senior management, regarding NCF's business, financial condition, results of operations and future prospects;

  . the pro forma impact of the merger on NCF, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of SouthBanc and NCF;

  . the publicly reported historical price and trading activity for SouthBanc's and NCF's common stock, including a comparison of certain financial and stock market information for SouthBanc and NCF with similar publicly available information for certain other companies the securities of which are publicly traded;

  . the financial terms of recent comparable business combinations in the savings institution industry, to the extent publicly available;

  . the current market environment generally and the banking environment in particular; and

  . such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

   In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of SouthBanc and NCF that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of SouthBanc or NCF or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of SouthBanc or NCF, nor has it reviewed any individual credit files relating to SouthBanc or NCF. With SouthBanc's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both SouthBanc and NCF are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of SouthBanc or NCF. Sandler O'Neill is not an accounting firm and it relied, with SouthBanc's consent, on the reports of the independent accountants of SouthBanc and NCF for the accuracy and completeness of the audited financial statements furnished to it.

   Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with SouthBanc's consent, that there has been no material change in SouthBanc's and NCF's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it, that SouthBanc and NCF will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction and will qualify as a tax-free reorganization for federal income tax purposes.

   In rendering its July 15, 2001 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to SouthBanc or NCF and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of SouthBanc or NCF and the companies to which they are being compared.

   The earnings projections used and relied upon by Sandler O'Neill in its analyses were based upon internal projections of SouthBanc for the year ended December 31, 2001 and published I/B/E/S earnings estimates for NCF for the years ending December 31, 2001 and 2002. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, SouthBanc's and NCF's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of SouthBanc and NCF, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O'Neill by SouthBanc were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

   In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of SouthBanc, NCF and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the SouthBanc board of directors at the July 15th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of SouthBanc's common stock or NCF's common stock or the prices at which SouthBanc's or NCF's common stock may be sold at any time.

   Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of NCF's common stock on July 13, 2001 of $25.13 and assuming 50% of SouthBanc's shares are converted into NCF stock and the remaining 50% are converted into cash in the merger, Sandler O'Neill calculated an implied transaction value of $28.00 per share. Based upon SouthBanc's March 31, 2001 financial information, Sandler O'Neill calculated the following ratios:

   Transaction value / last quarter annualized core EPS.................  16.79x
   Transaction value / book value....................................... 149.04%
   Transaction value / tangible book value.............................. 149.04%

The aggregate transaction value was approximately $126 million, based upon 4.0 million fully diluted shares of SouthBanc common stock outstanding, which was determined using the treasury stock method at the implied per share transaction value. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the transaction value represented a 32.9% premium over the July 6, 2001 closing price of SouthBanc common stock of $21.07 and a 7.5% premium over the July 13, 2001 closing price of SouthBanc common stock of $26.05.

   Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of SouthBanc's common stock and NCF's common stock and the relationship between the movements in the prices of SouthBanc's common stock and NCF's common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional savings institutions in the case of SouthBanc and a composite peer group of publicly traded regional commercial banks in the case of NCF, in each case selected by Sandler O'Neill. During the one year period ended July 11, 2001, SouthBanc's common stock outperformed the S&P 500 Index and underperformed each of the Nasdaq Bank Index and the Regional Peer Group Index. During the one year period ended July 13, 2001, NCF's common stock outperformed each of the indices to which it was compared.

                                        Beginning Index Value Ending Index Value
                                            July 11, 2000       July 11, 2001
                                        --------------------- ------------------
   SouthBanc...........................        100.00%              120.70%
   Nasdaq Bank Index...................        100.00               131.75
   Regional Group......................        100.00               125.95
   S&P 500 Index.......................        100.00                79.69

                                        Beginning Index Value Ending Index Value
                                            July 13, 2000       July 13, 2001
                                        --------------------- ------------------
   NCF.................................        100.00%              152.88%
   Nasdaq Bank Index...................        100.00               134.92
   Regional Group......................        100.00               144.09
   S&P 500 Index.......................        100.00                81.27

   Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for SouthBanc and two groups of selected financial institutions. The first group consisted of SouthBanc and the following ten publicly traded regional savings institutions (the "Regional Group"):

Cavalry Bancorp, Inc.         Federal Trust Corp.      Pocahontas Bancorp, Inc.
Coastal Financial Corp.       FFLC Bancorp, Inc.       Superior Financial Corp.
Community Savings             First Federal Bancshares Union Financial Bancshares, Inc.
 Bankshares, Inc.              of Arkansas
Cooperative Bankshares, Inc.

   Sandler O'Neill also compared SouthBanc to a group of eleven publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) greater than 14% and a price-to-tangible book value greater than 130% (the "Highly Valued Group"). The Highly Valued Group was comprised of the following eleven institutions:

Abington Bancorp Inc.       Coastal Financial Corp.   Park Financial Corp.
Alliance Bancorp            Hingham Institution       Quaker City Bancorp, Inc.
 of New England              for Savings              Warren Bancorp Inc.
American Bank               Home Federal Bancorp
 of Connecticut             Ipswich Bancshares Inc.
Bancorp Connecticut, Inc.

   The analysis compared publicly available financial information for SouthBanc and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended March 31, 2001. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2001, with pricing data as of July 13, 2001.

                                                                      Highly
                                         SouthBanc  Regional Group Valued Group
                                         ---------  -------------- ------------
Total assets............................ $671,152      $555,938      $763,591
Tangible equity/total assets............    11.88%         8.41%         7.61%
Intangible assets/total equity..........     0.00%         0.00%         0.28%
Net loans/total assets..................    74.71%        71.10%        70.46%
Gross loans/total deposits..............   112.32%       102.05%        94.23%
Total borrowing/total assets............    18.74%        17.87%        23.45%
Non-performing assets/total assets......     1.58%         0.43%         0.18%
Loan loss reserve/gross loans...........     1.22%         0.69%         1.22%
Net interest margin.....................     3.20%         3.04%         3.33%
Non-interest income/average assets......     0.95%         0.67%         0.55%
Non-interest expense/average assets.....     2.26%         2.30%         1.94%
Efficiency ratio........................    57.30%        67.28%        49.44%
Return on average assets(1).............     1.19%         0.77%         1.15%
Return on average equity(1).............     9.75%         8.27%        16.48%
Price/tangible book calue per share.....   140.07%       110.95%       159.96%
Price/earnings per share(1).............    14.47x        12.66x        10.44x
Dividend yield..........................     2.30%         2.06%         3.03%
Dividend payout ratio...................    33.33%        28.61%        29.88%

--------
(1) SouthBanc ratios are based on annualized net income from the quarter ended March 31, 2001.

   Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for NCF and two different groups of commercial banking institutions. The first group consisted of NCF and the following twelve publicly traded regional commercial banking institutions (the "Regional Banks"):

AmSouth Bancorp Inc.     Compass Bancshares Inc.        Regions Financial Corp.
BancorpSouth Inc.        First Citizens BancShares Inc. SouthTrust Corp.
BB&T Corp.               First Tennessee National Corp. Trustmark Corp.
Colonial BancGroup Inc.  First Virginia Banks Inc.      Union Planters Corp.

   Sandler O'Neill also compared NCF to a group of 13 publicly traded commercial banking institutions which had a return on average equity (based on last twelve months' earnings) greater than 18% and a price-to-tangible book value greater than 270% (the "Highly Valued Banks"). The Highly Valued Banks group was comprised of the following 13 institutions:

City National Corp.             Mellon Financial Corp.   Synovus Financial Corp.
Commerce Bancorp Inc.           Northern Trust Corp.     TCF Financial Corp.
Cullen/Frost Bankers Inc.       North Fork Bancorp       Valley National Bancorp
FirstMerit Corp.                Sky Financial Group Inc. Wilmington Trust Corp.
First Tennessee National Corp.

   The analysis compared publicly available financial information for NCF and the median data for each of the Regional Banks and Highly Valued Banks as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended March 31, 2001. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2001, with pricing data as of July 13, 2001.

                                                      Highly Valued
                              NCF      Regional Banks     Banks
                          -----------  -------------- -------------
Total assets............  $17,761,836   $20,421,957    $10,096,134
Tangible equity/total
 assets.................         6.76%         6.43%          6.38%
Intangible assets/total
 equity.................        49.88%        14.49%         16.00%
Net loans/total assets..        61.64%        65.04%         66.20%
Gross loans/total
 deposits...............        90.34%       100.74%         94.75%
Total borrowings/total
 assets.................        14.61%        22.17%         15.01%
Non-performing
 assets/total assets....         0.11%         0.46%          0.36%
Loan loss reserve/gross
 loans..................         1.30%         1.33%          1.38%
Net interest margin.....         4.09%         3.92%          4.36%
Non-interest
 income/average assets..         1.71%         1.61%          2.41%
Non-interest
 expense/average
 assets.................         4.42%         2.99%          3.87%
Efficiency ratio........        80.90%        58.64%         59.95%
Return on average
 assets.................         1.18%         1.19%          1.54%
Return on average
 equity.................         8.79%        15.22%         19.46%
Price/tangible book
 value per share........       430.37%       252.52%        429.93%
Price/earnings per
 share..................        25.13x        14.52x         17.29x
Dividend yield..........         2.07%         3.20%          2.40%
Dividend payout ratio...        52.00%        46.72%         43.48%

   Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 17 transactions announced from January 1, 2001 to July 13, 2001 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 17 transactions announced nationwide and two transactions in the Southeast region. Sandler O'Neill reviewed the multiples of transaction value at announcement to last twelve months' earnings, transaction value to book value, transaction value to tangible book value, transaction value to total deposits, tangible book premium to core deposits and premium to market price and computed high, low and median multiples and premiums for each group of transactions. These multiples were applied to SouthBanc's financial information as of and for the quarter ended March 31, 2001 (annualized where appropriate). As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of SouthBanc's common stock $24.85 to $30.92 based upon the median multiples for nationwide transactions and $29.29 to $36.54 based upon the median multiples for the southeast transactions. Sandler O'Neill noted that it placed more weight on the nationwide transaction data in view of the small number of transactions included in the Southeast regional transaction group.

                            Nationwide Transactions   Southeast Transactions
                            ------------------------- -------------------------
                               Median       Implied     Median       Implied
                              Multiple       Value     Multiple       Value
                            ------------  ----------- -----------   -----------
Deal price/LTM EPS(1).....         15.57x $     30.92        18.40x $     36.54
Deal price/book value.....        147.05% $     27.35       175.41% $     32.62
Deal price/tangible book
 value....................        147.15% $     27.37       182.04% $     33.85
Deal price/total
 deposits.................         23.58% $     24.85        27.79% $     29.29
Tangible book premium/core
 deposits(2)..............          8.16% $     26.77        13.61% $     32.22
Premium to market(3)......         41.66% $     29.85        45.27% $     30.61

--------
(1) Based on SouthBanc LQA EPS.
(2) Assumes 5% of total deposits are not core deposits.
(3) Based on SouthBanc's stock price of $21.07 as of market close on July 6, 2001.

   Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of SouthBanc through December 31, 2004 under various circumstances, assuming SouthBanc's projected dividend stream and that SouthBanc performed in accordance with the earnings projections reviewed with management. For periods after 2001, Sandler O'Neill assumed an annual growth rate on earning assets of approximately 5%. To approximate the terminal value of SouthBanc common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 8x to 20x and multiples of tangible book value ranging from 75% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SouthBanc common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of SouthBanc common stock of $12.54 to $34.00 when applying the price/earnings multiples and $12.39 to $35.64 when applying multiples of tangible book value.

                            Earnings Per Share          Tangible Book Value
                                 Multiples                   Multiples
                        --------------------------- ---------------------------
Discount Rate             8x    14x    17x    20x    75%    150%   175%   200%
-------------           ------ ------ ------ ------ ------ ------ ------ ------
9%..................... $14.96 $24.48 $29.24 $34.00 $14.78 $27.30 $31.47 $35.64
11.....................  14.09  23.02  27.49  31.95  13.92  25.67  29.58  33.50
13.....................  13.28  21.67  25.87  30.07  13.13  24.16  27.84  31.51
15.....................  12.54  20.43  24.37  28.32  12.39  22.77  26.22  29.68

   Sandler O'Neill performed a similar analysis for NCF, assuming NCF's projected dividend stream and that NCF performed in accordance with the earnings estimates published by I/B/E/S for 2001 and 2002. For periods after 2002, Sandler O'Neill assumed an annual growth rate on earning assets of approximately 5%. To approximate the terminal value of NCF common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 10x to 26x and multiples of tangible book value ranging from 200% to 400%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NCF common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of NCF common stock of $12.31 to $35.63 when applying the price/earnings multiples and $14.04 to $31.96 when applying multiples of tangible book value.

                          Earnings Per Share
                               Multiples          Tangible Book Value Multiples
                      --------------------------- -----------------------------
Discount Rate          10x    14x    18x    26x      200%      300%      400%
-------------         ------ ------ ------ ------ --------- --------- ---------
9%................... $14.72 $19.95 $25.18 $35.63    $16.81    $24.39    $31.96
11...................  13.85  18.76  23.66  33.47     15.81     22.92     30.03
13...................  13.05  17.66  22.27  31.48     14.89     21.57     28.25
15...................  12.31  16.64  20.97  29.64     14.04     20.32     26.60

   In connection with its analyses, Sandler O'Neill considered and discussed with the SouthBanc board of directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

   Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon (1) 50% of the SouthBanc shares are exchanged for cash at a value of $14.00 per share, (2) 50% of the SouthBanc shares being exchanged for NCF common stock at an exchange ratio of 1.1142, (3) the earnings per share estimates and projections of SouthBanc and NCF referred to above, and (4) assumptions regarding the economic environment, accounting and tax treatment of the merger, charges and transaction costs associated with the merger and cost savings determined by the senior managements of SouthBanc and NCF. The analysis indicated that for the year ending December 31, 2002, the first full year following the merger, the merger would be accretive to the combined company's projected earnings per share and tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                                                   NCF Stand-Alone NCF Pro Forma
                                                   --------------- -------------
Projected 2002 EPS................................      $1.45          $1.46
Projected Tangible Book Value at
 December 31, 2002................................      $7.93          $7.95

   In connection with rendering the opinion included as Appendix B to this proxy statement, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its July 15, 2001 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

   SouthBanc has agreed to pay Sandler O'Neill a transaction fee of approximately $500,000 in connection with the merger, of which approximately $125,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O'Neill has also received a fee of $300,000 for rendering its opinion, which will be credited against that portion of the fee due upon the closing of the merger. SouthBanc has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

   Sandler O'Neill has in the past provided certain other investment banking services to SouthBanc and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to SouthBanc and NCF and may actively trade the equity or debt securities of SouthBanc and NCF and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of SouthBanc's Directors and Officers in the Merger that Differ From Your Interests

   Some members of SouthBanc's management and board of directors may have interests in the merger that are in addition to or different from their interests as stockholders of SouthBanc generally. SouthBanc's board of directors considered these interests (as described in the following paragraphs) in approving the merger agreement.

   New Employment Arrangements. Robert W. Orr, President and Chief Executive Officer of SouthBanc, and Barry C. Visioli, Senior Vice President of SouthBanc, have entered into employment agreements with NCF and SouthBank relating to their employment after the completion of the merger. These employment agreements supersede their current employment agreements with SouthBanc and SouthBank.

   Under their new employment agreements, both Messrs. Orr and Visioli will serve as senior vice presidents of SouthBank or other subsidiary of NCF that continues the historic business of SouthBank. The employment agreement for Mr. Orr has a term of five years from the date of the completion of the merger or three years from the date of a change in control of NCF, whichever period is longer. The employment agreement for Mr. Visioli has a term of three years from the date of the completion of the merger or three years from the date of a change in control of NCF, whichever period is longer. The employment agreements provide that Messrs. Orr's and Visioli's base salary will be $210,000 and $125,000 per year, respectively, and will be reviewed annually. In addition to the base salary, the employment agreements provide for, among other things, participation in benefits plans and other fringe benefits applicable to executive personnel.

   Under the employment agreements, NCF may terminate the executives' employment for cause, as defined in the employment agreements, at any time. If NCF chooses to terminate an executive's employment for reasons other than for cause, death or disability, if either executive resigns after specific circumstances set forth in the employment agreements that constitute constructive termination or, in the case of Mr. Orr, if either Mr. Orr or NCF terminate Mr. Orr's employment for any reason or no reason during the six-month period immediately following the second anniversary of the completion of the merger, NCF would be required to honor the terms of the agreements through the expiration of the then-current term, including payment of current cash compensation and continuation of employee benefits.

   The employment agreements provide that NCF will indemnify the executives to the fullest extent permitted under Tennessee law for all expenses and liabilities they may reasonably incur in connection with any action, suit or proceeding in which they may be involved by reason of having been directors or officers of SouthBank or any other subsidiary of NCF that continues the historic business of SouthBank.

   The employment agreements set forth non-competition covenants, pursuant to which each executive has agreed upon termination of the executive's employment, other than upon termination for cause, not to compete with NCF for a period of three years following the executive's termination in any city, town or county in which NCF or any of its subsidiaries has an office. Each executive has further agreed during and after the term of his employment to keep confidential any knowledge of the past, present, planned or considered business activities of NCF or any of its subsidiaries.

   In consideration of having accepted employment with NCF and entering into the non-competition covenants of the employment agreements, Messrs. Orr and Visioli will receive retention bonuses of $450,000 and $385,000, respectively, upon completion of the merger and additional retention bonuses of $450,000 and $385,000, respectively, upon completion of the conversion of the data services systems of SouthBank or March 31, 2002, whichever occurs first. In addition, pursuant to the employment agreements and upon completion of the merger, Messrs. Orr and Visioli will be awarded options for 25,000 and 10,000 shares, respectively, of NCF common stock on terms consistent with the National Commerce Bancorporation 1994 Stock Plan.

   Equity-Based Awards. Pursuant to the terms of SouthBanc's equity-based compensation plans, all unvested options to purchase SouthBanc common stock held by SouthBanc's executive officers and directors will become vested and exercisable upon completion of the merger. The following table sets forth the number of unvested options held by executive officers and directors of SouthBanc as of June 30, 2001:

                                                  Number of
Name                                           Unvested Options Exercise Price
----                                           ---------------- --------------
Robert W. Orr.................................      16,666          $19.00
J. Edward Wells...............................      16,666          $19.00
Thomas C. Hall................................       8,000          $19.00
Barry C. Visioli..............................       8,000          $19.00
All other SouthBanc executive officers as a
 group (1 person).............................       4,000          $19.00
SouthBanc outside directors as a group (5
 persons).....................................      50,000          $19.00

   The merger agreement provides that upon completion of the merger each outstanding and unexercised option to acquire shares of SouthBanc common stock will cease to represent the right to acquire shares of SouthBanc common stock and will become a right to acquire NCF common stock. The number of shares and the exercise price subject to the converted options will be adjusted for the exchange ratio in the merger. The duration and other terms of the new NCF options will be the same as the prior SouthBanc options.

   Effects of the Merger on Existing SouthBanc Employment and Change in Control Agreements. The merger will affect employment arrangements that SouthBanc has with various officers other than Messrs. Orr and Visioli under existing employment and change in control agreements. Employment agreements with J. Edward Wells and Thomas C. Hall, Chairman of the Board and Senior Vice President, Treasurer and Chief Financial Officer, respectively, provide for severance payments to the executive if his employment is terminated following a change in control of SouthBanc. These payments will equal three times the average of the executive's five preceding taxable years' annual compensation. Each executive will also be provided with 36 months of welfare benefit continuation. For Mr. Wells, no severance payment may exceed three times the executive's annual compensation and, if any payment would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code, such payment will be reduced to $1 less than an amount equal to three times the executive's "base amount" as determined in accordance with Section 280G. For Mr. Hall, the employment agreement includes a provision whereby SouthBanc indemnifies the executive on an after tax basis for any "excess parachute payment" excise taxes. Assuming that the merger is completed in the fourth quarter of 2001 and Messrs. Wells and Hall are not retained, the aggregate payments due under the employment agreements would be approximately $2.0 million.

   Change in control agreements with four other officers provide for severance payments to the officer if his or her employment is terminated following a change in control of SouthBanc. These payments will equal one or two times the annual compensation paid to the officer during the 12 months prior to the change in control. If any payment would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code, such payment will be reduced to $1 less than an amount equal to three times the officer's "base amount" as determined in accordance with Section 280G. Assuming that the merger is completed in the fourth quarter of 2001 and all individuals with change in control agreements are not retained, the aggregate payments due under the change in control agreements would be approximately $500,000.

   Termination of SouthBank ESOP. SouthBank's employee stock ownership plan will terminate upon completion of the merger. The plan will sell sufficient unallocated shares of stock so that it will be able to repay its existing loan from SouthBanc and will allocate any surplus NCF common stock and cash to the accounts of the plan participants, including the executive officers of SouthBanc, as investment earnings to the extent allowed under applicable law and in the manner specified in the governing documents of the plan. All participants will be fully vested in their accounts as of completion of the merger.

   Advisory Board of Directors. The merger agreement provides that following completion of the merger, NCF will establish an advisory board of directors for SouthBank and will appoint to the advisory board the former directors of SouthBanc. The purpose of the advisory board is to advise NCF with respect to deposit and lending activities in SouthBank's market area and to develop customer relationships. Each member of the advisory board will be appointed to an initial term of two years. Each member of the advisory board will receive $1,250 per month in fees. Each SouthBanc director has signed an agreement not to compete with NCF and its subsidiaries for a period of two years following consummation of the merger.

   Protection of SouthBanc Directors and Officers Against Claims. NCF has agreed to indemnify and hold harmless each present and former director and officer of SouthBanc for six years following completion of the merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent such persons would have been indemnified as directors, officers or employees of SouthBanc or any of its subsidiaries under Delaware law and SouthBanc's certificate of incorporation and bylaws. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. NCF has agreed to advance any costs to each of these persons as they are incurred to the fullest extent permitted under Delaware law. NCF has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of SouthBanc's directors and officers for six years following completion of the merger.

Rights of Dissenting Stockholders

   Under Delaware law, if you do not vote in favor of the merger you have the right to seek an appraisal of the fair value of your SouthBanc common stock and receive a cash payment of such fair value. SouthBanc stockholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. SouthBanc will require strict compliance with the statutory procedures. A copy of Section 262 of the Delaware General Corporation Law is attached as Appendix C.

   The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement/prospectus.

   Section 262 requires that stockholders be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of
Section 262 must be included with such notice. This proxy statement/prospectus constitutes SouthBanc's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

   If you elect to exercise your appraisal rights and demand appraisal of your shares, you must satisfy each of the following conditions:

   1. You must deliver to SouthBanc a written demand for appraisal of your shares before the stockholder vote on the merger is taken. This written demand for appraisal must be in addition to and separate from any abstention from or voting against the merger, whether by proxy or in person. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

   2. You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

   If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of SouthBanc common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of SouthBanc common stock.

   All demands for appraisal should be addressed to the Corporate Secretary, SouthBanc Shares, Inc., 907 N. Main Street, Anderson, South Carolina 29261, before the vote on the merger is taken at the special meeting. Any demand should be executed by or on behalf of the record holder of the shares of SouthBanc common stock. The demand must reasonably inform SouthBanc of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

   To be effective, a demand for appraisal by a holder of SouthBanc common stock must be made by or in the name of such registered stockholder. A demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares. If you hold your shares of SouthBanc common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

   If shares are owned of record by a fiduciary, such as a trustee, guardian or custodian, execution of a demand for appraisal should be made by the record owner in its fiduciary capacity. If the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

   Within 10 days after the effective date of the merger, NCF must give notice to each SouthBanc stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger that the merger has become effective. Within 120 days after the effective date, either NCF or any stockholder who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal. NCF does not presently intend to file such a petition in the event there are such stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

   Within 120 days after the effective date of the merger, any SouthBanc stockholder who has complied with the requirements of Section 262 is entitled to receive upon written request to NCF a written statement from NCF that sets forth the aggregate number of shares not voted in favor of the merger and for which demands for appraisal have been received and the aggregate number of stockholders that made demands for appraisal. The NCF statement must be mailed to the stockholder within 10 days after NCF receives the stockholders' written request or the expiration of the time period for delivery of demands for appraisals, whichever is later.

   At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the payment specified by the merger agreement for his or her shares of SouthBanc common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to NCF, NCF will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders named on such list, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

   After determination of the stockholders entitled to appraisal of their shares of SouthBanc common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

   In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

   Costs of the appraisal proceeding may be imposed upon NCF and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date of the merger); however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment and/or stock consideration for shares of his or her SouthBanc common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date of the merger.

   In view of the complexity of Section 262, SouthBanc stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Resale of NCF Common Stock by SouthBanc Stockholders and Affiliates

   The shares of NCF common stock to be issued in the merger will be freely transferable, except for shares issued to any SouthBanc stockholder who may be deemed an "affiliate" of SouthBanc within the meaning of Rule 144 under the Securities Act as of the date of the special meeting. Affiliates generally include directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock.

   Affiliates of SouthBanc may not sell their shares of NCF common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for a period of one year following the effective time of the merger, an affiliate, together with certain related persons, is entitled to sell shares of NCF common stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares that may be sold by an affiliate, together with certain related persons and certain persons acting in concert, within any three-month period during the restricted period for purposes of Rule 145 may not exceed the greater of (1) one percent of the outstanding shares of NCF common stock or (2) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 is available to affiliates only if NCF remains current with its information filings with the SEC under the Exchange Act. Following the restricted period, an affiliate may sell NCF common stock free of such manner of sale or volume limitations, provided that NCF is current with its Exchange Act information filings and such affiliate is not then an affiliate of NCF. Two years after the effective time, an affiliate of SouthBanc may sell shares of NCF common stock without any restrictions so long as such affiliate was not and had not been for at least three months prior thereto, an affiliate of NCF.

   Each person who may be deemed to be an affiliate of SouthBanc has executed and delivered to NCF an agreement by that person not to offer to sell, transfer or otherwise dispose of any of the shares of NCF common stock distributed to him or her in the merger except in compliance with the Securities Act of 1933. Specifically, the affiliate agreement provides that no shares may be sold, transferred or otherwise disposed of except or unless (1) the shares are covered by an effective registration statement under the Securities Act, (2) the shares are sold in compliance with Rule 145 under the Securities Act, or
(3) the shares are sold in accordance with a legal opinion satisfactory to counsel for NCF that such sale or offer is exempt from the registration requirements of the Securities Act.

                              THE MERGER AGREEMENT

   The following is a description of the material provisions of the merger agreement. The description does not purport to be complete. You are urged to read the merger agreement in its entirety. The merger agreement is attached as Appendix A and is incorporated by reference into this document.

Conditions to Completion of the Merger

   The obligations of SouthBanc and NCF to complete the merger are subject to, among other things, the satisfaction or written waiver prior to the effective time of the following conditions:

  .  adoption of the merger agreement by the SouthBanc stockholders;

  . receipt of any required regulatory approvals that are necessary to permit consummation of the merger, and the expiration of all applicable waiting periods described below under "-- Bank Regulatory and Other Legal Considerations;"

  .  receipt of all other material consents to the merger;

  . no court or governmental or regulatory authority taking any action prohibiting, restricting or making illegal the consummation of the merger;

  . the declaration by the SEC of effectiveness of the registration statement of which this document is a part and no stop order being issued;

  . approval for listing on the New York Stock Exchange of the shares of NCF common stock to be issued in the merger;

  . the continued truth and accuracy of the representations and warranties of SouthBanc and NCF contained in the merger agreement other than inaccuracies that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, results of operations or business of the party by whom the representations and warranties were made and its subsidiaries, taken as a whole;

  . performance and/or compliance with the various covenants of SouthBanc and NCF contained in the merger agreement; and

  . receipt by NCF and SouthBanc of certain legal opinions to the effect that, based on certain facts, representations, and assumptions, the merger will be treated as a reorganization for federal income tax purposes.

   It is anticipated that the foregoing conditions will be complied with, but SouthBanc and NCF may waive any condition to their obligations to complete the transaction, except requisite approvals of SouthBanc stockholders and regulatory authorities. The merger agreement may be terminated by either of the parties if the merger is not completed on or before March 31, 2002.

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

SouthBanc Covenants

   Pursuant to the merger agreement, during the period from the date of the merger agreement until the effective time, SouthBanc has agreed to operate its business only in the usual, regular and ordinary course. In addition, SouthBanc has agreed not to take certain actions without the prior written consent of NCF, including, among other things:

  . amend the certificate of incorporation, bylaws or other governing instruments of SouthBanc or any subsidiary of SouthBanc;

  . incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 (for the SouthBanc companies on a consolidated basis) except in the ordinary course of the business, or incur a lien on any asset of SouthBanc or its subsidiaries or permit any such lien to exist except in the ordinary course of business;

  . repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or under the SouthBanc stock option plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of SouthBanc or any subsidiary, or declare or pay any dividend (other than regular quarterly dividends paid consistent with past practice, and such other quarterly dividend as is required to prevent the SouthBanc shareholders from foregoing a dividend from both SouthBanc and NCF during any calendar quarter) or make any other distribution in respect of SouthBanc capital stock;

  . except pursuant to merger agreement or under the SouthBanc stock option plans, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of SouthBanc common stock or any other capital stock of SouthBanc or any subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock or any stock equivalent type rights;

  . except under the SouthBanc option plans, adjust, split, combine or reclassify any capital stock of SouthBanc or any subsidiary or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SouthBanc common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any SouthBanc subsidiary (unless any such shares of stock are sold or otherwise transferred to another SouthBanc company) or any asset having a book value in excess of $25,000, other than in the ordinary course of business for reasonable and adequate consideration and tangible assets which are obsolete or no longer useful in the business of SouthBanc or any subsidiary;

  . except for purchases of U.S. Treasury securities, U.S. government agency securities, which in either case have maturities of three years or less, or securities of the same nature as those held for investment by SouthBanc or any subsidiary as of March 31, 2001, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person or entity other than a wholly owned SouthBanc subsidiary, or otherwise acquire direct or indirect control over any person or entity, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by this merger agreement;

  . grant any increase in compensation or benefits to the employees or officers of SouthBanc; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the merger agreement and disclosed to NCF; or enter into or amend any severance agreements with officers of SouthBanc or any subsidiary; grant any material increase in fees or other increases in compensation or other benefits to directors of SouthBanc or any subsidiary except in accordance with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan under the terms of such plan upon a change of control of SouthBanc or otherwise pursuant to the provisions of such benefit plan);

  . enter into or amend any employment contract between SouthBanc or any subsidiary and any employee (unless such amendment is required by law) that the company does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the effective time of the merger;

  . except for the contemplated termination of the SouthBanc Employee Stock Ownership Plan in accordance with the terms of such plan and except for termination of the 401(k) retirement plan maintained by SouthBank for the benefit of its employees, adopt any new employee benefit plan of any SouthBanc company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of SouthBanc or any subsidiary other than any such change that is required by law or that, in the opinion of counsel is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice;

  . make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

  . commence any litigation other than in the ordinary course of business or in accordance with past practice, settle any litigation involving any liability of SouthBanc or any subsidiary for money damages in excess of $50,000 or material restrictions upon the operations of SouthBanc or any subsidiary; or

  . except in the ordinary course of business, enter into, modify, amend or terminate any material contract (excluding any loan contract) or waive, release, compromise or assign any material rights or claims.

   SouthBanc also has agreed not to take certain enumerated actions relating to the conduct of its business or pertaining to its employees and employee benefit arrangements.

   In the merger agreement, SouthBanc has agreed to cooperate in the preparation and filing by NCF of a registration statement with respect to the shares of NCF common stock to be issued in the merger and the distribution of this proxy statement/prospectus. The board of directors of SouthBanc is required to recommend, subject to compliance with its fiduciary duties as advised by counsel, to the SouthBanc stockholders that they adopt the merger agreement. The board of directors and the officers of SouthBanc are obligated, subject to compliance with their fiduciary duties as advised by counsel, to use their reasonable efforts to obtain the approval of the SouthBanc stockholders of the merger agreement, and to take all appropriate actions to cause the merger to be completed.

Representations and Warranties

   The merger agreement contains a number of representations and warranties by NCF and SouthBanc. The material accuracy of all those representations and warranties as of the closing date is a condition to the obligation of each company to complete the merger. The representations and warranties relate to matters such as the organization of each company, the authority of each company to transact its business, to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, the capitalization of each company, the filing of certain reports by each company with regulatory authorities and the presentation of information contained in those reports, the absence of certain changes in SouthBanc's financial condition or business since March 31, 2001, the payment of taxes and filing of tax returns, SouthBanc's allowance for possible loan losses, the absence of material litigation, the compliance with laws by each company, SouthBanc's employee benefit plans and the employment contracts of SouthBanc. None of the representations and warranties will survive the closing.

Amendment and Termination

   The merger agreement may be amended by agreement between SouthBanc and NCF, except that no amendment reducing the consideration received by SouthBanc stockholders may be made unless approved by the SouthBanc stockholders.

   The merger agreement may be terminated by mutual agreement of the parties at any time prior to consummation of the merger. In addition, either NCF or SouthBanc may terminate the merger agreement if any of the following occurs:

  . the other party materially breaches a provision contained in the merger agreement and does not (or cannot) correct the breach within 30 days;

  . any regulatory authority fails to grant an approval we need to complete the merger or issues an order preventing the merger;

  .  the merger has not been completed by March 31, 2002; or

  .  the SouthBanc stockholders fail to adopt the merger agreement.

   In addition, the SouthBanc board of directors may terminate the merger agreement if either:

  . the SouthBanc board of directors determines termination is required in the exercise of its fiduciary duties to the SouthBanc stockholders by reason of a superior acquisition offer; or

  . as of the date which is five calendar days after the later of Federal Reserve Board approval of the merger or the special meeting, both of the following conditions are met:

    -- the average of the daily last sales prices of NCF common stock for the ten consecutive full trading days ending on the determination date described above as reported on the New York Stock Exchange is less than $21.20; and,

    -- the quotient obtained by dividing the average closing price by $24.94 is less than the quotient obtained by dividing the value of the Keefe Bruyette 50 Bank Stock Index on the determination date by
       561.20 and subtracting .10 from this quotient.

   If, under the above circumstances, SouthBanc's board of directors decides by majority vote to terminate the merger agreement, they must notify NCF in writing within five calendar days of the determination date. Within five days of receipt of such notice, NCF has the option of increasing the exchange ratio of 1.1142 shares of NCF common stock for each share of SouthBanc common stock to equal the lesser of:

   1. the quotient obtained by dividing $23.62 by the average closing price of NCF common stock; and

   2. the quotient obtained by dividing (i) the product of the index ratio and
1.1142 by (ii) the NCF ratio. The index ratio is the quotient obtained by dividing the Keefe Bruyette Index value on the determination date by $561.20 and subtracting .10 from this quotient. The NCF ratio is the quotient obtained by dividing the average closing price of NCF common stock by $24.94.

Termination Fee

   If SouthBanc terminates the merger agreement in order to pursue a superior acquisition offer and within 15 months SouthBanc consummates another merger transaction, SouthBanc must, within two business days of the consummation of the superior acquisition transaction, pay NCF a fee equal to 3% of the consideration received by SouthBanc and any SouthBanc stockholder in the superior acquisition transaction.

Treatment of SouthBanc Stock Options

   At the effective time of the merger, each option to purchase shares of SouthBanc common stock outstanding and unexercised immediately prior to the effective time will become an option to purchase NCF common stock and will continue to be governed by the terms of SouthBanc's stock option plan and the stock option agreements evidencing the options. However, from and after the effective time, each stock option granted and outstanding under SouthBanc's stock option plan may be exercised solely for shares of NCF common stock. The number of shares of NCF common stock issuable upon exercise of each former SouthBanc stock option will be equal to the number of shares of SouthBanc common stock subject to the option immediately prior to the merger multiplied by the exchange ratio. The exercise price per share of NCF common stock issuable upon exercise of each former SouthBanc stock option will be equal to the exercise price per share of SouthBanc common stock subject to the option immediately prior to the merger divided by the exchange ratio, rounded down to the nearest cent. Each stock option which is an "incentive stock option" shall be adjusted as required by the Internal Revenue Code in order to continue as an incentive stock option for federal income tax purposes. NCF will take all corporate action necessary to reserve a sufficient additional number of shares of NCF common stock for future issuance in satisfaction of its obligations with respect to these options.

Bank Regulatory and Other Legal Considerations

   The merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act. The Bank Holding Company Act provides that the Federal Reserve Board will not approve a transaction (1) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the community to be served. The Bank Holding Company Act also requires the Federal Reserve Board to notify the Attorney General of the United States of the approval of any transaction. Any action brought under the antitrust laws by the Attorney General (acting through the Department of Justice) arising out of any transaction must be commenced by the Department of Justice prior to the earliest date the transaction could be consummated, which, with certain exceptions, is 30 days after the Federal Reserve Board approval unless such period is shortened to as little as 15 days. The Bank Holding Company Act further requires that consummation of approved acquisitions or mergers be delayed for such period during which time complaining parties may obtain a review of the Federal Reserve Board's order by filing a petition requesting that the order be set aside in the United States Court of Appeals for the District of Columbia Circuit, or in the United States Court of Appeals for the circuit in which the complaining party has its principal place of business. If no action based on the antitrust laws is commenced before the termination of such period, the acquisition or merger may not be attacked thereafter in any judicial proceeding on the ground that it alone and of itself constituted a violation of any antitrust laws other than
Section 2 of the Sherman Antitrust Act.

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

   In determining whether to approve the merger, the Federal Reserve Board must determine whether NCF is qualified by character, experience and financial responsibility to control SouthBanc and its subsidiary, SouthBank, in a legal and responsible manner. In making this determination, the Federal Reserve Board will consider NCF's financial and managerial resources and the organizational structures and future prospects and plans for NCF and SouthBanc. The Federal Reserve Board will also consider whether the business and activities of NCF, or its officers, directors or any person controlling, controlled by or under common control with NCF, will create a material deterioration of confidence in the safety, soundness and financial integrity of SouthBanc.

   The Bank Holding Company Act discussed above provides for the publication of notices and the administrative hearings relating to the federal filings noted above and permits interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to federal filings could substantially delay the regulatory approvals required for consummation of the merger.

   The management of NCF does not believe that the consummation of the merger will violate any antitrust or applicable state laws, but there can be no assurance that the Federal Reserve Board, the Department of Justice or other regulatory authorities will concur in this assessment.

Accounting Treatment

   NCF will use the purchase method of accounting to account for the merger. Under the purchase method of accounting, all of the assets and liabilities of SouthBanc will be recorded on NCF's consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by NCF exceeds the fair value of the net tangible and identifiable intangible assets acquired by NCF through the merger will be recorded as goodwill. Financial statements of NCF issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of SouthBanc.

   In July 2001, the Financial Accounting Standard Board (FASB) issued Statement Nos. 141 (Business Combinations) and 142 (Goodwill and Other Intangible Assets) which changed the method of accounting for goodwill in a purchase transaction from capitalization and amortization against earnings to capitalization and periodic evaluation for impairment. The provisions of these statements apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later, such as the NCF/SouthBanc merger. Under the FASB statements, unamortized goodwill resulting from this transaction will be reported as an asset and will not be amortized against earnings unless it becomes impaired based on analyses performed by NCF on a periodic basis.

Material Federal Income Tax Considerations

   The following is a discussion of the material federal income tax consequences of the merger to holders of SouthBanc common stock. The discussion is based upon the Internal

Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this joint proxy statement/prospectus. This discussion assumes that you hold your SouthBanc common stock for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to SouthBanc stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinion of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering its opinion, counsel will require and rely upon representations contained in certificates of officers of NCF, SouthBanc and others.

   It is a condition to the obligation of NCF and SouthBanc to complete the merger that NCF and SouthBanc receive an opinion of Bass, Berry & Sims PLC, dated as of the completion of the merger, that (1) the merger will be treated as a reorganization within the meaning Section 368(a) of the Internal Revenue Code and (2) no gain or loss will be recognized by stockholders of SouthBanc to the extent that they receive shares of NCF common stock in exchange for their shares of SouthBanc common stock, except that gain or loss may be recognized as to the cash consideration and cash received in lieu of fractional shares interests. If either NCF or SouthBanc waives the requirement of receiving a tax opinion and there is a material change in tax consequences to NCF stockholders or SouthBanc stockholders, you will be notified and given the opportunity to confirm or change your vote. Because the merger will be treated as a reorganization, neither NCF nor SouthBanc will recognize any gain or loss as a result of the merger.

   The tax opinion to be delivered in connection with the merger is not binding on the Internal Revenue Service or the courts, and neither NCF nor SouthBanc intends to request a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

   The federal income tax consequences of the merger to SouthBanc stockholders will depend primarily on whether the stockholder exchanges his or her SouthBanc common stock for solely NCF common stock (except for cash received instead of a fractional share of NCF common stock), solely cash or a combination of stock and cash. Regardless of whether a SouthBanc stockholder elects to receive NCF common stock, cash or a combination of stock and cash, the federal income tax consequences will depend on the actual merger consideration received.

   The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

   Receipt of NCF Common Stock in Exchange for SouthBanc Common Stock. No gain or loss will be recognized by a SouthBanc stockholder who receives solely shares of NCF common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of SouthBanc common stock. The tax basis of the shares of NCF common stock received by a SouthBanc stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of NCF common stock, as discussed below) to the basis of the SouthBanc common stock surrendered in exchange for the NCF common stock. The holding period of the NCF common stock received will include the holding period of shares of SouthBanc common stock surrendered in exchange for the NCF common stock, provided that such shares were held as capital assets of the SouthBanc stockholder at the effective time of the merger.

   Receipt of Cash in Exchange for SouthBanc Common Stock. A SouthBanc stockholder who receives solely cash in exchange for all of his or her shares of SouthBanc common stock (and is not treated as constructively owning NCF common stock after the merger under the circumstances referred to below under "--Possible Dividend Treatment") will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder's tax basis in the SouthBanc common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the SouthBanc stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the SouthBanc stockholder's holding period for the SouthBanc common stock surrendered in the merger is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

   Receipt of NCF Common Stock and Cash in Exchange for SouthBanc Common
Stock. A SouthBanc stockholder who receives a combination of NCF common stock and cash in exchange for his or her SouthBanc common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a SouthBanc stockholder "realizes" will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the NCF common stock received exceeds (b) the stockholder's basis in the SouthBanc common stock to be surrendered in the exchange for the cash and NCF common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of NCF common stock received by such SouthBanc stockholder will be the same as the basis of the shares of SouthBanc common stock surrendered in exchange for the shares of NCF common stock, increased in an amount equal to any gain recognized in the merger, and decreased by the amount of cash received in the merger. The holding period for shares of NCF common stock received by such SouthBanc stockholder will include such stockholder's holding period for the SouthBanc common stock surrendered in exchange for the NCF common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

   A SouthBanc stockholder's federal income tax consequences will also depend on whether his or her shares of SouthBanc common stock were purchased at different times at different prices. If they were, the SouthBanc stockholder could realize gain with respect to some of the shares of SouthBanc common stock and loss with respect to other shares. Such SouthBanc stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the NCF common stock received, but could not recognize loss with respect to those shares in which the SouthBanc stockholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the NCF common stock received. Any disallowed loss would remain in the adjusted basis of the NCF common stock received by the stockholder. Each SouthBanc stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

   Possible Dividend Treatment. In certain circumstances, a SouthBanc stockholder who receives solely cash or a combination of cash and NCF common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the SouthBanc stockholder's proportionate interest in NCF after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely NCF common stock in the merger. For purposes of this comparison, the SouthBanc stockholder may be deemed to constructively own shares of NCF common stock held by certain members of the stockholder's family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder's shares of NCF common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder's ratable share of the accumulated earnings and profits of SouthBanc at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder's shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each SouthBanc stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

   Cash in Lieu of Fractional Shares. A SouthBanc stockholder who holds SouthBanc common stock as a capital asset and who receives in the merger cash in lieu of a fractional share interest in NCF common stock will be treated as having received such cash in full payment for such fractional share of stock. Any gain or loss recognized by the stockholder in this exchange shall be capital gain or loss.

Expenses

   All expenses incurred by or on behalf of the parties in connection with the merger agreement and the transactions contemplated by the merger agreement are to be borne by the party incurring the expense, except that NCF will bear all costs of printing and distributing this proxy statement/prospectus.

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

                        DESCRIPTION OF NCF CAPITAL STOCK

   This description of the common stock of National Commerce Financial Corporation is a summary of all the material features and characteristics of NCF's common stock. For a complete description of our common stock, please refer to the applicable provisions of federal law governing bank holding companies, Tennessee law and the NCF charter and bylaws.

Common Stock

   NCF is authorized to issue up to 400,000,000 shares of common stock, par value $2.00 per share.

   Voting and Other Rights. The holders of NCF's common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. NCF's charter does not provide for cumulative voting. Directors are to be elected by a plurality of the votes cast, and shareholders do not have the right to accumulate their votes in the election of directors. Accordingly, holders of less than a majority of NCF outstanding common stock are unable to achieve representation on NCF's board of directors solely by means of voting their own shares.

   No Preemptive or Conversion Rights. NCF's common stock does not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

   Assets Upon Dissolution. In the event of liquidation, holders of NCF common stock would be entitled to receive proportionately any assets legally available for distribution to NCF shareholders with respect to shares held by them, subject to any prior rights of any preferred stock then outstanding.

   Distributions. NCF's shareholders are entitled to receive the dividends or distributions that the board of directors may declare out of funds legally available for these payments. Payment of distributions is subject to the restrictions of Tennessee law applicable to the declaration of distributions by a corporation. A corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's charter provides otherwise, the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. See "--Preferred Stock" below.

   As a bank holding company, NCF's ability to pay distributions will be affected by the ability of its banking and other subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of NCF, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

   Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of NCF's common stock under the Change in Bank Control Act. Any holder of 25% or more of NCF common stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over NCF) is subject to regulation as a bank holding company under the Bank Holding Company Act.

Preferred Stock

   NCF's charter authorizes the issuance of 5,000,000 shares of preferred stock, no par value per share. As of the date of this document, no shares of preferred stock were outstanding. The board is authorized to issue preferred stock in one or more series, to fix the number of shares in each such series, and to determine the designations and preferences, limitations and relative rights, of each series. The board may determine the number of shares constituting such series and the designation of any such series, dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of shareholders.

   Please see the following section, entitled "Comparison of Rights of SouthBanc and NCF Shareholders," for a description of other relevant provisions of NCF's charter and bylaws and of Tennessee law affecting NCF's common stock.

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             COMPARISON OF RIGHTS OF SOUTHBANC AND NCF SHAREHOLDERS
   At the effective time, the current NCF charter and bylaws will become the charter and bylaws of the combined company. The rights of NCF shareholders are currently governed by the Tennessee Business Corporation Act, or TBCA, and by the NCF charter and bylaws. The rights of SouthBanc shareholders are currently governed by the Delaware General Corporation Law, or DGCL, and by the SouthBanc certificate of incorporation and SouthBanc bylaws. The following is a summary of the material differences between the TBCA, the NCF charter and the NCF bylaws, on the one hand, and the DGCL, the SouthBanc certificate of incorporation, and the SouthBanc bylaws, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the NCF charter, the NCF bylaws, the SouthBanc certificate of incorporation, the SouthBanc bylaws, the TBCA and the DGCL.

                            Authorized Capital Stock
                                   SouthBanc

 .  7,500,000 shares of common stock
 .  250,000 shares of serial preferred stock
                                      NCF

 .  400,000,000 shares of common stock
 .  5,000,000 shares of preferred stock
                    Size and Election of Board of Directors
                                   SouthBanc

The certificate of incorporation provides that the number of directors shall be no fewer than five and no more than 15. The exact number is fixed by resolution of the SouthBanc board of directors.

Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, stockholders do not have a right to cumulate their votes for directors. Holders of SouthBanc common stock may not cumulate their votes for the election of directors.
                                      NCF

The NCF charter and bylaws provide that the NCF board of directors will consist of at least three and no more than 25 directors. The exact number is fixed by resolution of the NCF board. The number of directors is currently fixed at 20, and there are currently 19 sitting directors with one unfilled vacancy.

Under the TBCA, unless otherwise provided in a corporation's charter, shareholders do not have a right to cumulate their votes for directors. The NCF charter does not provide for cumulative voting.
                              Classes of Directors
                                   SouthBanc

The SouthBanc certificate of incorporation and bylaws provide that the SouthBanc board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.
                                      NCF

The NCF charter and bylaws contain substantially identical provisions.

                          Qualifications of Directors
                                   SouthBanc

SouthBanc's bylaws require that each director of SouthBanc beneficially own at least 100 shares of SouthBanc's capital stock.
                                      NCF

The NCF bylaws provide that the NCF directors need not be residents of the State of Tennessee or shareholders of NCF. The bylaws require that directors be between 18 and 72 years of age; however, a director nominated for re-election may serve until the board of directors' meeting in January of the calendar year in which that director's 73rd birthday will occur.
                  Filling Vacancies on the Board of Directors
                                   SouthBanc

The SouthBanc certificate of incorporation authorizes the SouthBanc board of directors to appoint new directors to fill vacancies, however caused, and newly created directorships by a vote of two-thirds of the directors then in office.
                                      NCF

The NCF bylaws authorize the NCF board to appoint new directors to fill vacancies arising by reason of death, resignation or removal or resulting from an increase by the board of directors in the maximum number of directors.
                              Removal of Directors
                                   SouthBanc

Under the SouthBanc certificate of incorporation, a director may be removed only for cause, and removal requires the affirmative vote of the holders of at least 80% of SouthBanc's outstanding common stock entitled to vote in the election of directors.
                                      NCF

The NCF charter provides that any or all of the NCF directors may be removed from office at any time for cause by the affirmative vote of at least two-thirds of the entire board of directors.
                      Nomination of Directors for Election
                                   SouthBanc

The SouthBanc certificate of incorporation contains specific provisions restricting or conditioning nominations of directors. The board of directors or the stockholders of SouthBanc may nominate individuals to serve as directors.
                                      NCF

Neither the NCF charter nor the NCF bylaws contain specific provisions restricting or conditioning nominations of directors.

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

                            Anti-Takeover Provisions
   Both the DGCL and the TBCA law contain business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.
                                  Delaware Law

Business Combinations with Interested Stockholders

SouthBanc is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of SouthBanc without further action by its stockholders.
                                 Tennessee Law

Business Combination Act

The Tennessee Business Combination Act generally provides that a Tennessee corporation may not engage in a business combination with an "interested shareholder" for a period of five years after the point in time when a shareholder becomes an interested shareholder unless (i) the business combination, or the transaction by which the shareholder became an interested shareholder, is approved by the corporation's board of directors prior to the date that the shareholder became an interested shareholder or (ii) the transaction is exempt from the law. If neither of the foregoing conditions is met, the business combination may only take place after the fifth anniversary of the date the shareholder became an interested shareholder and additionally must either (1) satisfy defined fairness requirements or (2) be approved by the affirmative vote of two-thirds of a corporation's voting shares not owned by the interested shareholder.

A corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. NCF has not adopted a provision in its charter or bylaws removing NCF from coverage under the Tennessee Business Combination Act and, therefore, remains subject to such act.

Control Share Acquisitions

The DGCL contains no equivalent provisions.
Control Share Acquisitions

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, "control shares" will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third or a majority of all voting power in the election of the corporation's directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation's voting stock, other than shares held by the owner of the control shares, officers of the corporation, and directors of the corporation. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation's directors, then the corporation's other shareholders may require the corporation to redeem their shares at fair value. The Tennessee Control Share Acquisition Act is not applicable to NCF because the NCF charter does not contain a specific provision "opting in" to the Control Share Acquisition Act. Investor Protection Act

The DGCL contains no equivalent provisions.
Investor Protection Act

The Tennessee Investor Protection Act (the "TIPA") provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase:

 . makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company;

 . makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and

 . files with the Tennessee Commissioner of Commerce and Insurance and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provided for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

   In addition, the organizational documents of both SouthBanc and NCF contain provisions regulating the companies' relationships with persons who own a specified portion of stock.

                                   SouthBanc

The certificate of incorporation requires the approval of the holders of at least 80% of SouthBanc's outstanding shares of voting stock to approve certain "business combinations" involving a "related person" except in cases where the proposed transaction has been approved in advance by a two-thirds vote of those members of SouthBanc's board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person.

The term "related person" includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of SouthBanc or an affiliate of that person or entity.

A "business combination" includes:

 .  any merger or consolidation of SouthBanc with or into any related person;

 . any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of SouthBanc or combined assets of SouthBanc and its subsidiaries to a related person;

 . any merger or consolidation of a related person with or into SouthBanc or a subsidiary of SouthBanc;

 . any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a related person to SouthBanc or a subsidiary of SouthBanc;

 . the issuance of any securities of SouthBanc or a subsidiary of SouthBanc to a related person;

 .  the acquisition by SouthBanc or a subsidiary of SouthBanc of any securities of a related person;
                                      NCF

NCF's charter includes specific provisions with respect to mergers and other business combinations. In general, a business combination requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of NCF's capital voting stock, unless the business combination:

(1) is not with or does not involve any interested shareholder or an affiliate of an interested shareholder and the conditions set forth in (2)(a) below are met, in which event the business combination will require only such affirmative vote as is required by law and the charter, or

(2) is with or does involve an interested shareholder or an affiliate of an interested shareholder and the following conditions set forth in (a), (b) and
(c) are met, in which event the business combination will require only such affirmative vote as is required by law and the charter:

  (a) if the business combination has been approved by at least two-thirds of the entire board at any time prior to the consummation of the business combination;

  (b) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of our outstanding capital voting stock in that business combination will be at least equal to the minimum price per share; and

  (c) the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the interested

 . any reclassification of common stock of SouthBanc or any recapitalization involving the common stock of SouthBanc; or

 .  any agreement or other arrangement providing for any of the foregoing.

In addition, SouthBanc's certificate of incorporation provides that no record owner of any outstanding SouthBanc common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of SouthBanc common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined pursuant to the federal securities laws and includes (i) shares beneficially owned by that person or any of his or her affiliates (as defined in the certificate of incorporation),
(ii) shares which that person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and (iii) shares as to which that person and his or her affiliates have or share investment or voting power. Beneficial ownership does not include shares that would otherwise be deemed to be beneficially owned by directors and officers solely due to their capacities as such, of SouthBanc or SouthBanc's principal banking subsidiary or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by SouthBanc to be beneficially, owned by that person and his or her affiliates.

shareholder has previously paid for shares of such class of voting stock.

If the interested shareholder has paid for shares of any class of voting stock with varying forms of consideration, the form of consideration for that class of voting stock will be either cash or the form used to acquire the largest number of shares of the class of voting stock previously acquired by it. NCF calls these provisions the "fair price provisions." The fair price provisions are designed to discourage attempts to take over NCF by utilizing two-tier pricing tactics or by acquiring less than all of NCF's outstanding shares. Due to the difficulties of complying with the requirements of the fair price provisions, the fair price provisions generally may discourage attempts to acquire control of NCF. As a result, holders of NCF common stock may be deprived of an opportunity to sell their shares at a premium above the market price.

In addition, the fair price provisions would give veto power to the holders of a minority of NCF common stock with respect to certain business combinations that are opposed by more than one-third of the board of directors and that do not meet the fair price provisions, but that a majority of shareholders believe to be desirable and beneficial. Moreover, in any such business combination not receiving the requisite approval of shareholders or of directors, the minimum price provisions of the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.
                            Shareholder Rights Plan
                                   SouthBanc

SouthBanc does not have a stockholder rights plan.
                                      NCF

NCF does not have a shareholder rights plan.

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

                      Shareholder Action Without a Meeting
                                   SouthBanc

SouthBanc's certificate of incorporation states that no action that requires the approval of the stockholders may be taken without a meeting by the written consent of stockholders.
                                      NCF

Under TBCA Section 48-17-104, if all shareholders entitled to vote on the action consent to taking that action without a meeting, the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders.
                    Calling Special Meetings of Shareholders
                                   SouthBanc

Under DGCL Section 211(d), a special stockholders' meeting may be called by the board of directors or another person as designated in a corporation's certificate of incorporation or bylaws. The SouthBanc certificate of incorporation provides that special meetings of the stockholders may be called by the board of directors or by a committee of the board whose powers and authorities include the power and authority to call such meetings. Accordingly, SouthBanc stockholders do not have the right to demand that a special meeting be called.
                                      NCF

Under TBCA Section 48-17-102, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holder of at least 10% of the votes entitled to be cast may call a special meeting of shareholders. The NCF bylaws provide that a special meeting of NCF shareholders may be called by the Chairman of the Board, the Board of directors, or upon the written request of the holders of not less than 10% of the votes entitled to be cast of NCF common stock.
                         Notice of Shareholder Meetings
                                   SouthBanc

The SouthBanc bylaws require that SouthBanc deliver notice of an annual or special meeting not less than 10 nor more than 60 days before an annual or special meeting.
                                      NCF

The NCF bylaws contain substantially identical provisions.

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

                      Shareholder Vote Required for Merger
                                   SouthBanc

Generally, the DGCL requires the approval of a majority of all votes entitled to be cast to approve a merger. The 80% supermajority requirement described above in "--Comparison of Shareholders' Rights-Anti-Takeover Provisions" is not applicable to the merger of SouthBanc into NCF both because the merger does not involve a "related person" and also because the merger was approved unanimously by the entire board of directors of SouthBanc.
                                      NCF

Generally, the TBCA requires the approval of a majority of all votes entitled to be cast to approve a merger. NCF's charter requires the affirmative vote of at least two-thirds of the outstanding shares of each class of voting stock to approve any business combination that fits within its parameters. The two-thirds limitation is not applicable to the merger of SouthBanc into NCF because the merger does not fit within the parameters set in the charter and because the merger was approved unanimously by the board of directors of NCF.
                                   Dividends
                                   SouthBanc

Under DGCL Section 170, the board of directors may authorize and the corporation may make distributions to its stockholders either out of its surplus or out of its net profits for the fiscal year in which the dividend is declared and/or the previous fiscal year. "Surplus" generally means the excess of a corporation's net assets over its paid-in capital.

Holders of common stock are entitled, when declared by the SouthBanc board in accordance with the provisions of the DGCL, to receive dividends, subject to the rights of holders of preferred stock.
                                      NCF

Under TBCA Section 48-16-401, the board of directors of a Tennessee corporation may authorize, and the corporation may pay, dividends or make other distributions to its shareholders (including the repurchase of its shares) unless either of following is true:

 . after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

 . the corporation's total assets after the distribution would be less than the sum of its total liabilities plus, unless the charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The NCF charter provides that the shareholders have the right to receive dividends if and when declared by the NCF board out of funds legally available for dividends.
                        Dissenters' or Appraisal Rights
                                   SouthBanc

Under DGCL Section 262, a stockholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the stockholder dissents from transactions including a proposed merger, share exchange, or sale of substantially all of the assets of the corporation. However, dissenters' rights generally are not available to holders of shares, such as shares of SouthBanc common stock, that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. unless the consideration to be received in the transaction does not consist solely of shares of capital stock of the party delivering such consideration.
                                      NCF

Under TBCA Section 48-23-102, a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters' rights generally are not available to holders of shares, such as shares of NCF common stock, that are registered on a national securities exchange or quoted on a national market security system.
                        Shareholders' Preemptive Rights
                                   SouthBanc

Under DGCL Section 102(b)(3), unless otherwise provided in a corporation's certificate of incorporation, stockholders do not have preemptive rights. The SouthBanc certificate of incorporation does not provide for preemptive rights.
                                      NCF

Under TBCA Section 48-16-301, unless otherwise provided in a corporation's charter, shareholders do not have preemptive rights. The NCF charter does not provide for preemptive rights.

                                Indemnification
                                   SouthBanc

Under the DGCL and the SouthBanc certificate of incorporation, SouthBanc may indemnify an individual who is a party to a proceeding against liability incurred in the proceeding because he or she is or was a director or officer if that individual conducted himself or herself in good faith and that individual reasonably believed:

 . in connection with a proceeding by or in the right of the corporation, that the conduct was in the best interests of the corporation; and

 . in all other cases, that the conduct was in the best interests of the corporation; and, in the case of any criminal proceeding, that the individual had no reasonable cause to believe the conduct was unlawful.

A corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.
                                      NCF

Under Tennessee law, a corporation may indemnify an individual who is a party to a proceeding against liability incurred in the proceeding because he or she is or was a director or officer if that individual conducted himself or herself in good faith and that individual reasonably believed:

 . in the case of conduct in his or her official capacity, that the conduct was in the best interests of the corporation;

 . in all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

 . in the case of any criminal proceeding, that the individual had no reasonable cause to believe the conduct was unlawful.

A corporation may not indemnify a director or officer (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct under Tennessee law or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. A corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.

NCF's bylaws call for indemnification to the extent permitted by and in the manner provided by the laws of Tennessee.

              Amendment to Certificate of Incorporation of Charter
                                   SouthBanc

Amendments to several important provisions of the SouthBanc certificate of incorporation, including those relating to the number, terms and classification, election and removal procedures for directors; the process for calling special meetings of stockholders; voting restrictions applicable to beneficial owners of 10% or more of the voting stock; stockholder approval of business combinations with related persons; consideration of social and economic factors when evaluating a proposed business combination; indemnification of directors, officers and employees of SouthBanc; and amendment of the certificate of incorporation require approval by at least 80% of the outstanding shares entitled to vote in the election of directors. All other amendments require at least a majority of the board of directors and by a majority of shares entitled to vote on the matter.
                                      NCF

The NCF charter requires an affirmative vote by at least two-thirds of the shares entitled to vote to alter or amend provisions of the charter relating to directors or to certain business combinations unless our board of directors, by at least a two-thirds majority, submits the proposed amendment to a vote of shareholders, in which circumstance a majority vote of shareholders is needed.
                              Amendment of Bylaws
                                   SouthBanc

SouthBanc's bylaws state that the bylaws may be amended by a vote of two-thirds of the board of directors. The stockholders may amend the bylaws only if the amendment is approved by the vote of the holders of a 80% of the SouthBanc common stock present at the stockholders' meeting at which such amendment proposal is considered.
                                      NCF

TBCA Section 48-20-201 provides that a corporation's board of directors may amend or repeal the corporation's bylaws unless:

 . the charter reserves this power exclusively to the shareholders in whole or in part; or

 . the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw.

A corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

NCF's bylaws may be amended or repealed by a vote of a majority of the entire board.

                    INFORMATION ABOUT SOUTHBANC SHARES, INC.

   SouthBanc is the savings and loan holding company for SouthBank. As a savings and loan holding company, SouthBanc is subject to regulation by the Office of Thrift Supervision. Since its formation, SouthBanc's principal activity has been to direct and coordinate the business of SouthBank, which was formerly known as Perpetual Bank, a Federal Savings Bank.

   SouthBank is a federally chartered savings bank located in Anderson, South Carolina. SouthBank is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. SouthBank currently operates six banking offices in Anderson County, South Carolina, and one banking office in each of Oconee, Laurens, Greenwood and Greenville Counties, South Carolina. SouthBank is a community-oriented financial institution dedicated to serving the financial needs of consumers and businesses in its market area.

   For financial statements of SouthBanc and a discussion of SouthBanc's recent results of operations, see SouthBanc's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and SouthBanc's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

           INFORMATION ABOUT NATIONAL COMMERCE FINANCIAL CORPORATION

General

   NCF is a registered bank holding company headquartered in Memphis, Tennessee whose principal business is providing banking and other financial services through its banking and non-banking subsidiaries. After completion of the merger, NCF intends to offer its full array of services to SouthBank customers in all of SouthBank's locations. At June 30, 2001, NCF had consolidated assets of approximately $18.0 billion.

   In July 2000, NCF merged with the former CCB Financial Corporation, an $8.8 billion bank holding company headquartered in Durham, North Carolina, whose primary subsidiary was Central Carolina Bank and Trust Company. CCB Financial Corporation was merged into NCF and Central Carolina Bank and Trust Company became a wholly-owned subsidiary of NCF. In addition, in April 2000, NCF merged with the former Piedmont Bancorp, Inc., a $151 million bank holding company headquartered in Hillsborough, North Carolina. Also in 2000, TransPlatinum acquired Prime Financial Services, Inc. and NCF acquired First Mercantile Trust Company and First Mercantile Capital Management, Inc. Each of these transactions was accounted for as a purchase.

Banking Services

   NCF provides banking services primarily through its wholly owned banking subsidiaries, Central Carolina Bank and Trust Company and National Bank of Commerce. CCB offers commercial and retail banking, savings and trust services through 224 offices located in North Carolina and South Carolina. In addition, it offers trust services through its subsidiaries located in Virginia and Florida. CCB had approximately $10.4 billion in assets at December 31, 2000. CCB provides a full range of financial products including demand and time deposits; secured and unsecured commercial and consumer loans; safe deposit boxes; trust services for corporations, employee benefit plans and individuals; and certain insurance and securities brokerage services.

   NBC offers commercial and retail banking, savings and trust services through 126 offices located in Tennessee, Mississippi, Arkansas, Georgia, Virginia and West Virginia. NBC had approximately $7.2 billion in assets at December 31, 2000. NBC provides the same full range of financial products as CCB.

   On August 13, 2001, NCF announced that it intends to merge CCB into NBC effective January 1, 2002 and thereafter to provide banking services predominately through a single national bank. NCF believes that it will achieve additional efficiencies and cost savings in the compliance, regulatory and operations areas as a result of the merger.

   In addition to providing banking products through NBC and CCB, NCF owns a 49% interest in First Market Bank, FSB. A federal savings bank headquartered in Richmond, Virginia, First Market Bank operates 23 branch offices in Ukrop Supermarkets in the Richmond area.

   In addition, NCF owns 100% of the capital stock of NBC Bank, FSB, a federally chartered bank headquartered in Memphis, Tennessee. It offers commercial and retail banking through 2 offices located in DeSoto County, Mississippi. NBC Bank, FSB had approximately $25.7 million in assets at December 31, 2000.

Non-Bank Services

   In addition to traditional banking services, NCF provides non-banking financial services through several subsidiaries of either NCF, CCB or NBC.

   NCF provides financial services to the trucking and petroleum industries and bankcard services to merchants through its wholly owned subsidiary TransPlatinum Service Corporation.

   NCF provides trust and investment management services to individuals, endowment funds, governments, retirement plans and other institutions through NBC and CCB, as well as through its wholly owned subsidiaries Commerce Capital Management, Inc., First Mercantile Trust Company, and First Mercantile Capital Management, Inc. and through CCB's wholly owned subsidiary, Salem Trust Company. First Mercantile offers processing and other services for retirement plans and provides professional money management services for employee benefit plans on a nationwide basis.

   NCF offers institutional and retail securities brokerage, annuities and mutual fund products through CCB's wholly owned securities broker/dealer subsidiary, CCB Investment and Insurance Service Corporation, and through NBC's 80% owned securities broker/dealer subsidiary, NBC Capital Markets Group, Inc. In addition, NCF provides retail banking consulting services to other financial institutions through its wholly owned subsidiary National Commerce Bank Services, Inc. NCF offers life, property and casualty insurance and annuities in NBC's in-store retail banking system through its wholly owned subsidiary NBC Insurance Services, Inc.

Competition

   Vigorous competition exists in all major geographic and product areas where NCF is presently engaged in business. Its subsidiary banks compete not only with other major commercial banks but also with diversified financial institutions such as thrift institutions, money market and other mutual funds, securities firms, mortgage companies, leasing companies, finance companies and a variety of financial services and advisory companies. Moreover, competition is not limited to NCF's immediate geographic markets as an increased variety of financial services are being offered on the Internet. Larger competing financial institutions may be able to offer services and products that are not cost-efficient for NCF's subsidiary banks to offer. In addition, larger competing financial institutions have access to greater financial resources that allow higher lending limits than NCF's subsidiary banks.

   In the fourth quarter of 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, which permits bank holding companies to become financial holding companies and, by doing so, to affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or complementary thereto. A bank holding company may become a financial holding company if each of its subsidiary banks is (i) well-capitalized under the FDICIA prompt corrective actions provisions, (ii) well-managed and (iii) has at least a satisfactory rating under the Community Reinvestment Act.

   No prior regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities permitted under the GLB Act. Activities cited by the GLB Act as being "financial in nature" include: securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking.

   Subject to certain limitations on investment, a national bank or its financial subsidiary may also engage in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, so long as the bank is well-capitalized, well-managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well-capitalized and well-managed in order to continue to engage in activities that are financial in nature. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has at least a satisfactory Community Reinvestment Act rating.

   The GLB Act will change the operating environment of NCF and its subsidiaries in substantial and unpredictable ways. NCF cannot accurately predict the ultimate effect that this legislation, or implementing regulations, will have upon the financial condition or results of operations of NCF or any of its subsidiaries.

Interstate Banking and Branching

   Subject to certain concentration limits and other requirements, federal law permits bank holding companies to acquire banks and bank holding companies located in any state. Any subsidiary bank of a bank holding company may receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary, wherever located, of that bank holding company. Banks may acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of applicable federal law. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state's not having adopted legislation "opting out" of that applicable provision.

Supervision and Regulation

   The following discussion briefly describes the material elements of the regulatory framework governing bank holding companies and their subsidiaries and provides specific information relevant to NCF and its subsidiaries. This regulatory framework is intended primarily for the protection of depositors and federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to NCF or its subsidiaries may have a material effect on its businesses.

   Bank Holding Company Regulation. As a bank holding company, NCF is subject to regulation under the Bank Holding Company Act and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank, a thrift, or another bank holding company, without the Federal Reserve Board's prior approval. Generally, bank holding companies may engage only in banking and other activities that are determined by the Federal Reserve Board to be closely related or incidental to banking. If, however, a bank holding company has elected to become a financial holding company under the GLB Act, it will no longer be subject to the general requirements that it obtain the Federal Reserve Board's approval prior to acquiring more than 5% of the voting shares, or substantially all of the assets, of a company that is not a bank or bank holding company. Moreover, as a financial holding company, it will be permitted to engage in activities that are jointly determined by the Federal Reserve Board and the Treasury Department to be "financial in nature or incidental to such financial activity." A financial holding company may also engage in activities that are determined by the Federal Reserve Board to be "complementary to financial activities."

   There are a number of obligations and restrictions imposed by law on a bank holding company and its insured depository institution subsidiaries that are designed to minimize potential loss to depositors and Federal Deposit Insurance Corporation insurance funds. For example, if a bank holding company's insured depository institution subsidiary becomes "undercapitalized," the bank holding company is required to guarantee (subject to certain limits) the subsidiary's compliance with the terms of any capital restoration plan filed with its appropriate federal banking agency. Also, a bank holding company is required to serve as a source of financial strength to its depository institution subsidiaries and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the Bank Holding Company Act, the Federal Reserve Board has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness and stability of a depository institution subsidiary of the bank holding company.

   Bank holding companies are required to comply with the Federal Reserve Board's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets of 8%. At least half of the total capital is required to be Tier 1 capital. In addition to the risk-based capital guidelines, the Federal Reserve Board has adopted a minimum leverage capital ratio under which a bank holding company must maintain a level of Tier 1 capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion). All other bank holding companies are expected to maintain a leverage capital ratio of at least 1% to 2% above the stated minimum.

   Subsidiary Banks Regulation. CCB is a North Carolina-chartered commercial bank and is subject to regulation and examination primarily by the FDIC, and, in addition, is regulated and examined by the North Carolina Banking Commission and Commissioner of Banks. NBC is a national banking association chartered under the National Banking Act and, as such, is subject to regulation and examination primarily by the Office of the Comptroller of the Currency. NBC Bank, FSB and First Market Bank, FSB are federal savings banks primarily regulated by the Office of Thrift Supervision. NCF and its subsidiary banks have other subsidiaries that are subject to governmental regulation and supervision. Commerce Capital Management, Inc. and Salem Advisors, Inc. are registered with the SEC as investment advisers pursuant to the Investment Advisers Act of 1940, as amended. NBC Capital Markets Group, Inc, as a registered securities broker/dealer under the Securities Exchange Act 1934 and member of the National Association of Securities Dealers, is subject to regulation by the SEC and the NASD. Salem Trust Co., as a Florida trust company that provides institutional trust services, is subject to regulation and examination primarily by the Florida banking regulators. Sprunt Insurance Company, Ltd., headquartered in the British Virgin Islands, was formed to reinsure private mortgage insurance on mortgage loans originated by Central Carolina Bank and Trust. This company is subject to regulations and examinations under the laws of the British Virgin Islands. All regulatory agencies require periodic audits and regularly scheduled reports of financial information.

   The federal banking agencies have broad enforcement powers over depository institutions, including the power to terminate deposit insurance, to impose substantial fines and other civil and criminal penalties, and to appoint a conservator or receiver if any of a number of conditions are met. Almost every aspect of the operations and financial condition of NCF's subsidiary banks is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law. These include requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments and provision of services.

   Insurance Assessment. The deposits of NCF's subsidiary banks are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund and/or the Savings Association Insurance Fund administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

   The annual insurance premiums on bank deposits insured by the Bank Insurance Fund and the Savings Association Insurance Fund vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories. The Deposit Insurance Funds Act of 1996 imposed additional assessments on insured depository institutions with respect to deposits insured by these insurance funds to pay for the cost of Financing Corporation funding. The FDIC established these assessment rates effective January 1, 1999 at $.012 per $100 annually for deposits insured by the Bank Insurance Fund and $.061 per $100 annually for deposits insured by the Savings Association Insurance Fund. The assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. NCF's subsidiary banks held approximately $2 billion of deposits insured by the Savings Association Insurance Fund as of December 31, 2000.

Fiscal and Monetary Policy

   Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loan and securities holdings, constitutes the major portion of its earnings. Thus, the earnings and growth of NCF and its subsidiary banks are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board regulates the supply of money through various means, including open market dealings in United States government securities, setting the discount rate at which banks may borrow from the Federal Reserve Board, and setting the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on NCF and its subsidiaries cannot be predicted.

Employee Relations

   As of December 31, 2000, NCF and its subsidiaries employed 4,694 full-time equivalent employees. NCF and its subsidiaries are not parties to any collective bargaining agreements, and considers its relations with its employees to be good.

Properties

   NCF's principal executive offices are located in leased space at One Commerce Square, Memphis, Tennessee. NCF's Customer Service Center is a leased building located in Durham, North Carolina. NCF's subsidiary banks operate 375 banking offices, approximately 300 of which are either leased buildings or leased property on which the subsidiary banks have constructed banking offices. The subsidiary banks and First Market Bank, FSB have 449 ATM locations in operation.

Legal Proceedings

   NCF and certain of its subsidiary banks have been named as defendants in lawsuits that have arisen in the normal course of business. Although NCF cannot determine the amount of any ultimate liability with respect to such matters, in the opinion of management and counsel, none of the lawsuits, individually or in the aggregate, will have a material effect on NCF's financial position or results of operations.

                    DIRECTORS AND EXECUTIVE OFFICERS OF NCF

   NCF's Amended and Restated Charter provides for a board of directors consisting of not less than three and not more than 25 directors. It divides the board into three classes as nearly equal in number as possible, with each class serving a three-year term and one class elected at each annual meeting of shareholders. The board of directors has fixed its number at 20. Currently 19 seats are filled with one unfilled vacancy.

   Pursuant to NCF's Agreement and Plan of Merger with CCB, for a period of two years after the merger, which was effective July 5, 2000, 10 of NCF's directors are to be nominated by members of the board who were directors of NCF prior to the merger, or their successors, and 10 are to be nominated by members of our board who were directors of CCB prior to the merger, or their successors. The current vacancy may be filled by the CCB directors.

   The following table sets forth information regarding NCF's current directors:

                               Age (as of  Principal Occupation for
                              September 1,    Past Five Years and        Year First
             Name                2001)           Directorships        Elected Director
             ----             ------------ ------------------------   ----------------
 Incumbents to Serve Until the Annual Meeting of Shareholders in
  2002

 Thomas C. Farnsworth, Jr. ..      63      Chairman of Farnsworth           1977
                                            Investment Co. (real
                                            estate developer)

 R. Lee Jenkins..............      71      Private investor;                1990
                                            Director of RFS Hotel
                                            Investors, Inc.

 Eugene J. McDonald..........      69      Executive Vice President         2000
                                            of Duke University;
                                            Founding President and
                                            Chief Executive Officer
                                            of Duke Management
                                            Company (asset
                                            management company
                                            affiliated with Duke
                                            University); Chairman
                                            of Winston Hedged
                                            Equity Group; Director
                                            of RedHat, Inc.;
                                            Director of CCB until
                                            July 2000

 James E. McGehee, Jr. ......      72      Chairman of McGehee              1976
                                            Realty and Development
                                            Company

 Phillip H. McNeill, Sr. ....      62      Chairman and Chief               1998
                                            Executive Officer of
                                            Equity Inns, Inc.;
                                            Director of Interstate
                                            Hotel Corp.

 Ernest C. Roessler..........      60      President and Chief              2000
                                            Executive Officer;
                                            Chairman of the Board,
                                            President and Chief
                                            Executive Officer of
                                            CCB until July 2000

 Dr. Phail Wynn, Jr. ........      53      President, Durham                2000
                                            Technical Community
                                            College; Director of
                                            CCB until July 2000

 Incumbents to Serve Until the Annual Meeting of Shareholders in
  2003

 James B. Brame, Jr. ........      56      President and Chief              2000
                                            Executive Officer of
                                            Brame Specialty Co.,
                                            Inc. (paper and office
                                            supplies); Director of
                                            CCB until July 2000

 John D. Canale, III.........      56      President and Chief              1989
                                            Executive Officer of D.
                                            Canale & Co; Secretary-
                                            Treasurer of D. Canale
                                            Beverages, Inc.;
                                            President of D. Canale
                                            Food Services, Inc.
                                            (wholesale food
                                            distributor) until
                                            September 1999

                              Age (as of  Principal Occupation for
                             September 1,    Past Five Years and        Year First
            Name                2001)           Directorships        Elected Director
            ----             ------------ ------------------------   ----------------
 James H. Daughdrill, Jr. ..      67      President of Rhodes              1999
                                           College until his
                                           retirement in June 1999

 J. Bradbury Reed...........      61      Member of law firm of            1998
                                           Bass, Berry & Sims PLC;
                                           Director of J.
                                           Alexander's Corporation

 Dr. David E. Shi...........      50      President of Furman              2000
                                           University; Director of
                                           CCB until July 2000

 Incumbents to Serve Until the Annual Meeting of Shareholders in
  2004

 Bruce E. Campbell, Jr. ....      70      Director of RFS Hotel            1976
                                           Investors, Inc.

 Blake P. Garrett...........      60      Partner in Garrett and           2000
                                           Garrett Construction
                                           and related companies
                                           (commercial real estate
                                           development); Director
                                           of CCB until July 2000

 Thomas M. Garrott..........      63      Chairman of the Board;           1977
                                           Chairman of the
                                           Executive Committee of
                                           the board; President
                                           and Chief Executive
                                           Officer of NCF until
                                           July 2000; Chief
                                           Executive Officer and
                                           Chairman of the Board
                                           of National Bank of
                                           Commerce ("National
                                           Bank of Commerce")
                                           until July 1998;
                                           Director of Internet
                                           Pictures, Inc.

 C. Dan Joyner..............      64      President and Chief              2000
                                           Executive Officer of
                                           The Prudential/C. Dan
                                           Joyner Co., Inc. (real
                                           estate broker);
                                           Director of CCB until
                                           July 2000

 W. Neely Mallory, Jr. .....      67      President of Mallory             1974
                                           Group, Inc. (3rd party
                                           logistics)

 Eric B. Munson.............      58      President and Chief              2000
                                           Executive Officer of
                                           University of North
                                           Carolina Hospitals;
                                           Director of CCB until
                                           July 2000

 H. Allen Tate, Jr. ........      70      President and Chief              2000
                                           Executive Officer of
                                           Allen Tate Company,
                                           Inc. (real estate
                                           broker); Director of
                                           Reliance Relocation
                                           Services, Inc.;
                                           Director of CCB until
                                           July 2000

   All officers of NCF are appointed by the board of directors to hold their offices at the pleasure of the board. At September 1, 2001, the executive officers of NCF were as follows:

            Name                 Age      Office Held
            ----             ------------ -----------
 Thomas M. Garrott..........      63      Chairman of the Board
                                          and Director
 Ernest C. Roessler.........      60      President, Chief
                                          Executive Officer and
                                          Director
 William R. Reed, Jr. ......      55      Chief Operating Officer
 Sheldon M. Fox.............      40      Chief Financial Officer
 J. Scott Edwards...........      56      Chief Administrative
                                          Officer
 Richard L. Furr............      52      Chairman and President,
                                          Central Carolina Bank
                                          and Trust Company
 David T. Popwell...........      41      Executive Vice President
                                          and Secretary

   The above officers have served as executive officers for more than five years except as noted below:

   Mr. Roessler served as Chairman of the Board, President and Chief Executive Officer of CCB prior to July 2000;

   Mr. Fox served as Executive Vice President and Chief Financial Officer of CCB prior to July 2000. Prior to October 1998, he was a partner with KPMG LLP;

   Messrs. Edwards and Furr served as Senior Executive Vice Presidents of CCB prior to July 2000; and

   Mr. Popwell was elected Executive Vice President of NCF in August 1998 and Secretary in October 1999. Prior to that time, he was an attorney with Baker, Donelson, Bearman and Caldwell.

Stock Ownership of Management and Principal Shareholders

   The following table sets forth the number, rounded to the nearest whole share, and the percentage of shares of NCF's outstanding common stock that were beneficially owned by the company's Chief Executive Officer, four other most highly compensated executive officers (including officers of subsidiaries, if applicable), directors and all directors and named executive officers as a group, as of June 30, 2001. The number of shares of common stock outstanding used in calculating the percentage for each listed individual includes the shares of common stock underlying options or warrants exercisable within 60 days of June 30, 2001 that were held by the listed individuals, but excludes shares of common stock underlying options or warrants held by other persons. NCF knows of no person that is a "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of NCF's common stock as of June 30, 2001.

                                      Number of Shares of
                             Common Stock Beneficially Owned as of
           Name                        June 30, 2000(1)            Percent of Class
           ----              ------------------------------------- ----------------
   James B. Brame, Jr......                   57,703(2)                   *

   Bruce E. Campbell.......                  499,715(3)                   *

   John D. Canale III......                5,198,292(4)                  2.52

   James H. Daughdrill.....                    5,452(5)                   *

   Thomas C. Farnsworth,
    Jr.....................                  952,781(6)                   *

   Richard L. Furr.........                  402,798(7)                   *

   Blake P. Garrett, Jr....                  260,102(8)                   *

   Thomas M. Garrott.......                2,151,248(9)                  1.04

   Lewis E. Holland........                  506,762(10)                  *

   R. Lee Jenkins..........                   42,772(11)                  *

   C. Dan Joyner...........                  116,948(12)                  *

   W. Neely Mallory, Jr....                  460,501(13)                  *

   Eugene J. McDonald......                   80,822(14)                  *

   James E. McGehee, Jr....                3,499,829(15)                 1.69

   Phillip H. McNeill,
    Sr.....................                  105,711(16)                  *

   Eric B. Munson..........                   45,517(17)                  *

   J. Bradbury Reed........                   16,158(18)                  *

   William R. Reed, Jr.....                  767,202(19)                  *

   Ernest C. Roessler......                  740,016(20)                  *

   Dr. David E. Shi........                   53,499(21)                  *

   H. Allen Tate, Jr.......                  102,823(22)                  *

   Dr. Phail Wynn, Jr......                   46,844(23)                  *

   All directors and named
    executive officers as a
    group (22 persons).....               16,113,495(24)                 7.80

--------
  * Less than 1% of the outstanding shares of NCF's common stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options, warrants or other rights to acquire common stock that are currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2001, are deemed outstanding and beneficially owned by the person holding the option, warrant or other right for purposes of computing such person's percentage ownership. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by such shareholder.
 (2) Includes 29,794 shares of common stock issuable upon exercise of an option held by Mr. Brame.
 (3) Includes 99,188 shares of common stock held by Mr. Campbell through an individual retirement account; 236,204 shares held jointly by Mr. Campbell and his wife; a total of 82,452 shares held by members of Mr. Campbell's family, as to which Mr. Campbell disclaims any beneficial interest; and 4,772 shares of common stock issuable upon exercise of an option held by Mr. Campbell.
 (4) Includes 325,500 shares owned by the estate of Mr. Canale's father, John
     D. Canale. As an executor of the estate, Mr. Canale shares investment and voting power. Also includes 4,711,312 shares held by D. Canale & Co., in which Mr. Canale has a 50% voting interest. Also includes 400 shares held by Mr. Canale as custodian for his nephew and 4,772 shares of common stock issuable upon exercise of an option held by Mr. Canale.
 (5) Includes 4,772 shares of common stock issuable upon the exercise of an option held by Mr. Daughdrill.
 (6) Includes 500 shares held by Mr. Farnsworth's wife, as to which Mr. Farnsworth disclaims any beneficial interest, and 4,772 shares of common stock issuable upon exercise of an option held by Mr. Farnsworth.
 (7) Includes 171,549 shares of common stock issuable upon exercise of stock options held by Mr. Furr; 22,360 shares held by Mr. Furr's wife; 4,900 shares held by Mr. Furr's children; and 45,423 shares attributable to Mr. Furr under NCF's 401(k) plan.
 (8) Includes 111,206 shares of common stock held by members of Mr. Garrett's family; 1,377 shares held by Inn Circle Limited Partnership, of which Mr. Garrett is a partner; 5,449 shares held by Garrett, Wenck & Garrett, Inc., of which Mr. Garrett is a shareholder; and 34,437 shares issuable upon exercise of an option held by Mr. Garrett.
 (9) Includes 385,000 shares of common stock issuable upon exercise of stock options held by Mr. Garrott; 95,248 shares held by Mr. Garrott's wife, as to which Mr. Garrott disclaims any beneficial interest; 99,893 shares held in trust for the benefit of Mr. Garrott's children, as to which Mr. Garrott disclaims any beneficial interest; and 93,636 shares attributable to Mr. Garrott under NCF's 401(k) plan.
(10) Includes 347,834 shares of common stock issuable upon exercise of stock options held by Mr. Holland; 2,729 shares attributable to Mr. Holland under NCF's 401(k) plan; and

    43,707 shares held by Mr. Holland's wife, as to which he disclaims any beneficial interest. Mr. Holland retired as an officer of NCF, effective as of July 31, 2001.
(11) Includes 6,000 shares of common stock held by Mr. Jenkins's wife, as to which he disclaims any beneficial interest, and 4,772 shares of common stock issuable upon exercise of an option held by Mr. Jenkins.
(12) Includes 45,611 shares of common stock issuable upon exercise of stock options held by Mr. Joyner and 5,606 shares held by Mr. Joyner through an individual retirement account.
(13) Includes 4,000 shares of common stock held by Mr. Mallory's wife, as to which he disclaims any beneficial interest, and 4,772 shares of common stock issuable upon exercise of an option held by Mr. Mallory.
(14) Includes 34,694 shares of common stock issuable upon exercise of stock options held by Mr. McDonald.
(15) Includes 3,439,138 shares of common stock held by certain family entities, foundations or members, as to which Mr. McGehee has voting power but as to which Mr. McGehee disclaims any beneficial interest. Of those 3,439,138 shares, Mr. McGehee has no investment power with respect to 1,635,609 shares. Also includes 4,772 shares of common stock issuable upon exercise of an option by Mr. McGehee.
(16) Includes 4,772 shares of common stock issuable upon exercise of an option held by Mr. McNeill.
(17) Includes 34,694 shares of common stock issuable upon exercise of stock options held by Mr. Munson.
(18) Includes 4,772 shares of common stock issuable upon exercise of an option held by Mr. Reed.
(19) Includes 225,600 shares of common stock held by Mr. Reed's wife; 255,834 shares issuable upon exercise of stock options held by Mr. Reed; and 60,016 attributable to Mr. Reed under NCF's 401(k) plan.
(20) Includes 360,806 shares of common stock issuable upon exercise of stock options held by Mr. Roessler; 17,150 shares held by Mr. Roessler's wife, as to which he disclaims any beneficial interest; and 31,863 shares attributable to Mr. Roessler under NCF's 401(k) plan.
(21) Includes 33,911 shares of common stock issuable upon exercise of stock options held by Dr. Shi.
(22) Includes 34,694 shares of common stock issuable upon exercise of stock options held by Mr. Tate; 4,001 shares held by the Allen Tate Foundation; and 15,381 shares of common stock held by Mr. Tate through an individual retirement account.
(23) Includes 34,694 shares of common stock issuable upon exercise of stock options held by Dr. Wynn.
(24) Includes an aggregate of 1,846,500 shares of common stock issuable upon the exercise of stock options by all directors and named executive officers as a group. Also includes an aggregate of 233,667 shares under NCF's 401(k) plan.

Compensation of Directors

   Only directors who are not also officers or employees of NCF are entitled to receive compensation for their activities carried out in connection with their board membership. The following table summarizes NCF's arrangements for compensation of its outside directors.

 Annual Retainer(1)                 $15,000
 Board Meeting Fee(1)               $ 1,000
 Executive Committee Retainer(1)    $ 7,500
 Committee Meeting Fee(1)           $   750
 Annual Committee Chair Retainer(1) $ 1,000
 Annual Equity Compensation         Non-qualified stock options valued at
                                    $30,000 using the Black-Scholes method.

--------
(1) All retainer and meeting fees must be invested in either the Director's Fees Deferral Plan or the company's Dividend Reinvestment Plan.

   During 2000, NCF had a different arrangement for compensating its outside directors, both those who were NCF directors prior to the merger with CCB, or their successors, and those who were directors of CCB prior to the merger and who have continued as directors of NCF after the merger. The following table sets forth that compensation:

                                                         NCF           CCB
                                                      Directors     Directors
                                                     -----------    ---------
   Annual Retainer.................................. $     4,000     $12,500(3)
   Executive Committee Retainer.....................         --        7,500(3)
   Board Meeting Fee................................       2,000(1)      875(1)
   Committee Meeting Fee............................         150(1)      750(1)
   Committee Chairman Fee...........................         250(1)    1,000(1)
   Stock Grant......................................  100 shares(2)      --

--------
(1) Per meeting attended.
(2) Granted only if all of the board meetings for the year were attended.
(3) Prorated for the portion of the year following the merger.

   At the end of 2000, each NCF director was given a lump sum payment equal to the difference between what he would have been paid had he been a CCB director following the merger and what he was actually paid as an NCF director.

Summary Compensation Table

   The following table sets forth certain summary information for the years indicated with respect to the compensation awarded to, earned by, or paid to NCF's Chief Executive Officer and each of the four other most highly compensated executive officers of NCF and its subsidiaries. The compensation shown for Messrs. Roessler and Furr includes compensation paid to them by CCB prior to the NCF-CCB merger in July 2000.

                                                                           Long-term Compensation
                                                                      ---------------------------------
                                                                              Awards           Payouts
                                                                      ----------------------- ---------
                                                          Annual
                                                      Compensation(1) Restricted  Securities
                                                      ---------------   Stock     Underlying    LTIP       All other
                                                      Salary   Bonus   Award(s)  Options/SARs  Payouts    compensation
          Name and principal position            Year   ($)     ($)     ($)(2)      (#)(3)     ($)(4)        ($)(5)
          ---------------------------            ---- ------- ------- ---------- ------------ --------- ----------------
 Ernest C. Roessler   President and Chief        2000 650,000 733,107 1,581,250    449,601    1,039,354  3,222,344(6)(8)
                      Executive Officer;         1999 600,000 370,731       --      84,476      202,000     93,939(8)
                      Director of National       1998 521,000 340,890       --      84,476      150,000    143,438
                      Bank of Commerce;
                      Chairman of the Board,
                      President and Chief
                      Executive Officer of CCB
                      until July 2000

 Thomas M. Garrott    Chairman of the Board      2000 625,000 758,107 2,050,375    360,000          --  12,251,182(6)(9)
                      and Director; President    1999 535,000 535,000   532,500     65,000          --   2,414,487(7)(9)
                      and Chief Executive        1998 510,000 510,000       --      80,000          --      31,000(9)
                      Officer until July 2000;
                      Director of National
                      Bank of Commerce

 William R. Reed, Jr. Chief Operating Officer;   2000 322,500 217,787   474,375    137,500          --   2,526,043(6)(9)
                      Chairman and Director of   1999 271,000 184,280       --      25,000          --      70,881(7)(9)
                      National Bank of           1998 246,000 184,500       --      40,000          --      33,000(9)
                      Commerce; Director of
                      Central Carolina Bank
                      and Trust

 Lewis E. Holland     President of Financial     2000 315,000 201,012   474,375    137,500          --   3,942,803(6)(9)
                      Enterprises, Vice          1999 271,000 170,730       --      25,000          --      70,881(7)(9)
                      Chairman and Director of   1998 291,000 197,250       --      40,000          --      33,000(9)
                      National Bank of
                      Commerce; Director of
                      Central Carolina Bank
                      and Trust

 Richard L. Furr      Chairman and President     2000 339,400 216,531   474,375    163,754      449,192  1,559,443(6)(8)
                      of Central Carolina Bank   1999 325,800 167,756       --      35,721      100,000     46,379(8)
                      and Trust; Senior          1998 301,658 157,900       --      35,721       86,000     67,545(8)
                      Executive Vice President
                      of CCB until July 2000

--------
(1) NCF also provides certain perquisites and other personal benefits to the named executive officers that do not exceed either $50,000 or 10% of each named executive officer's total annual salary and bonus.
(2) Dollar amount shown equals number of shares multiplied by stock price on grant date. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares. The number of shares of restricted stock held by each named executive officer and the value of those shares as of December 31, 2000 are as follows:

    Name                    Aggregate Holdings (# of Shares) Aggregate Value ($)
    ----                    -------------------------------- -------------------
   Mr. Roessler............             100,000                   2,475,000
   Mr. Garrott.............             100,000                   2,475,000
   Mr. Reed................              30,000                     742,500
   Mr. Holland.............              30,000                     742,500
   Mr. Furr................              30,000                     742,500

  All shares of restricted stock vest in three equal installments on July 5, 2001, 2002 and 2003, except that Mr. Garrott was awarded 30,000 shares in 2000 and 27,000 in 1999, all of which vested on July 5, 2000.
(3) Options adjusted for 2-for-1 stock split effective July 1, 1998. The options shown for Messrs. Roessler and Furr for 1999 and 1998 represent options to acquire shares of CCB common stock that were converted into options to acquire shares of our common stock upon completion of the NCF-CCB merger.
(4) Reflects amounts paid to Messrs. Roessler and Furr under CCB's Long-Term Incentive Plan ("LTIP"). In connection with the NCF-CCB merger, LTIP awards scheduled to vest in 2001 and 2002 were accelerated for all participants. The amounts listed for Messrs. Roessler and Furr include $762,000 and $332,000, respectively, which amounts were accelerated due to the merger.
(5) In addition to the other amounts footnoted below, figures in this column include directors' fees (with respect to service on the boards of NCF and National Bank of Commerce, as applicable) of an aggregate of $26,150 paid to Mr. Garrott, $20,000 paid to Mr. Reed, and $22,000 paid to Mr. Holland for 2000; $24,000 paid to Mr. Garrott, $22,000 paid to Mr. Reed, and $24,000 paid to Mr. Holland for 1999; and $26,000 paid to Mr. Garrott, $32,000 paid to Mr. Reed, and $28,000 paid to Mr. Holland for 1998.
(6) The amount listed for each named executive officer includes payments pursuant to contractual obligations made in connection with the NCF-CCB merger, as follows: Mr. Roessler, $3,109,600; Mr. Garrott, $12,131,293; Mr. Reed, $2,464,155; Mr. Holland, $3,873,672; and Mr. Furr, $1,519,518.
    The amount listed for Mr. Roessler also includes $18,520 in relocation costs paid to him by NCF. The amounts listed for Messrs. Roessler, Garrott, Reed, Holland and Furr also include split dollar life insurance premiums.
(7) Includes split dollar life insurance premiums. Also includes a lump sum payment received by Mr. Garrott in 1999 in the amount of $2,296,998 in accordance with an amended employment agreement that extends the date upon which he may elect to be employed on part-time status.
(8) The amounts listed for Messrs. Roessler and Furr include an employer's matching contribution on behalf of that officer to the CCB 401K plan. The separate amounts for 2000, 1999 and 1998 are as follows: Mr. Roessler-- $30,622, $28,227 and $39,359 and Mr. Furr--$8,715, $14,511 and $20,898.
    The 1999 and 1998 amounts also include split-dollar life insurance premiums.
(9) Also includes an employer's matching contribution on behalf of that officer to the NCF 401K plan in the amount of $5,250 for each officer in 2000 and $5,000 for each officer in each of 1999 and 1998.

Stock Option Plans

   During 1994, the shareholders approved NCF's 1994 Stock Plan (the "1994 Plan"), which reserved 6,200,000 shares of common stock for use under the 1994 Plan. Shares that had not been subject to option or restricted stock grants under previous plans were transferred to reserved shares under the 1994 Plan. In 1997 and 2000, the shareholders approved an additional 2,000,000 and 4,000,000 shares, respectively, for grants under the 1994 Plan.

   NCF grants options under the 1994 Plan at the then prevailing market price of the common stock. Options become exercisable in equal parts over vesting periods ranging from three to five years. Only eligible officers and key employees are eligible to participate in the 1994 Plan.

   In addition, in connection with the CCB merger, NCF assumed CCB's obligations under several option plans, including the CCB Long-Term Incentive Plan. CCB shareholders approved all shares available for grant under the CCB LTIP. Immediately following the CCB merger, there were approximately 5,334,650 shares of NCF common stock available for issuance under the CCB LTIP, which remain available for issuance to executive officers and key employees of NCF following the merger.

   Amounts set forth in the following tables reflect the effect of all stock dividends and splits declared through 2000 and, with respect to Messrs. Roessler and Furr, the effect of the CCB merger with NCF.

Option Grants In Last Fiscal Year

   The following table sets forth certain information with respect to the grant of stock options under NCF's 1994 Plan and, with respect to Messrs. Roessler and Furr, the CCB LTIP, to the named executive officers for the year ended December 31, 2000.

                                                                                        Potential Realizable Value
                                                                                        at Assumed Annual Rates of
                                               Percent of Total                          Stock Price Appreciation
                         Number of Securities Options Granted to Exercise or                  for Option Term
                          Underlying Options     Employees in    Base Price  Expiration ---------------------------
          Name              Granted (#)(1)       Fiscal Year       ($/SH)       Date         5%            10%
          ----           -------------------- ------------------ ----------- ---------- ------------- -------------
Thomas M. Garrott.......        60,000                2.5%         $16.938     3-9-10   $     495,741 $   1,220,349
                               300,000               12.7%         $15.813     7-5-10       2,314,001     5,696,295

Ernest C. Roessler......        40,330                1.7%         $17.625     8-1-10         346,736       853,827
                                12,324                0.5%         $16.225    3-16-10          97,536       240,101
                                96,947                4.1%         $16.225    3-16-10         767,269     1,888,758
                               300,000               12.7%         $15.813     7-5-10       2,314,001     5,696,295

Lewis E. Holland........        37,500                1.6%         $16.938     3-9-10         309,838       762,718
                               100,000                4.2%         $15.813     7-5-10         771,334     1,898,765

William R. Reed, Jr.....        37,500                1.6%         $16.938     3-9-10         309,838       762,718
                               100,000                4.2%         $15.813     7-5-10         771,334     1,898,765

Richard L. Furr.........        16,860                0.7%         $17.625     8-1-10         144,953       356,827
                                12,324                0.5%         $16.225    3-16-10          97,536       240,101
                                34,570                1.5%         $16.225    3-16-10         273,598       673,506
                               100,000                4.2%         $15.813     7-5-10         771,334     1,898,765

--------
(1) Options become exercisable annually in equal parts over a three- or five-year period following the date of grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

   The following table sets forth certain information with respect to options exercised during 2000 and the value of unexercised options and stock appreciation rights held by the named executive officers of NCF and its subsidiaries at December 31, 2000.

                                                 Number of Securities
                           Shares               Underlying Unexercised
                         Acquired on  Value   Options/SARs at FY-End (#) Value of Unexercised In-the-Money
                          Exercise   Realized       Exercisable /          Options/SARs at FY-End($)(2)
   Name                      (#)      ($)(1)        Unexercisable           Exercisable / Unexercisable
   ----                  ----------- -------- -------------------------- ---------------------------------
Thomas M. Garrott.......      --          --      357,000 / 348,000           $4,807,490 / $3,056,250
Ernest C. Roessler......    8,718    $ 59,074     243,138 / 449,601             1,332,460 / 3,898,204
Lewis E. Holland........      --          --      284,500 / 130,000             4,154,216 / 1,128,125
William R. Reed, Jr.....   60,000    $809,048     252,500 / 130,000             3,721,704 / 1,128,125
Richard L. Furr.........   10,648    $ 64,790     116,963 / 163,754               702,022 / 1,413,672

--------
(1) Market value of underlying securities at exercise minus the exercise price.
(2) Market price at year end less exercise price.

Pension Plans

   Prior to the NCF-CCB merger, NCF and CCB had established separate pension plans for the benefit of their respective employees. Each of these plans continues to be in effect and is described below.

   NCF maintains a non-contributory, defined benefit retirement plan that covers all NCF's eligible employees. The following table describes estimated retirement benefits payable under the retirement plan to employees in the specified period-of-service and compensation classifications, assuming retirement at age 65. Retirement benefits are not subject to social security deductions or offsets.

                                Credited Service
              ----------------------------------------------------------------
   Final        10         15         20         25         30
   Pay         Years      Years      Years      Years      Years     35 Years
   -----      -------    -------    -------    -------    -------    --------
   $125,000   $22,283    $33,426    $44,568    $55,710    $66,851    $ 77,994
    150,000    27,130     40,696     54,261     67,827     81,391      94,957
    200,000    31,007*    46,512*    62,016*    77,520*    93,023*    108,527*
    175,000    31,007*    46,512*    62,016*    77,520*    93,023*    108,527*
    225,000    31,007*    46,512*    62,016*    77,520*    93,023*    108,527*
    250,000    31,007*    46,512*    62,016*    77,520*    93,023*    108,527*
    300,000    31,007*    46,512*    62,016*    77,520*    93,023*    108,527*
    400,000    31,007*    46,512*    62,016*    77,520*    93,023*    108,527*
    450,000    31,007*    46,512*    62,016*    77,520*    93,023*    108,527*
    500,000    31,007*    46,512*    62,016*    77,520*    93,023*    108,527*

--------
* Compensation is limited to $170,000 under Internal Revenue Code Section 401(a)(17). The benefit amounts reflect grandfathered minimum benefits based on plan provisions in effect prior to the amendment effective July 15, 1996.

   The NCF pension plan contains a five-year vesting requirement, effective January 1, 1989, and provides remuneration upon retirement at age 65 based generally upon average compensation for the five calendar years preceding retirement and years of service, with additional preretirement disability and death benefits. Benefits are calculated on the normal retirement option available to participants, which is ten years certain and life. Compensation covered by the retirement plan includes base salaries, overtime pay, commissions and bonuses. Covered compensation for commissioned employees is limited to $100,000. In 2000, covered compensation for Messrs. Garrott, Reed, and Holland was $1,383,107, $546,287, and $516,012, respectively. At December 31, 2000, Messrs. Garrott, Reed, and Holland had approximately 18, 31, and 7 years of credited service, respectively, under the retirement plan.

   The board of directors has also adopted a restoration pension plan that would restore any portion of the pension payable to any participant in the retirement plan that cannot be paid from such retirement plan due to the maximum benefit limitations imposed by Section 415 and by the maximum compensation limitations imposed by Section 401(a)(17) of the Internal Revenue Code as well as provide certain additional benefits to participants. Since the adoption of this plan, NCF has annually funded actuarially determined accrued benefits under the plan. In accordance with the terms of the restoration pension plan and their respective employment agreements, the NCF-CCB merger caused the participation of Messrs. Garrott, Reed and Holland in the plan to terminate, and they received payments of $7,551,605, $2,456,690 and $904,094, respectively. These payments represented the present value of each officer's expected lifetime benefits under the plan, reflecting an additional three years of age and service as provided in their employment agreements and assuming immediate retirement. Effective August 1, 2000, Messrs. Garrott, Reed and Holland were eligible for reentry into the restoration pension plan, but only with respect to future services. Under the plan, if Messrs. Garrott, Reed and Holland work for NCF until age 65 at their 2000 rate of compensation, the plan will provide them with lifetime annuities of $36,288, $63,385 and $80,871, respectively.

   CCB maintained a tax-qualified, defined benefit pension plan that NCF is continuing to maintain until such time as the NCF and CCB benefit plans are fully integrated. Substantially all of the full-time employees of CCB prior to the merger who are now NCF employees and who have been continuously employed for a period of twelve months participate in the CCB pension plan. Compensation covered by the CCB pension plan each year is a participant's annual base salary and short term bonus. At his or her retirement, a participant's annual benefit under the CCB pension plan is based on his or her average covered compensation for any five consecutive plan years during the last ten years preceding normal retirement age. However, under tax laws in effect at December 31, 2000, the amount of a participant's annual compensation taken into account for benefit calculation purposes under the CCB pension plan may not exceed $170,000, and maximum annual benefits payable under the pension plan are $135,000. CCB therefore adopted a supplemental retirement plan that operates in conjunction with the CCB pension plan and under which a retiree will receive annual benefits in an amount equal to the difference, if any, between his actual benefit under the CCB pension plan and the amount he would receive under the CCB pension plan in the absence of the above limitations. The following table shows the estimated annual aggregate benefit payable under the CCB pension plan and the supplemental retirement plan to participants following retirement at age 65, which is the "normal retirement age" under the CCB pension plan, based on various specified numbers of years of service and various levels of compensation covered under the CCB pension plan:

                                  Credited Service
              --------------------------------------------------------------
   Final        10
   Pay         Years    15 Years   20 Years   25 Years   30 Years   35 Years
   -----      -------   --------   --------   --------   --------   --------
   $125,000   $12,000   $ 18,000   $ 24,000   $ 30,000   $ 36,000   $ 42,000
    150,000    18,000     27,000     36,000     45,000     54,000     63,000
    200,000    24,000     36,000     48,000     60,000     72,000     84,000
    250,000    30,000     45,000     60,000     75,000     90,000    105,000
    300,000    36,000     54,000     72,000     90,000    108,000    126,000
    350,000    42,000     63,000     84,000    105,000    126,000    147,000
    400,000    48,000     72,000     96,000    120,000    144,000    168,000
    450,000    54,000     81,000    108,000    135,000    162,000    189,000
    500,000    60,000     90,000    120,000    150,000    180,000    210,000
    550,000    66,000     99,000    132,000    165,000    198,000    231,000
    600,000    72,000    108,000    144,000    180,000    216,000    252,000
    650,000    78,000    117,000    156,000    195,000    234,000    273,000
    700,000    84,000    126,000    168,000    210,000    252,000    294,000
    750,000    90,000    135,000    180,000    225,000    270,000    315,000

Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. The covered compensation in 2000 and years of service at December 31, 2000 for each of the named executive officers who participate in the CCB pension plan and the supplemental retirement plan are as follows:
Mr. Roessler--$1,402,607 and 12 years, and Mr. Furr--$566,113 and 29 years.

Employment Agreements

   In connection with the CCB merger, NCF entered into employment agreements with each of Messrs. Garrott, Roessler, Reed, Holland and Furr. Each employment agreement is for an initial term of three years (five years in the case of Mr. Roessler) commencing July 5, 2000, subject to automatic renewals on each anniversary of the effective time until the executive attains age 65 (other than Mr. Garrott's agreement, which does not automatically renew).

   During the employment period, Mr. Garrott will serve as the Chairman of NCF's board of directors and as Chairman of the executive committee of the board, and Mr. Roessler will serve as Chief Executive Officer and President and as a member of the board of directors. Mr. Reed will serve as Chief Operating Officer and Mr. Furr will serve as President of the company's Carolina and Virginia banks. Mr. Garrott and Mr. Roessler will each be entitled to an annual base salary of at least $650,000. The annual base salary of each of Messrs. Reed and Furr will be $340,000. Each employment agreement provides that the executive will be eligible to receive an annual bonus on the same basis as peer executives of NCF.

   Mr. Holland retired as an officer of NCF on July 31, 2001. Prior to his retirement, Mr. Holland had entered into an employment agreement with the company pursuant to which he would serve as President of NCF's Financial Enterprises division for an annual base salary of $325,000. That employment agreement was superseded effective as of June 29, 2001, when Mr. Holland entered into a Retirement and Consulting Agreement with the company. Pursuant to this new agreement, Mr. Holland agreed to make himself available to consult with the company on any matters consistent with his previous duties and responsibilities as an employee of NCF for the two-year period beginning August 1, 2001. Mr. Holland is entitled under the agreement to a retirement bonus totaling approximately $1,600,000, which is payable over a period of two years. The agreement also provides for Mr. Holland's continued eligibility for certain benefits under the company's various retirement, deferred compensation and other employee benefit plans. The agreement contains restrictive covenants that prohibit Mr. Holland from disclosing confidential information during the consulting period and thereafter and from competing with NCF during the consulting period and for two years thereafter.

   Mr. Garrott's employment agreement provides that, at any time after January 1, 2002 or upon the occurrence of specific events, including a breach of the agreement by NCF, Mr. Garrott may elect to be employed on part-time status until he attains age 65. NCF also has the right to elect to place Mr. Garrott on part-time status. While on part-time status, Mr. Garrott will be entitled to receive the following payments and benefits through his attainment of age 65:
(1) 75% of the average compensation paid to him for the two highest of the three compensation years preceding the year of part-time status election; (2) continued participation in our retirement, compensation and welfare benefit plans; (3) an office and support services on the same basis as all our executive officers; and (4) except in the case of voluntary election by Mr. Garrott in the absence of any of the specified events, all shares of restricted stock and all stock options will vest immediately. In addition, the agreement provides Mr. Garrott and his spouse with lifetime medical and dental insurance coverage. The agreement also provides Mr. Garrott with change of control protection in the event of a change of control of NCF. Upon the occurrence of a change of control of NCF (as defined in the employment agreement), Mr. Garrott may, during the 18 months following the change of control (12 months if Mr. Garrott is then on part-time status), give NCF notice of his intention to exercise his rights under the change of control provisions of the agreement. Within five days after Mr. Garrott gives such notice, NCF must pay Mr. Garrott an amount equal to three times Mr. Garrott's "base amount," as determined under
Section 280G of the Internal Revenue Code, provided that the base amount shall not include amounts received in connection with the NCF-CCB merger. Mr. Garrott will also be entitled to receive a prorated bonus based on the highest bonus he received during the three-year period prior to giving notice in connection with the change of control and the actuarial equivalent of the expected benefit that would have been payable to him under our defined benefit retirement plan and supplemental executive retirement plan, calculated as if he had continued his employment for three years following such notice.

   Pursuant to the employment agreements with Messrs. Roessler, Reed and Furr, each of the executives will be entitled to participate in the employee benefit plans, practices and policies provided to peer executives of NCF. The employment agreement of each of the executives provides that, upon the termination of the executive's employment with NCF other than for "cause" or by reason of death or disability, or upon the executive's termination of employment for "good reason," other than in connection with a change of control, each executive is entitled to a lump-sum cash payment equal to the sum of (1) any unpaid base salary; (2) a pro rata annual bonus, based on the annual bonus payable to the executive in the year prior to the date of termination (the "recent annual bonus") and (3) the product of (x) the number of months from the date of termination until the end of the employment period divided by 12 (in the case of Mr. Roessler such quotient is deemed to be a minimum of four and a maximum of five) and (y) the sum of the executive's base salary and the recent annual bonus. Upon any such termination, restricted stock and stock options will vest immediately, and medical and dental benefits will continue through the end of the employment period. Each employment agreement also contains restrictive covenants that prohibit the executive from disclosing confidential information during the employment period and thereafter and from competing with NCF while employed and for two years following termination of employment.

   The executives are also entitled to change of control protection pursuant to separate change of control agreements. This protection is structured such that each executive has an employment period of three years (five years for Mr. Roessler) that begins on the date (the "effective date") that a change of control (as defined in the agreement) occurs. During the employment period the executive will receive: (i) an annual base salary at least equal to twelve times the highest monthly base salary payable prior to the effective date; (ii) an annual bonus at least equal to the highest annual bonus paid for the three years prior to the effective date; (iii) the ability to participate in NCF's normal employee benefit plans at an appropriate level; (iv) reimbursement for expenses in accordance with NCF policy; and (v) fringe benefits consistent with those previously afforded the executive. If, during the three-year period following the change in control, NCF terminates the executive's employment other than for "Cause" or "Disability", or the executive terminates his or her employment for "Good Reason" (all as defined in the agreement), the executive will be paid a lump sum payment equal to the sum of the following: (1) unpaid base salary through the date of termination, a prorated annual bonus amount, any previously deferred compensation and accrued vacation pay; (2) three times the sum of annual compensation plus bonus; and (3) the actuarial present value of accrued benefits under NCF's qualified defined benefit plan and any supplemental retirement plan in which the executive participates, calculated as if the executive's employment had continued for three years following the change of control. Upon such termination, all restricted stock and all stock options will vest immediately and medical and dental benefits will continue through the end of the employment period.

   Both Mr. Garrott's employment agreement and the employment and change of control agreements of the other top executives provide that if any amounts payable to an executive would subject such executive to the excise tax under section 4999 of the U.S. tax code, NCF will make a payment such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

   On December 1, 1983, NCF and Mr. Garrott entered into a Deferred Compensation Agreement entitling Mr. Garrott to receive monthly retirement benefits equal to the excess, if any, of the monthly benefits that would have been payable to him under the NCF pension plan if he had been employed by NCF since January 1, 1964, over the monthly benefits actually payable to him under his previous employer's pension plan.

Compensation Committee Interlocks And Insider Participation

   Messrs. Farnsworth, McNeill, Mallory, McDonald and Munson, all of whom are non-employee directors, serve as members of NCF's compensation committee. No executive officer of NCF has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity whose executive officer served as a member of the compensation committee of NCF.

           CERTAIN TRANSACTIONS WITH DIRECTORS AND MANAGEMENT OF NCF

   Some of the NCF officers and directors, including some of the nominees described above, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law) are customers of NCF's subsidiaries. As customers, they have had transactions with NCF subsidiaries in the ordinary course of business, including borrowings. All of the borrowings were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, do not involve more than normal risk of collectibility or present any other unfavorable features.

   Many of the NCF officers, directors and nominees and their associates and immediate family members maintain deposit relationships with NCF's subsidiaries in various types of accounts, including certificates of deposit. Interest rates paid on deposits of officers, directors and nominees and their associates and immediate family members are substantially similar to rates paid for comparable deposits of parties who are not affiliated with NCF.

   In December 1987, National Bank of Commerce issued $1,025,000 in term notes to the Mallory Partners, a Tennessee general partnership of which W. Neely Mallory, Jr., one of NCF's directors, and two trusts for the benefit of his sons are general partners. The term notes were issued on substantially the same terms, including interest rates, as those prevailing for comparable transactions with other persons.

   J. Bradbury Reed, one of NCF's directors, is a member of the law firm of Bass, Berry & Sims PLC. That firm from time to time represents NCF and certain of its subsidiaries.

   During 2000, Brame Specialty Co., Inc. supplied NCF and CCB Financial Corporation with paper products, office supplies and equipment for approximately $1,081,000 in the aggregate. One of NCF's directors, James B. Brame, Jr., is the President of Brame Specialty Co., Inc. and owns a majority of its outstanding capital stock. In management's opinion, the terms of these transactions were fair to NCF and substantially the same as could have been obtained in transactions with unaffiliated parties.

   During 1993, Bruce E. Campbell, Jr., the former Chief Executive Officer of the Company, exercised his right under his employment agreement to convert to part-time status until age 65. Upon reaching age 65 on March 7, 1996, Mr. Campbell retired and has been retained by NCF as a consultant. Pursuant to his consulting agreement, Mr. Campbell was paid a consulting fee of $50,000 during 2000. During 2000, he received additional compensation consisting of director's fees of $20,200 and an award of 100 shares for attendance at all nine meetings of the NCF Board.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                               OPERATIONS OF NCF

   The following is a discussion and analysis by NCF management of NCF's consolidated financial condition and results of operations as of and for the years ended December 31, 2000, 1999 and 1998, and as of and for the six-months ended June 30, 2001 and 2000. The discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated audited and unaudited financial statements and accompanying notes appearing elsewhere in this proxy statement/prospectus and "Selected Historical Financial Data of NCF" beginning on page 12 of this document.

   The following discussion contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things. Words such as "expects," "plans," "estimates," "projects," "objectives" and "goals" and similar expressions are intended to identify these forward-looking statements. NCF cautions you that such forward-looking statements are necessarily estimates based on management's judgment, and meeting such estimates is subject to a number of risks and uncertainties including the risks
described in "Risk Factors" beginning on page   of this document and the
following additional risks:

  . Increases in interest rates could have a material adverse effect on NCF's funding costs and NCF's net interest margin and, consequently, NCF's earnings per share.

  . NCF's markets are intensely competitive, and competition in loan and deposit pricing, as well as the entry of new competitors in its markets through, among other means, de novo expansion and acquisitions could have a material adverse effect on NCF's net interest margin, NCF's ability to recruit and retain associates, NCF's non-interest income and NCF's ability to grow NCF's banking and non-banking businesses at the same rate as they have historically grown. Moreover, the Gramm-Leach-Bliley Act has removed many obstacles to bank holding companies entering other financial services businesses. Several larger bank holding companies could enter the transaction processing, asset management, securities brokerage and capital markets businesses in NCF's markets, deploying capital resources that are significantly greater than NCF's. Such activities could adversely affect NCF's banking and non-banking businesses and have a material adverse effect on NCF's earnings.

  . NCF continues to integrate CCB following its merger with CCB Financial Corporation in July 2000, and costs incurred in such continuing integration and difficulties NCF might experience in effecting the integration could have a material adverse effect on NCF's efficiency ratio and its product delivery, which could adversely affect NCF's earnings.

  . NCF has restated its earnings for 1998 through 2000 due to technical violations of pooling of interest rules, and any failure to meet consensus earnings estimates could have a more pronounced negative impact on NCF's share price than if NCF had not restated its earnings for those years.

  . If the domestic economy suffers a longer and deeper slowdown than is currently anticipated, NCF could experience a decline in credit quality which could have a material adverse effect on NCF's earnings.

  . NCF is subject to regulation by federal and state banking agencies and authorities and the Securities and Exchange Commission. Changes in or new regulations could make it more costly for NCF to do business or could force changes to the way NCF does business, which could have a material adverse effect on earnings.

   A variety of factors, including those described above, could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in this report. NCF does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Acquisitions

   In July 2000, NCF merged with CCB Financial Corporation, an $8.8 billion bank holding company headquartered in Durham, North Carolina. In April 2000, NCF merged with Piedmont Bancorp, Inc., a $151 million bank holding company headquartered in Hillsborough, North Carolina. Additionally, NCF acquired First Mercantile Trust Company and First Mercantile Capital Management, Inc. in July 2000. In a March 2000 transaction, TransPlatinum Service Corp. acquired Prime Financial Services, Inc., a receivables financing company serving the transportation industry. These transactions resulted in the issuance of 97.3 million shares of common stock. Each of these transactions has been accounted for as a purchase, and, accordingly, results of operations of the acquired companies have been included in the consolidated statements of income from the date of purchase.

   In 1999, NCF completed its mergers with Southeastern Mortgage of Tennessee, Inc. and First Financial Corporation of Mt. Juliet, Tennessee, and in 1998 acquired four other financial institutions. These mergers were accounted for as purchases. Results of operations of these acquired companies have been included in NCF's consolidated statements of income from the dates of acquisition.

   The acquired companies provide NCF with an expanded customer base, additional avenues of revenue generation and opportunities for greater operating efficiencies. With regulatory changes allowing new competition into the financial services industry, NCF continually monitors the services and products offered as well as investigates new sources of revenue. NCF believes that its multi-channel distribution strategy will serve it well in its ever-changing competitive environment. NCF's delivery channels include in-store and traditional branches, direct mail, telephone, ATM and internet banking. NCF feels that these options allow it to deliver high-quality products, customer service and convenience at a low cost.

Results of Operations

   Results of operations for the six months ended June 30, 2001 as compared to the six months ended June 30, 2000 are impacted significantly by purchase acquisitions of Piedmont Bancorp, Inc. in April 2000, CCB Financial Corporation in July 2000 and First Mercantile Trust Company and First Mercantile Capital Management, Inc. in July 2000. These companies are referred to collectively in the remainder of this discussion as the acquired companies.

   Net income for the six months ended June 30, 2001 totaled $107.8 million which resulted in basic earnings per share of $.52 in 2001 compared to totals for the comparable 2000 period of $47.9 million and $.44 basic earnings per share, respectively. Annualized returns on average assets and stockholders' equity were 1.24% and 9.03%, respectively, for the 2001 period compared to 1.30% and 14.51%, respectively, for the 2000 period.

   NCF's financial results for the year ended December 31, 2000 were significantly impacted by two non-recurring items, merger and conversion-related expenses and losses on interest rate swaps. Excluding these items, NCF's diluted earnings per share for 2000 totaled $.92 compared to 1999's $.86 and returns on average assets and average equity for 2000 were 1.18% and 9.59%, respectively, compared to 1999's 1.44% and 16.92%, respectively.

   Net income for the year ended December 31, 2000 totaled $45.3 million compared to 1999's $92.6 million which equated to $.28 per diluted share in 2000 versus $.87 in 1999. Net income per diluted share was $.77 in 1998. Returns on average assets and average stockholders' equity in 2000 were .37% and 2.98%, respectively, compared to 1999's 1.46% and 17.08%. These ratios were 1.47% and 18.80% in 1998. Table 1 compares the contributions to net income per diluted share by income statement caption for the years ended December 31, 2000, 1999 and 1998 and the respective changes from year to year.

TABLE 1

                     Components of Diluted Income Per Share

                                                            Increase (Decrease)
                                                              from Prior Year
                                                            -------------------
                                            2000  1999 1998 2000/1999 1999/1998
                                            ----- ---- ---- --------- ---------
Interest income............................ $5.89 4.27 3.72   1.62       .55
Interest expense...........................  3.22 2.12 1.86   1.10       .26
                                            ----- ---- ----   ----       ---
Net interest income........................  2.67 2.15 1.86    .52       .29
Provision for loan losses..................   .10  .16  .11   (.06)      .05
                                            ----- ---- ----   ----       ---
Net interest income after provision........  2.57 1.99 1.75    .58       .24
Other income...............................  1.19  .82  .81    .37       .01
Other expenses (1).........................  3.26 1.50 1.39   1.76       .11
                                            ----- ---- ----   ----       ---
Income before income taxes.................   .50 1.31 1.17   (.81)      .14
Income taxes...............................   .22  .44  .40   (.22)      .04
                                            ----- ---- ----   ----       ---
Net income (1)............................. $ .28  .87  .77   (.59)      .10
                                            ===== ==== ====   ====       ===

--------
(1) Other expenses in 2000 include merger-related and other conversion expense totaling $.44 ($.32 after-tax); losses on interest rate swaps totaling $.48 ($.32 after-tax); goodwill amortization totaling $.17 ($.17 after-tax); and core deposit amortization totaling $.22 ($.13 after-tax). These amounts were not significant in 1999 or 1998.

 Operating Income

   Operating income, which NCF defines as income before non-recurring items and amortization of goodwill and core deposit intangibles, was $193.8 million for the year ended December 31, 2000 compared to $97.6 million for the 1999 year and $81.0 million for the 1998 year. Operating income from the acquired companies accounted for $90.6 million of the increase in operating income in 2000. Operating income for the six months ended June 30, 2001 and 2000 totaled $150.0 million and $52.8 million, respectively. Operating income from the acquired companies accounted for $99.2 of the increase in operating income for the six months ended June 30, 2001.

   Over the past five years, NCF's results of operations have been significantly impacted by the non-recurring items described below:

  . In 2000, NCF recognized $77.2 million ($50.2 million after-tax) of unrealized losses on interest rate swaps which did not qualify for hedge accounting under SFAS No. 133. NCF entered into the swaps in the first half of the year during a rising interest rate environment. By entering into these contracts, NCF reduced its interest rate sensitivity to wholesale funding. When the rate environment changed in the latter half of 2000, NCF incurred losses on the swaps which were recognized as a charge to earnings. The swaps were terminated in the first quarter of 2001. In 1999, NCF recognized $1.5 million ($.9 million after-tax) of unrealized gains on similar interest rate swap contracts. These contracts were called in the first quarter of 2000.

  . In connection with its mergers in 2000 with CCB, Piedmont Bancorp, Inc. and FMT Holding Company, NCF incurred $70.7 million of merger-related expense, which included severance and other employee benefit costs, excess facilities costs and system conversion costs. The after-tax effect of the merger-related expense and other conversion expenses was $50.5 million for the year ended December 31, 2000.

  . In 1997, NCF realized gains of $8 million ($4.9 million after-tax) on the sale of credit card receivables.

  . During 1996, NCF sold certain assets which resulted in gains of $5.9 million ($3.6 million after-tax).

  . During 1996, NBC paid the Federal Deposit Insurance Corporation (the "FDIC") a special one-time levy totaling $1.3 million ($.8 million after-tax) used to recapitalize the Savings Association Insurance Fund (the "SAIF").

 Net Interest Income

   Net interest income is one of the major determining factors in a financial institution's performance, as it is generally the principal source of bank earnings. Net interest income is impacted by the volume, yield/cost and relative mix of both earning assets and interest-bearing and non-interest-bearing sources of funds. The difference between earning asset yields (with a taxable equivalent adjustment made to provide comparability between tax-exempt and taxable income) and the average rate paid for interest-bearing funds is measured by the interest rate spread and net interest margin.

   Average earning assets increased by $8.5 billion during the six-months ended June 30, 2001. The increase was attributable to the acquired companies. The net interest margin increased 42 basis points to 4.28% for the 2001 period compared to 3.86% for the 2000 period and the interest rate spread widened to 3.65% for the 2001 period compared to 3.29% for the 2000 period. Average Balances and Net Interest Income Analyses on a taxable equivalent basis for each of the six-month periods are included in Table 2.

TABLE 2

               Average Balances And Net Interest Income Analysis

                                                  Six Months Ended June 30
                          -------------------------------------------------------------------------
                                          2001                                 2000
                          ------------------------------------- -----------------------------------
                            Average      Interest     Average    Average     Interest     Average
                            Balance   Income/Expense Yield/Rate  Balance  Income/Expense Yield/Rate
                          ----------- -------------- ---------- --------- -------------- ----------
                                     (Taxable equivalent basis-dollars in thousands)(1)
EARNING ASSETS
Loans(2)................  $11,088,400    491,529       8.93%    4,121,633    186,974        9.12
U.S. Treasury and agency
 obligations(3).........    2,891,993    106,387        7.21    1,727,589     58,852        6.85
States and political
 subdivision
 obligations............      175,682      5,812        6.68      128,584      5,212        7.94
Other securities(3).....    1,079,308     38,878        7.20      697,512     26,250        7.53
Trading account
 securities.............       62,147      1,720        5.53       32,489      1,016        6.25
Federal funds sold and
 other short-term
 investments............       76,562      2,118        5.58      156,839      4,995        6.40
Time deposits in other
 banks..................       26,676        711        5.37       11,615        127        2.21
                          -----------    -------                ---------    -------
 Total earning
  assets(3).............   15,400,768    647,155        8.45    6,876,261    283,426        8.27
                          -----------    -------                ---------    -------
NON-EARNING ASSETS
Cash and due from
 banks..................      373,937                             189,451
Premises and equipment..      204,180                              49,468
Goodwill................      924,156                             109,865
Core deposit premium....      275,020                              26,947
All other assets, net...      415,240                             173,964
                          -----------                           ---------
 Total assets...........  $17,593,301                           7,425,956
                          ===========                           =========
INTEREST-BEARING
 LIABILITIES
Savings and time
 deposits...............  $10,536,525    244,166       4.67%    4,190,335     96,256        4.62
Short-term borrowed
 funds..................    1,081,694     25,409        4.89    1,033,166     29,794        5.82
Federal Home Loan Bank
 advances...............    1,712,002     47,104        5.55      866,751     24,684        5.73
Long-term debt..........       39,379      1,288        6.57        6,481        184        5.76
                          -----------    -------                ---------    -------
 Total interest-bearing
  liabilities...........   13,369,600    317,967        4.80    6,096,733    150,918        4.98
                          -----------    -------                ---------    -------
OTHER LIABILITIES AND
 STOCKHOLDERS' EQUITY
Demand deposits.........    1,350,954                             518,806
Other liabilities.......      418,933                              95,971
Capital trust pass-
 through securities.....       46,220                              49,911
Stockholders' equity....    2,407,594                             664,535
                          -----------                           ---------
 Total liabilities and
  stockholders' equity..  $17,593,301                           7,425,956
                          ===========                           =========
Net interest income and
 net interest
 margin(4)..............                 329,188       4.28%                 132,508        3.86
                                         =======       =====                 =======        ====
Interest rate
 spread(5)..............                               3.65%                                3.29
                                                       =====                                ====

--------
(1) The taxable equivalent basis is computed using 35% federal and applicable state tax rates in 2001 and 2000.
(2) The average loan balances include non-accruing loans. Loan fees of $10,758,000 and $5,390,000 for 2001 and 2000, respectively, are included in interest income.
(3) The average balances for debt and equity securities exclude the effect of their mark-to-market adjustment, if any.
(4) Net interest margin is computed by dividing net interest income by total earning assets.
(5) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.

   Table 3 presents average balance sheets and a net interest income analysis on a taxable equivalent basis for each of the years in the three-year period ended December 31, 2000.

TABLE 3

               Average Balances and Net Interest Income Analysis

                                                              Years Ended December 31
                   -------------------------------------------------------------------------------------------------------------
                                   2000                                 1999                                1998
                   ------------------------------------- ----------------------------------- -----------------------------------
                     Average      Interest     Average    Average     Interest     Average    Average     Interest     Average
                     Balance   Income/Expense Yield/Rate  Balance  Income/Expense Yield/Rate  Balance  Income/Expense Yield/Rate
                   ----------- -------------- ---------- --------- -------------- ---------- --------- -------------- ----------
                                                (Taxable equivalent basis--dollars in thousands)(1)
EARNING ASSETS:
Loans(2).........  $ 7,427,320    698,614        9.41%   3,489,625    306,213        8.77    3,040,662    277,141        9.11
U.S. Treasury and
 U.S. Government
 agencies and
 corporations(3)..   2,488,612    177,307        7.12    1,510,661    100,628        6.66    1,445,551     96,957        6.66
States and
 political
 subdivisions....      158,693     12,815        8.08      137,523     11,521        8.38      159,873     13,214        8.27
Equity and other
 securities(3)...      754,632     59,581        7.90      637,899     43,064        6.75      212,394     14,228        6.70
Trading account
 securities......       40,064      2,482        6.20       42,285      2,336        5.52       51,163      3,112        6.08
Federal funds
 sold and other
 short-term
 Investments.....      136,043      8,893        6.54       63,804      4,877        7.64       44,562      3,426        7.69
Time deposits in
 other banks.....       27,937      1,597        5.72       23,607        951        4.03       19,326      1,619        8.38
                   -----------    -------                ---------    -------                ---------    -------
 Total earning
  assets.........   11,033,301    961,289        8.71    5,905,404    469,590        7.95    4,983,531    409,697        8.22
                                  -------                             -------                             -------
NON-EARNING
 ASSETS:
Cash and due from
 banks...........      293,618                             174,582                             178,269
Premises and
 equipment.......      123,688                              42,337                              40,238
All other assets,
 net.............      951,375                             236,505                             180,979
                   -----------                           ---------                           ---------
 Total assets....  $12,401,982                           6,358,828                           5,383,017
                   ===========                           =========                           =========
INTEREST-BEARING
 LIABILITIES:
Savings and time
 deposits........  $ 7,227,569    364,433        5.04    3,673,287    153,120        4.17    3,232,032    132,889        4.11
Short-term
 borrowed funds..    1,159,814     69,577        6.03      683,833     31,177        4.56      476,147     22,743        4.78
Federal Home Loan
 Bank advances...    1,247,613     77,913        6.24      832,206     41,432        4.98      552,176     27,885        5.05
Long-term debt...       23,890      1,480        6.58        6,372        369        5.79      103,103      6,135        5.95
                   -----------    -------                ---------    -------                ---------    -------
 Total interest-
  bearing
  liabilities....    9,658,886    513,403        5.32    5,195,698    226,098        4.35    4,363,458    189,652        4.35
                                  -------                             -------                             -------
OTHER LIABILITIES
 AND
 STOCKHOLDERS'
 EQUITY:
Demand deposits..      930,713                             447,416                             443,395
Other
 liabilities.....      240,250                             123,552                             106,836
Capital trust
 pass-through
 securities......       49,916                              59,903                              49,891
Stockholders'
 equity..........    1,522,217                             542,259                             419,437
                   -----------                           ---------                           ---------
 Total
  liabilities and
  stockholders'
  Equity.........  $12,401,982                           6,358,828                           5,383,017
                   ===========                           =========                           =========
Net interest
 income and net
 interest
 margin(4).......                 447,886        4.06                 243,492        4.12                 220,045        4.20
                                  =======        ====                 =======        ====                 =======        ====
Interest rate
 spread(5).......                                3.39                                3.60                                3.87
                                                 ====                                ====                                ====

--------
(1) The taxable equivalent basis is computed using 35% federal and applicable state tax rates in 2000, 1999 and 1998.
(2) The average loan balances include non-accruing loans.
(3) The average balances for debt and equity securities exclude the effect of their mark-to-market adjustment, if any.

(4) Net interest margin is computed by dividing net interest income by total earning assets.
(5) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.

   As experienced by most financial institutions during the year ended December 31, 2000, NCF was subject to increased pressure on its net interest margin. The net interest margin was 4.06% for the year ended December 31, 2000, 6 basis points lower than the 4.12% for the 1999 year and 14 basis points lower than the 1998 year. This represents a clear downward trend in NCF's net interest margin. The principal factors impacting NCF's yields, costs and net interest income are as follows.

 Interest Rates

   During the second half of 1999, interest rates began to climb in small increments as the Federal Reserve increased the target federal funds rate. Changes in the federal funds rate generally affect other interest rates. This trend continued during the first half of 2000 as the Federal Reserve continued to increase the federal funds rate 25 basis points in February and March. A final 50 basis point increase in the federal funds rate occurred in May. The prime rate began the year at 8.50% and ended the year at 9.50%. Consequently, yield on loans for the year ended December 31, 2000 improved 64 basis points over 1999 to 9.41% and NCF's yield on earning assets improved 76 basis points over 1999 to 8.71%. Unfortunately, NCF's cost of interest-bearing liabilities increased also. The cost of savings and time deposits increased for the year ended December 31, 2000 by 87 basis points over 1999 to 5.04% and the cost of total interest-bearing liabilities increased by 97 basis points over 1999 to 5.32%. This is consistent with NCF's interest-sensitivity, as increases in interest rates generally decrease NCF's net interest margin. NCF's interest rate spread for the year ended December 31, 2000 tightened to 3.39% compared to 3.60% for 1999 and 3.63% for 1998 due in part to the changes in interest rates discussed above. The following Table 4 provides further analysis of the effects of volume and rate on net interest income during the years ended December 31, 2000 and 1999.

TABLE 4

                       Volume and Rate Variance Analysis

                                         Years Ended December 31
                          --------------------------------------------------------
                                     2000                         1999
                          ---------------------------- ---------------------------
                           Volume     Rate     Total    Volume    Rate     Total
                          Variance  Variance  Variance Variance Variance  Variance
                          --------  --------  -------- -------- --------  --------
                                  (Taxable equivalent basis--dollars in
                                            thousands)(1)(2)
Interest income:
Loans...................  $368,565   23,836   392,401   39,711  (10,639)   29,072
U.S. Treasury and U.S.
 Government agencies and
 corporations...........    69,287    7,392    76,679    3,671      --      3,671
States and political
 subdivisions...........     1,719     (425)    1,294   (1,867)     174    (1,693)
Equity and other
 securities.............     8,554    7,963    16,517   28,729      107    28,836
Trading account
 securities.............      (128)     274       146     (507)    (269)     (776)
Federal funds sold and
 short-term
 investments............     4,808     (792)    4,016    1,473      (22)    1,451
Time deposits in other
 banks..................       197      449       646      303     (971)     (668)
                          --------  -------   -------   ------  -------    ------
Increase (decrease) in
 interest income........   453,002   38,697   491,699   71,513  (11,620)   59,893
                          --------  -------   -------   ------  -------    ------
Interest expense:
Savings and time
 deposits...............   173,832   37,481   211,313   25,731   (5,500)   20,231
Short-term borrowed
 funds..................    26,245   12,155    38,400    9,936   (1,502)    8,434
Federal Home Loan Bank
 advances...............    24,210   12,271    36,481   13,939     (392)   13,547
Long-term debt..........     1,058       53     1,111   (5,605)    (161)   (5,766)
                          --------  -------   -------   ------  -------    ------
Increase (decrease) in
 interest expense.......   225,345   61,960   287,305   44,001   (7,555)   36,446
                          --------  -------   -------   ------  -------    ------
Increase (decrease) in
 net interest income....  $227,657  (23,263)  204,394   27,512   (4,065)   23,447
                          ========  =======   =======   ======  =======    ======

--------
(1) The taxable equivalent basis is computed using 35% federal and applicable state tax rates in 2000, 1999 and 1998.
(2) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the absolute value of the two variances.

   During the second quarter of 2001, the Federal Reserve decreased the target federal funds rate three times by a total of 125 basis points, after the 150 basis point decline in the first quarter of 2001. Changes in the federal funds rate generally affect other interest rates. NCF's subsidiary banks' prime rates have fallen from 9.50% at December 31, 2000 to 6.75% at June 30, 2001 and compare to the June 30, 2000 prime rate of 9.50%. With the liability sensitive nature of NCF's balance sheet, in times of falling interest rates, the decrease in interest expense from lower cost of interest-bearing liabilities exceeds the decrease in interest income from the lower yield on earning assets. Management expects additional decreases in short-term interest rates in 2001 as the Federal Reserve acts to combat recession fears and perceived slowdowns in the economy. NCF expects that such actions will not impact its net interest income significantly.

 Interest-Earning Assets

   Total average earning assets increased to $11.0 billion in 2000 from $5.9 billion in 1999 and $5.0 billion in 1998, due primarily to the acquired companies, as well as strong loan demand at both NBC and CCB. Due to this demand, NCF's mix of earning assets shifted to higher yielding categories, with loans constituting 67.3% of average earning assets during 2000 compared to 59.1% in 1999 and 61.0% in 1998. Management anticipates a continuation of strong loan growth in 2001 although at a slower rate than in 2000. Average earning assets as a percentage of average tangible assets (average total assets reduced by goodwill and core deposit intangibles) has been between 92% and 95% over the last three years.

 Interest-Bearing Liabilities

   NCF's loan growth has been more rapid than its growth in lower-cost deposits, which has resulted in the need to fund loan growth in part with higher-cost funding sources, which has contributed to the decreases in NCF's net interest margins between 1998 and 2000. Substantially all deposits originate within the subsidiary banks' market areas. As with the rest of the financial institutions industry, NCF has seen decreased growth rates in traditional deposits as consumers elect other savings and investment opportunities.

 Non-Interest Income and Non-Interest Expenses

   NCF's levels of non-interest income are, and will continue to be, a significant factor in determining its financial success considering the previously discussed tightening of interest rate spreads and margins.

   Non-interest income, excluding investment securities transactions, increased from $48.4 million in the first six months of 2000 to $151.7 million in 2001. Of this increase, $86.1 million was due to the acquired companies and $14.8 million resulted from increased broker/dealer revenues generated by NBC Capital Markets Group, Inc., NCF's institutional broker. Annualized noninterest income as a percentage of average tangible assets improved to 1.88% in the 2001 period compared to 1.34% in the 2000 period. Non-interest expenses increased to $282.7 million for the first six months of 2001 from $95.9 million for the same period in 2000. Of this increase, $169.8 million related to the acquired companies and $9.7 million was due to higher expenses incurred by NBC Capital Markets Group, Inc. Additionally, $3.5 million of expenses during the 2001 period were incurred in connection with the restatement of NCF's prior financial statements and the retirement of a senior officer.

   Non-interest income, excluding net securities gains and losses, totaled $185.0 million for the year ended December 31, 2000 compared to $90.3 million for 1999 and $83.6 million for 1998. The acquired companies contributed non-interest income of $71.4 million to the 2000 amount. The remaining increase in non-interest income of $23.3 million was due to growth of the asset and customer bases of NCF's subsidiary banks, a stronger emphasis on the collection of fees for services rendered and revenue growth by NCF's nonbank subsidiaries.

   Service charges on deposit accounts continue to be NCF's largest source of non-interest income, totaling $68.8 million for the year ended December 31, 2000, $21.0 million in 1999 and $18.5 million in 1998. The acquired companies contributed $37.6 million of service charges on deposit income in 2000. The remaining increase of $10.2 million was due primarily to an increase in the number of accounts subject to service charges, repricing of certain customer services and ATM surcharge income on NCF's expanding ATM network.

   Trust and custodian fees increased to $33.0 million in 2000 from $8.1 million in 1999 due to trust businesses acquired and growth of assets managed. The July 2000 acquisitions of First Mercantile Trust Company, First Mercantile Capital Management, Inc. and CCB collectively contributed $25.3 million of trust and custodian fees to the 2000 increase. Managed and custodial assets totaled $10.5 billion at December 31, 2000 and $3 billion at December 31, 1999. NCF anticipates further growth in the trust area as the trust offices/operations formed or acquired in 2000 continue to mature.

   Other service charges and fees totaled $29.9 million in 2000, $20.0 million in 1999 and $17.9 million in 1998. Fees from NCF's TransPlatinum subsidiary increased $10.0 million due to higher transaction volumes and acquisitions completed in 1999 and 2000.

   Broker/dealer revenue and other commissions income totaled $28.8 million in 2000, $18.1 million in 1999 and $20.4 million in 1998. The acquired companies contributed $6.4 million of broker/dealer revenue and other commissions income in 2000. Institutional broker/dealer revenue is derived from an NBC subsidiary and increased $2.5 million during 2000. Retail brokerage services are offered through an affiliation with an independent brokerage firm. Management anticipates continued increases in broker/dealer revenues as NCF's investment of capital resources comes to fruition.

   Non-interest expense, excluding non-recurring items and amortization of goodwill and core deposit intangibles, increased $154.0 million in 2000 to $308.4 million over $154.4 million in 1999 and $145.6 million in 1998. NCF's 2000 acquisitions added $126.0 million in non-interest expense in 2000, including $61.6 million of additional personnel expense, $23.0 million of net additional occupancy and equipment expense in 1999, and $41.4 million of additional other operating expense. Excluding those amounts, NCF's personnel expense rose $15.6 million from $82.9 million in 1999 to $98.5 million in 2000, due to mergers completed in third quarter of 1999, growth of the branch network, and employee benefits-related expenses. Net of acquired companies, occupancy and equipment expenses increased 3.7% and other operating expense increased by 13.8% in 2000 over 1999. Other operating expense categories which increased in 2000 included legal and professional services, telecommunications and marketing expense.

   Amortization of goodwill and core deposit intangibles totaled $61.4 million in 2000, of which $50.4 million related to the acquired companies.

   Table 5 presents various cash operating efficiency ratios for the six months ended June 30, 2001 and 2000 and for the prior five years ended December 31, 2000 (excluding the impact of amortization of intangibles and non-recurring items). NCF management's goal is to achieve a cash efficiency ratio of approximately 43% by fourth quarter 2001.

TABLE 5

                             Cash Efficiency Ratios

                                        Six-Months
                                      Ended June 30,     Years Ended December 31,
                                      ---------------- -----------------------------
                                       2001     2000   2000  1999  1998  1997  1996
                                      -------  ------- ----- ----- ----- ----- -----
As a percentage of average assets:
  Non-interest income(1)............     1.88%    1.34  1.53  1.37  1.54  1.69  1.67
                                      -------  ------- ----- ----- ----- ----- -----
  Personnel expense.................     1.50     1.17  1.29  1.30  1.34  1.28  1.27
  Occupancy and equipment expense...      .37      .31   .36   .33   .32   .35   .35
  Other operating expense(2)........      .94      .79   .84   .80   .94  1.17  1.16
                                      -------  ------- ----- ----- ----- ----- -----
  Total non-interest expense........     2.81     2.27  2.49  2.43  2.60  2.80  2.78
                                      -------  ------- ----- ----- ----- ----- -----
  Net overhead (non-interest expense
   less non-interest income)........      .93      .93   .96  1.06  1.06  1.11  1.11
                                      -------  ------- ----- ----- ----- ----- -----
Non-interest expense as a percentage
   of
   net interest income and non-interest
   income(1)(2)(3)..................    47.48    45.40 48.38 46.68 46.16 51.04 51.96

--------
(1) Excludes the sales of credit card receivables in 1997 and gains on sales of certain assets in 1996.
(2) Excludes the amortization of intangibles in 2001 and 2000; gains and losses on interest rate swaps in 2000 and 1999; merger-related expenses in 2000; and the FDIC special assessment in 1996.
(3) Presented using taxable equivalent net interest income. The taxable equivalent basis is computed using a 35% federal tax rate and applicable state tax rates.

 Income Taxes

   Income tax expense was $34.6 million in 2000, $47.2 million in 1999 and $40.6 million in 1998. NCF's effective income tax rates were 43.3%, 33.8% and 34.0% in 2000, 1999 and 1998, respectively. The increase in the effective tax rate from 1999 to 2000 is attributable to non-deductible goodwill amortization and non-deductible merger-related expenses. Net deferred tax liabilities totaled $120.6 million as of December 31, 2000. NCF has determined that no valuation allowance for the deferred tax assets was warranted at December 31, 2000.

Financial Position

   Total assets have increased to $18.0 billion at June 30, 2001 from $17.7 billion at December 31, 2000 and $7.5 billion at June 30, 2000. The majority of the increase from June 30, 2000 is attributable to the acquired companies.

 Loans

   Loans are the largest category of earning assets and generate the highest yields. NCF's loan growth and maintenance of a high quality loan portfolio are key ingredients to improving NCF's earnings. NCF's loan portfolio is comprised primarily of diversified credits with no significant borrower or industry concentration. NCF believes its strategy of lending to consumers and small- and medium-sized commercial customers allows a higher interest rate spread, which helps support the net interest margin.

   Substantially all loans are made on a secured basis with the exception of certain revolving credit accounts and are generally originated for retention in the portfolio, with the exception of marketable mortgage loans. Lending officers of NCF's subsidiary banks generally consider the cash flow or earnings power of the borrower as the primary source of repayment. The subsidiary banks do not engage in highly leveraged transactions or foreign lending activities. The acquired companies contributed over $6 billion to outstanding loans at December 31, 2000. Table 6 presents the year-end breakdown of the major categories of the loan portfolio for the previous five years based upon regulatory classifications.

TABLE 6

                                 Loan Portfolio

                                           As of December 31,
                           ---------------------------------------------------
                              2000       1999      1998      1997      1996
                           ----------- --------- --------- --------- ---------
                                             (In thousands)
Commercial, financial and
 agricultural............. $ 1,223,032   689,945   592,136   512,534   466,830
Real estate--
 construction.............   1,907,533   283,033   242,993   241,334   170,188
Real estate--mortgage.....   5,959,114 1,625,374 1,153,717   781,826   602,064
Consumer..................   1,730,940 1,356,824 1,181,659 1,045,420 1,086,104
Revolving credit..........      58,840       --        --        --        --
Lease financing...........     145,883    33,405    29,568    30,046    22,790
                           ----------- --------- --------- --------- ---------
Total gross loans.........  11,025,342 3,988,581 3,200,073 2,611,160 2,347,976
Less: Unearned income.....      16,923     2,792     2,400     2,193         3
                           ----------- --------- --------- --------- ---------
Total loans............... $11,008,419 3,985,789 3,197,673 2,608,967 2,347,973
                           =========== ========= ========= ========= =========

   Loans in the commercial, financial and agricultural category consist primarily of short-term and/or floating rate commercial loans made to medium-sized companies. There is no substantial loan concentration in any one industry or to any one borrower. Real estate-construction loans are primarily made to commercial developers and residential contractors on a floating rate basis. Cash flow analysis for each project is the primary factor considered in a commercial lending decision, with additional reliance upon collateral values. NCF expects moderate to strong growth in these categories during 2001 while maintaining its focus on quality credit underwriting.

   Real estate-mortgage loans consist of loans secured by first or second deeds of trust on primary residences ($3.4 billion or 58% of total real estate-mortgage loans), multifamily residential properties and commercial properties. NCF's general policy is to sell current originations of 30-year, fixed-rate residential mortgages and retain only certain loans in the portfolio. Consequently, NCF expects very modest growth in this category during 2001.

   Consumer loans consist primarily of loans secured by automobiles and other consumer personal property. Lending officers consider the customer's debt obligations, ability and willingness to repay and general economic trends in their decision to extend credit. Revolving credit includes overdraft protection and traditional credit card products. NCF expects only moderate growth during 2001.

   The leasing portfolio is not concentrated in any one line of business or type of equipment. NCF anticipates moderate growth in this category during 2001.

   Table 7 presents as of December 31, 2000 the breakdown of maturities of NCF's loan portfolio, including the breakdown between fixed and variable rate loans to reflect sensitivities of the loan portfolio to changes in interest rates.

TABLE 7

       Maturities and Sensitivities of Loans to Changes in Interest Rates

                                                  As of December 31, 2000
                                            -----------------------------------
                                            Commercial,
                                             Financial
                                                and      Real Estate-
                                            Agricultural Construction   Total
                                            ------------ ------------ ---------
                                                      (In thousands)
Due in one year or less....................  $  398,489     185,084     583,573
Due after one year through five years:
  Fixed interest rates.....................     459,457     789,159   1,248,616
  Floating interest rates..................      99,000     103,665     202,665
Due after five years:
  Fixed interest rates.....................     154,949     252,945     407,894
  Floating interest rates..................     111,137     576,680     687,817
                                             ----------   ---------   ---------
    Total..................................  $1,223,032   1,907,533   3,130,565
                                             ==========   =========   =========

Investment Securities

   Average investment securities increased $1.1 billion from year-end 1999 to year-end 2000, primarily due to the acquired companies. Taxable securities remain the primary component of the portfolio. Table 8 presents additional information about NCF's investment securities portfolio at December 31, 2000 which is segregated into available for sale and held to maturity categories.

   NCF segregates debt and equity securities that have readily determinable fair values into one of three categories for accounting and reporting purposes. Debt securities that NCF has the positive intent and ability to hold until maturity are classified as held to maturity and are reported at amortized cost. Securities held to maturity totaled $2 billion, comprising 44.9% of the total securities portfolio at December 31, 2000. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Trading securities totaled $74.4 million at December 31, 2000. Debt and equity securities not classified as either held to maturity or as trading securities are classified as available for sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity entitled "other comprehensive gains and losses", net of taxes.

   The unrealized gains on investment securities available for sale, net of applicable tax expense, increased $2.4 million from December 31, 2000 to result in an after-tax unrealized gain at June 30, 2001 of $25.2 million. As of June 30, 2001, unrealized gains on investment securities available for sale, net of applicable tax expense, increased book value per share by $.12. At December 31, 2000, securities available for sale totaled $2.4 billion, which represented 53.4% of the total portfolio. The mark-to-market adjustment for available for sale securities totaled $38.5 million in net unrealized gains at December 31, 2000. After considering applicable tax benefits, the mark-to-market adjustment resulted in a $22.8 million increase to total stockholders' equity. As of December 31, 1999, the mark-to-market adjustment for unrealized losses on available for sale securities totaled $6.8 million and resulted in a net
$4.2 million decrease to total stockholders' equity after applying applicable taxes. NCF does not currently anticipate selling a significant amount of the securities available for sale in the near future. Future fluctuations in stockholders' equity may occur due to changes in the market values of debt and equity securities classified as available for sale.

TABLE 8

                        Investment Securities Portfolio

                                                 As of December 31,
                                       ----------------------------------------
                                               2000                 1999
                                       --------------------  ------------------
                                       Amortized  Carrying   Amortized Carrying
                                          Cost      Value      Cost     Value
                                       ---------- ---------  --------- --------
                                                   (In thousands)
Securities Available for Sale:
U.S. Treasury......................... $   54,580    55,295    28,523   28,386
U.S. Government agencies and
 corporations.........................  1,550,026 1,582,051   239,554  235,624
States and political subdivisions.....    111,222   113,831   122,076  123,516
Debt and equity securities............    647,182   650,349   170,608  166,402
                                       ---------- ---------   -------  -------
  Total securities available for
   sale............................... $2,363,010 2,401,526   560,761  553,928
                                       ========== =========   =======  =======

Maturity and Yield Schedule as of
 December 31, 2000

                                                  Weighted
                                        Carrying   Average
                                         Value     Yield(1)
                                       ---------- ---------
U.S. Treasury:
  Within 1 year....................... $   20,905      5.42%
  After 1 but within 5 years..........     34,390      7.72
                                       ----------
    Total U.S. Treasury...............     55,295      6.80
                                       ----------
U.S. Government agencies and
 corporations:
  Within 1 year.......................     90,044     11.52
  After 1 but within 5 years..........    177,357      7.42
  After 5 but within 10 years.........    476,214      7.14
  After 10 years(2)...................    838,436      7.24
                                       ----------
    Total U.S. Government agencies and
     corporations.....................  1,582,051      7.47
                                       ----------
States and political subdivisions:
  Within 1 year.......................     12,803      7.21
  After 1 but within 5 years..........     33,387      7.31
  After 5 but within 10 years.........     57,764      8.69
  After 10 years......................      9,877      8.98
                                       ----------
    Total state and political
     subdivisions.....................    113,831      8.14
                                       ----------
Debt and equity securities............    650,349      7.48
                                       ----------
    Total securities available for
     sale............................. $2,401,526      7.49
                                       ==========


                                                 As of December 31,
                                      ----------------------------------------
                                              2000                1999
                                      -------------------- -------------------
                                       Carrying   Market   Carrying   Market
                                        Value      Value     Value     Value
                                      ---------- --------- --------- ---------
                                                   (In thousands)
Securities Held to Maturity:
U.S. Government agencies and
 corporations........................ $1,434,282 1,407,912 1,322,109 1,250,418
States and political subdivisions....     75,702    77,109     5,292     5,425
Debt securities......................    506,811   499,679   431,982   411,740
                                      ---------- --------- --------- ---------
    Total securities held to
     maturity........................ $2,016,795 1,984,700 1,759,383 1,667,583
                                      ========== ========= ========= =========

Maturity and Yield Schedule as of December 31, 2000

                                                                        Weighted
                                                              Carrying  Average
                                                               Value    Yield(1)
                                                             ---------- --------
U.S. Government agencies and corporations:
  Within 1 year............................................. $   50,017   7.36%
  After 1 but within 5 years................................      3,024   6.23
  After 5 but within 10 years...............................    838,850   6.68
  After 10 years(2).........................................    542,391   6.53
                                                             ----------
    Total U.S. Government agencies and corporations.........  1,434,282   6.64
                                                             ----------
States and political subdivisions:
  Within 1 year.............................................        163   0.93
  After 1 but within 5 years................................     20,159   8.20
  After 5 but within 10 years...............................     47,416   8.62
  After 10 years............................................      7,964   8.61
                                                             ----------
    Total state and political subdivisions..................     75,702   8.49
                                                             ----------
Debt securities.............................................    506,811   7.07
                                                             ----------
    Total securities held to maturity....................... $2,016,795   6.82
                                                             ==========

--------
(1) Where applicable, the weighted average yield is computed on a taxable equivalent basis using a 35% federal tax rate and applicable state tax rates.
(2) The amount shown consists primarily of mortgage-backed securities which have monthly curtailments of principal even though the final maturity of each security is in excess of 10 years.

 Deposits

   Average deposits increased from 1999 due to the acquired companies. Interest-bearing deposits as a percentage of total deposits remained at 89% in both 2000 and 1999. As noted previously, NCF has experienced lower levels of deposit growth due to competitive pressures from other investment opportunities available to consumers. In addition, higher interest rates in 2000 resulted in increased debt service payments for consumers and businesses, constraining growth in deposit balances. See Table 9 for average deposits by type for the three-year period ended December 31, 2000.

TABLE 9

                                Average Deposits

                                        Years Ended December 31,
                         ------------------------------------------------------
                                2000              1999              1998
                         ------------------ ----------------- -----------------
                          Average   Average  Average  Average  Average  Average
                          Balance    Rate    Balance   Rate    Balance   Rate
                         ---------- ------- --------- ------- --------- -------
                                         (Dollars in thousands)
Savings and time
 deposits:
Savings, NOW and money
 market accounts........ $2,960,959  3.85%  1,641,984  3.63   1,550,361  3.31
Time deposits...........  4,266,610  6.31   2,031,305  5.08   1,681,671  5.45
                         ----------         ---------         ---------
  Total savings and time
   deposits.............  7,227,569  5.04   3,673,287  4.17   3,232,032  4.11
Demand deposits.........    930,713           447,416           443,395
                         ----------         ---------         ---------
  Total deposits........ $8,158,282         4,120,703         3,675,427
                         ==========         =========         =========

 Long-Term Debt and Other Borrowings

   After assuming $33.0 million of long-term debt from the acquired companies, NCF's ratio of average long-term debt to average equity was only 1.6% for the year ended December 31, 2000.

   Average FHLB advances increased $415.4 million in 2000 due to $498.6 million of FHLB advances assumed from the acquired companies and the need to fund NCF's loan growth. The borrowings advanced in 2000 are primarily FHLB advances with maturities in excess of one year. Federal Home Loan Bank advances have increased $301.8 million since December 31, 2000, primarily to fund loan growth and to replace other sources of borrowed funds.

Capital Requirements and Resources

   NCF has had a higher than needed capital position due to acquisitions and strong earnings growth over the past five years. NCF's average tangible equity to average tangible assets ratio remains strong at 7.37% and 7.24% for the six months ended June 30, 2001 and 2000, respectively, and at 7.15% and 7.45% for the years ended December 31, 2000 and 1999, respectively.

 Equity Capital

   NCF's management plans to continue its efforts to increase the return on average equity while providing stockholders with a reasonable cash return. A stock repurchase plan was authorized beginning in 1996 for purposes of offsetting stock issuances planned for stock option and other employee benefit plans. During 2000, 1999 and 1998, a total of 4.0 million shares have been repurchased. Substantially all have been re-issued under employee benefit plans as of the end of 2000. Management plans to maintain a dividend payout ratio between 30 and 40 percent of operating income in order to achieve continued internal capital growth. On July 18, 2001, NCF's board of directors declared a quarterly cash dividend of $.15 per common share. The dividend is payable October 1, 2001, to stockholders of record as of September 14, 2001.

   Table 10 presents NCF's rate of internal capital growth for each of the five previous years.

TABLE 10

                         Rate of Internal Capital Growth

                                          2000(1) 1999(1) 1998  1997(1) 1996(1)
                                          ------- ------- ----- ------- -------
Average assets to average equity times...   8.13x  11.75  12.79  13.24   12.92
Return on average assets equals..........   1.18%   1.44   1.47   1.47    1.43
Return on average equity times...........   9.59%  16.92  18.80  19.46   18.48
Earnings retained equals.................  47.77%  56.72  60.02  65.29   64.59
Rate of internal capital growth..........   4.58%   9.60  11.28  12.71   11.94

--------
(1) Excludes the after-tax impact of non-recurring items as applicable: for 2000, merger-related and other conversion expenses of $50.5 million and losses from interest rate swaps of $50.2 million; for 1999, gains from interest rate swaps of $.9 million; for 1997, gain on sales of credit card receivables of $4.9 million; and for 1996, gains on sales of certain assets of $3.6 million and special deposit assessments of $.8 million.

   NCF anticipates that it will require approximately $60 million of cash to consummate the SouthBanc merger. Moreover, NCF has announced that it has signed a definitive agreement to purchase from First Union National Bank and Wachovia National Bank 37 bank branches and corresponding ATM's in North Carolina, South Carolina, Georgia and Virginia. In the branch purchase, NCF will acquire deposits, loans and related premises and equipment. NCF anticipates needing additional Tier 1 capital upon consummating the branch purchase. To fund the foregoing transactions, and provide for its capital needs, NCF anticipates issuing trust preferred securities or other securities qualifying as Tier 1 capital in the fourth quarter of 2001.

 Regulatory Capital

   Table 11 discloses NCF's components of capital, risk-adjusted asset information and capital ratios.

TABLE 11

                         Capital Information and Ratios

                                                             As of December 31
                                               As of June   --------------------
                                                 30 2001       2000      1999
                                               -----------  ---------- ---------
                                                        (In thousands)
Tier I capital................................ $ 1,236,453   1,169,780   572,976
Tier II capital:
  Allowable loan loss allowance...............     145,659     143,614    58,941
  Subordinated debt...........................      13,201      13,194       --
  Other.......................................          85         --        --
                                               -----------  ---------- ---------
    Total capital............................. $ 1,395,398   1,326,588   631,917
                                               ===========  ========== =========
Risk-adjusted assets.......................... $12,545,400  12,292,660 4,715,316
Average regulatory assets.....................  16,372,982  16,365,141 6,651,254
Tier I capital ratio..........................        9.86%       9.52     12.15
Total capital ratio...........................       11.12       10.79     13.40
Leverage ratio................................        7.55        7.15      8.61

   Each of NCF's subsidiary banks are subject to similar risk-based and leverage capital requirements adopted by their applicable federal banking agency. Each was in compliance with the applicable capital requirements as of June 30, 2001 and December 31, 2000.

Asset Quality

   At June 30, 2001, total risk assets (consisting of nonaccrual loans, foreclosed real estate, restructured loans and accruing loans 90 days or more past due) amounted to $49.0 million or .44% of outstanding loans plus other assets acquired through loan foreclosures. This compares to $41.5 million or
 .38% at December 31, 2000 and $8.8 million or .21% at June 30, 2000, prior to purchase of the acquired companies. The allowance for loan losses to risk assets was 2.97x at June 30, 2001 compared to 3.46x at December 31, 2000 and 7.03x at June 30, 2000.

   Non-performing assets (non-accrual loans, other real estate acquired through loan foreclosures and restructured loans) and total risk assets at the end of each of the previous five years are presented in Table 12. Risk assets as a percentage of total loans outstanding plus other real estate were .38%, .14% and .16% at December 31, 2000, 1999 and 1998, respectively. NCF's allowance for loan losses to risk assets was 3.46x at December 31, 2000 compared to 10.38x and 9.46x at December 31, 1999 and 1998, respectively. Risk assets and the ratio of the allowance for loan losses to risk assets have been impacted significantly by NCF's merger with CCB in 2000. CCB's loan portfolio accounts for approximately 62% of total loans and CCB's risk assets represent approximately 75% of total risk assets at December 31, 2000. CCB's allowance for loan losses was 2.48 times total risk assets at the time of the merger. Excluding the CCB risk assets, NCF's total risk assets increased by 82.5% in 2000 due to increases in non-accrual loans and accruing loans 90 days or more past due.

TABLE 12

                         Nonperforming and Risk Assets

                                                       As of December 31
                                                --------------------------------
                                                 2000    1999  1998  1997  1996
                                                -------  ----- ----- ----- -----
                                                        (In thousands)
Non-accrual loans.............................  $ 7,219    --    533   --    --
Other real estate acquired through loan
 foreclosures.................................    5,652    271   442   --    --
Restructured loans............................    2,232    --    --    --    --
                                                -------  ----- ----- ----- -----
Total nonperforming assets....................   15,103    271   975   --    --
Accruing loans 90 days or more past due.......   26,362  5,470 4,218 3,134 3,482
                                                -------  ----- ----- ----- -----
Total risk assets.............................  $41,465  5,741 5,193 3,134 3,482
                                                =======  ===== ===== ===== =====
Ratio of non-performing assets to:
  Loans outstanding and other real estate
   acquired through loan foreclosures.........      .14%   .01   .03   --    --
  Total assets................................      .09    --    .02   --    --
Ratio of total risk assets to:
  Loans outstanding and other real estate
   acquired through loan foreclosures.........      .38    .14   .16   .12   .15
  Total assets................................      .23    .08   .09   .07   .08
Allowance for loan losses to total risk assets     3.46x 10.38  9.46 10.38 10.20

   NCF's general non-accrual policy is to place credits in a non-accrual status when there are doubts regarding the collectibility of principal or interest or when payment of principal or interest is 90 days or more past due (unless determined that the collectibility is not reasonably considered in doubt). Subsequent to the 2000 merger with CCB, NCF conformed its non-accrual policy between CCB and the other subsidiary banks.

   Loans are considered impaired if it is probable that NCF will be unable to collect all amounts due under the terms of the loan agreement. The value of the impaired loan is based on discounted cash flows or the fair value of the collateral for a collateral-dependent loan. Any impairment losses are recognized through charges to the allowance for loan losses. At December 31, 2000 impaired loans amounted to $12.5 million, of which $6 million were not accruing interest. The related allowance for loan losses on these loans amounted to $3.6 million at December 31, 2000. There were no impaired loans at December 31, 1999.

   Table 13 presents a summary of loss experience and the allowance for loan losses for the previous five years. Net charge-offs in the five-year period ended December 31, 2000 occurred primarily in the consumer loan portfolio.

TABLE 13

       Summary of Loan Loss Experience and the Allowance for Loan Losses

                                       Years Ended December 31
                         -------------------------------------------------------
                            2000        1999       1998       1997       1996
                         -----------  ---------  ---------  ---------  ---------
                                           (In thousands)
Balance at beginning of
 year..................  $    59,597     49,122     43,297     35,514     29,010
Loan losses charged to
 allowance:
  Commercial, financial
   and agricultural....       (1,826)      (896)      (522)      (250)       (12)
  Real estate--
   construction........          (29)       (40)      (946)       (95)       (70)
  Real estate--
   mortgage............       (3,418)    (2,346)      (808)      (222)       (74)
  Consumer.............      (12,354)    (8,440)    (8,430)   (10,850)    (8,270)
  Revolving credit.....       (1,863)       --         --         --         --
  Lease financing......         (193)      (744)      (943)    (1,382)    (1,912)
                         -----------  ---------  ---------  ---------  ---------
    Total loan losses
     charged to
     allowance.........      (19,683)   (12,466)   (11,649)   (12,799)   (10,338)
                         -----------  ---------  ---------  ---------  ---------
Recoveries of loans
 previously charged-
 off:
  Commercial, financial
   and agricultural....          258         66      1,152         73         20
  Real estate--
   construction........            2        473        197         57        244
  Real estate--
   mortgage............          878        222         51         33         61
  Consumer.............        2,809      2,631      2,219      2,221      1,965
  Revolving credit.....          819        --         --         --         --
  Lease financing......          250        584        420        560        533
                         -----------  ---------  ---------  ---------  ---------
    Total recoveries of
     loans previously
     charged-off.......        5,016      3,976      4,039      2,944      2,823
                         -----------  ---------  ---------  ---------  ---------
Net charge-offs........      (14,667)    (8,490)    (7,610)    (9,855)    (7,515)
Provision charged to
 operations............       16,456     16,921     10,710     17,013     14,134
Allowance related to
 credit card
 receivables and loans
 sold..................          --         --         --         --        (403)
Allowance related to
 acquired financial
 institutions..........       82,228      2,044      2,725        625        288
                         -----------  ---------  ---------  ---------  ---------
Balance at end of
 year..................  $   143,614     59,597     49,122     43,297     35,514
                         ===========  =========  =========  =========  =========
Loans outstanding at
 end of year...........  $11,008,419  3,985,789  3,197,673  2,608,967  2,347,973
Ratio of allowance for
 loan losses to loans
 outstanding at end of
 year..................         1.30%      1.50       1.54       1.66       1.51
Average loans
 outstanding...........  $ 7,427,320  3,489,625  3,040,662  2,513,327  2,130,810
Ratio of net charge-
 offs of loans to
 average loans.........          .20%       .24        .26        .39        .35
Ratio of recoveries to
 charge-offs...........        25.48      31.89      34.67      23.00      27.31


   The provision for loan losses for the first six months of 2001 was $12.7 million compared to $6 million in 2000. Net loan charge-offs as a percentage of average loans (annualized) were .19% in 2001 and .23% in 2000.

   NCF tracks a number of key performance indicators in establishing the allowance for loan losses. Table 14 summarizes indicators of portfolio quality and the allowance for loan losses at June 30, 2001 and 2000 and for the quarters then ended. Based on its review, NCF management believes that the allowance for loan losses at June 30, 2001 is adequate to absorb estimated probable losses inherent in the loan portfolio.

TABLE 14

                             Performance Indicators

                                                       Quarters ended June 30
                                                       ----------------------
                                                           2001         2000
                                                       ------------  -----------
                                                        (Dollars in millions)
Loans outstanding..................................... $     11,236       4,266
Ratio of allowance for loan losses to loans
 outstanding..........................................         1.30%       1.45
Average loans outstanding for the period.............. $     11,143       4,224
Ratio of annualized net charge-offs to average loans
 for the period.......................................          .17%        .19
Ratio of recoveries to charge-offs for the period.....        26.29%      32.48
Ratio of non-performing assets to:
  Loans outstanding and other assets acquired through
   loan foreclosures..................................          .17%        .06
  Total assets........................................          .11%        .04
Ratio of total risk assets to:
  Loans outstanding and other assets acquired through
   loan foreclosures..................................          .44%        .21
  Total assets........................................          .27%        .12
Allowance for loan losses to total risk assets........         2.97x       7.03

   NCF's provision for loan losses decreased from $16.9 million in 1999 to $16.5 million for the year ended December 31, 2000. The ratio of the allowance for loan losses to loans outstanding was 1.30% and 1.50% at December 31, 2000 and 1999, respectively. The provision for loan losses and the ratio of the allowance for loan losses to loans outstanding were impacted significantly by the merger with CCB. The decreases in the provision and the ratio of the allowance to loans outstanding reflect improvements in asset quality as evidenced by the reduction in net charge-offs as a percentage of average loans, from .24% in 1999 to .20% in 2000, and a favorable change in mix of NCF's loan portfolio. Both trends are direct results of the CCB merger; CCB experienced a lower ratio of net charge-offs to average loans than NCF and CCB's portfolio consists predominantly of real estate--construction and real estate--mortgage loans. These categories of loans have historically experienced a low level of net charge-offs; as a result, CCB's ratio of the allowance for loan losses to loans outstanding of 1.27% at the time the merger was completed was lower than NCF's ratio. As a result of the merger and other activity in the loan portfolio in 2000, the combined real estate--construction and real estate--mortgage portfolios increased from 48% of total loans at December 31, 1999 to 71% of total loans at December 31, 2000. Similarly, in 2000, the consumer loan portfolio, which had accounted for approximately 80% of NCF's net charge-offs in past years, declined from 34% of total loans at December 31, 1999 to 16% at December 31, 2000. This decline is attributable to the relatively smaller consumer portfolio of CCB and also to a decision to exit NCF's business affiliation with State Farm, which was a source of indirect auto loans. As a result of the improved mix and decline in net charge-off ratio, NCF reduced its unallocated allowance component by $5.1 million in 2000. The improved portfolio mix and decline in net charge-off ratio were partially offset by higher levels of total risk assets at December 31, 2000 as compared to December 31, 1999 and higher levels of internally classified assets, primarily in the commercial, financial and agricultural loan category.

   NCF's provision for loan losses increased from $10.7 million in 1998 to $16.9 million in 1999. The ratio of the allowance for loan losses to loans outstanding was 1.50% and 1.54% at December 31, 1999 and 1998, respectively. The increase in loan loss provision in 1999 as compared to 1998 was primarily attributable to an increase in net charge-offs of approximately $.9 million in 1999 compared to 1998 and significant growth in NCF's total loan portfolio of approximately 25%. Other key factors were NCF's assessment of increased risk in its consumer loan portfolio, which grew 29% in 1999, and the growth of higher-risk real estate-- mortgage products, including more than 80% loan-to-value first and second mortgages, which grew by approximately $165 million, almost 45%, from $368 million to $533 million.

   Management performs an analysis of the loan portfolio quarterly to determine the adequacy of the allowance for loan losses. The overall allowance analysis considers the results of the loan reviews, quantitative and qualitative indicators of the current quality of the loan portfolio and the inherent risk not captured in the reviews and assessments of pools of loans. Management responsible for credit and financial matters perform the assessment and establish the amount of the allowance for loan losses.

   The analysis of individual credit relationships is the first factor in the evaluation process. Individual credit relationships in excess of $500,000 or with specific credit characteristics are evaluated for collectibility and for potential impairment by NCF's independent loan review staff. Impaired loans are measured using the approach specified by SFAS No. 114.

   Commercial, residential construction, small business and consumer loans not reviewed for impairment under SFAS 114, or not considered impaired after an SFAS 114 review, are considered on a portfolio basis as the second factor in the evaluation process. These loans are evaluated as pools of loans based on payment status for the consumer portfolio and an internal credit risk grading system for commercial and small business loans. An allowance is calculated for each consumer loan pool using loss factors based on a monthly analysis of delinquency trends and historical loss experience. Loss factors for the commercial and small business loan pools are based on average historical yearly loss experience. Various credit quality trends (i.e., internal grading changes, delinquencies, charge-offs, non-accruals, and criticized/classified assets), which may impact portfolio performance, are also considered in determining the loss factors for each loan pool.

   The third factor in the evaluation process is the unallocated allowance which considers factors including the following: industry, borrower or collateral concentrations; changes in lending policies and underwriting; current loan volumes; experience of NCF's lending staff; current general economic data and conditions; fraud risk; and risk inherent in the loss estimation process for pools of loans.

   NCF's quarterly evaluation process provides for self-correction through periodic adjustment of loss factors based on actual experience if unanticipated events are encountered within an individual or group of credits.

   Management believes that the reserve for loan losses is adequate to absorb estimated probable losses inherent in the loan portfolio. The most recent regulatory agency examinations have not revealed any material problem credits that had not been previously identified; however, future regulatory examinations may result in the regulatory agencies requiring additions to the allowance for loan losses based on information available at the date of examination.

   Table 15 presents an allocation of the allowance for loan losses as of the end of the previous five years.

TABLE 15
                  Allocation of the Allowance for Loan Losses

                                                               As of December 31
                         -----------------------------------------------------------------------------------------------
                                2000                1999               1998               1997               1996
                         ------------------  ------------------ ------------------ ------------------ ------------------
                          Amount     % of     Amount     % of    Amount     % of    Amount     % of    Amount     % of
                            of      Loans       of      Loans      of      Loans      of      Loans      of      Loans
                         Allowance in Each   Allowance in Each  Allowance in Each  Allowance in Each  Allowance in Each
                         Allocated Category  Allocated Category Allocated Category Allocated Category Allocated Category
                         --------- --------  --------- -------- --------- -------- --------- -------- --------- --------
                                                             (Dollars in thousands)
Commercial, financial
 and agricultural....... $  33,866     11.1%     7,471     17.3     4,675     18.0     1,934     19.2     1,176     20.0
Real estate--
 construction...........    15,410     17.3      1,640      7.1     1,017      8.1       579      9.0       408      7.0
Real estate--mortgage...    20,183     54.1     15,324     40.8    11,366     36.0     7,223     30.8     5,539     26.0
Consumer................    22,086     15.7     10,739     34.0     8,227     37.0     5,056     40.0     6,017     46.0
Revolving credit........     4,280       .5        --       --        --       --        --       --        --       --
Lease financing.........     1,011      1.3      1,492       .8     1,374       .9     2,634      1.0     2,024      1.0
Unallocated portion of
 allowance..............    46,778      --      22,931      --     22,463      --     25,871      --     20,350      --
                         --------- --------  --------- -------- --------- -------- --------- -------- --------- --------
  Total................. $ 143,614    100.0%    59,597    100.0    49,122    100.0    43,297    100.0    35,514    100.0
                         ========= ========  ========= ======== ========= ======== ========= ======== ========= ========

   The allocated portion related to the commercial segment increased from $4.7 million in 1998 to $7.5 million in 1999 primarily due to downgrading of a large customer loan, deterioration in a portion of the aircraft lending sector and an increase in accruing loans 90 days or more past due.

   The increase in the allocated loss reserves for real estate--mortgage, from $11.4 million in 1998 to $15.3 million in 1999, relates primarily to growth of approximately $165 million in the portfolio of higher loan-to-value products and an increase in risk, as evidenced by increases in net charge-offs on these products and an increase in accruing loans 90 days or more past due.

   The allocation for loan losses in the consumer loan segment increased from $8.3 million in 1998 to $10.7 million in 1999, due to continued growth in the indirect automobile portfolio. The loss ratios associated with this sector have been higher than the remainder of the consumer loan portfolio.

   The unallocated allowance increased slightly from $22.5 million in 1998 to $22.9 million at December 31, 1999, as there were no significant changes in the factors considered in assessing the unallocated allowance.

   In discussing the changes in the allocation of the allowance for loan losses between 1999 and 2000, the CCB merger on July 5, 2000, makes the year to year analysis somewhat more complex. As mentioned previously, the CCB loan portfolio comprised approximately 62% of the total loan portfolio at December 31, 2000; accordingly, the allocated portion of the reserve for loan losses related to all loan categories increased significantly from 1999 to 2000.

   Without regard to the CCB transaction, the amount allocated to commercial, financial and agricultural loans increased from $7.5 million in 1999 to $17.4 million in 2000. This increase was due to the ongoing systematic loan review processes, which required several credits to be downgraded, which in turn required an additional amount of allocated reserve for loan losses.

   In the NCF stand alone real estate--mortgage portfolio the allocation increased from $15.3 million in 1999 to $17.2 million in 2000, mainly due to loan growth and increases in delinquencies related to the higher loan-to-value products.

   NCF's losses in the consumer loan portfolio have primarily been in the indirect automobile segment, which represented 67% of the net charge-offs in this portfolio in 1999. Due to the departure from its relationship with State Farm, a significant indirect automobile loan provider, and a general tightening of the underwriting guidelines in the remaining portion of this segment, the 2000 net charge-offs from indirect automobile loans dropped to 56% of consumer net charge-offs. As a result of this change, accompanied by the runoff of the State Farm portfolio, the allocation for consumer loans dropped from $10.7 million in 1999 to $8.3 million in 2000.

   The overall approach and methodology used in establishing the allowance for loan losses for CCB was substantially the same as that used by NCF during the period.

   CCB's commercial, financial and agricultural portfolio carries an allocated allowance for loan losses of 3.1% compared to 2.5% for NCF, reflecting a higher level of risk assets and a higher net charge-off ratio.

   The real estate--construction portfolio has historically experienced a low level of net charge-offs at both NCF and CCB. The change in the allocation of loan losses between 1999 and 2000 is due almost exclusively to the significant real estate--construction portfolio of CCB, which is approximately six times the size of NCF's portfolio. CCB's real estate--construction portfolio carries a slightly higher allowance allocation (.9% of loans vs. .6%) due to the additional risk associated with the concentration of real estate lending in CCB's North Carolina and South Carolina markets.

   The real estate--mortgage allocation of $20.2 million at December 31, 2000 includes $3.0 million related to the CCB portfolio. As a percentage of total loans, the CCB allowance allocation at .1% is lower than NCF's historical allocation of .9% due to differences in product type between the entities and a significantly lower historical loss rate at CCB.

   As a result of the CCB merger, the consumer allocation increased by $13.8 million, to $22.1 million at December 31, 2000. As a percentage of total loans, the CCB allowance allocation at 2.8% of loans is higher than historical NCF's allocation of .7% due primarily to a relatively greater amount of credit risk associated with the CCB consumer portfolio. The increased credit risk is evident in the higher percentage of accruing loans 90 days or more past due in CCB's portfolio. In addition, CCB's consumer net charge-off ratio has historically been almost 1.5 times NCF's net charge-off ratio.

   In addition to its consumer portfolio, CCB has a small revolving credit portfolio, primarily comprised of unsecured overdraft protection credit lines, which have a high historical loss rate relative to other consumer loans and carry a reserve allocation of 7.3% of loans outstanding at December 31, 2000.

   The unallocated reserve increased by $23.9 million in 2000 from $22.9 million at December 31, 1999 to $46.8 million at December 31, 2000 (including the addition of CCB's unallocated reserve). The net increase of $23.9 million can be broken down into an increase of $29.0 million, which was CCB's unallocated reserve at the date the merger was consummated, and a decrease in the provision for loan losses of $5.1 million. The reduction in provision related to the unallocated reserve reflects the improved net charge-off profile and portfolio mix following the CCB merger as discussed previously, and results in an unallocated reserve component of .42% of total loans at December 31, 2000 as compared to .58% for NCF at December 31, 1999, prior to the merger. Additional factors in the reduction include a decision during 2000 to withdraw from a correspondent residential construction lending program, allowing the company to begin the process of liquidating a higher risk portfolio, and a determination by management that a drought in the region was less detrimental to agricultural related customers than originally anticipated.

   Although the allocation of the allowance is an important management process, no portion of the allowance is restricted to any individual or group of loans; rather the entire allowance is available to absorb losses for the entire loan portfolio.

Liquidity and Interest-Sensitivity

   Liquidity ensures that adequate funds are available to meet deposit withdrawals, fund loan and capital expenditure commitments, maintain reserve requirements, pay operating expenses, provide funds for dividends, debt service and other commitments and operate the organization on an ongoing basis. Funds are primarily provided by NCF's subsidiary banks through financial resources from operating activities, expansion of the deposit base, borrowing funds in money market operations and through the sale or maturity of assets.

   Net cash provided by operating activities and deposits from customers have been NCF's primary sources of liquidity. Correspondent relationships are maintained with several larger banks enabling the subsidiary banks to purchase federal funds when needed. Also available as liquidity sources are access to the Federal Reserve discount window and the subsidiary banks' lines of credit maintained with the FHLB. These lines of credit are secured by blanket collateral agreements on the subsidiary banks' mortgage loan portfolios and certain other loans and securities.

   Certificates of deposit in denominations of $100,000 or more are an additional source of liquidity. At December 31, 2000, these accounts totaled $2 billion compared to $1.3 billion at December 31, 1999. During 2000, the maximum month-end balance for certificates of deposit in amounts of $100,000 or more was $2.2 billion. The following is a remaining maturity schedule of these deposits at December 31, 2000 (in thousands):

                                            Over 3   Over 6
                                  3 Months Through   Through   Over
                                  or Less  6 Months 12 Months 1 Year   Total
                                  -------- -------- --------- ------ ----------
Jumbo and brokered deposits...... $929,424 217,812   809,803  49,702 $2,006,741

   Maturities of securities held for investment and sales and maturities of securities categorized as available for sale are other sources of liquidity. Securities with carrying values of $734 million mature in 2001. Securities categorized as available for sale are considered in NCF's asset/liability management strategies and may be sold in response to changes in interest rates, liquidity needs and/or significant prepayment risk.

   NCF's liquidity is provided though cash dividends from its subsidiary banks and its other non-bank subsidiaries as well as its capacity to raise additional borrowed funds as needed.

   In addition to ensuring adequate liquidity, NCF is concerned with managing interest-sensitivity so as to avoid significant net interest margin fluctuations while promoting consistent net income increases during periods of changing interest rates. Interest sensitivity is NCF's primary market risk and is defined as the risk of economic loss resulting from adverse changes in interest rates. This risk of loss can be reflected in reduced potential net interest income in future periods. NCF's market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities. The structure of NCF's loan and deposit portfolios is such that a significant use or decline in interest rates may adversely impact net interest income. Responsibility for both liquidity and interest-sensitivity management rests with the Asset/Liability Management Committee ("ALCO") comprised of senior management. ALCO reviews interest rate and liquidity exposures and, based on its view of existing and expected market conditions, adopts balance sheet strategies that are intended to optimize net interest income to the extent possible while minimizing the risk associated with changes in interest rates.

   Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates change daily, and loans which are tied to the prime rate are much more interest rate sensitive than fixed-rate securities and loans. Similarly, time deposits of $100,000 and over and money market accounts are much more interest rate sensitive than savings accounts. The shorter term interest rate sensitivities are the key to measurement of the interest sensitivity gap, or difference between interest-sensitive earning assets and interest-sensitive liabilities. Trying to minimize this gap is a continual challenge in a changing interest rate environment and one of the objectives of the

ALCO. ALCO uses gap analysis to determine and monitor the appropriate balance between interest-sensitive assets and interest-sensitive liabilities.

   Gap analysis measures the interest-sensitivity of assets and liabilities at a given point in time. The interest-sensitivity of assets and liabilities is based on the timing of contractual maturities and repricing opportunities. A positive interest-sensitive gap occurs when interest-sensitive assets exceed interest-sensitive liabilities. The reverse situation results in a negative gap. NCF management feels that an essentially balanced position (+/- 15% of total earning assets) between interest-sensitive assets and liabilities is necessary in order to protect against wide fluctuations in interest rates. An analysis of NCF's interest-sensitivity position at December 31, 2000 is presented in Table 16. At December 31, 2000, NCF had a cumulative "negative gap" (interest-sensitive liabilities and interest rate swaps exceed interest-sensitive assets) of $972.7 million or 6.24% of total earning assets over a twelve-month horizon. The ratio of interest-sensitive assets to interest-sensitive liabilities and interest rate swaps was .86x.

TABLE 16

                         Interest-Sensitivity Analysis

                                                                      As of December 31, 2000(1)
                                                  --------------------------------------------------------------------
                                                                          6 Months                Beyond
                                                   30 Days     6 Months   to 1 Year    Total      1 Year
                                                  Sensitive   Sensitive   Sensitive  Sensitive   Sensitive    Total
                                                  ----------  ----------  ---------  ----------  ---------  ----------
                                                                          (In thousands)
Earning assets:
Time deposits in other banks....................  $   32,183         --         --       32,183        --       32,183
Federal funds sold and other short-term
 investments....................................      52,572         --         --       52,572        --       52,572
Investment securities(2)........................     481,574     403,237    266,767   1,151,578  3,228,318   4,379,896
Trading securities..............................      74,417         --         --       74,417        --       74,417
Loans...........................................   2,975,931     865,127    834,247   4,675,305  6,333,114  11,008,419
                                                  ----------  ----------  ---------  ----------  ---------  ----------
  Total earning assets..........................   3,616,677   1,268,364  1,101,014   5,986,055  9,561,432  15,547,487
                                                  ==========  ==========  =========  ==========  =========  ==========
Interest-bearing liabilities:
Savings deposits................................   1,769,202     129,170    155,004   2,053,376  2,420,738   4,474,114
Time deposits...................................   1,303,158   1,961,355  1,406,260   4,670,773  1,468,566   6,139,339
Short-term borrowed funds.......................   1,000,176     148,044     64,683   1,212,903        --    1,212,903
Federal Home Loan Bank advances.................     182,809     252,787     46,198     481,793  1,167,261   1,649,055
Long-term debt..................................         --          --         --          --      39,379      39,379
                                                  ----------  ----------  ---------  ----------  ---------  ----------
  Total interest-bearing liabilities............   4,255,345   2,491,356  1,672,145   8,418,845  5,095,643  13,514,790
                                                  ==========  ==========  =========  ==========  =========  ==========
Interest rate swaps(3):
Pay fixed/receive floating(4)...................  (1,500,000)        --         --   (1,500,000) 1,500,000         --
Pay floating/receive fixed......................     125,000         --     (75,000)     50,000    (50,000)        --
                                                  ----------  ----------  ---------  ----------  ---------  ----------
  Total interest rate swaps.....................  (1,375,000)        --     (75,000) (1,450,000) 1,450,000         --
                                                  ==========  ==========  =========  ==========  =========  ==========
Interest-sensitivity gap........................  $  736,332  (1,222,992)  (496,131)   (972,687)
                                                  ==========  ==========  =========  ==========
Cumulative gap..................................  $  736,332    (486,668)  (982,791)
                                                  ==========  ==========  =========
Cumulative ratio of interest-sensitive assets to
 interest-sensitive Liabilities and interest
 rate swaps.....................................        1.26x        .91        .86
                                                  ==========  ==========  =========
Cumulative gap to total earning assets..........        4.74%      (3.13)     (6.32)
                                                  ==========  ==========  =========

--------
(1) Assets and liabilities that mature in one year or less and/or have interest rates that can be adjusted during this period are considered interest-sensitive. The interest-sensitivity position has meaning only as of the date for which it is prepared.
(2) Investment securities are presented at their amortized cost. The mark-to-market adjustment of $38.4 million for available for sale securities is not included.
(3) Does not include $100 million of basis swaps that pay floating/receive floating.
(4) These positions were closed subsequent to December 31, 2000, and were replaced with $500 million of pay fixed/receive floating swaps that mature in 3 to 6 months.

   NCF management uses both on- and off-balance sheet strategies to manage the balance sheet. The most efficient and cost-effective method of on-balance sheet management is creating desired maturity and repricing streams through the tactical pricing of interest-earning and interest-bearing on-balance sheet products. ALCO reviews the interest-earning and interest-bearing portfolios to ensure a proper mix of fixed and variable rate products. Emphasis will continue to be placed on granting loans with short maturities and floating rates where possible. This strategy increases liquidity and is necessitated by the continued shortening of maturities and more frequent repricing opportunities of NCF's funding sources.

   NCF utilizes derivative financial instruments to manage interest rate sensitivity by modifying the repricing or maturity of assets or liabilities. As of December 31, 2000, NCF had derivative financial instruments in the form of interest rate swaps with notional principal of $1.7 billion. Notional amounts do not represent amounts to be exchanged between parties and are not a measure of financial risks, but only provide the basis for calculating interest payments between the counterparties. Net interest received or paid on an interest rate swap agreement is recognized over the life of the contract as an adjustment to interest income (expense) of the modified or "hedged" financial asset or liability.

   Estimating the amount of interest rate risk requires using assumptions about the future. These estimates will be different from actual results for many reasons, including but not limited to, changes in the growth of the overall economy, changes in credit spreads, market interest rates moving in patterns other than the patterns chosen for analysis, changes in customer preferences, changes in tactical and strategic plans and changes in Federal Reserve policy. Stress testing is performed on all market risk measurement analyses to help understand the relative sensitivity of key assumptions and thereby better understand NCF's risk profile.

   Table 17 provides information about NCF's financial instruments (used for purposes other than trading) that are sensitive to changes in interest rates as of December 31, 2000. Prior to the 2000 acquisitions, exposure to interest rate risk was managed by each of the previously separate companies. Each company used separate risk management models and assumptions in accordance their unique risk profile. Accordingly, prior period amounts are not presented as such amounts were based on the risk profiles of the previously separate entities and are not comparable to current period amounts. Table 16 presents principal cash flow and related weighted average interest rates by contractual maturities for loans, securities and liabilities with contractual maturities. NCF included assumptions of the impact of interest rate fluctuations on prepayment of residential and home equity loans and mortgage-backed securities based on NCF's historical experience. For core deposits that have no contractual maturity, the principal cash flows and related weighted average interest rates presented are based upon NCF's historical experience, management's judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Weighted average variable rates are based on the implied forward rates in the yield curve at December 31, 2000.

   With the current environment, ensuring adequate liquidity is more of a challenge now than it has been historically but management believes it has adequate resources available. NCF's management will continue to monitor its interest-sensitivity position with the goals of ensuring adequate liquidity while at the same time seeking profitable spreads between the yields on funding uses and the rates paid for funding sources.

TABLE 17

                             Market Risk Disclosure

                                             Principal Amount Maturing in
                         ----------------------------------------------------------------------
                                                                                                Approximate
                                                                                                   Fair
                                                                                                 Value at
                                                                                                December 31
                            2001       2002      2003      2004     2005   Thereafter   Total      2000
                         ----------  --------- --------- --------- ------- ---------- --------- -----------
                                                          (In thousands)
Rate Sensitive Assets:
Fixed interest rate
 loans.................. $1,428,236  1,141,614 1,288,610 1,145,083 712,263 1,530,809  7,246,615  7,192,000
 Average interest rate..       8.74%      8.71      8.50      8.22    8.88      8.02       8.47
Variable interest rate
 loans.................. $  895,746    331,167   285,756   229,402 283,500 1,736,233  3,761,804  3,762,000
 Average interest rate..       9.08%      8.88      8.83      8.93    8.87      8.73       8.86
Fixed interest rate
 securities............. $  716,890    360,931   316,757   224,933 210,762 2,115,809  3,946,082  3,914,000
 Average interest rate..       7.25%      7.14      7.32      7.28    7.30      6.77       6.99
Variable interest rate
 securities............. $   17,000     17,200    20,487    17,000  21,960   378,592    472,239    472,000
 Average interest rate..       6.55%      6.57      6.83      6.55    6.92      7.03       6.97
Rate Sensitive
 Liabilities:
Non-interest-bearing
 deposits............... $  792,481    143,425   143,424   143,424 143,424       --   1,366,178  1,366,000
 Average interest rate..        --         --        --        --      --        --         --
Savings and NOW
 accounts............... $1,035,012    859,775   859,776   859,775 859,776       --   4,474,117  4,474,000
 Average interest rate..       3.54%      3.40      3.40      3.40    3.40       --        3.43
Time deposits........... $4,670,135  1,301,887    68,405    31,570  24,180    43,159  6,139,336  6,295,000
 Average interest rate..       6.28%      6.56      5.79      5.53    6.61      6.65       6.33
Fixed interest rate
 borrowings............. $  982,724     47,837    69,031     1,497     369   372,084  1,473,542  1,483,000
 Average interest rate..       6.47%      6.10      6.23      4.92    4.40      5.18       6.12
Variable interest rate
 borrowings............. $1,371,501        --        --        --      --     56,294  1,427,795  1,428,000
 Average interest rate..       5.93%       --        --        --      --       7.49       5.99
Rate Sensitive
 Derivative
Financial Instruments:
Pay fixed/receive
 variable interest rate
 swaps.................. $1,500,000
 Average pay rate.......       5.74%
 Average receive rate...       6.74
Pay variable/receive
 fixed interest rate
 swaps.................. $  125,000
 Average pay rate.......       6.57%
 Average receive rate...       7.14
Pay variable/receive
 variable interest rate
 swaps.................. $  100,000
 Average pay rate.......       5.96%
 Average receive rate...       5.70

Quantitative and Qualitative Disclosures About Market Risk

   Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

   NCF's market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities. The structure of NCF's loan and deposit portfolios is such that a significant rise or decline in interest rates may adversely impact net market values and net interest income. NCF is not subject to currency exchange risk or commodity price risk. Responsibility for monitoring interest rate risk rests with the Asset/Liability Management Committee, comprised of senior management. ALCO regularly reviews NCF's interest rate risk position and adopts balance sheet strategies that are intended to optimize net interest income while maintaining market risk within a set of board-approved guidelines.

   During the quarter ended March 31, 2001, NCF terminated $1.5 billion notional amount of pay fixed/receive variable interest rate swap agreements. As of June 30, 2001, management believes that there have been no other significant changes in market risk as previously disclosed for the year ended December 31, 2000.

Change in Accountants

   On March 20, 2001, management of NCF notified Ernst & Young LLP that their appointment as independent auditors would be terminated effective upon the issuance of Ernst & Young's report on the consolidated financial statements of NCF and subsidiaries for the year ended December 31, 2000. KPMG LLP was engaged as independent auditors effective upon Ernst & Young's termination. The decision to change auditors was recommended by the audit committee of the board of directors and approved by the board of directors. NCF filed a Current Report on Form 8-K stating (i) the reasons for such termination, (ii) that there had been no disagreements between NCF and Ernst & Young, and (iii) that KPMG had been consulted with respect to the accounting treatment of certain interest rate swap transactions entered into by NCF during the first and second quarters of 2000, had orally advised NCF of its views on such accounting treatment, and gave NCF guidance that was identical to Ernst & Young on such issue.

   On May 15, 2001, NCF publicly announced that it would restate its financial statements to reflect purchase accounting treatment for certain business combinations that had previously been accounted for as pooling-of-interests transactions. In that regard, notwithstanding its termination of Ernst &Young's engagement described above, NCF engaged Ernst & Young to audit the restated financial statements of NCF to be included in an Amended Annual Report on Form 10-K/A. Ernst & Young accepted such engagement and delivered its report on the restated financial statements dated June 22, 2001, which was filed with NCF's Amended Annual Report on Form 10-K/A on July 3, 2001.

   Through the date of the filing of Ernst & Young's report on the restated financial statements described above, there were no "disagreements" (as such term is defined in Item

304(a)(1)(iv) of Regulation S-K) with Ernst & Young at any time during NCF's two most recent fiscal years or thereafter regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its report. In addition, during the same period, no "reportable events" (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) arose in the context of NCF's relationship with Ernst & Young.

Impact of Recently Issued Accounting Standards

   In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to the estimated residual values, and reviewed for impairment in accordance with Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

   NCF is required to adopt the provisions of Statement 141 immediately, except with regard to business combinations initiated prior to July 1, 2001, which it expects to account for using the pooling-of-interests method, and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement 142.

   Statement 141 will require, upon adoption of Statement 142, that NCF evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart form goodwill. Upon adoption of Statement 142, NCF will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, NCF will be required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

   In connection with the transitional goodwill impairment evaluation, Statement 142 will require NCF to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, NCF must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. NCF will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and NCF must perform the second step of the transitional impairment test. In the second step, NCF must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in NCF's statement of income.

   As of the date of adoption, NCF expects to have unamortized goodwill in the amount of $886.3 million and unamortized identifiable intangible assets in the amount of $230.1 million, all of which will be subject to the transition provisions of Statements 141 and 142. Amortization expense related to goodwill totaled $26.9 million and $24.1 million for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. Because of the extensive effort needed to comply with adoption of Statements 141 and 142, it is not currently practicable to reasonably estimate the impact of adopting these Statements on NCF's consolidated financial statements, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

                      WHERE YOU CAN FIND MORE INFORMATION

   NCF has filed with the SEC a registration statement under the Securities Act that registers the distribution to SouthBanc stockholders of the shares of NCF common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about NCF and NCF's stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

   In addition, SouthBanc files reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following location of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like SouthBanc, who file electronically with the SEC. The address of the site is http://www.sec.gov.

   The SEC allows SouthBanc to incorporate by reference information into this document. This means that SouthBanc can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

   This document incorporates by reference the documents listed below that SouthBanc previously filed with the SEC. They contain important information about the companies and their financial condition.

  . Annual Report on Form 10-K     For the fiscal year ended September 30, 2000
  . Quarterly Report on Form 10-Q  For the quarter ended December 31, 2000
  . Quarterly Report on Form 10-Q  For the quarter ended March 31, 2001
  . Quarterly Report on Form 10-Q  For the quarter ended June 30, 2001
  . Current Report on Form 8-K     Filed July 17, 2001

   In addition, SouthBanc also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the SouthBanc special stockholder meeting, or if sooner, the termination of the merger agreement.

   NCF has supplied all information relating to NCF, as well as all pro forma financial information, and SouthBanc has supplied all information contained or incorporated by reference in this document relating to SouthBanc.

   Documents incorporated by reference are available from SouthBanc without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the SouthBanc at the following addresses:

                             SouthBanc Shares, Inc.
                               907 N. Main Street
                         Anderson, South Carolina 29621
                  Attention: Sylvia Reed, Corporate Secretary
                          Telephone No. (864) 225-0241

   SouthBanc stockholders requesting documents should do so by            ,
2001 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents, SouthBanc will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

   Neither NCF nor SouthBanc has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of NCF or SouthBanc. All statements in this proxy statement/prospectus and the documents incorporated by reference that are not historical facts or that express expectations and projections with respect to future matters are "forward-looking statements" for the purpose of the safe harbor provided by the Reform Act. We caution readers that such "forward-looking statements," including, without limitation, those relating to future business initiatives and prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to NCF, SouthBanc or both NCF and SouthBanc, are necessarily estimates reflecting the best judgment of NCF or SouthBanc.

Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements." "Forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors currently known to management of NCF or SouthBanc that could cause actual results to differ materially from those in "forward-looking statements" include significant fluctuations in interest rates, inflation, economic recession, economic conditions in the markets served by NCF and SouthBanc, significant changes in the federal and state legal and regulatory environment, significant under-performance in NCF's or SouthBanc's portfolio of outstanding loans, and competition in NCF's and SouthBanc's markets. Other factors set forth from time to time in NCF's filings with the SEC should also be considered. NCF undertakes no obligation to update or revise "forward-looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                                 LEGAL MATTERS

   The validity of the shares of NCF common stock to be issued upon consummation of the merger has been passed upon for NCF by Bass, Berry & Sims PLC, Memphis, Tennessee. Attorneys at Bass, Berry & Sims PLC working on the merger and the registration statement of which this proxy statement/prospectus is a part owned approximately 23,458 shares of NCF common stock as of the date of this proxy statement/prospectus. Certain legal matters in connection with the merger will be passed upon for SouthBanc by Muldoon Murphy & Faucette LLP, Washington, D.C.

                                    EXPERTS

   The consolidated financial statements of National Commerce Financial Corporation at December 31, 2000 and 1999, and for each of the three years ended December 31, 2000, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included herein. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of CCB Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of SouthBanc Shares, Inc. as of September 30, 2000 and 1999 and for the three years ended September 30, 2000 have been incorporated in this proxy statement/prospectus by reference to SouthBanc's 2000 annual report to stockholders in reliance upon the report of Elliot Davis LLP, independent certified public accountants, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

                         Index to Financial Statements

                                                                           Page
                                                                           ----
National Commerce Financial Corporation and Subsidiaries:
  Unaudited Pro Forma Condensed Combined Financial Statements:
    Unaudited Pro Forma Condensed Combined Balance Sheet at June 30,
     2001.................................................................  F-2
    Unaudited Pro Forma Condensed Combined Statement of Income for the six
     months ended June 30, 2001...........................................  F-4
    Unaudited Pro Forma Condensed Combined Statement of Income for the
     year ended December 31, 2000.........................................  F-5
    Notes to NCF and SouthBanc Unaudited Pro Forma Condensed Combined
     Financial Statements.................................................  F-6
  Annual Financial Statements:
    Consolidated Balance Sheets at December 31, 2000 and 1999............. F-12
    Consolidated Statements of Income for each of the years in the three-
     year period ended December 31, 2000.................................. F-13
    Consolidated Statements of Stockholders' Equity for each of the years in the three-year period ended December 31, 2000..................... F-14
    Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 2000............................ F-15
    Notes to Consolidated Financial Statements............................ F-16
  Report of Independent Auditors.......................................... F-46
  Quarterly Financial Statements:
    Consolidated Balance Sheets at June 30, 2001 (unaudited) and December
     31, 2000............................................................. F-47
    Consolidated Statements of Income for the six months ended June 30,
     2001 and 2000 (unaudited)............................................ F-48
    Consolidated Statements of Cash Flows for the six months ended June
     30, 2001 and 2000 (unaudited)........................................ F-49
    Notes to Consolidated Financial Statements (unaudited)................ F-50

CCB Financial Corporation and Subsidiaries:
  Annual Financial Statements:
    Consolidated Balance Sheets at December 31, 1999 and 1998............. F-55
    Consolidated Statements of Income for each of the years in the three-
     year period ended December 31, 1999.................................. F-56
    Consolidated Statements of Shareholders' Equity and Comprehensive
     Income for each of the years in the three-year period ended December
     31, 1999............................................................. F-57
    Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1999............................ F-58
    Notes to Consolidated Financial Statements............................ F-59
  Independent Auditors' Report............................................ F-86
  Quarterly Financial Statements:
    Consolidated Balance Sheets at June 30, 2000 (unaudited) and December
     31, 1999............................................................. F-87
    Consolidated Statements of Income for the six months ended June 30,
     2000 and 1999 (unaudited)............................................ F-88
    Consolidated Statements of Cash Flows for the six months ended June
     30, 2000 and 1999 (unaudited)........................................ F-89
    Notes to Consolidated Financial Statements (unaudited)................ F-90

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined financial statements and explanatory notes are presented to show the impact on NCF's historical financial positions and results of operations of the SouthBanc merger and the July 5, 2000 business combination with CCB Financial Corporation. All business combinations are accounted for utilizing the purchase method of accounting. Under the purchase method of accounting, all the assets and liabilities of the acquired company are recorded at their respective fair values, as of the effective date of the transaction. The amount, if any, by which the purchase price by NCF exceeds the fair value of the net tangible and identifiable intangible assets acquired by NCF in the transaction is recorded as goodwill.

   The unaudited pro forma condensed combined balance sheet as of June 30, 2001 assumes the SouthBanc merger was consummated on that date and combines the historical financial information of NCF and SouthBanc as of June 30, 2001. The unaudited pro forma condensed combined statements of income give effect to the SouthBanc and CCBF mergers as if these mergers had been consummated at the beginning of each period presented. The unaudited pro forma condensed statement of income for the six months ended June 30, 2001 includes the results of operations of NCF and SouthBanc for the six months ended June 30, 2001 and March 31, 2001, respectively. The unaudited pro forma condensed statement of income for the year ended December 31, 2000 includes the results of operations of NCF and SouthBanc for the years ended December 31, 2000 and September 30, 2000, respectively, and the results of operations of CCBF from January 1, 2000 to July 5, 2000 (the date of the CCBF business combination).

   The unaudited pro forma condensed combined financial statements assume that fifty percent of the outstanding shares of SouthBanc common stock are exchanged for 1.1142 of NCF common stock and that fifty percent of the outstanding shares of SouthBanc common stock are exchanged for cash at $28.00 per share. The unaudited pro forma condensed financial statements are based on, and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of NCF, SouthBanc and CCBF, which are included in this document or incorporated herein by reference. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the mergers had been consummated at the beginning the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

                    NATIONAL COMMERCE FINANCIAL CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 June 30, 2001

                                                    Pro Forma     NCF/SouthBanc
                              NCF     SouthBanc Adjustments(1)(2)   Combined
                          ----------- --------- ----------------- -------------
                                     In Thousands Except Share Data
         ASSETS:
Cash and cash
 equivalents............. $   687,112   26,159       (59,466)(4)      653,805
Available for sale
 securities..............   2,501,885  110,903           --         2,612,788
Held to maturity
 securities..............   1,645,528      --            --         1,645,528
Trading account
 securities..............      59,746      --            --            59,746
Loans....................  11,236,246  488,445           --        11,724,691
  Less allowance for loan
   losses................     145,659    7,324           --           152,983
                          -----------  -------       -------       ----------
    Net loans............  11,090,587  481,121           --        11,571,708
                          -----------  -------       -------       ----------
Premises and equipment...     202,511    2,010           --           204,521
Goodwill.................     910,421      --         40,899 (3)      951,310
Core deposit
 intangibles.............     258,042      --         17,698 (3)      275,740
Other assets.............     596,858   39,738           --           636,596
                          -----------  -------       -------       ----------
    Total assets......... $17,952,690  659,931          (879)      18,611,742
                          ===========  =======       =======       ==========
     LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Deposits................. $11,984,777  442,445           --        12,427,222
Short-term borrowed
 funds...................   1,116,482   20,070           --         1,136,552
Federal Home Loan Bank
 advances................   1,950,869  107,366           --         2,058,235
Long-term debt...........      39,376      --            --            39,376
Other liabilities........     431,024    9,950        13,010 (3)      453,984
                          -----------  -------       -------       ----------
    Total liabilities....  15,522,528  579,831        13,010       16,115,369
                          -----------  -------       -------       ----------
Capital trust pass-
 through securities......      42,639      --            --            42,639
Common stock.............     408,720       48         4,685 (4)      413,453
                                                         --
Additional paid-in
 capital.................   1,733,388   63,564        (2,086)(4)    1,794,866
                                                         --
Retained earnings........     220,229   23,536       (23,536)(4)      220,229
Treasury stock and other
 equity..................         --    (9,815)        9,815 (4)          --
Accumulated other
 comprehensive income....      25,186    2,767        (2,767)(4)       25,186
                          -----------  -------       -------       ----------
    Total stockholders'
     equity..............   2,387,523   80,100       (13,889)       2,453,734
                          -----------  -------       -------       ----------
    Total liabilities and
     stockholders'
     equity.............. $17,952,690  659,931          (879)      18,611,742
                          ===========  =======       =======       ==========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

                    NATIONAL COMMERCE FINANCIAL CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                         Six Months Ended June 30, 2001

                                                    Pro Forma     NCF/SouthBanc
                              NCF    SouthBanc(1) Adjustments(2)    Combined
                            -------- ------------ --------------  -------------
                                    In Thousands Except Per Share Data
Interest income:
Interest and fees on
 loans....................  $485,221    21,591           --          506,812
Interest and dividends on
 securities...............   145,138     3,760           --          148,898
Other.....................     2,752       --         (2,513) (5)        239
                            --------    ------        ------         -------
  Total interest income...   633,111    25,351        (2,513)        655,949
                            --------    ------        ------         -------
Interest expense:
Deposits..................   244,166    11,189           --          255,355
Borrowings................    73,801     4,107           --           77,908
                            --------    ------        ------         -------
  Total interest expense..   317,967    15,296           --          333,263
                            --------    ------        ------         -------
Net interest income.......   315,144    10,055        (2,513)        322,686
Provision for loan
 losses...................    12,684       123           --           12,807
                            --------    ------        ------         -------
Net interest income after
 provision for loan
 losses...................   302,460     9,932        (2,513)        309,879
                            --------    ------        ------         -------
Other income:
Service charges on deposit
 accounts.................    57,750     2,295           --           60,045
Trust and custodian fees..    27,264       --            --           27,264
Other service charges and
 fees.....................    17,800       --            --           17,800
Broker/dealer revenue and
 other commissions........    31,268       --            --           31,268
Other operating...........    17,618       563           --           18,181
Investment securities
 gains (losses)...........     1,295     1,507           --            2,802
                            --------    ------        ------         -------
  Total other income......   152,995     4,365           --          157,360
                            --------    ------        ------         -------
Other expenses:
Personnel.................   122,347     3,647           --          125,994
Net occupancy and
 equipment................    30,451     1,268           --           31,719
Losses on interest rate
 swaps....................       672       --            --              672
Merger-related expense....       --        --            --              --
Goodwill amortization.....    24,120       --            --           24,120
Core deposit intangibles
 amortization.............    29,664       --          2,369 (5)      32,033
Other operating...........    75,489     2,129           --           77,618
                            --------    ------        ------         -------
  Total other expenses....   282,743     7,044         2,369         292,156
                            --------    ------        ------         -------
Income before income
 taxes....................   172,712     7,253        (4,882)        175,083
Income taxes..............    64,887     2,470        (1,928)(5)      65,429
                            --------    ------        ------         -------
Net income................  $107,825     4,783        (2,954)        109,654
                            ========    ======        ======         =======
Earnings per common share:
  Basic...................  $    .52      1.09           --              .53
  Diluted.................       .52      1.06           --              .52
Weighted average shares
 outstanding:
  Basic...................   205,532     4,399           --          207,898
  Diluted.................   208,218     4,508           --          210,574

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

                    NATIONAL COMMERCE FINANCIAL CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          Year Ended December 31, 2000

                                              CCBF                            SouthBanc
                                            Pro Forma    Adjusted             Pro Forma    NCF/SouthBanc
                            NCF    CCBF(1) Adjustments      NCF    SouthBanc Adjustments     Combined
                          -------- ------- -----------   --------- --------- -----------   -------------
                                              In Thousands Except Per Share Data
Interest income:
Interest and fees on
 loans..................  $688,304 266,588    13,447 (5)   968,339  25,575         --          993,914
Interest and dividends
 on securities..........   239,206  55,339       682 (5)   295,227   6,209         --          301,436
Other...................    10,466   2,502       --         12,968     --       (5,443)(5)       7,525
                          -------- -------   -------     ---------  ------     -------       ---------
    Total interest
     income.............   937,976 324,429    14,129     1,276,534  31,784      (5,443)      1,302,875
                          -------- -------   -------     ---------  ------     -------       ---------
Interest expense:
Deposits................   364,433 134,218     2,601 (5)   501,252  11,714         --          512,966
Borrowings..............   148,970  24,784     2,896 (5)   176,650   6,661         --          183,311
                          -------- -------   -------     ---------  ------     -------       ---------
    Total interest
     expense............   513,403 159,002     5,497       677,902  18,375         --          696,277
                          -------- -------   -------     ---------  ------     -------       ---------
Net interest income.....   424,573 165,427     8,632       598,632  13,409      (5,443)        606,598
Provision for loan
 losses.................    16,456   6,261       --         22,717   2,720         --           25,437
                          -------- -------   -------     ---------  ------     -------       ---------
Net interest income
 after provision for
 loan losses............   408,117 159,166     8,632       575,915  10,689      (5,443)        581,161
                          -------- -------   -------     ---------  ------     -------       ---------
Other income:
Service charges on
 deposit accounts.......    68,766  33,258       --        102,024   3,978         --          106,002
Trust and custodian
 fees...................    32,964   6,715       --         39,679     --          --           39,679
Other service charges
 and fees...............    29,919   9,071      (604)(5)    38,386     --          --           38,386
Broker/dealer revenue
 and other commissions..    28,816   7,789       --         36,605     --          --           36,605
Other operating.........    24,517   9,560       --         34,077   1,468         --           35,545
Investment securities
 gains (losses).........     4,509   1,097       --          5,606  (3,082)        --            2,524
                          -------- -------   -------     ---------  ------     -------       ---------
    Total other income..   189,491  67,490      (604)      256,377   2,364         --          258,741
                          -------- -------   -------     ---------  ------     -------       ---------
Other expenses:
Personnel...............   160,136  70,132       --        230,268   8,436         --          238,704
Net occupancy and
 equipment..............    44,618  18,251       --         62,869   1,781         --           64,650
Losses on interest rate
 swaps..................    77,227     --        --         77,227     --          --           77,227
Merger-related expense..    70,657   3,520       --         74,177     --          --           74,177
Goodwill amortization...    26,884   1,942    19,442 (5)    48,268     --          --           48,268
Core deposit intangibles
 amortization...........    34,536     210    26,986 (5)    61,732     --        4,566 (5)      66,298
Other operating.........   103,640  35,301       --        138,941   3,570         --          142,511
                          -------- -------   -------     ---------  ------     -------       ---------
    Total other
     expenses...........   517,698 129,356    46,428       693,482  13,787       4,566         711,835
                          -------- -------   -------     ---------  ------     -------       ---------
Income before income
 taxes..................    79,910  97,300   (38,400)      138,810    (734)    (10,009)        128,067
Income taxes............    34,600  32,320    (7,488)(5)    59,432     209      (3,954)(5)      55,687
                          -------- -------   -------     ---------  ------     -------       ---------
Net income..............  $ 45,310  64,980   (30,912)       79,378    (943)     (6,055)         72,380
                          ======== =======   =======     =========  ======     =======       =========
Earnings per common
 share:
  Basic.................  $    .29    1.66       --            .32    (.29)        --              .29
  Diluted...............       .28    1.65       --            .31    (.29)        --              .28
Weighted average shares
 outstanding:
  Basic.................   157,387  39,097       --        251,430   3,262         --          253,917
  Diluted...............   159,254  39,374       --        253,297   3,262         --          255,784

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

            NOTES TO NCF AND SOUTHBANC UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

                As of and for the Six Months Ended June 30, 2001
                    and for the Year Ended December 31, 2000
                                  (Unaudited)


(1) The SouthBanc merger will be accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of SouthBanc will be recorded at their respective fair values on the date the merger is completed. Shares of SouthBanc will be exchanged for a) $28.00 in cash; b)
    1.1142 shares of NCF common stock; or c) $14.00 in cash and 0.5571 shares of NCF common stock. The shares of NCF common stock issued to effect the merger will be recorded at $25.00 per share, which is the average price of the shares over a four-day period surrounding the date the merger was announced.

    The pro forma financial information includes estimated adjustments to record certain assets and liabilities of SouthBanc at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of SouthBanc, principally loans and borrowings, will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities.

    The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of SouthBanc's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of SouthBanc will change the amount of the purchase price allocable to goodwill. Additionally, changes to SouthBanc's stockholders' equity, including net income from April 1, 2001 through the date the merger is completed, will also change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

    NCF expects to realize revenue enhancements and cost savings from operating efficiencies following the merger which are not reflected in this pro forma financial information. The pro forma condensed statements of income do not reflect any cost savings from operating efficiencies which may be achieved in connection with the merger. NCF estimates that pre-tax cost savings of approximately $5.7 million may occur. Such a forecast is based on numerous variables and assumptions which are inherently uncertain and which may not be within NCF's control, including general economic, competitive and regulatory conditions, the factors set forth under "Risk Factors" beginning on page 7 of this document and the factors listed in the second paragraph of "Management's Discussion and Analysis of Financial Condition and Results of Operations of NCF" beginning on page 93 of this document. As a result, the amount of possible cost savings may be less than that estimated above.

(2) The pro forma adjustments reflect an exchange ratio of 1.1142 shares of NCF common stock for fifty percent of the shares of SouthBanc common stock and a cash exchange of $28.00 per share on the remaining fifty percent of the shares of SouthBanc that were outstanding at June 30, 2001. The exchange results in an additional 2,366,341 shares of NCF common stock with an aggregate par value of $4,733 ($ in thousands), an increase in paid-in capital of $54,426 for the excess of the fair value of the shares over the par value, and goodwill and deposit base premium of $33,500 and $17,698, respectively. The pro forma financial information assumes that shareholders holding 50% of SouthBanc common stock, or 2,123,803 common shares, will elect to receive the one-time cash payment of $28.00 per SouthBanc share, or a total of $59,466, and that the remaining 50% of SouthBanc shareholders will elect to receive shares of NCF common stock, valued at $59,159.

    Upon completion of the merger, outstanding options to acquire SouthBanc common stock will be exchanged for options to acquire NCF common stock with the number of options and option price adjusted for the

            NOTES TO NCF AND SOUTHBANC UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (Continued)

  exchange ratio. NCF stock options exchanged for SouthBanc stock are considered part of the purchase price, and accordingly, the purchase price includes the fair value of NCF stock options aggregating $7,052.

  The fair value of the NCF stock options that will be issued in exchange for the SouthBanc stock options was estimated using the Black-Scholes model for valuation of stock options. Models for determining the fair value of stock options require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of stock options. The more significant assumptions used in estimating the fair value of the NCF stock options to be issued in exchange for SouthBanc stock options include a risk-free interest rate of 4.5 percent, dividend yield of 2 percent, weighted average expected life of 5 years, and volatility of the NCF common stock of 35 percent.

  Restructuring and merger-related adjustments are not included in the pro forma statements of income since they will be recorded in the results of operations after completion of the SouthBanc merger and are not indicative of what the historical results of the combined company would have been had our companies been actually combined during the periods presented.

(3) The computation of the purchase price, the allocation of the purchase price to the net assets of SouthBanc based on fair values estimated at June 30, 2001, the basis for determining the amount of deposit base premium allocated to the purchase price and the resulting amount of goodwill are presented below (dollars in thousands, except share amounts).

  Purchase price:
    SouthBanc common stock outstanding...................  4,247,605
    Shares exchanged for cash (50% of shares
     outstanding)........................................  2,123,803
    Cash price per share................................. $    28.00  $ 59,466
                                                          ----------
    Shares exchanged for NCF shares (50% of shares
     outstanding)........................................  2,123,803
    Exchange ratio....................................... X   1.1142
                                                          ----------
    NCF shares to be issued..............................  2,366,341
    Market value per share............................... $    25.00    59,159
                                                          ----------
    Fair value of outstanding employee stock options.....                7,052
                                                                      --------
      Total purchase price...............................              125,677

  Net assets acquired:
    SouthBanc stockholders' equity.......................              (80,100)
                                                                      --------
      Excess of purchase price over carrying value of net
       assets
       acquired..........................................               45,577
  Estimated adjustments to reflect net assets acquired at
   fair value:

    Estimated core deposit intangible:
      SouthBanc deposits................................. $  442,445
      Premium rate.......................................       0.04   (17,698)
                                                          ----------
  Deferred income taxes:
    Estimated core deposit intangible....................     17,698
    Investment securities--adjustment to effective tax
     rate................................................        682
                                                          ----------
      Total..............................................     18,380
    Income tax rate......................................       39.5%    7,260
                                                          ----------
  Estimated transaction costs (note 7)...................                5,750
                                                                      --------
      Goodwill...........................................             $ 40,889
                                                                      ========

            NOTES TO NCF AND SOUTHBANC UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (Continued)


(4) The pro forma adjustments related to the pro forma balance sheet at June 30, 2001 are presented below (dollars in thousands, except share amounts).

  Assets:
    Cash paid to former SouthBanc shareholders
     (note 3)....................................                     $(59,466)
    Goodwill and other intangible assets-
     adjustment
      Goodwill...................................                       40,899
      Core deposit intangible....................                       17,698
                                                                      --------
        Total....................................                     $   (879)
                                                                      ========

  Liabilities:
    Deferred income taxes--purchase accounting
     adjustments (note 3)........................                     $  7,260
    Estimated transaction costs (note 7).........                        5,750

  Stockholders' equity:
    Common stock adjustment
      Shares of common stock to be issued........  2,366,341
      NCF par value.............................. $     2.00   4,733
                                                  ==========
      Less SouthBanc common stock................                (48)
                                                             -------
        Common stock adjustment..................                        4,685
    Paid-in capital adjustment
      NCF common stock issued in excess of par
       value.....................................             54,426
      Fair value of outstanding employee stock
       options...................................              7,052
      SouthBanc paid-in capital..................            (63,564)
                                                             -------
        Paid-in capital adjustment...............                       (2,086)
    Elimination of SouthBanc retained earnings...                      (23,536)
    Elimination of SouthBanc treasury stock and
     other equity................................                        9,815
    Elimination of SouthBanc accumulated other
     comprehensive income........................                       (2,767)
                                                                      --------
        Stockholders' equity adjustment..........                      (13,889)
                                                                      --------
        Total....................................                     $   (879)
                                                                      ========

            NOTES TO NCF AND SOUTHBANC UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (Continued)



(5) The following SouthBanc pro forma adjustments related to the unaudited pro forma combined condensed statements of income reflect amortization on a seven-year sum-of-the-quarters' digits method for the deposit base intangible (in thousands).

                                             Six Months Ended    Year Ended
                                              June 30, 2001   December 31, 2000
                                             ---------------- -----------------
   Interest income adjustment--loss of
    interest earnings on $59,466 cash paid
    to former SouthBanc shareholders at
    8.45% and 8.71% average earning asset
    rate, respectively.....................      $(2,513)           (5,443)
   Noninterest expense adjustments--
     Core deposit intangible amortization..        2,369             4,566
                                                 -------           -------
   Reduction in income before income
    taxes..................................       (4,882)          (10,009)
                                                 -------           -------
   Income tax adjustment
     Reduction in income before income
      taxes................................       (4,882)          (10,009)
     Income tax rate.......................         39.5%             39.5%
                                                 -------           -------
       Total income tax adjustment.........       (1,928)           (3,954)
                                                 -------           -------
   Reduction in income.....................      $(2,954)           (6,055)
                                                 =======           =======

            NOTES TO NCF AND SOUTHBANC UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (Continued)


   The following CCBF pro forma adjustments related to the unaudited pro forma combined condensed statement of income for the year ended December 31, 2000 reflect amortization on a seven-year sum-of-the-quarters' digits method for the deposit base intangible and a 15-year straight-line amortization method for goodwill (in thousands).

   Interest income adjustments:
     Accretion of fair value adjustments on loans.........           $ 13,447
     Accretion of fair value adjustments on securities....                682
                                                                     --------
       Increase in interest income........................             14,129
   Interest expense adjustments:
     Amortization of fair value adjustments on deposits...              2,601
     Amortization of fair value adjustments on
      borrowings..........................................              2,896
                                                                     --------
       Increase in interest expense.......................              5,497
                                                                     --------
       Increase in net interest income....................              8,632
   Other income adjustments...............................               (604)
   Other expense adjustments:
     Goodwill amortization................................             19,442
     Core deposit intangible amortization.................             26,986
                                                                     --------
       Increase in other expense..........................             46,428
                                                                     --------
   Reduction in income before income taxes................            (38,400)
                                                                     --------
   Income tax adjustment:
     Reduction in income before income taxes.............. $(38,400)
     Less non-deductible goodwill amortization............   19,442
                                                           --------
       Taxable reduction in net income....................  (18,958)
       Income tax rate....................................     39.5%
                                                           --------
       Total income tax adjustment........................             (7,488)
                                                                     --------
   Reduction in income....................................           $(30,912)
                                                                     ========

   In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 provides that goodwill and intangible assets with indefinite useful lives should no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. NCF is required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement 142.

   The pro forma statements of income do not include any amortization of goodwill associated with the SouthBanc merger. The pro forma condensed combined statements of income for the six months ended June 30, 2001 and the year ended December 31, 2000 include the amortization of goodwill associated with

           NOTES TO NCF AND SOUTHBANC UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (Continued)

   other business combinations of $24,120 and $48,268 respectively, which will not be amortized in future periods upon adoption of Statement 142.

(6) The pro forma computation of basic and diluted earnings per share for the six months ended June 30, 2001 and for the year ended December 31, 2001 is presented below (dollars in thousands, except per share data).

                                             Six Months Ended    Year Ended
                                              June 30, 2001   December 31, 2000
                                             ---------------- -----------------
   Net income...............................     $109,654           72,380
                                                 --------          -------
   Basic earnings per share.................     $    .53              .29
   Diluted earnings per share...............     $    .52              .28
   Average shares--basic (in thousands).....      207,898          255,784
   Average shares--diluted (in thousands)...      210,584          253,917
                                                 --------          -------

(7) NCF has begun to develop its plans, which are currently very preliminary, to consolidate the operations of SouthBanc into NCF. The specific details of these plans will be refined over the next several months. NCF is currently assessing SouthBanc's personnel, benefit plans, premises, equipment, computer systems and service contracts. Certain decisions arising from these assessments may involve involuntary termination of former SouthBanc employees, vacating former SouthBanc leased premises, canceling contracts between the former SouthBanc and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by the former SouthBanc. The costs associated with such decisions will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to goodwill. It is expected that all such transaction costs, which are estimated at $5,750, will be identified and recorded within one year of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of our plans.

   In addition to the costs described above, NCF will incur merger-related charges in the process of combining the operations of SouthBanc with NCF. These merger-related charges include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others. It is expected that these costs, which are estimated at $5,750, will be incurred over a two-year period after completion of the merger.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           As of December 31
                                                         ---------------------
                                                            2000       1999
                                                         ----------- ---------
                                                             In Thousands
                                                           Except Share Data
                        ASSETS:
                        -------

Cash and due from banks................................. $   446,712   179,082
Time deposits in other banks............................      32,183    21,156
Federal funds sold and other short-term investments.....      52,572    61,058
Investment securities:
  Available for sale (amortized cost of $2,363,010 and
   $560,761)............................................   2,401,526   553,928
  Held to maturity (market values of $1,984,700 and
   $1,667,583)..........................................   2,016,795 1,759,383
Trading account securities..............................      74,417    30,294
Loans...................................................  11,008,419 3,985,789
  Less allowance for loan losses........................     143,614    59,597
                                                         ----------- ---------
    Net loans...........................................  10,864,805 3,926,192
                                                         ----------- ---------
Premises and equipment..................................     204,903    47,830
Goodwill................................................     934,467    96,214
Core deposit intangibles................................     287,707    26,298
Other assets............................................     429,705   212,351
                                                         ----------- ---------
      Total assets...................................... $17,745,792 6,913,786
                                                         =========== =========

         LIABILITIES AND STOCKHOLDERS' EQUITY:
         -------------------------------------

Deposits:
  Demand (non-interest-bearing)......................... $ 1,366,178   454,146
  Savings, NOW and money market accounts................   4,474,114 1,707,464
  Jumbo and brokered certificates of deposit............   2,006,741 1,337,068
  Time deposits.........................................   4,132,598   997,222
                                                         ----------- ---------
      Total deposits....................................  11,979,631 4,495,900
Short-term borrowed funds...............................   1,212,903   883,038
Federal Home Loan Bank advances.........................   1,649,055   714,335
Long-term debt..........................................      39,379     6,372
Other liabilities.......................................     450,064   114,991
                                                         ----------- ---------
      Total liabilities.................................  15,331,032 6,214,636
                                                         ----------- ---------
Capital trust pass-through securities...................      49,922    49,909
Stockholders' equity:
  Serial preferred stock. Authorized 5,000,000 shares;
   none issued..........................................         --        --
  Common stock of $2 par value. Authorized 400,000,000
   shares; 205,246,098 and 108,223,286 shares issued and
   outstanding in 2000 and 1999, respectively...........     410,492   216,446
  Additional paid-in capital............................   1,765,723   240,208
  Retained earnings.....................................     165,829   196,755
  Accumulated other comprehensive income (loss).........      22,794    (4,168)
                                                         ----------- ---------
      Total stockholders' equity........................   2,364,838   649,241
                                                         ----------- ---------
      Total liabilities and stockholders' equity........ $17,745,792 6,913,786
                                                         =========== =========

Commitments and contingencies (note 16)

          See accompanying notes to consolidated financial statements.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                     Years Ended December 31
                                                     -------------------------
                                                       2000    1999     1998
                                                     -------- -------  -------
                                                     In Thousands Except Per
                                                            Share Data
Interest income:
 Interest and fees on loans......................... $688,304 301,063  257,478
 Interest and dividends on investment securities:
   U.S. Treasury....................................    4,168   2,049    3,231
   U.S. Government agencies and corporations........  169,300  97,521   90,320
   States and political subdivisions (primarily tax-
    exempt).........................................    8,398   7,485    7,714
   Equity and other securities......................   54,903  39,746   14,228
 Interest and dividends on trading account
  securities........................................    2,437   2,282    3,073
 Interest on time deposits in other banks...........    1,597     951      --
 Interest on federal funds sold and other short-
  term investments..................................    8,869   4,877    3,686
                                                     -------- -------  -------
     Total interest income..........................  937,976 455,974  379,730
                                                     -------- -------  -------
Interest expense:
 Deposits...........................................  364,433 153,120  132,889
 Short-term borrowed funds..........................   69,577  31,177   22,743
 Federal Home Loan Bank advances....................   77,913  41,432   27,885
 Long-term debt.....................................    1,480     369    6,135
                                                     -------- -------  -------
     Total interest expense.........................  513,403 226,098  189,652
                                                     -------- -------  -------
Net interest income.................................  424,573 229,876  190,078
Provision for loan losses...........................   16,456  16,921   10,710
                                                     -------- -------  -------
Net interest income after provision for loan
 losses.............................................  408,117 212,955  179,368
                                                     -------- -------  -------
Other income:
 Service charges on deposit accounts................   68,766  21,020   18,497
 Trust and custodian fees...........................   32,964   8,100    9,395
 Other service charges and fees.....................   29,919  20,024   17,939
 Broker/dealer revenue and other commissions........   28,816  18,092   20,441
 Other operating....................................   24,517  23,086   17,316
 Investment securities gains (losses)...............    4,509  (3,095)    (804)
                                                     -------- -------  -------
     Total other income.............................  189,491  87,227   82,784
                                                     -------- -------  -------
Other expenses:
 Personnel..........................................  160,136  82,927   71,979
 Net occupancy......................................   27,251  13,800   11,883
 Equipment..........................................   17,367   7,050    5,473
 Losses (gains) on interest rate swaps..............   77,227  (1,499)     --
 Merger-related expense.............................   70,657     --       --
 Goodwill amortization..............................   26,884   3,479    1,043
 Core deposit intangibles amortization..............   34,536   3,977    1,880
 Other operating....................................  103,640  50,608   50,458
                                                     -------- -------  -------
     Total other expenses...........................  517,698 160,342  142,716
                                                     -------- -------  -------
Income before income taxes..........................   79,910 139,840  119,436
Income taxes........................................   34,600  47,208   40,569
                                                     -------- -------  -------
Net income.......................................... $ 45,310  92,632   78,867
                                                     ======== =======  =======
Earnings per common share:
 Basic.............................................. $    .29     .88      .79
 Diluted............................................      .28     .87      .77
Weighted average shares outstanding:
 Basic..............................................  157,387 104,947   99,678
 Diluted............................................  159,254 106,807  101,984

          See accompanying notes to consolidated financial statements.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2000, 1999, and 1998

                                                                        Accumulated
                                                 Additional                Other         Total
                           Number of    Common    Paid-In    Retained  Comprehensive Stockholders'
                            Shares      Stock     Capital    Earnings  Income (Loss)    Equity
                          -----------  --------  ----------  --------  ------------- -------------
                                      In Thousands Except Share and Per Share Data
Balance December 31,
 1997...................   48,851,987  $ 97,704     52,523   196,025       2,250         348,502
Net income..............          --        --         --     78,867         --           78,867
Other comprehensive
 loss--
 Unrealized loss on
  securities, net of
  deferred tax benefit
  of $588 and
  reclassification
  adjustment............          --        --         --        --         (852)           (852)
                          -----------  --------  ---------   -------      ------       ---------
   Total comprehensive
    income..............                                                                  78,015
Stock options exercised,
 net of shares
 tendered...............      943,427     1,887      8,400       --          --           10,287
Purchase and retirement
 of shares..............   (1,236,030)   (2,472)   (31,464)      --          --          (33,936)
Two for one stock split
 effected in the form of
 a dividend.............   49,764,186    99,528        --    (99,528)        --              --
Common stock issued for
 acquisitions...........    3,075,929     6,151     71,876       --          --           78,027
Other transactions,
 net....................       43,300        87        503       --          --              590
Cash dividends ($.32 per
 share).................          --        --         --    (31,532)        --          (31,532)
                          -----------  --------  ---------   -------      ------       ---------
Balance December 31,
 1998...................  101,442,799   202,885    101,838   143,832       1,398         449,953
Net income..............          --        --         --     92,632         --           92,632
Other comprehensive
 loss--
 Unrealized loss on
  securities, net of
  deferred tax benefit
  of $3,546 and
  reclassification
  adjustment............          --        --         --        --       (5,566)         (5,566)
                          -----------  --------  ---------   -------      ------       ---------
   Total comprehensive
    income..............                                                                  87,066
Stock options exercised,
 net of shares
 tendered...............    1,063,472     2,127      9,725       --          --           11,852
Stock offering..........    3,564,529     7,129     73,119       --          --           80,248
Purchase and retirement
 of shares..............   (1,051,500)   (2,103)   (20,822)      --          --          (22,925)
Common stock issued for
 acquisitions...........    3,085,486     6,171     75,462       --          --           81,633
Other transactions,
 net....................      118,500       237        886       (12)        --            1,111
Cash dividends ($.375
 per share).............          --        --         --    (39,697)        --          (39,697)
                          -----------  --------  ---------   -------      ------       ---------
Balance December 31,
 1999...................  108,223,286   216,446    240,208   196,755      (4,168)        649,241
Net income..............          --        --         --     45,310         --           45,310
Other comprehensive
 gain--
 Unrealized gain on
  securities, net of
  deferred tax expense
  of $18,387 and
  reclassification
  adjustment............          --        --         --        --       26,962          26,962
                          -----------  --------  ---------   -------      ------       ---------
   Total comprehensive
    income..............                                                                  72,272
Restricted stock
 transactions, net......      434,415       869        807       --          --            1,676
Stock options exercised,
 net of shares
 tendered...............    1,192,298     2,385     11,213       --          --           13,598
Common stock issued in
 acquisitions...........   97,342,874   194,686  1,546,339       --          --        1,741,025
Purchase and retirement
 of shares..............   (1,724,805)   (3,450)   (28,558)      --          --          (32,008)
Other transactions,
 net....................     (221,970)     (444)    (4,286)      --          --           (4,730)
Cash dividends ($.48 per
 share).................          --        --         --    (76,236)        --          (76,236)
                          -----------  --------  ---------   -------      ------       ---------
Balance December 31,
 2000...................  205,246,098  $410,492  1,765,723   165,829      22,794       2,364,838
                          ===========  ========  =========   =======      ======       =========

          See accompanying notes to consolidated financial statements.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Years Ended December 31
                                               -------------------------------
                                                  2000        1999      1998
                                               -----------  --------  --------
                                                       In Thousands
Operating activities:
 Net income................................... $    45,310    92,632    78,867
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation, amortization and accretion,
    net.......................................     (13,692)   17,169     7,095
   Provision for loan losses..................      16,456    16,921    10,710
   Net loss (gain) on sales of investment
    securities................................      (4,509)    3,095       804
   Net loss (gain) on interest rate swaps.....      77,227    (1,499)      --
   Deferred income taxes......................      27,051    (4,778)   (3,036)
 Changes in:
   Trading account securities.................     (44,123)   32,443    43,667
   Other assets...............................      17,759   (48,376)   (7,052)
   Other liabilities..........................      31,332    28,229    11,203
Other operating activities, net...............      (2,517)    3,771     1,652
                                               -----------  --------  --------
     Net cash provided by operating
      activities..............................     150,294   139,607   143,910
                                               -----------  --------  --------
Investing activities:
 Proceeds from:
   Maturities and issuer calls of investment
    securities held to maturity...............     151,243    72,370   617,791
   Sales of investment securities available
    for sale..................................   1,449,337   265,466   223,463
   Maturities and issuer calls of investment
    securities available for sale.............     123,153   130,349   530,760
 Purchases of:
   Investment securities held to maturity.....    (334,518) (454,651) (781,312)
   Investment securities available for sale...  (1,631,343) (194,328) (983,922)
   Premises and equipment.....................     (23,927)  (12,037)  (11,977)
Net originations of loans.....................    (539,862) (596,660) (415,729)
Net cash acquired in acquisitions and
 dispositions.................................     318,633     7,660    27,668
                                               -----------  --------  --------
     Net cash used by investing activities        (487,284) (781,831) (793,258)
                                               -----------  --------  --------
Financing activities:
 Net increase in deposit accounts.............     511,590   295,090   420,846
 Net increase (decrease) in short-term
  borrowed funds..............................     (25,900)  291,194   168,256
 Net increase (decrease) in Federal Home Loan
  Bank advances...............................     221,475   (18,239)  341,726
 Repayments of long-term debt.................         --        --   (154,056)
 Issuances of common stock from exercise of
  stock options, net..........................       8,498     4,888     2,401
 Stock offering...............................         --     80,248       --
 Purchase and retirement of common stock......     (32,008)  (22,925)  (33,936)
 Other equity transactions, net...............        (258)    1,111       --
 Cash dividends paid..........................     (76,236)  (39,697)  (31,532)
                                               -----------  --------  --------
     Net cash provided by financing
      activities..............................     607,161   591,670   713,705
                                               -----------  --------  --------
Net increase (decrease) in cash and cash
 equivalents..................................     270,171   (50,554)   64,357
Cash and cash equivalents at beginning of
 year.........................................     261,296   311,850   247,493
                                               -----------  --------  --------
Cash and cash equivalents at end of year...... $   531,467   261,296   311,850
                                               ===========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Interest paid during the year................ $   503,514   237,412   192,208
 Income taxes paid during the year............ $    44,789    53,315    33,878

          See accompanying notes to consolidated financial statements.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

   The consolidated financial statements include the accounts and results of operations of National Commerce Financial Corporation ("NCF", formerly National Commerce Bancorporation) and its subsidiaries. NCF is a bank holding company that provides diverse financial services through a regional network of banking affiliates and a national network of nonbanking affiliates. NCF has two principal lines of business: traditional banking and financial enterprises. Financial enterprises include transaction processing, trust and asset management, retail banking consulting and capital markets. NCF's wholly-owned bank subsidiaries include Central Carolina Bank and Trust Company ("CCB"), National Bank of Commerce, ("NBC") and NBC Bank, FSB (collectively, the "Subsidiary Banks"). The consolidated financial statements also include the accounts and results of operations of the wholly-owned non-bank subsidiaries of
NCF: TransPlatinum Service Corp., Commerce Capital Management, Inc., First Mercantile Trust, First Mercantile Capital Management, Inc., USI Alliance, National Commerce Capital Trust I, Senior Housing Crime Prevention Foundation Investment Corporation, and Monroe Properties. Also included in the consolidated financial statements are the subsidiaries of CCB (CCB Investment and Insurance Service Corporation; CCBDE, Inc.; Salem Trust Company; Salem Advisors, Inc.; Sprunt Insurance, LTD., Finance South, Inc. and Corcoran Holdings, Inc. and its subsidiary, Watts Properties, Inc.) and NBC (National Commerce Bank Services, Inc. and its wholly-owned subsidiary, BankersMart; NBC Insurance Services, Inc.; Kenesaw Leasing Inc.; J & S Leasing, Inc.; and National Commerce Real Estate Holding Company and its wholly-owned subsidiary, Commerce Real Estate Holding Company and its wholly-owned subsidiary, Commerce Real Estate Company. Additionally, NBC owns 80% of NBC Capital Markets Group, Inc. ("Capital Markets")). All significant intercompany transactions and accounts are eliminated in consolidation. NCF operates as two business segments.

   The Subsidiary Banks provide a full range of banking services to individual and corporate customers through their branch networks based in Tennessee, Mississippi, Arkansas, Georgia, North Carolina, South Carolina, Virginia and West Virginia. Neither NCF nor its Subsidiary Banks have active foreign operations. NCF believes that there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or nonperformance would materially affect NCF's results. Products and services offered to customers include traditional banking services such as accepting deposits; making secured and unsecured loans; renting safety deposit boxes; performing trust functions for corporations, employee benefit plans and individuals; and providing certain insurance and brokerage services. The Subsidiary Banks are subject to competition from other financial entities and are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies.

 Financial Statement Presentation

   In preparing the financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

   Certain amounts for prior years have been reclassified to conform to the 2000 presentation.

   For purposes of the Statements of Cash Flows, NCF considers time deposits in other banks, federal funds sold and other short-term investments to be cash equivalents.

 Investment Securities

   Securities available for sale are carried at market. Unrealized gains or losses are excluded from earnings and reported as a separate component of stockholders' equity. Debt securities that NCF has the positive intent

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES and ability to hold to maturity are classified as held for maturity and reported at amortized cost. Trading account securities consist of securities inventories held for the purpose of brokerage activities and are carried at fair value with changes in fair value included in earnings. Broker/dealer revenue includes the effects of adjustments to market values. The adjusted cost of the specific securities sold is used to compute gains or losses on the sale of securities.

 Loan Portfolio

   The loan portfolio is comprised of the following: commercial, financial and agricultural; real estate-construction; real estate-mortgage; consumer, revolving credit accounts and leases. The lease portfolio includes rolling stock such as automobiles, trucks and trailers as well as a broadly diversified base of equipment.

   Interest income on loans is recorded on the accrual basis. Accrual of interest on loans (including impaired loans) is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Consumer and other retail loans are typically charged-off no later than 120 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

   Interest accrued but not collected on loans that are placed on non-accrual or are charged-off is reversed against interest income. Subsequent interest collected is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

 Allowance for Loan Losses

   The allowance for loan losses is increased by provisions charged to expense and reduced by loan charge-offs, net of recoveries. The allowance is maintained at a level considered adequate by management to provide for probable loan losses. The allowance is comprised of specific loan loss allocations, non-accrual loan and classified loan allocations, and general allocations by loan type for all other loans. Specific loan loss allocations are determined for significant credits where management believes that a risk of loss exists. The evaluation of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

   While management uses the best information available on which to base estimates, future adjustments to the allowance may be necessary if economic conditions, particularly in the Subsidiary Banks' markets, differ substantially from the assumptions used by management. Additionally, bank regulatory agency examiners periodically review the loan portfolio and may require the Subsidiary Banks to charge-off loans and/or increase the allowance for loan losses to reflect their assessment of the collectibility of loans based on available information at the time of their examination.

   For all specifically reviewed loans for which it is probable that the Subsidiary Banks will be unable to collect all amounts due according to the terms of the loan agreement, the Subsidiary Banks determine a value at either the present value of expected cash flows discounted at the loan's effective interest rate, or if more practical, the market price or value of the collateral. If the resulting value of the impaired loan is less than the recorded balance, impairment is recognized by creating a valuation allowance for the difference and recognizing a corresponding bad debt expense.

 Derivatives and Hedging Activities

   NCF records derivatives at fair value in "other assets" (or "other liabilities") on the Consolidated Balance Sheets depending on whether the fair value is an unrealized gain or loss. Derivatives that are not

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES hedges are adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of the derivatives are either offset through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. NCF's derivatives are interest rate swaps utilized to reduce interest rate sensitivity to wholesale funding and to convert U.S. Treasury-based liabilities to prime rate-based liabilities. These contracts are accounted for on the accrual basis and the net interest differential, including premiums paid, if any, are recognized as an adjustment to interest income or interest expense of the related asset or liability.

 Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated lives of the assets on accelerated and straight-line methods. Leasehold improvements are amortized over the term of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

 Intangibles Arising from Acquisitions

   Intangible assets arising from acquisitions result from paying amounts in excess of fair value for businesses, core deposits and tangible assets acquired. Such amounts are being amortized by systematic charges to income over a period no greater than the estimated remaining life of the assets acquired or not exceeding the estimated remaining life of the existing deposit base assumed. Goodwill is amortized on a straight-line basis over 20 years. Core deposit intangibles are amortized over a period of up to 10 years using the sum of the quarters' digits method, an accelerated method.

   Unamortized intangibles are reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable. NCF assesses the recoverability of these intangible assets by determining whether the unamortized balance can be recovered through the future operating cash flows of the acquired institution over the remaining life of the intangible. Impairment, if any, is measured based on projected future operating cash flows using a discount rate reflecting NCF's average cost of funds.

 Comprehensive Income

   Comprehensive income is the change in NCF's equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income is divided into net income and other comprehensive income
(loss). "Other comprehensive income (loss)" for the three-year period ended December 31, 2000 and "accumulated other comprehensive income (loss)" as of December 31, 2000 and 1999 are comprised of unrealized gains and losses on certain investments in debt and equity securities.

 Income Taxes

   The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences such as tax-exempt interest income. Deferred income taxes are provided when there is a difference between the periods items are reported for financial statement purposes and when they are reported for tax purposes and are recorded at the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Subsequent changes in tax rates will require adjustment to these assets and liabilities. Each subsidiary provides for income taxes based on its contribution to income tax expense (benefit) of the consolidated group.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

 Incentive Plans

   NCF has incentive plans covering certain officers of NCF and its subsidiaries. The market value of shares issued under the incentive plans are being charged to operating expense over periods of up to three years.

   Generally, NCF grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares on the date of grant. NCF has elected to account for these stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for these stock option grants. For all variable stock option grants, compensation expense is recognized in accordance with APB Opinion No. 25 over the period the employee performs related service, the vesting period.

   An employer that continues to apply APB No. 25, which utilizes the intrinsic value accounting method rather than the "fair value based method" promulgated under Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-based Compensation, must disclose certain pro forma information. Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. The required pro forma amounts reflect the difference between compensation cost, if any, included in net income and the related cost measured by the fair value based method, including tax effects, that would have been recognized in the income statement if the fair value based method had been used.

 Earnings Per Share

   Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding plus dilutive stock options (as computed under the treasury stock method) assumed to have been exercised during the period.

 Fair Value of Financial Instruments

   The financial statements include disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the financial instrument. As the fair value of certain financial instruments and all nonfinancial instruments are not presented, the aggregate fair value amounts presented do not represent the underlying value of NCF.

(2) ACQUISITIONS

   On July 26, 2000, NCF completed its merger with First Mercantile Trust and First Mercantile Capital Management, Inc. (collectively, "First Mercantile"), a $7 million trust company based in Germantown, TN, in a transaction accounted for as a purchase. Under the terms of the agreement, First Mercantile shareholders received 1.7 million shares of stock for all of the First Mercantile stock outstanding. The approximate cost of the acquisition was $32.9 million, of which $28.4 million has been recorded as goodwill. Results of operations of First Mercantile have been included in NCF's consolidated statements of income from the date of acquisition.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   On July 5, 2000, NCF completed its merger with CCB Financial Corporation ("CCBF"), an $8.8 billion bank holding company based in Durham, North Carolina, in a transaction accounted for as a purchase. Under the terms of the agreement, CCBF shareholders received 2.45 shares of NCF stock for each share of CCBF stock held. Approximately 93.8 million shares of NCF common stock were issued in exchange for all of the CCBF common stock outstanding. The approximate cost of the acquisition, including the fair value of stock options assumed and transaction costs, was $1.7 billion, of which $814.2 million has been recorded as goodwill. Results of operations of CCBF have been included in NCF's consolidated statements of income from the date of acquisition.

   On April 11, 2000, NCF completed its merger with Piedmont Bancorp, Inc. ("PBI"), a $151 million bank holding company based in Hillsborough, North Carolina, in a transaction accounted for as a purchase. Under the terms of the agreements, PBI shareholders received .60499 shares of NCF stock for each share of PBI stock held. Approximately 1.5 million shares of NCF common stock were issued in exchange for all of the PBI common stock outstanding. The approximate cost of the acquisition, including the fair value of stock options assumed and transaction costs, was $32.3 million, of which $12.7 million has been recorded as goodwill. Results of operations of PBI have been included in NCF's consolidated statements of income from the date of acquisition.

   In March of 2000, TransPlatinum acquired Prime Financial Services, Inc., a receivables financing company serving the transportation industry, in a transaction accounted for as a purchase. This transaction is not material to the consolidated financial statements.

   On December 31, 1999, TransPlatinum completed the cash acquisition of FleetOne, LLC. This transaction is not material to the consolidated financial statements.

   On August 20, 1999, NCF completed its merger with Southeastern Mortgage of Tennessee, Inc. ("SMTI"), in a transaction accounted for as a purchase. This transaction is not material to the consolidated financial statements.

   On August 4, 1999, NCF completed its merger with First Financial Corporation of Mt. Juliet, Tennessee ("FFC"), a $277.7 million bank holding company, in a transaction accounted for as a purchase. Under the terms of the agreement, FFC shareholders received 2.8502 shares of NCF stock for each share of FFC held. Approximately 2.9 million shares of NCF stock were issued in exchange for all of the FFC common stock outstanding. The approximate cost of the acquisition, including the fair value of stock options assumed and transaction costs, was $77.1 million, of which $50.3 million has been recorded as goodwill. Results of operations of FFC have been included in NCF's consolidated statements of income from the date of acquisition.

   During 1998, NCF completed mergers with four financial institutions with combined assets of $312.6 million in transactions accounted for as purchases. Approximately 3.1 million shares of NCF stock were issued in connection with these mergers. The approximate cost of these acquisitions was $78.0 million, of which $42.2 million has been recorded as goodwill. Results of operations of these acquired companies have been included in NCF's consolidated statements of income from the dates of acquisition.

   The following unaudited proforma financial information presents the combined results of operations of NCF, First Mercantile, PBI and CCBF as if those acquisitions had occurred as of January 1, 2000 and 1999, respectively. These proforma results give effect to certain adjustments, primarily amortization of goodwill and core deposit intangibles, and related tax effects. The proforma financial information does not necessarily reflect

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES the results of operations that would have occurred had the mergers occurred as of these proforma dates. Proforma financial information relating to other acquisitions has not been provided, as the acquisitions are not considered material to NCF's financial position or results of operations as of December 31, 2000.

                                                               2000      1999
                                                            ---------- ---------
                                                            In Thousands Except
                                                               Per Share Data
   Total revenue........................................... $1,536,457 1,343,149
   Net income..............................................     48,335   171,515
   Basic earnings per common share.........................        .24       .84
   Diluted earnings per common share.......................        .23       .83

   In connection with the 2000 mergers discussed above, NCF incurred merger and integration charges of $70,657,000. The components of the charges are shown below (in thousands):

     Merger and integration costs:
     Severance costs................................................... $ 2,211
     Employee retention costs..........................................     186
     Restricted stock acceleration.....................................     759
     Change-in-control related costs...................................  30,891
     Other costs accrued...............................................   1,943
                                                                        -------
     Total personnel-related costs.....................................  35,990
     Occupancy and equipment write-downs...............................   5,952
     Systems and other integration costs...............................  26,713
     Securities losses from balance sheet restructuring................   2,002
                                                                        -------
     Total merger and integration costs................................ $70,657
                                                                        =======

   Personnel-related costs include accrued termination benefits for NCF employees in operational and support positions that management has elected to eliminate as a result of the CCBF merger integration plan. Of a total of 134 positions to be eliminated, 93 positions had been eliminated as of December 31, 2000. A total of $5.1 million of severance and employee retention costs for CCBF employees was included in the cost of the CCBF acquisition. Occupancy and equipment write-downs include impairment of assets and lease termination costs related to closed branches, plus redundant equipment resulting from integration of technology platforms. Systems and other integration costs include incremental costs such as consultants and contract labor related to the conversion of systems, customer communications and employee benefits integration costs.

   The following summarizes activity within NCF's merger accrual account during 2000 (in thousands):

     Balance at beginning of period................................... $    --
     Provision charged to operating expense...........................   70,657
     Cash outlays.....................................................  (52,220)
     Non-cash write-downs.............................................   (7,827)
                                                                       --------
     Balance at end of period......................................... $ 10,610
                                                                       ========

(3) RESTRICTIONS ON CASH AND DUE FROM BANKS

   The Subsidiary Banks are required to maintain reserve and clearing balances with the Federal Reserve Bank. These balances are included in "cash and due from banks" on the Consolidated Balance Sheets. For the reserve maintenance periods in effect at both December 31, 2000 and 1999, the Subsidiary Banks were required to maintain average reserve and clearing balances of $32,328,000 and $5,484,000, respectively.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(4) INVESTMENT SECURITIES

   Investment securities with amortized costs of approximately $2,352,755,000 at December 31, 2000 and $1,914,616,000 at December 31, 1999 were pledged to secure public funds on deposit, repurchase agreements and for other purposes required by law. The investment securities portfolio is segregated into securities available for sale and securities held to maturity.

   Unrealized gains and losses on certain investments in debt and equity securities included in other comprehensive income (loss) for the years ended December 31, 2000, 1999 and 1998 follows:

                                                        2000    1999    1998
                                                       ------- ------  ------
                                                           In Thousands
   Unrealized holding gains (losses) arising during
    the year.......................................... $29,690 (7,438) (1,338)
   Less reclassification adjustment for net realized
    gains (losses) net of tax.........................   2,728 (1,872)   (486)
                                                       ------- ------  ------
   Unrealized gains (losses) on securities, net of
    applicable income taxes........................... $26,962 (5,566)   (852)
                                                       ======= ======  ======

 Securities Available for Sale

   Securities available for sale are presented on the Consolidated Balance Sheets at their carrying value. The amortized cost and approximate carrying values of these securities at December 31, 2000 and 1999 were as follows:

                                         2000                               1999
                          ----------------------------------- ---------------------------------
                          Amortized  Net Unrealized Carrying  Amortized Net Unrealized Carrying
                             Cost    Gains (Losses)   Value     Cost    Gains (Losses)  Value
                          ---------- -------------- --------- --------- -------------- --------
                                                          In Thousands
U.S. Treasury...........  $   54,580        715        55,295   28,523        (137)     28,386
U.S. Government agencies
 and corporations.......     528,460     12,411       540,871   78,706        (800)     77,906
Mortgage-backed
 securities.............   1,021,566     19,614     1,041,180  160,848      (3,130)    157,718
States and political
 subdivisions...........     111,222      2,609       113,831  122,076       1,440     123,516
Debt and equity
 securities.............     647,182      3,167       650,349  170,608      (4,206)    166,402
                          ----------     ------     ---------  -------      ------     -------
  Total.................  $2,363,010     38,516     2,401,526  560,761      (6,833)    553,928
                          ==========     ======     =========  =======      ======     =======

   Equity securities include the Subsidiary Banks' required investment in stock of the Federal Home Loan Bank (the "FHLB") which totaled $100,444,000 at December 31, 2000 and $61,511,000 at December 31, 1999. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amounts were deemed to be a reasonable estimate of fair value.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   Following is a maturity schedule of securities available for sale at December 31, 2000:

                                                            Amortized  Carrying
                                                               Cost      Value
                                                            ---------- ---------
                                                                In Thousands
   Within 1 year........................................... $  119,458   120,464
   After 1 but within 5 years..............................    100,397   105,111
   After 5 but within 10 years.............................    455,350   465,404
   After 10 years..........................................     19,057    19,018
                                                            ---------- ---------
     Subtotal..............................................    694,262   709,997
   Mortgage-backed securities..............................  1,021,566 1,041,180
   Debt and equity securities..............................    647,182   650,349
                                                            ---------- ---------
     Total securities available for sale................... $2,363,010 2,401,526
                                                            ========== =========

 Securities Held to Maturity

   The carrying values and approximate market values of securities held to maturity at December 31, 2000 and 1999 were as follows:

                                             2000                                      1999
                          ------------------------------------------ -----------------------------------------
                           Carrying  Unrealized Unrealized  Market   Carrying  Unrealized Unrealized  Market
                            Value      Gains      Losses     Value     Value     Gains      Losses     Value
                          ---------- ---------- ---------- --------- --------- ---------- ---------- ---------
                                                              In Thousands
U.S. Government agencies
 and corporations.......  $1,130,663    1,774    (22,411)  1,110,026   676,419    --       (46,057)    630,362
Mortgage-backed
 securities.............     303,619    1,795     (7,528)    297,886   645,690      4      (25,638)    620,056
States and political
 subdivisions...........      75,702    1,434        (27)     77,109     5,292    146          (13)      5,425
Debt and equity
 securities.............     506,811    5,573    (12,705)    499,679   431,982    --       (20,242)    411,740
                          ----------   ------    -------   --------- ---------    ---      -------   ---------
 Total..................  $2,016,795   10,576    (42,671)  1,984,700 1,759,383    150      (91,950)  1,667,583
                          ==========   ======    =======   ========= =========    ===      =======   =========

   Following is a maturity schedule of securities held to maturity at December 31, 2000:

                                                             Carrying   Market
                                                              Value      Value
                                                            ---------- ---------
                                                                In Thousands
   Within 1 year........................................... $   50,163    50,158
   After 1 but within 5 years..............................     20,159    20,299
   After 5 but within 10 years.............................    741,924   735,951
   After 10 years..........................................    394,119   380,727
                                                            ---------- ---------
     Subtotal..............................................  1,206,365 1,187,135
   Mortgage-backed securities..............................    303,619   297,886
   Debt and equity securities..............................    506,811   499,679
                                                            ---------- ---------
     Total securities held to maturity..................... $2,016,795 1,984,700
                                                            ========== =========

   At December 31, 2000, the remaining net unrealized holding loss on securities reclassified from available for sale to held to maturity was $2,052,000. Consistent with the requirements of SFAS No. 115, the difference between the amortized cost of the security and its fair value at the date of transfer is amortized as a yield adjustment in accordance with SFAS No. 91.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(5) LOANS

   A summary of loans at December 31, 2000 and 1999 follows:

                                                              2000       1999
                                                           ----------- ---------
                                                               In Thousands
   Commercial, financial and agricultural................. $ 1,223,032   689,945
   Real estate-construction...............................   1,907,533   283,033
   Real estate-mortgage...................................   5,959,114 1,625,374
   Consumer...............................................   1,730,940 1,356,824
   Revolving credit.......................................      58,840       --
   Lease financing........................................     145,883    33,405
                                                           ----------- ---------
     Total gross loans....................................  11,025,342 3,988,581
   Less: Unearned income..................................      16,923     2,792
                                                           ----------- ---------
     Total loans.......................................... $11,008,419 3,985,789
                                                           =========== =========

   Loans of $7,219,000 at December 31, 2000 were not accruing interest. Loans with outstanding balances of $4,569,000 in 2000 were transferred from loans to other real estate acquired through loan foreclosure. Other real estate acquired through loan foreclosures amounted to $5,652,000 and $271,000 at December 31, 2000 and 1999, respectively, and is included in "other assets" on the Consolidated Balance Sheets.

   Substantially all loans are made on a secured basis and, with the exception of marketable mortgage loans, are originated for retention in the Subsidiary Banks' portfolios. The Subsidiary Banks do not engage in highly leveraged transactions or foreign lending activities. The loan portfolios are well diversified and there are no significant concentrations of credit risk.

   At December 31, 2000, impaired loans totaled $12,533,000, of which $6,003,000 were on non-accrual status, and their related allowance for loan losses totaled $3,574,000. The average carrying value of impaired loans was $6,267,000 during 2000 and gross interest income recognized on impaired loans totaled $351,000. There were no impaired loans at December 31, 1999.

   During 2000 and 1999, the Subsidiary Banks had loan and deposit relationships with NCF's executive officers and directors and their associates. In the opinion of management, these loans do not involve more than the normal risk of collectibility and are made on terms comparable to other borrowers. Following is an analysis of these borrowings for the year ended December 31, 2000 (in thousands):

                                Beginning  New                Other    End of
                                 of Year  Loans  Repayments Changes(1)  Year
                                --------- ------ ---------- ---------- -------
Directors, executive officers
 and associates................  $54,780  35,846  (21,540)    6,955    $76,041

--------
(1) Includes changes in makeup of directors, executive officers, and their associates resulting from the merger of NCF with CCBF.

   As a result of the CCBF merger, NCF began servicing loans in 2000. Loans serviced for the benefit of others totaled $817 million at December 31, 2000. Mortgage servicing fees totaled $1,540,000 in 2000. The carrying amount of mortgage servicing rights at December 31, 2000 was $7,688,000, net of amortization of $1,097,000 during 2000. These mortgage servicing rights are included in "other assets" on the Consolidated Balance Sheets. No valuation allowance for capitalized mortgage servicing rights was required at December 31, 2000.

   Certain real estate-mortgage loans are pledged as collateral for advances from the FHLB as set forth in Note 10.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(6) ALLOWANCE FOR LOAN LOSSES

   Following is a summary of the allowance for loan losses:

                                                      2000     1999     1998
                                                    --------  -------  -------
                                                          In Thousands
   Balance at beginning of year.................... $ 59,597   49,122   43,297
   Provision charged to operations.................   16,456   16,921   10,710
   Addition from acquired financial institutions...   82,228    2,044    2,725
   Recoveries of loans previously charged-off......    5,016    3,976    4,039
   Loan losses charged to allowance................  (19,683) (12,466) (11,649)
                                                    --------  -------  -------
   Balance at end of year.......................... $143,614   59,597   49,122
                                                    ========  =======  =======

(7) DERIVATIVES AND HEDGING ACTIVITIES

   On April 1, 1999, NCF adopted SFAS No. 133, Accounting For Derivative Instruments and Hedging Activities. The fair value of NCF's derivative contracts at adoption was immaterial and has been included in "Gains and losses on interest rate swaps" on the Consolidated Statements of Income. Upon adoption, NCF transferred held-to-maturity securities with a par value of approximately $302 million to the available for sale category as permitted upon adoption of SFAS No. 133.

   NCF utilizes interest rate swap agreements to provide an exchange of interest payments computed on notional amounts that will offset any undesirable change in cash flows or fair value resulting from market rate changes on designated hedged transactions or items. NCF limits the credit risks of these instruments by initiating the transactions with counterparties that have significant financial positions.

   Interest rate agreements designated as fair value hedges help manage exposure of outstanding fixed-rate, large time deposits (designated hedged item) to changes in fair value. These agreements involve the receipt of fixed-rate amounts in exchange for floating-rate payments over the life of the agreement without exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense related to the item specifically designated as being hedged at the start of the agreement. The related amount payable or receivable from counterparties is included in "other assets" or "other liabilities" on the Consolidated Balance Sheet. The fair value of interest rate swaps designated as fair value hedges at December 31, 2000 and 1999 was $3,087,000 and ($850,000), respectively, and was included in "other assets" or "other liabilities" and other income or other expense as appropriate. The offset was a reduction to the carrying value of the designated large time deposits and other income. At December 31, 2000 and 1999, the notional amounts of interest rate agreements designated as fair value hedges were $125 million and $40 million, respectively.

   During 1999 and 2000, NCF used interest rate agreements to modify the interest payment characteristics of its outstanding debt and large time deposits from a floating-rate to a fixed-rate basis. These agreements involve the receipt of floating-rate amounts in exchange for fixed-rate payments over the life of the agreement without exchange of the underlying principal amount. During the rising interest rate environment experienced in the beginning of 2000, NCF increased its position in these interest rate contracts that reduced its interest rate sensitivity to its wholesale funding. The fair values of these contracts, which did not qualify for hedge accounting treatment under SFAS No. 133, are included in "other assets" or "other liabilities" on the Consolidated Balance Sheet. When interest rates declined in the latter half of 2000, NCF recognized unrealized losses on these contracts. Changes in the fair value of these contracts have been recorded in the Consolidated Statements of Income as "Gains / losses on interest rate swaps". The fair value of these contracts was ($77.2 million) and $1.5 million at December 31, 2000 and 1999, respectively, with corresponding notional amounts of $1.5 billion and $650 million.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(8) PREMISES AND EQUIPMENT

   Following is a summary of premises and equipment:

                                                            Accumulated
                                                            Depreciation   Net
                                                                And       Book
                                                     Cost   Amortization  Value
                                                   -------- ------------ -------
                                                           In Thousands
   December 31, 2000:
     Land......................................... $ 39,645       --      39,645
     Buildings....................................   98,648     6,943     91,705
     Leasehold improvements.......................   40,043    14,909     25,134
     Furniture and equipment......................   96,323    47,904     48,419
                                                   --------    ------    -------
       Total premises and equipment............... $274,659    69,756    204,903
                                                   ========    ======    =======
   December 31, 1999:
     Land......................................... $  6,214       --       6,214
     Buildings....................................   11,994     3,897      8,097
     Leasehold improvements.......................   25,779    11,537     14,242
     Furniture and equipment......................   53,548    34,271     19,277
                                                   --------    ------    -------
       Total premises and equipment............... $ 97,535    49,705     47,830
                                                   ========    ======    =======

(9) TIME DEPOSITS

   Maturities of time deposits for each of the years ending December 31 are as follows:

                                                                       Total
                                                                     Maturities
                                                                    ------------
                                                                    In Thousands
   2001............................................................  $4,660,264
   2002............................................................   1,322,110
   2003............................................................      68,601
   2004............................................................      55,365
   2005 and thereafter.............................................      32,999
                                                                     ----------
     Total.........................................................  $6,139,339
                                                                     ==========

(10) BORROWINGS

   At December 31, 1999, NCF had available $77 million in unsecured lines of credit with other financial institutions. No draws were outstanding as of December 31, 1999 or outstanding during 1999 or 2000. As of December 31, 2000, these lines of credit have expired and are currently under renegotiations.

 Short-term Borrowed Funds

   Short-term borrowed funds outstanding at December 31, 2000 and 1999 consisted of the following:

                                                                 2000     1999
                                                              ---------- -------
                                                                 In Thousands
   Federal funds purchased and master notes.................. $  633,087 235,633
   Treasury tax and loan depository note account.............     16,532     855
   Securities sold under agreements to repurchase............    563,284 646,550
                                                              ---------- -------
     Total short-term borrowed funds......................... $1,212,903 883,038
                                                              ========== =======

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   Master note borrowings are unsecured obligations of NCF which mature daily and bore a weighted average interest rate of 5.64% at December 31, 2000. The treasury tax and loan depository note account is payable on demand and is collateralized by various investment securities with amortized costs of $50,318,000 and market values of $49,880,000 at December 31, 2000. Interest on borrowings under this arrangement is payable at .25% below the weekly federal funds rate as quoted by the Federal Reserve. Securities sold under agreements to repurchase are collateralized by U.S. Treasury and U.S. Government agency and corporation securities with carrying and market values of $651,716,000 at December 31, 2000.

 FHLB Advances

   FHLB advances totaled $1,649,055,000 and $714,335,000 at December 31, 2000 and 1999, respectively. The FHLB advances bear interest at either a fixed rate, variable rate equal to one-month LIBOR, or at a fixed rate for a specified period of time after the issue date, and thereafter may be converted, at the option of the Federal Home Loan Bank, to a floating-rate equal to three-month LIBOR. The FHLB advances are collateralized by mortgage-related securities and by liens on first mortgage loans with book values not less than the outstanding principal balance of the obligations. Interest on the FHLB advances totaled $77,913,000 in 2000, $41,432,000 in 1999 and $27,885,000 in 1998.

   Maturities of FHLB allowances for each of the years ending December 31 are as follows:

                                                                       Total
                                                                     Maturities
                                                                    ------------
                                                                    In Thousands
     2001..........................................................  $1,188,660
     2002..........................................................      50,128
     2003..........................................................      36,314
     2004..........................................................       1,497
     2005..........................................................         369
     Thereafter....................................................     372,087
                                                                     ----------
       Total.......................................................  $1,649,055
                                                                     ==========

 Long-Term Debt

   Following is a summary of long-term debt at December 31, 2000 and 1999:

                                                                  2000   1999
                                                                 ------- -----
                                                                 In Thousands
   6.75% subordinated notes..................................... $33,007   --
   Term notes...................................................   6,372 6,372
                                                                 ------- -----
     Total long-term debt....................................... $39,379 6,372
                                                                 ======= =====

   NCF's 6.75% subordinated notes due December 1, 2003 pay interest semi-annually and are not redeemable prior to maturity. There is no sinking fund for the notes. The notes are unsecured and subordinated to all present and future senior indebtedness of NCF. Interest on the subordinated notes totaled $1,113,000 in 2000.

   The unsecured term notes originated in 1987, bearing interest payable at calendar quarters with a variable rate which is repriced every three years based on the yield on U.S. Treasury notes. The next reprice date for the notes is 2003. At December 31, 2000, the average rate was 5.48%. The notes mature in 2007. Interest on the term notes totaled $370,000 in 2000, $369,000 in 1999 and $367,000 in 1998.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(11) CAPITAL TRUST PASS-THROUGH SECURITIES

   In 1997, National Commerce Capital Trust I (the "Trust"), NCF's Delaware business trust, sold $50 million of floating rate capital trust pass-through securities (the "Capital Securities") bearing interest at a variable annual rate equal to LIBOR plus .98 percent (7.80 percent and 6.98 percent at December 31, 2000 and 1999).

   The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of floating rate junior subordinated deferred interest debentures due 2027 (the "Subordinated Debt Securities") from NCF. The Subordinated Debt Securities, which also bear interest at a variable annual rate equal to LIBOR plus .98 percent, are the sole assets of the Trust and are eliminated, along with the related income statement effects, in the consolidated financial statements. NCF used the proceeds from the sale of the Subordinated Debt Securities for general corporate purposes.

   NCF has fully and unconditionally guaranteed all of the obligations of the Trust. The guarantee covers the distributions and payments on liquidation or redemption of the Capital Securities but only to the extent of funds held by the Trust.

   The Subordinated Debt Securities mature and become due and payable, together with any accrued and unpaid interest, if any, on April 1, 2027. The Subordinated Debt Securities are unsecured and are effectively subordinated to all existing and future liabilities of NCF. NCF has the right, at any time, so long as no event of default has occurred, to defer payments of interest on the Subordinated Debt Securities for a period not to exceed 20 consecutive quarters.

   The proceeds from the Capital Securities qualify as Tier 1 capital under the risk-based capital guidelines established by the Federal Reserve Board.

(12) EMPLOYEE BENEFITS

 Pension Plan

   NCF and CCB have noncontributory, qualified defined benefit pension plans covering substantially all full-time employees. The pension plan makes provisions for early and delayed retirement as well as normal retirement and provides participants with retirement benefits based on credited years of service. Contributions to the pension plan are funded as allowable for federal income tax purposes. No contributions were made in 2000, 1999 or 1998 by NCF due to funding limitations.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   At December 31, 2000, pension plan assets of both plans consisted primarily of corporate stocks, including 542,428 shares of NCF's common stock, corporate bonds, and obligations of U.S. government agencies and corporations. The plans' assets are held and administered by trust operations of the Subsidiary Banks. The change in benefit obligation, change in plan assets and funded status of the combined pension plan and the amounts included in "other liabilities" on the Consolidated Balance Sheets at December 31, 2000 and 1999 are shown below:

                                                                 2000     1999
                                                               --------  ------
                                                                In Thousands
   Change in benefit obligation:
     Benefit obligation at January 1.......................... $ 38,797  44,842
     Addition for acquisitions................................   80,394     --
     Service cost.............................................    3,488   1,373
     Interest cost............................................    6,029   2,916
     Actuarial gain...........................................      578   5,136
     Benefit payments.........................................   (6,685) (9,167)
     Assumptions change.......................................    1,957  (6,303)
                                                               --------  ------
     Benefit obligation at December 31........................ $124,558  38,797
                                                               ========  ======
   Change in plan assets:
     Fair value of plan assets at January 1................... $ 44,665  49,229
     Addition for acquisitions................................   89,940     --
     Actual return on plan assets.............................    3,359   4,603
     Benefit payments.........................................   (6,685) (9,167)
                                                               --------  ------
     Fair value of plan assets at December 31................. $131,279  44,665
                                                               ========  ======
   Funded status:
     As of end of year........................................ $  6,719   5,868
     Unrecognized transition asset............................      (10)    (20)
     Unrecognized prior-service cost..........................   (1,947) (2,353)
     Unrecognized net gain....................................   16,941   8,992
                                                               --------  ------
     Accrued pension expense.................................. $ 21,703  12,487
                                                               ========  ======

   The combined components of pension expense for the qualified plans for the years ended December 31, 2000, 1999 and 1998 are shown below:

                                                      2000     1999    1998
                                                     -------  ------  ------
                                                         In Thousands
   Service cost of benefits earned during the
    period.......................................... $ 3,488   1,373   1,310
   Interest cost on projected benefit obligation....   6,029   2,916   2,880
   Expected return on plan assets...................  (9,157) (5,234) (5,715)
   Amortization of transition asset.................     (10)    (10)    --
   Amortization of prior service cost...............    (406)   (406)   (408)
   Amortization of net gain.........................     384     475     --
                                                     -------  ------  ------
     Net pension expense (benefit).................. $   328    (886) (1,933)
                                                     =======  ======  ======

   NCF and CCB also have noncontributory, nonqualified defined benefit pension plans covering highly-compensated employees. The total accumulated benefit obligation and accrued pension expense for both plans was $6,643,000 and $4,935,000 at December 31, 2000. For the NCF plan, these amounts were $9,905,000 and

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

$7,659,000 at December 31, 1999. Net pension expense for these plans was $1,244,000 for the year ended December 31, 2000. For the NCF plan, net pension expense was $404,000 and $327,000 for the years ended December 31, 1999 and 1998, respectively.

   Assumptions used in computing the actuarial present value of the projected benefit obligation for NCF in 2000 and 1999, and for CCB in 2000, were as follows:

                                                                    2000   1999
                                                                    -----  -----
   Discount rate...................................................  7.75%  8.25
   Rate of increase in compensation level of employees.............  4.00%  3.50
   Expected long-term rate of return on pension plan assets........ 10.50% 11.00

 Postretirement Health and Life Insurance Plan

   NCF sponsors retirement medical and life insurance plans that provide post-retirement healthcare and life insurance benefits. The plan is contributory and contains other cost-sharing features such as deductibles and coinsurance. NCF's policy to fund the cost of medical benefits to employees varies by age and service at retirement. CCB maintains a defined dollar benefit plan which provides postretirement health and life insurance for all employees who retire after age 55 with ten years of service. Benefits are provided through a self-insured plan administered by an insurance company. The following table sets forth the combined plans' change in benefit obligation, funded status and the amounts included in "other liabilities" on the Consolidated Balance Sheets at December 31, 2000 and 1999:

                                                                 2000     1999
                                                               --------  ------
                                                                In Thousands
   Change in benefit obligation:
     Benefit obligation at January 1.......................... $  3,449   2,587
     Addition for acquisitions................................    7,894     --
     Service cost.............................................      194      23
     Interest cost............................................      574     161
     Actuarial (gain) loss....................................     (656)    596
     Benefit payments.........................................     (602)   (346)
     Assumptions change.......................................    1,221     428
                                                               --------  ------
     Benefit obligation at December 31........................ $ 12,074   3,449
                                                               ========  ======
   Funded status:
     As of end of year........................................ $(12,074) (3,449)
     Unrecognized net loss....................................    2,146   1,654
     Unrecognized transition liability........................      243     263
     Unrecognized prior service cost..........................     (465)   (507)
                                                               --------  ------
     Accrued postretirement benefit expense................... $(10,150) (2,039)
                                                               ========  ======

   The accumulated postretirement benefit obligation at December 31, 2000 was determined using a discount rate of 7.75%. The 1999 accumulated postretirement benefit obligation was determining using a discount rate of 8.25%.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   Combined net periodic postretirement benefit expense charged to operations for the years ended December 31, 2000, 1999 and 1998 included the following components:

                                                                2000 1999  1998
                                                                ---- ----  ----
                                                                 In Thousands
   Service cost................................................ $194  23    20
   Interest cost...............................................  574 161   169
   Amortization of net loss....................................   52  (1)   (2)
                                                                ---- ---   ---
     Net postretirement benefit expense........................ $820 183   187
                                                                ==== ===   ===

   The health care trend rate was projected to be 8.5% for 2001 and 7.0% for the two years thereafter. A 1% change in the assumed health care trend rates would have the following effects (in thousands):

                                                               1%       1%
                                                            Increase Decrease
                                                            -------- --------
   Effect on total of service and interest cost components
    of net periodic postretirement benefit expense.........   $ 55      (47)
   Effect on the accumulated postretirement benefit
    obligation.............................................    766     (650)

 Savings and Profit Sharing Plans

   NCF and CCB have defined contribution employee benefit plans covering substantially all employees with one year's service. Under these plan, employee contributions are partially matched.

 Stock Options and Restricted Stock

   Under NCF's 1994 Stock Plan, 12,200,000 shares of common stock were reserved for award to key employees as stock options and restricted stock. Options vest ratably over varying periods of up to five years from the date of grant. Under the 1994 Stock Plan, NCF instituted a program to encourage stock ownership by its employees. Under ShareNCBC, eligible employees who purchase NCF shares from its discount brokerage subsidiary are awarded two options for each share purchased. The options' exercise price equals the purchase price of the qualifying shares. The options vest after two years if the employee has held the purchased shares for the two-year period after purchase and remained in NCF's employ. As of December 31, 2000, approximately 230 employees were participating in the ShareNCBC program. NCF accounts for the ShareNCBC plan as a variable plan, and, accordingly, recognizes compensation expense ratably over the two-year vesting period based on differences in the options' exercise price and the market price of NCF stock on the reporting date. For the years ended December 31, 2000, 1999, and 1998, NCF recorded compensation expense of ($.5 million), $1.4 million, and $.6 million, respectively.

   During 2000, the terms of approximately 600,000 stock options were modified; as a result, NCF accounts for these option grants as variable grants. During 2000, $2.1 million was recorded as compensation expense related to these options.

   NCF continued in effect nonstatutory and incentive stock option plans existing at the date of merger with acquired financial institutions. The stock options under these plans were granted to directors and certain officers of the respective financial institutions and entitled them to purchase shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant. The options granted under these plans were exercisable for periods of up to ten years with varying vesting provisions. All options outstanding at the time of the respective mergers were converted into options to acquire NCF common stock.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   NCF has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options as permitted under SFAS No. 123. In accordance with APB No. 25, no compensation expense is recognized when stock options are granted and the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Had compensation expense for the stock option plans been determined consistent with SFAS No. 123, NCF's net income and net income per share for the years ended December 31, 2000, 1999 and 1998 would have been reduced to the pro forma amounts indicated below. These pro forma amounts may not be representative of the effect on reported net income in future years.

                                                            2000    1999   1998
                                                           ------- ------ ------
                                                            In Thousands Except
                                                              Per Share Data
   Net income
     As reported.......................................... $45,301 92,632 78,867
     Pro forma............................................  37,914 88,697 76,928

   Basic EPS
     As reported..........................................     .29    .88    .79
     Pro forma............................................     .24    .85    .77

   Diluted EPS
     As reported..........................................     .28    .87    .77
     Pro forma............................................     .24    .83    .75

   The weighted average fair value of options granted approximated $3.24 in 2000, $6.36 in 1999 and $5.59 in 1998. The fair values of the options granted in 2000, 1999 and 1998 are estimated on the date of the grants using the Black-Scholes option-pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. The fair values were estimated using the following weighted-average assumptions:

                                                         2000     1999    1998
                                                        -------  ------- -------
   Dividend yield......................................    2.00%    2.00    2.00
   Expected volatility.................................   35.00    35.00   35.00
   Risk-free interest rate.............................    6.00     6.00    6.00
   Expected average life............................... 5 years  5 years 5 years

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   A summary of stock option activity and related information for the years ended December 31, 2000, 1999 and 1998 follows:

                                 Outstanding                 Exercisable
                         ---------------------------- --------------------------
                           Option    Weighted Average  Option   Weighted Average
                           Shares     Exercise Price   Shares    Exercise Price
                         ----------  ---------------- --------- ----------------
At December 31, 1997....  6,188,984       $ 6.53
Granted.................    805,586        18.34
Assumed under
 acquisition of
 financial institution..    202,560         7.82
Exercised............... (1,627,317)        4.84
Forfeited...............   (343,828)        9.26
                         ----------       ------
At December 31, 1998....  5,225,985         8.74      3,116,149      $ 6.72
                                                      =========      ======
Granted.................  1,101,100        16.49
Assumed under
 acquisition of
 financial institution..    175,404         4.90
Exercised............... (1,208,848)        7.02
Forfeited...............   (140,100)       14.08
                         ----------       ------
At December 31, 1999....  5,153,541        10.53      3,232,541      $ 7.69
                                                      =========      ======
Granted.................  2,447,335        16.76
Assumed under
 acquisition of
 financial institution..  4,602,911        16.09
Exercised............... (1,245,805)        7.89
Forfeited...............   (287,775)       18.33
                         ----------       ------
At December 31, 2000.... 10,670,207       $14.45      7,508,818      $13.57
                         ==========       ======      =========      ======

   Exercise prices for options outstanding as of December 31, 2000 ranged from $1.06 to $26.13. The following table summarizes information about stock options outstanding at December 31, 2000:

                                   Options Outstanding              Options Exercisable
                         --------------------------------------- -------------------------
                                      Weighted       Weighted                  Weighted
        Range of           Number   Average Years    Average       Number      Average
    Exercise Prices      of Options   Remaining   Exercise Price of Options Exercise Price
    ---------------      ---------- ------------- -------------- ---------- --------------
$ 1.06 to $ 9.00........  2,152,486     2.95          $ 6.17     2,152,480      $ 6.17
$ 9.19 to $15.13........  2,327,630     6.19           11.82     2,309,220       11.81
$15.25 to $16.22........  2,370,090     4.36           15.93       187,246       15.43
$16.25 to $18.49........  1,966,951     8.18           17.36     1,195,684       17.48
$18.50 to $26.13........  1,853,050     5.36           22.39     1,664,188       22.56
                         ----------     ----          ------     ---------      ------
$ 1.06 to $26.13........ 10,670,207     5.42          $14.45     7,508,818      $13.57
                         ==========     ====          ======     =========      ======

   Restricted stock awarded under the 1994 Stock Plan totaled 434,715 shares during 2000 and 30,000 shares during 1999. The grants in 2000 and 1999 were recorded at their fair values of $6,184,000 and $533,000, respectively, on the dates of grant and had weighted average fair values of $16.08 and $17.75 per share. None of the restricted stock awarded under the 1994 Stock Plan has been forfeited. Additionally, shares of restricted stock had been awarded under stock option and other incentive plans of acquired financial institutions. During 2000, 1999 and 1998, $1,003,000, $373,000, and $270,000, respectively, of compensation expense was recognized for restricted stock awards.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(13) STOCKHOLDERS' EQUITY

 Earnings Per Share

   The following schedule reconciles the numerators and denominators of the basic and diluted EPS computations for the years ended December 31, 2000, 1999 and 1998. Dilutive common shares arise from the potentially dilutive effect of NCF's stock options outstanding.

                                                          2000    1999    1998
                                                        -------- ------- -------
                                                          In Thousands Except
                                                             Per Share Data
Basic EPS
Average common shares outstanding......................  157,387 104,947  99,678
Net income............................................. $ 45,310  92,632  78,867
Earnings per share.....................................      .29     .88     .79
                                                        ======== ======= =======

Diluted EPS
Average common shares outstanding......................  157,387 104,947  99,678
Average dilutive common shares.........................    1,867   1,860   2,306
                                                        -------- ------- -------
Adjusted average common shares.........................  159,254 106,807 101,984
                                                        -------- ------- -------
Net income............................................. $ 45,310  92,632  78,867
Earnings per share.....................................      .28     .87     .77
                                                        ======== ======= =======

 Regulatory Matters

   NCF and the Subsidiary Banks are subject to risk-based capital guidelines requiring minimum capital levels based on the perceived risk of assets and off-balance sheet instruments. As required by the Federal Deposit Insurance Corporation Improvement Act, the federal bank regulatory agencies have jointly issued rules which implement a system of prompt corrective action for financial institutions. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, there are minimum ratios of capital to risk-weighted assets. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by regulators that, if undertaken, could have a material effect on NCF's consolidated financial statements.

   Disclosure about the Subsidiary Banks' capital adequacy are set forth in the table below. Tier I capital consists of common equity less goodwill and certain other intangible assets. Tier I excludes the equity impact of adjusting available for sale securities to market value. Total capital is comprised of Tier I and Tier II capital. Tier II capital includes subordinated notes and loan loss allowance, as defined and limited according to regulatory guidelines. Balance sheet assets and the credit equivalent amount of off-balance sheet items per regulatory guidelines are assigned to broad risk categories and a category risk-weight is then applied. Management believes that as of December 31, 2000, NCF and the Subsidiary Banks met all capital adequacy requirements to which they were subject.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   The risk-based capital and leverage ratios for NCF, CCB and NBC as of December 31, 2000 and for NCF and NBC as of December 31, 1999 are presented below.

                                     NCF                   NBC            CCB
                            ---------------------- ------------------- ---------
                               2000        1999      2000      1999      2000
                            -----------  --------- --------- --------- ---------
                                               In Thousands
Tier I capital............  $ 1,169,780    572,976   430,131   372,725   673,227
Total capital.............    1,326,588    631,917   478,556   416,265   760,173
Risk-weighted assets......   12,292,660  4,715,316 4,732,927 3,668,168 7,415,044
Adjusted quarterly average
 assets...................   16,365,141  6,651,254 6,833,251 5,467,263 9,251,932
Risk-based capital ratios:
  Tier I capital to risk-
   weighted assets:
    Actual................         9.52%     12.15      9.09     10.16      9.08
    Regulatory minimum....         4.00       4.00      4.00      4.00      4.00
    Well-capitalized under
     prompt corrective
     action provisions....          --         --       6.00      6.00      6.00
  Total capital to risk-
   weighted assets:
    Actual................        10.79      13.40     10.11     11.35     10.25
    Regulatory minimum....         8.00       8.00      8.00      8.00      8.00
  Well-capitalized under
   prompt corrective
   action provisions......          --         --      10.00     10.00     10.00
  Leverage ratio:
    Actual................         7.15       8.61      6.29      6.82      7.28
    Regulatory minimum....         3.00       3.00      4.00      4.00      4.00
    Well-capitalized under
     prompt corrective
     action provisions....          --         --       5.00      5.00      5.00

   As of their most recent regulatory examination date, the Subsidiary Banks were categorized as well-capitalized. No conditions or events have occurred since December 31, 2000 that would change the capital categorizations presented as of December 31, 2000.

   Certain restrictions exist regarding the ability of the Subsidiary Banks to transfer funds to NCF in the form of cash dividends. Regulatory capital requirements must be met by the Subsidiary Banks as well as other requirements under applicable federal and state laws. Under these requirements, the Subsidiary Banks have approximately $189 million in retained earnings at December 31, 2000 that can be transferred to NCF in the form of cash dividends without prior regulatory approval. Total dividends declared by the Subsidiary Banks to NCF in 2000 were $82,215,000.

   As a result of the above requirements, consolidated net assets of the Subsidiary Banks amounting to approximately $2.1 billion at December 31, 2000 were restricted from transfer to NCF.

   Under Federal Reserve regulations, the Subsidiary Banks are also limited as to the amount they may loan to affiliates, including the Parent Company, unless such loans are collateralized by specified obligations. At December 31, 2000, the Subsidiary Banks had loans to the Parent Company totaling $49 million.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(14) SUPPLEMENTARY INCOME STATEMENT INFORMATION

   Following is a breakdown of the components of "other operating" expenses on the Consolidated Statements of Income:

                                                           Years Ended December
                                                                    31
                                                          ----------------------
                                                            2000    1999   1998
                                                          -------- ------ ------
                                                               In Thousands
   Legal and professional fees........................... $ 21,828  5,556  2,275
   Marketing.............................................    7,748  2,314  2,495
   Telecommunications....................................    9,055  3,928  2,663
   All other.............................................   65,009 38,810 43,025
                                                          -------- ------ ------
     Total other operating expenses...................... $103,640 50,608 50,458
                                                          ======== ====== ======

(15) INCOME TAXES

   The components of income tax expense for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                         2000     1999    1998
                                                        -------  ------  ------
                                                            In Thousands
   Current income taxes:
     Federal........................................... $ 7,108  50,338  42,109
     State.............................................     441   1,648   1,496
                                                        -------  ------  ------
       Total current tax expense.......................   7,549  51,986  43,605
                                                        -------  ------  ------
   Deferred income tax expense (benefit):
     Federal...........................................  27,995  (4,205) (2,695)
     State.............................................    (944)   (573)   (341)
                                                        -------  ------  ------
       Total deferred tax expense (benefit)............  27,051  (4,778) (3,036)
                                                        -------  ------  ------
       Total income tax expense........................ $34,600  47,208  40,569
                                                        =======  ======  ======

   During 2000, 1999 and 1998, a total of $5,099,000, $6,964,000 and
$7,886,000, respectively, of income tax benefit was credited to additional paid-in capital as a result of the exercise of certain stock options.

   A reconciliation of income tax expense to the amount computed by multiplying income before income taxes by the statutory federal income tax rate follows:

                                                              % of Pretax
                                         Amount                 Income
                                  -----------------------  -------------------
                                   2000     1999    1998   2000   1999   1998
                                  -------  ------  ------  -----  -----  -----
                                               In Thousands
Tax expense at statutory rate on
 income before income taxes.....  $27,969  48,944  41,803  35.00% 35.00  35.00
State taxes, net of federal
 benefit........................     (327)    698     753   (.41)   .50    .63
Increase (reduction) in taxes
 resulting from:
  Tax-exempt interest on
   investment securities and
   loans........................   (2,678) (2,279) (2,793) (3.35) (1.63) (2.34)
  Non-deductible goodwill
   amortization.................    9,125   1,130     277  11.42    .81    .23
  Other, net....................      511  (1,285)    529    .64   (.92)   .44
                                  -------  ------  ------  -----  -----  -----
Income tax expense..............  $34,600  47,208  40,569  43.30% 33.76  33.96
                                  =======  ======  ======  =====  =====  =====

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   At December 31, 2000 and 1999, NCF had recorded net deferred tax assets (liabilities) of $(120,607,000) and $7,092,000, respectively, which are included in "other assets" or "other liabilities" on the Consolidated Balance Sheets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. In management's opinion, it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, taxes paid during the carryback period exceed NCF's recorded net deferred tax asset at December 31, 1999. Consequently, management has determined that a valuation allowance for deferred tax assets was not required at December 31, 2000 or 1999. The sources and tax effects of cumulative temporary differences that give rise to significant deferred tax assets (liabilities) at December 31, 2000 and 1999 are shown below:

                                                                2000      1999
                                                              ---------  ------
                                                                In Thousands
   Deferred tax assets:
     Allowance for loan losses..............................  $  62,185  22,821
     Deferred compensation..................................      2,656     --
     Deductible goodwill....................................      7,388     --
     Unrealized losses on investment securities available
      for sale..............................................        --    2,665
     Other..................................................     21,815   2,333
                                                              ---------  ------
       Total gross deferred tax assets......................     94,044  27,819
                                                              ---------  ------
   Deferred tax liabilities:
     Intangible assets......................................    109,425   6,521
     Deferred loan fees and costs...........................      8,442   2,811
     Premises and equipment.................................     12,347     --
     FHLB dividends.........................................     10,287   5,696
     Pension costs..........................................      2,806   2,630
     Unrealized gains on investment securities available for
      sale..................................................     11,792     --
     Mortgage servicing rights gain.........................      4,361     --
     Deferred income........................................     45,525     --
     Other..................................................      9,666   3,069
                                                              ---------  ------
       Total gross deferred tax liabilities.................    214,651  20,727
                                                              ---------  ------
       Net deferred tax asset (liabilities).................  $(120,607)  7,092
                                                              =========  ======

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(16) COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

 Commitments and Contingencies

   The Subsidiary Banks lease certain real property and equipment under long-term operating leases expiring at various dates to 2021. Total rental expense amounted to $14,510,000 in 2000, $7,909,000 in 1999 and $7,239,000 in 1998. A
summary of the commitments under noncancellable, long-term leases in effect at December 31, 2000 for each of the years ending December 31 follows:

                                                Type of Property
                                             -----------------------    Total
                                             Real Property Equipment Commitments
                                             ------------- --------- -----------
                                                        In Thousands
   2001.....................................   $ 13,263      3,712      16,975
   2002.....................................     12,909      2,837      15,746
   2003.....................................     11,941      1,379      13,320
   2004.....................................     10,798        636      11,434
   2005.....................................      9,113        --        9,113
   Thereafter...............................     42,227        --       42,227
                                               --------      -----     -------
     Total lease commitments................   $100,251      8,564     108,815
                                               ========      =====     =======

   Generally, real estate taxes, insurance, and maintenance expenses are obligations of the Subsidiary Banks. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 2001.

   Certain legal claims have arisen in the normal course of business in which NCF and certain of its Subsidiary Banks have been named as defendants. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management and counsel, any such liability will have no material effect on NCF's financial position or results of operations.

   Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis and collateral, primarily real estate or business assets, is generally obtained. At December 31, 2000 and 1999, the Subsidiary Banks had commitments to extend credit of approximately $2.5 billion and $.9 billion. These amounts include unused revolving credit lines and home mortgage equity lines of $71 million and $816 million, respectively, at December 31, 2000 and $5 million and $249 million, respectively, at December 31, 1999.

   Standby letters of credit are commitments issued by the Subsidiary Banks to guarantee the performance of a customer to a third party. The standby letters of credit are generally secured by non-depreciable assets. The Subsidiary Banks had approximately $128 million and $73 million in outstanding standby letters of credit at December 31, 2000 and 1999.

 Off-Balance Sheet Risk

   Capital Markets, for trading purposes, enters into transactions involving financial instruments with off-balance sheet risk in order to meet the financing and hedging needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include forward contracts, when issued

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES contracts and options written. All such contracts are for United States Treasury, federal agency or municipal securities. These financial instruments involve varying degrees of credit and market risk. The contract amounts of those instruments reflect the extent of involvement in particular classes of financial instruments. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities' market values and interest rates. The extent of the Capital Market's involvement in financial instruments with off- balance sheet risk as of December 31 was as follows:

                                                                  2000    1999
                                                                 ------- -------
                                                                  In Thousands
   Forward contracts:
     Commitments to purchase.................................... $52,635 241,358
     Commitments to sell........................................  69,435 247,987
   When issued contracts:
     Commitments to purchase....................................   5,714   7,066
     Commitments to sell........................................   7,325   8,713
   Option contracts:
     Written option contracts...................................     --    3,000
     Purchased option contracts.................................     --    3,000

(17) NATIONAL COMMERCE FINANCIAL CORPORATION (PARENT COMPANY)

   NCF's principal asset is its investment in the Subsidiary Banks and dividends from the Subsidiary Banks are its primary source of income. Condensed Balance Sheets as of December 31, 2000 and 1999 and the related Condensed Statements of Income and Cash Flows for the years ended December 31, 2000, 1999 and 1998 follow:

                            CONDENSED BALANCE SHEETS

                        As of December 31, 2000 and 1999

                                                                 2000     1999
                                                              ---------- -------
                                                                 In Thousands
Cash and short-term investments.............................. $  234,191  22,511
Loans........................................................     71,587     --
  Less allowance for loan losses.............................        792     --
                                                              ---------- -------
    Net loans................................................     70,795     --
Investment in subsidiaries...................................  2,387,801 612,654
Other assets.................................................     37,444  72,894
                                                              ---------- -------
    Total assets............................................. $2,730,231 708,059
                                                              ========== =======
Master notes................................................. $  195,070     --
Note payable to subsidiary...................................     50,547     --
Subordinated notes...........................................     82,928  49,909
Other liabilities............................................     36,848   8,909
                                                              ---------- -------
    Total liabilities........................................    365,393  58,818
Stockholders' equity.........................................  2,364,838 649,241
                                                              ---------- -------
    Total liabilities and stockholders' equity............... $2,730,231 708,059
                                                              ========== =======

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONDENSED INCOME STATEMENTS

                  Years Ended December 31, 2000, 1999 and 1998

                                                       2000     1999    1998
                                                     --------  ------  ------
                                                          In Thousands
Dividends from subsidiaries......................... $ 82,215  60,844  68,402
Interest income.....................................   12,092   1,338      19
Other income........................................    1,190   3,153   1,909
                                                     --------  ------  ------
  Total operating income............................   95,497  65,335  70,330
                                                     --------  ------  ------
Interest expense....................................   12,633   3,236   3,362
Other operating expenses............................    5,023   2,879   4,714
                                                     --------  ------  ------
  Total operating expenses..........................   17,656   6,115   8,076
                                                     --------  ------  ------
Income before income taxes..........................   77,841  59,220  62,254
Income taxes........................................   (1,497)   (648) (2,011)
Income before equity in undistributed net income of
 subsidiaries.......................................   79,338  59,868  64,265
Equity in undistributed net income (loss) of
 subsidiaries.......................................  (34,028) 32,764  14,602
                                                     --------  ------  ------
Net income.......................................... $ 45,310  92,632  78,867
                                                     ========  ======  ======

                       CONDENSED STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 2000, 1999 and 1998

                                                     2000     1999     1998
                                                   --------  -------  -------
                                                         In Thousands
Net cash provided by operating activities......... $144,225   43,036   70,726
                                                   --------  -------  -------
Investment in subsidiaries........................  (24,914) (48,331)  (8,103)
Net decrease in loans to subsidiaries.............      --    25,626  (25,626)
Net (increase) decrease in loans..................   (2,179)     --       --
Other, net........................................  189,094  (25,570)  26,569
                                                   --------  -------  -------
  Net cash provided (used) by investing
   activities.....................................  162,001  (48,275)  (7,160)
                                                   --------  -------  -------
Increase in master notes..........................    9,911      --       --
Net increase (decrease) in debt to subsidiaries...   (4,453)     --       --
Proceeds from stock issuance in acquisition.......      --    80,248      --
Purchase and retirement of common stock...........  (32,008) (22,925) (33,936)
Cash dividends....................................  (76,236) (39,697) (31,532)
Other, net........................................    8,240    5,999    2,991
                                                   --------  -------  -------
  Net cash provided (used) by financing
   activities.....................................  (94,546)  23,625  (62,477)
                                                   --------  -------  -------
Net increase in cash and short-term investments...  211,680   18,386    1,089
Cash and short-term investments at beginning of
 year.............................................   22,511    4,125    3,036
                                                   --------  -------  -------
Cash and short-term investments at end of year.... $234,191   22,511    4,125
                                                   ========  =======  =======

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(18) SEGMENT INFORMATION

   Before the merger with CCBF, NCF segregated its business into three segments: commercial banking, retail banking and other financial services. Following the merger, management has redefined the business and considers itself to operate two principal lines: traditional banking and financial enterprises.

   The traditional banking segment includes sales and distribution of financial products and services to individuals. These products and services include loan products such as residential mortgage, home equity lending, automobile and other personal financing needs. Traditional banking also offers various deposit products that are designed for customers' saving and transaction needs. This segment also includes lending and related financial services provided to large and medium-sized corporations. Included among these services are several specialty services such as real estate finance, asset-based lending and residential construction lending. Traditional banking also includes management of the investment portfolio and non-deposit based funding.

   The financial enterprises segment is comprised of trust services and investment management, transaction processing, retail banking consulting/in-store licensing and institutional broker/dealer activities.

   The accounting policies of the individual segments are the same as those of NCF as described in Note 1. Transactions between business segments are conducted at fair value and are eliminated for reporting consolidated financial position and results of operations. There are no significant intersegment revenues. Interest income for tax-exempt loans and securities is adjusted to a taxable-equivalent basis. Expenses for centrally provided services such as data processing, human resources, accounting and other back-office support functions and management overhead are allocated to each segment based upon various statistical information.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

   The following tables present condensed income statements and average assets for each reportable segment. This presentation reflects management's determination that it operates two business segments.

                                              Traditional  Financial
                                                Banking   Enterprises   Total
                                              ----------- ----------- ----------
                                                         In Thousands
Year ended December 31, 2000:
  Net interest income........................ $   436,118    11,768      447,886
  Provision for loan loss....................      16,456       --        16,456
                                              -----------   -------   ----------
  Net interest income after provision........     419,662    11,768      431,430
  Other income...............................     109,622    79,869      189,491
  Other expense..............................     460,069    57,629      517,698
                                              -----------   -------   ----------
  Income before income taxes.................      69,215    34,008      103,223
  Income taxes...............................      44,893    13,020       57,913
                                              -----------   -------   ----------
  Net income................................. $    24,322    20,988       45,310
                                              ===========   =======   ==========
  Average assets............................. $11,917,272   484,710   12,401,982
Year ended December 31, 1999:
  Net interest income........................ $   232,318    11,173      243,491
  Provision for loan loss....................      16,921       --        16,921
                                              -----------   -------   ----------
  Net interest income after provision........     215,397    11,173      226,570
  Other income...............................      40,748    46,479       87,227
  Other expense..............................     130,401    29,941      160,342
                                              -----------   -------   ----------
  Income before income taxes.................     125,744    27,711      153,455
  Income taxes...............................      50,033    10,790       60,823
                                              -----------   -------   ----------
  Net income................................. $    75,711    16,921       92,632
                                              ===========   =======   ==========
  Average assets............................. $ 6,029,284   329,544    6,358,828
Year ended December 31, 1998:
  Net interest income........................ $   187,862     8,453      196,315
  Provision for loan loss....................      10,710       --        10,710
                                              -----------   -------   ----------
  Net interest income after provision........     177,152     8,453      185,605
  Other income...............................      34,701    48,083       82,784
  Other expense..............................     112,047    30,669      142,716
                                              -----------   -------   ----------
  Income before income taxes.................      99,806    25,867      125,673
  Income taxes...............................      36,727    10,079       46,806
                                              -----------   -------   ----------
  Net income................................. $    63,079    15,788       78,867
                                              ===========   =======   ==========
  Average assets............................. $ 5,088,751   294,266    5,383,017

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                       2000                             1999
                         --------------------------------- ---------------------------------
                                     3rd     2nd     1st     4th     3rd      2nd      1st
                         4th Qtr.   Qtr.    Qtr.    Qtr.    Qtr.    Qtr.     Qtr.     Qtr.
                         --------  ------- ------- ------- ------- -------  -------  -------
                                        In Thousands Except Per Share Data
Interest income......... $334,073  329,090 142,391 132,422 125,314 118,946  107,596  104,118
Interest expense........  182,232  180,253  79,897  71,021  61,959  59,359   53,256   51,524
                         --------  ------- ------- ------- ------- -------  -------  -------
Net interest income.....  151,841  148,837  62,494  61,401  63,355  59,587   54,340   52,594
Provision for loan
 losses.................    5,317    5,098   3,864   2,177   4,304   6,403    3,835    2,379
                         --------  ------- ------- ------- ------- -------  -------  -------
Net interest income
 after provision for
 loan losses............  146,524  143,739  58,630  59,224  59,051  53,184   50,505   50,215
Securities gains
 (losses)...............     (141)   4,522     127       1     224  (1,286)  (2,034)       1
Other income............   69,387   67,213  24,439  23,943  22,735  22,734   24,870   19,983
Other expenses..........  226,851  194,910  48,061  47,876  43,057  41,482   38,807   36,996
                         --------  ------- ------- ------- ------- -------  -------  -------
Income before income
 taxes..................  (11,081)  20,564  35,135  35,292  38,953  33,150   34,534   33,203
Income taxes............   (2,669)  14,775  11,194  11,300  13,347  11,100   11,696   11,065
                         --------  ------- ------- ------- ------- -------  -------  -------
Net income (loss)....... $ (8,412)   5,789  23,941  23,992  25,606  22,050   22,838   22,138
                         ========  ======= ======= ======= ======= =======  =======  =======
Net income (loss) per
 share:
  Basic (1)............. $   (.04)     .03     .22     .22     .24     .21      .22      .22
  Diluted (1)...........     (.04)     .03     .22     .22     .23     .20      .22      .21

--------
(1) For 2000, the sum of the quarterly per share net income amounts do not equal the annual per share net income presented elsewhere herein due to significant changes in net income and weighted average shares outstanding impacting the third and fourth quarter.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

                                            2000                   1999
                                   -----------------------  -------------------
                                    Carrying                Carrying    Fair
                                     Amount     Fair Value   Amount     Value
                                   -----------  ----------  --------- ---------
                                                  In Thousands
Financial assets:
  Cash and cash equivalents....... $   531,467     531,467    261,296   261,296
  Investment securities...........   4,418,321   4,386,226  2,313,311 2,221,511
  Trading account securities......      74,417      74,417     30,294    30,294
  Net loans.......................  10,864,805  10,953,779  3,926,192 3,992,208
Financial liabilities:
  Deposits........................  11,979,631  12,134,567  4,495,900 4,478,706
  Short-term borrowings...........   1,212,903   1,212,903    883,038   883,038
  Federal Home Loan Bank
   advances.......................   1,649,055   1,648,979    714,335   712,546
  Long-term debt..................      39,379      49,088      6,372     6,372
  Capital trust pass-through
   securities.....................      49,922      49,922     49,909    49,909
Derivative financial instruments:
  Interest rate swaps.............     (74,140)    (74,140)       649       649

 Cash and Cash Equivalents

   The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

 Investment and Trading Account Securities

   Fair values for investment and trading account securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

 Net Loans

   For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and certain consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

 Deposits

   The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

 Borrowings

   The carrying amounts of short-term borrowings and capital trust pass-through securities approximate their fair values. The fair values of FHLB advances and long-term debt are estimated using discounted cash flow analyses, based on NCF's incremental borrowing rates for similar types of borrowing arrangements.

 Interest Rate Swaps

   Fair values for interest rate swaps are based on discounted cash flow projections under the swap agreements based on assumptions about future interest rate movements.

 Off-Balance Sheet Financial Instruments

   The Subsidiary Banks have commitments to extend credit and standby letters of credit. These types of credit are made at market rates; therefore, there would be no market risk associated with these credits which would create a significant fair value liability.

(21) SUBSEQUENT EVENT

   On February 15, 2001, NCF closed its position in certain interest rate swap contracts with notional amounts totaling $1.5 billion. The fair value of these contracts at the time of the transaction was $77,900,000 and consequently, NCF realized an additional $672,000 of loss on these contracts in the first quarter of 2001.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
National Commerce Financial Corporation

   We have audited the accompanying consolidated balance sheets of National Commerce Financial Corporation and Subsidiaries ("the Company") as of December 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                  /s/ Ernst & Young LLP

Memphis, Tennessee
June 22, 2001

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      June 30, 2001 and December 31, 2000

                                                       (Unaudited)
                                                        June 30,   December 31,
                                                       ----------- ------------
                                                          2001         2000
                                                       ----------- ------------
                                                             In Thousands
                                                          Except Share Data
                       ASSETS:
                       -------
Cash and due from banks............................... $   522,147     446,712
Time deposits in other banks..........................      39,787      32,183
Federal funds sold and other short-term investments...     125,178      52,572
Investment securities:
  Available for sale..................................   2,501,885   2,401,526
  Held to maturity (fair values of $1,649,292 and
   $1,984,700)........................................   1,645,528   2,016,795
Trading account securities............................      59,746      74,417
Loans.................................................  11,236,246  11,008,419
 Less allowance for loan losses.......................     145,659     143,614
                                                       -----------  ----------
   Net loans..........................................  11,090,587  10,864,805
                                                       -----------  ----------
Premises and equipment................................     202,511     204,903
Goodwill..............................................     910,421     934,467
Core deposit intangibles..............................     258,042     287,707
Other assets..........................................     596,858     429,705
                                                       -----------  ----------
      Total assets.................................... $17,952,690  17,745,792
                                                       ===========  ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY:
        -------------------------------------
Deposits:
  Demand (non-interest-bearing)....................... $ 1,518,771   1,366,178
  Savings, NOW and money market accounts..............   4,566,990   4,474,114
  Jumbo and brokered certificates of deposits.........   1,692,260   2,006,741
  Consumer time deposits..............................   4,206,756   4,132,598
                                                       -----------  ----------
      Total deposits..................................  11,984,777  11,979,631
Short-term borrowed funds.............................   1,116,482   1,212,903
Federal Home Loan Bank advances.......................   1,950,869   1,649,055
Long-term debt........................................      39,376      39,379
Other liabilities.....................................     431,024     450,064
                                                       -----------  ----------
      Total liabilities...............................  15,522,528  15,331,032
                                                       -----------  ----------
Capital trust pass-through securities.................      42,639      49,922
Stockholders' equity:
  Preferred stock, no par value. Authorized 5,000,000
   shares; none issued................................         --          --
  Common stock, $2 par value. Authorized 400,000,000
   shares; 204,359,873 and 205,246,098 shares issued..     408,720     410,492
  Additional paid-in capital..........................   1,733,388   1,765,723
  Retained earnings...................................     220,229     165,829
  Accumulated other comprehensive income (loss).......      25,186      22,794
                                                       -----------  ----------
      Total stockholders' equity......................   2,387,523   2,364,838
                                                       -----------  ----------
      Total liabilities and stockholders' equity...... $17,952,690  17,745,792
                                                       ===========  ==========
Commitments and contingencies

          See accompanying notes to consolidated financial statements.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    Six Months Ended June 30, 2001 and 2000
                                  (Unaudited)

                                                       Six Months Ended
                                                           June 30,
                                                       -------------------------
                                                         2001     2000
                                                       --------- -------
                                                         In Thousands
                                                       Except Per Share
                                                             Data
Interest income
 Interest and fees on loans..........................  $ 485,221 183,243
 Interest and dividends on investment securities:
   U.S. Treasury.....................................      1,437     872
   U.S. Government agencies and corporations.........     99,182  57,147
   States and political subdivisions (primarily tax-
    exempt)..........................................      4,909   3,401
   Equity and other securities.......................     37,951  24,033
 Interest and dividends on trading account
  securities.........................................      1,659     996
 Interest on time deposits in other banks............        711     127
 Interest on federal funds sold and other short-term
  investments........................................      2,041   4,995
                                                       --------- -------
   Total interest income.............................    633,111 274,814
                                                       --------- -------
Interest expense
 Deposits............................................    244,166  96,256
 Short-term borrowed funds...........................     25,409  29,794
 Federal Home Loan Bank advances.....................     47,104  24,684
 Long-term debt......................................      1,288     184
                                                       --------- -------
   Total interest expense............................    317,967 150,918
                                                       --------- -------
Net interest income                                      315,144 123,896
Provision for loan losses............................     12,684   6,042
                                                       --------- -------
Net interest income after provision for loan losses..    302,460 117,854
                                                       --------- -------
Other income
 Service charges on deposit accounts.................     57,750  16,063
 Trust and custodian fees............................     27,264   4,712
 Other service charges and fees......................     17,800  10,849
 Broker/dealer revenue and other commissions.........     31,268   8,416
 Other operating.....................................     17,618   8,342
 Investment securities gains.........................      1,295     128
                                                       --------- -------
   Total other income................................    152,995  48,510
                                                       --------- -------
Other expense
 Personnel...........................................    122,347  42,268
 Net occupancy.......................................     18,481   7,471
 Equipment...........................................     11,970   3,640
 Losses on interest rate swaps.......................        672   7,682
 Goodwill amortization...............................     24,120   2,883
 Core deposit intangibles amortization...............     29,664   3,194
  Other operating....................................     75,489  28,799
                                                       --------- -------
   Total other expenses..............................    282,743  95,937
                                                       --------- -------
Income before income taxes...........................    172,712  70,427
Income taxes.........................................     64,887  22,494
                                                       --------- -------
Net income...........................................   $107,825  47,933
                                                       ========= =======
Earnings per common share
 Basic...............................................  $     .52     .44
 Diluted.............................................        .52     .43
Weighted average shares outstanding
 Basic...............................................    205,532 108,851
 Diluted.............................................    208,218 110,444

          See accompanying notes to consolidated financial statements.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Six Months Ended June 30, 2001 and 2000
                                  (Unaudited)

                                                             2001       2000
                                                           ---------  --------
                                                              In Thousands
Operating activities
 Net income............................................... $ 107,825    47,933
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Depreciation, amortization and accretion, net..........    55,399     9,365
   Provision for loan losses..............................    12,684     6,042
   Net gain on sales of investment securities.............    (1,295)     (128)
   Losses on interest rate swaps..........................       672     7,682
   Deferred income taxes..................................     5,370    (4,443)
 Changes in:
   Trading account securities.............................    14,671    (7,366)
   Other assets...........................................  (164,093)   (6,908)
   Other liabilities......................................   (15,887)  (15,125)
Other operating activities, net...........................     1,046    (6,726)
                                                           ---------  --------
 Net cash provided by operating activities................    16,392    30,326
                                                           =========  ========
Investing activities
 Proceeds from:
   Maturities and issuer calls of investment securities
    held to maturity......................................   463,423       --
   Sales of investment securities available for sale......    64,875    34,068
   Maturities and issuer calls of investment securities
    available for sale....................................   646,200       --
 Purchases of:
   Investment securities held to maturity.................   (90,967) (141,506)
   Investment securities available for sale...............  (810,079) (136,991)
   Premises and equipment.................................    (8,155)   (2,065)
Net originations of loans.................................  (229,545) (173,281)
Net cash acquired in business combinations................       --      3,427
                                                           ---------  --------
 Net cash provided (used) by investing activities.........    35,752  (416,348)
                                                           =========  ========
Financing activities
 Net increase in deposit accounts.........................     2,545   135,319
 Net increase (decrease) in short-term borrowed funds.....   (96,421)  292,624
 Net increase in FHLB advances............................   299,014    19,398
 Net increase in long-term debt...........................       --          7
 Repurchase and retirement of capital trust pass-through
  securities..............................................    (7,303)        6
 Issuances of common stock from exercise of stock
  options, net............................................    10,731     2,182
 Issuances of common stock and other......................       --      1,406
 Purchase and retirement of common stock..................   (51,585)  (17,167)
 Cash dividends paid......................................   (53,480)  (22,834)
                                                           ---------  --------
 Net cash provided by financing activities................   103,501   410,941
                                                           ---------  --------
Net increase in cash and cash equivalents.................   155,645    24,919
Cash and cash equivalents at beginning of period..........   531,467   261,296
                                                           ---------  --------
Cash and cash equivalents at end of period................ $ 687,112   286,215
                                                           =========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid during the period........................... $ 329,254   150,338
Income taxes paid during the period....................... $  35,164    15,138

          See accompanying notes to consolidated financial statements.

            NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           As of and for the Six Months Ended June 30, 2001 and 2000
                                  (Unaudited)


(1) Consolidation and Presentation

   The accompanying unaudited consolidated financial statements of National Commerce Financial Corporation ("NCF") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of NCF on a consolidated basis, and all such adjustments are of a normal recurring nature. These financial statements and the notes thereto should be read in conjunction with NCF's Amended Annual Report on Form 10-K/A for the year ended December 31, 2000. Operating results for the three- and six-month periods ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

 Consolidation

   NCF is a bank holding company that provides diverse financial services through a regional network of banking affiliates and a national network of nonbanking affiliates. NCF has two principal lines of business which are operated as business segments: traditional banking and financial enterprises. Financial enterprises include transaction processing, trust and asset management, retail banking consulting and capital markets. NCF's wholly-owned bank subsidiaries include Central Carolina Bank and Trust Company ("CCB"), National Bank of Commerce, ("NBC") and NBC Bank, FSB (collectively, the "Subsidiary Banks"). The consolidated financial statements also include the accounts and results of operations of the wholly-owned non-bank subsidiaries of
NCF: TransPlatinum Service Corp., Commerce Capital Management, Inc., First Mercantile Trust, First Mercantile Capital Management, Inc., U.S.I. Alliance, Senior Housing Crime Prevention Foundation Investment Corporation, National Commerce Capital Trust I and Monroe Properties. Additionally, both CCB and NBC have subsidiaries that provide a variety of services including retail banking consulting, trust, investment advisory, insurance, broker/dealer and leasing services. All significant intercompany transactions and accounts are eliminated in consolidation.

 Earnings Per Share

   Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding plus dilutive stock options (as computed under the treasury stock method) assumed to have been exercised during the period.

 Comprehensive Income

   Comprehensive income is the change in equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income is comprised of net income and other comprehensive income
(loss). Other comprehensive income (loss) for the six months ended June 30, 2001 and 2000 and accumulated other comprehensive income (loss) as of June 30, 2001, December 31, 2000 and June 30, 2000 are comprised of unrealized gains and losses on certain investments in debt and equity securities and certain hedging instruments.

(2) Restatements

   As a result of technical violations of pooling of interest rules regarding treasury share repurchases and stock options, NCF has restated its historical financial statements for the presentation of nine business combinations as purchases rather than as poolings of interests as previously reported. The reasons for, and financial impact of, the adjustments are described in NCF's Annual Report on Form 10-K/A for the fiscal period ended December 31, 2000.

   As a result of the foregoing, NCF's 2000 consolidated financial statements have been restated for the interim periods of 2000 and 1999, and fiscal years 2000, 1999 and 1998. The restated financial statements for the periods, including condensed financial statements for the six months ended June 30, 2000, are included in NCF's Annual Report on Form 10-K/A for the fiscal period ended December 31, 2000. Management believes that NCF's consolidated financial statements, as restated, include all adjustments necessary for a fair presentation of NCF's financial position as of June 30, 2000 and its results of operations for the six months then ended.

(3) Loans

   A summary of loans at June 30, 2001 and December 31, 2000 follows:

In Thousands                               2001        2000
--------------------------------------  ----------------------
Commercial, financial and agricultural  $ 1,305,261  1,223,032
Real estate-construction                  2,058,044  1,907,533
Real estate-mortgage                      6,322,347  5,959,114
Consumer                                  1,352,879  1,730,940
Revolving credit                             61,189     58,840
Lease financing                             153,769    145,883
--------------------------------------  ----------------------
 Gross loans                             11,253,489 11,025,342
Less unearned income                         17,243     16,923
--------------------------------------  ----------------------
 Total loans                            $11,236,246 11,008,419
--------------------------------------------------------------

(4) Allowance for Loan Losses

   Following is the activity in the allowance for loan losses during the six months ended June 30, 2001 and 2000:

In Thousands                                  2001     2000
------------------------------------------  ----------------
Balance at beginning of period              $143,614  59,597
Provision charged to operations               12,684   6,041
Addition from acquired institutions               --   1,131
Recoveries of loans previously charged-off     3,723   1,848
Loan losses charged to allowance             (14,362) (6,556)
------------------------------------------  ----------------
Balance at end of period                    $145,659  62,061
-------------------------------------------------------------

(5) Risk Assets

   Following is a summary of risk assets at June 30, 2001, December 31, 2000, and June 30, 2000:

                                          June
                                           30,   December 31, June 30,
In Thousands                              2001       2000       2000
---------------------------------------  --------------------------
Nonaccrual loans                         $11,780     7,219     1,377
Other real estate acquired through loan
 foreclosures                              7,787     5,652     1,309
Restructured loans                            --     2,232        --
Accruing loans 90 days or more past due   29,397    26,362     6,142
---------------------------------------  --------------------------
Total risk assets                        $48,964    41,465     8,828
----------------------------------------------------------------------

(6) Comprehensive Income

   The following table presents the components of other comprehensive income and the related tax effects allocated for the six months ended June 30, 2001 and 2000:

                                      2001                     2000
                            --------------------------------------------------
                            Before    Tax     Net of  Before     Tax    Net of
                             tax   (expense)   tax     tax    (expense)  tax
In Thousands                amount benefit    amount  amount  benefit   amount
--------------------------  --------------------------------------------------
Unrealized gains (losses)
 on securities:
 Unrealized gains (losses)
  arising during holding
  period                    $5,248  (2,073)     3,175 (5,269)  2,081    (3,188)
 Less: Reclassification
  adjustment for gains
  realized in net income     1,295    (512)       783    128     (51)       77
--------------------------  --------------------------------------------------
Other comprehensive income
 (loss)                                         2,392                   (3,265)
Net income                                    107,825                   47,933
--------------------------  --------------------------------------------------
Comprehensive income                         $110,217                   44,668
-------------------------------------------------------------------------------

(7) Per Share Data

   The following schedule reconciles the numerators and denominators of the basic and diluted EPS computations for the three and six months ended June 30, 2001 and 2000. Dilutive common shares arise from the potentially dilutive effect of NCF's stock options outstanding.

                                    Three Months     Six Months
                                   Ended June 30,  Ended June 30,
                                   --------------- ---------------
In Thousands Except Per Share
Data                                2001    2000    2001    2000
---------------------------------  -------------------------------
Basic EPS
Average common shares outstanding  205,433 109,425 205,532 108,851
Net income                         $55,535  23,941 107,825  47,933
Earnings per share                     .27     .22     .52     .44
------------------------------------------------------------------
Diluted EPS
Average common shares outstanding  205,433 109,425 205,532 108,851
Average dilutive common shares       2,458   1,726   2,686   1,593
---------------------------------  -------------------------------
Adjusted average common shares     207,891 111,151 208,218 110,444
---------------------------------  -------------------------------
Net income                         $55,535  23,941 107,825  47,933
Earnings per share                     .27     .22     .52     .43
------------------------------------------------------------------

(8) Contingencies

   Certain legal claims have arisen in the normal course of business, which, in the opinion of management and counsel, will have no material adverse effect on the financial position of NCF or its subsidiaries.

(9) Segment Information

 Traditional Banking

   This segment includes sales and distribution of financial products and services to consumer and corporate customers. These products and services include loan products such as residential mortgages, home equity loans, automobile and other personal loan products. Traditional banking also offers various deposit products that are designed for customers' saving and transaction needs. This segment also includes financial services provided to large and medium-sized corporations including real estate finance, asset-based lending and residential construction lending. Traditional banking also includes management of NCF's investment portfolio and non-deposit based funding.

 Financial Enterprises

   This segment is comprised of trust services and investment management, transaction processing, retail banking consulting/in-store licensing and institutional broker/dealer activities.

   The accounting policies of the individual segments are the same as those of NCF. Transactions between business segments are conducted at fair value and are eliminated for reporting consolidated financial position and results of operations. There are no significant intersegment revenues. Net interest income is presented on a taxable-equivalent basis. Expenses for centrally provided services such as data processing, human resources, accounting and other back-office support functions and management overhead are allocated to each segment based upon various statistical information.

   The following tables present condensed income statements and average assets for each reportable segment.

                                     Traditional  Financial
In Thousands                           banking   Enterprises   Total
-----------------------------------  ----------------------------------
Quarter ended June 30, 2001:
Net interest income                  $   164,384     4,591      168,975
Provision for loan loss                    6,304        --        6,304
-----------------------------------  ----------------------------------
Net interest income after provision      158,080     4,591      162,671
Non-interest income                       41,693    37,425       79,118
Non-interest expense                     116,829    28,095      144,924
-----------------------------------  ----------------------------------
Income before income taxes                82,944    13,921       96,865
Income taxes                              35,901     5,429       41,330
-----------------------------------  ----------------------------------
Net income                           $    47,043     8,492       55,535
-----------------------------------------------------------------------
Average assets                       $17,070,933   522,368   17,604,925
Quarter ended June 30, 2000:
Net interest income                  $    63,520     3,311       66,831
Provision for loan loss                    3,865        --        3,865
-----------------------------------  ----------------------------------
Net interest income after provision       59,655     3,311       62,966
Non-interest income                       11,775    12,791       24,566
Non-interest expense                      38,670     9,391       48,061
-----------------------------------  ----------------------------------
Income before income taxes                32,760     6,711       39,471
Income taxes                              12,834     2,696       15,530
-----------------------------------  ----------------------------------
Net income                           $    19,926     4,015       23,941
-----------------------------------------------------------------------
Average assets                       $ 7,146,029   423,017    7,569,046
Six months ended June 30, 2001:
Net interest income                  $   320,605     8,583      329,188
Provision for loan loss                   12,684        --       12,684
-----------------------------------  ----------------------------------
Net interest income after provision      307,921     8,583      316,504
Non-interest income                       81,204    71,791      152,995
Non-interest expense                     228,651    54,092      282,743
-----------------------------------  ----------------------------------
Income before income taxes               160,474    26,282      186,756
Income taxes                              68,633    10,298       78,931
-----------------------------------  ----------------------------------
Net income                           $    91,841    15,984      107,825
-----------------------------------------------------------------------
Average assets                       $17,070,933   522,368   17,593,301
Six months ended June 30, 2000:
Net interest income                  $   126,641     5,867      132,508
Provision for loan loss                    6,042        --        6,042
-----------------------------------  ----------------------------------
Net interest income after provision      120,599     5,867      126,466
Non-interest income                       21,269    27,241       48,510
Non-interest expense                      76,756    19,181       95,937
-----------------------------------  ----------------------------------
Income before income taxes                65,112    13,927       79,039
Income taxes                              25,597     5,510       31,107
-----------------------------------  ----------------------------------
Net income                           $    39,515     8,417       47,932
-----------------------------------------------------------------------
Average assets                       $ 7,120,882   398,225    7,519,107

(10) Subsequent Events

   On July 16, 2001, NCF announced that it had executed an agreement for NCF to acquire SouthBanc Shares, Inc., a $660 million financial institution with ten locations in South Carolina. The acquisition is subject to regulatory approval and is expected to close in the fourth quarter of 2001. The transaction is anticipated to be accounted for as a purchase.

   NCF announced on August 13, 2001 that it had signed a definitive agreement to acquire 37 First Union and Wachovia branches and corresponding ATMs in North Carolina, South Carolina, Georgia and Virginia. The branch acquisition represents approximately $1.5 billion in deposits and complements NCFC's existing branch network in the Southeast and expands its presence in the Carolinas.

   The branch acquisition is contingent upon completion of the proposed First Union and Wachovia merger, and is expected to close in the first quarter of 2002, subject to the approval of the appropriate regulatory authorities.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                             1999       1998
                                                          ----------  ---------
                                                          (In Thousands Except
                                                            for Share Data)
                        ASSETS:
                        -------

Cash and due from banks (note 3)........................  $  300,051    250,922
Time deposits in other banks............................      63,020     59,529
Federal funds sold and other short-term investments.....      37,918    430,000
Investment securities (notes 4 and 8):
  Available for sale (amortized cost of $1,585,372 and
   $1,262,477)..........................................   1,563,120  1,284,198
  Held to maturity (market values of $75,448 and
   $85,277).............................................      73,370     80,189
Loans (notes 5, 8 and 9)................................   5,954,184  5,487,337
  Less reserve for loan losses (note 6).................      77,266     73,182
                                                          ----------  ---------
    Net loans...........................................   5,876,918  5,414,155
Premises and equipment (notes 7 and 9)..................     113,858     92,770
Other assets (notes 5 and 13)...........................     158,043    128,590
                                                          ----------  ---------
      Total assets......................................  $8,186,298  7,740,353
                                                          ==========  =========

         LIABILITIES AND SHAREHOLDERS' EQUITY:
         -------------------------------------

Deposits:
  Demand (noninterest-bearing)..........................  $  833,389    854,938
  Savings and NOW accounts..............................     852,265    863,920
  Money market accounts.................................   1,895,099  1,784,091
  Jumbo certificates of deposit (note 8)................     422,280    452,808
  Time deposits (note 8)................................   2,713,992  2,504,007
                                                          ----------  ---------
      Total deposits....................................   6,717,025  6,459,764
Short-term borrowed funds (note 8)......................     329,670    288,256
Long-term debt (note 9).................................     328,922    216,695
Other liabilities (notes 10 and 13).....................      90,720     87,744
                                                          ----------  ---------
      Total liabilities.................................   7,466,337  7,052,459
                                                          ----------  ---------
Shareholders' equity (notes 4, 11 and 15):

Serial preferred stock. Authorized 10,000,000 shares;
 none issued............................................         --         --
Common stock of $5 par value. Authorized 100,000,000
 shares; 39,579,808 and 40,345,214 shares issued in 1999
 and 1998, respectively.................................     197,900    201,726
Additional paid-in capital..............................      29,690     73,771
Retained earnings.......................................     506,092    399,066
Accumulated comprehensive income (loss).................     (13,721)    13,331
                                                          ----------  ---------
      Total shareholders' equity........................     719,961    687,894
                                                          ----------  ---------
      Total liabilities and shareholders' equity........  $8,186,298  7,740,353
                                                          ==========  =========

Commitments and contingencies (note 14)

          See accompanying notes to consolidated financial statements.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1999, 1998 and 1997

                                    1999     1998     1997
                                  --------  -------  -------
                                  (In Thousands Except Per
                                        Share Data)
Interest income:
 Interest and fees on loans...... $478,908  470,664  442,618
 Interest and dividends on
  investment securities:
   U.S. Treasury.................   23,127   27,502   31,546
   U.S. Government agencies and
    corporations.................   65,255   53,117   55,613
   States and political
    subdivisions (primarily tax-
    exempt)......................    4,360    4,738    4,840
   Equity and other securities...    3,147    3,135    3,070
Interest on time deposits in
 other banks.....................    2,750    2,377    2,716
Interest on federal funds sold
 and other short-term
 investments.....................   12,052   15,893   10,060
                                  --------  -------  -------
     Total interest income.......  589,599  577,426  550,463
                                  --------  -------  -------
Interest expense:
 Deposits........................  232,767  232,609  229,600
 Short-term borrowed funds (note
  8).............................   12,016   11,822   15,371
 Long-term debt (note 9).........   12,764   10,131    5,128
                                  --------  -------  -------
     Total interest expense......  257,547  254,562  250,099
                                  --------  -------  -------
Net interest income..............  332,052  322,864  300,364
Provision for loan losses (note
 6)..............................   14,296   15,884   16,376
                                  --------  -------  -------
Net interest income after
 provision for loan losses.......  317,756  306,980  283,988
                                  --------  -------  -------
Other income:
 Service charges on deposit
  accounts.......................   61,831   54,117   44,937
 Trust and custodian fees........   12,574   10,221    8,415
 Sales and insurance
  commissions....................   12,806   10,835    9,433
 Merchant discount...............   11,866    8,826    7,017
 Secondary marketing and
  servicing of mortgages.........    9,131   12,865    8,179
 Accretion of negative goodwill
  from acquisitions..............    3,356    3,356    3,356
 Other operating.................   12,675   10,683   11,582
 Gain on sale of credit card
  receivables....................   32,837      --       --
 Investment securities gains
  (note 4).......................    1,381    2,205      578
 Investment securities losses
  (note 4).......................       (3)     (27)     (98)
                                  --------  -------  -------
     Total other income..........  158,454  113,081   93,399
                                  --------  -------  -------
Other expenses:
 Personnel (note 10)...............136,305. 124,419  114,572
 Net occupancy (note 14)............17,331   15,890   15,595
 Equipment (note 14)................17,713   14,522   12,867
 Merger-related expense (note
  2).............................      --       --    17,916
 Other operating (note 12)..........72,687   75,386   65,248
                                  --------  -------  -------
     Total other expenses........  244,036  230,217  226,198
                                  --------  -------  -------
Income before income taxes.......  232,174  189,844  151,189
Income taxes (note 13)..............81,351   68,632   55,765
                                  --------  -------  -------
Net income....................... $150,823  121,212   95,424
                                  ========  =======  =======
Earnings per common share (note
 11):
 Basic........................... $   3.77     2.96     2.31
 Diluted.........................     3.74     2.93     2.28
Weighted average shares
 outstanding (note 11):
 Basic...........................   39,944   40,898   41,438
 Diluted.........................   40,315   41,409   41,947

          See accompanying notes to consolidated financial statements.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                  Years Ended December 31, 1999, 1998 and 1997

                                                          Accumulated
                                                             Other
                                    Additional           Comprehensive Management      Total
                           Common    Paid-In   Retained     Income     Recognition Shareholders'
                           Stock     Capital   Earnings     (Loss)        Plans       Equity
                          --------  ---------- --------  ------------- ----------- -------------
                                                     (In Thousands)
Balance December 31,
 1996...................  $206,338   140,617   257,903        7,329       (738)       611,499
Net income..............       --        --     95,424          --         --          95,424
Other comprehensive
 income--
 Unrealized gains on
  securities, net of
  deferred tax expense
  of $3,956 and
  reclassification
  adjustment (note 4)...       --        --        --         6,651        --           6,651
                                                                                      -------
   Total comprehensive
    income..............                                                              102,075
Restricted stock
 transactions, net (note
 10)....................        54       373       (27)         --         --             400
Stock options exercised,
 net of shares tendered
 (note 10)..............     1,377     2,729      (689)         --         --           3,417
Earned portion of
 management recognition
 plan (note 10).........       --        --        --           --         706            706
Other transactions,
 net....................        (5)       65         3          --         --              63
Cash dividends ($.89 per
 share).................       --        --    (36,750)         --         --         (36,750)
                          --------   -------   -------      -------       ----        -------
Balance December 31,
 1997...................   207,764   143,784   315,864       13,980        (32)       681,360
Net income..............       --        --    121,212          --         --         121,212
Other comprehensive
 loss--
 Unrealized losses on
  securities, net of
  deferred tax benefit
  of $484 and
  reclassification
  adjustment (note 4)...       --        --        --          (649)       --            (649)
                                                                                      -------
   Total comprehensive
    income..............                                                              120,563
Restricted stock
 transactions, net (note
 10)....................        42       503       (10)         --         --             535
Stock options exercised,
 net of shares tendered
 (note 10)..............       879     1,497      (403)         --         --           1,973
Earned portion of
 management recognition
 plan (note 10).........       --        --        --           --          32             32
Purchase and retirement
 of shares..............    (6,957)  (72,445)    2,801          --         --         (76,601)
Other transactions,
 net....................        (2)      432       --           --         --             430
Cash dividends ($.99 per
 share).................       --        --    (40,398)         --         --         (40,398)
                          --------   -------   -------      -------       ----        -------
Balance December 31,
 1998...................   201,726    73,771   399,066       13,331        --         687,894
Net income..............       --        --    150,823          --         --         150,823
Other comprehensive
 loss--
 Unrealized losses on
  securities, net of
  deferred tax benefit
  of $16,920 and
  reclassification
  adjustment (note 4)...       --        --        --       (27,052)       --         (27,052)
                                                                                      -------
   Total comprehensive
    income..............                                                              123,771
Restricted stock
 transactions, net (note
 10)....................         9        93       --           --         --             102
Stock options exercised,
 net of shares tendered
 (note 10)..............       486       216       --           --         --             702
Shares issued in
 acquisition (note 2)...     3,228    23,067       --           --         --          26,295
Purchase and retirement
 of shares..............    (7,548)  (67,448)      --           --         --         (74,996)
Other transactions,
 net....................        (1)       (9)      --           --         --             (10)
Cash dividends ($1.10
 per share).............       --        --    (43,797)         --         --         (43,797)
                          --------   -------   -------      -------       ----        -------
Balance December 31,
 1999...................  $197,900    29,690   506,092      (13,721)       --         719,961
                          ========   =======   =======      =======       ====        =======

          See accompanying notes to consolidated financial statements.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998 and 1997

                                                   1999       1998      1997
                                                 ---------  --------  --------
                                                       (In Thousands)
Operating activities:
 Net income..................................... $ 150,823   121,212    95,424
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation, amortization and accretion,
    net.........................................    25,331    16,859    23,418
   Provision for loan losses....................    14,296    15,884    16,376
   Net gain on sales of investment securities...    (1,378)   (2,178)     (480)
   Gains on sales of mortgage loans and credit
    card receivables............................   (36,315)      --        --
   Sales of loans held for sale.................   724,883   576,595   232,095
   Origination of loans held for sale...........  (771,710) (630,658) (214,170)
 Changes in:
   Accrued interest receivable..................    (5,230)    2,084    (4,202)
   Accrued interest payable.....................       429    (1,668)  (17,550)
   Other assets.................................    12,503    27,631       821
   Other liabilities............................     1,281    (4,282)      905
Other operating activities, net.................    (6,507)   (5,053)   (5,600)
                                                 ---------  --------  --------
     Net cash provided by operating activities..   108,406   116,426   127,037
                                                 ---------  --------  --------
Investing activities:
 Proceeds from:
   Maturities and issuer calls of investment
    securities held to maturity.................     7,636     1,407     2,622
   Sales of investment securities available for
    sale........................................    44,715    36,036   176,481
   Maturities and issuer calls of investment
    securities available for sale...............   550,654   628,252   501,394
   Sales of mortgage loans and credit card
    receivables.................................   386,729       --     25,658
 Purchases of:
   Investment securities available for sale.....  (912,932) (571,024) (677,990)
   Premises and equipment.......................   (34,980)  (18,129)  (10,584)
Net originations of loans.......................  (684,329) (360,194) (529,365)
Net cash acquired (paid) in acquisitions and
 dispositions...................................   (11,385)   (8,675)   14,577
                                                 ---------  --------  --------
     Net cash used by investing activities......  (653,892) (292,327) (497,207)
                                                 ---------  --------  --------
Financing activities:
 Net increase in deposit accounts...............   203,910   484,220   243,143
 Net increase (decrease) in short-term borrowed
  funds.........................................    30,614    11,819   (80,402)
 Proceeds from issuance of long-term debt.......   154,600   126,140    50,129
 Repayments of long-term debt...................   (64,558)  (10,131)   (7,997)
 Issuances of common stock from exercise of
  stock options, net............................       261     1,973     3,417
 Purchase and retirement of common stock........   (74,996)  (76,601)      --
 Other equity transactions, net.................       (10)      (14)      (44)
 Cash dividends paid............................   (43,797)  (40,398)  (36,750)
                                                 ---------  --------  --------
     Net cash provided by financing activities..   206,024   497,008   171,496
                                                 ---------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................  (339,462)  321,107  (198,674)
Cash and cash equivalents at beginning of year
 (note 1).......................................   740,451   419,344   618,018
                                                 ---------  --------  --------
Cash and cash equivalents at end of year (note
 1)............................................. $ 400,989   740,451   419,344
                                                 =========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Interest paid during the year.................. $ 257,118   256,250   267,649
 Income taxes paid during the year..............    81,492    71,618    57,597

          See accompanying notes to consolidated financial statements.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

   The consolidated financial statements include the accounts and results of operations of CCB Financial Corporation ("CCB") and its wholly-owned subsidiaries, Central Carolina Bank and Trust Company ("CCB Bank"), American Federal Bank, FSB ("AmFed") and Central Carolina Bank-Georgia ("CCB-Ga.") (collectively, the "Subsidiary Banks"). The consolidated financial statements also include the accounts and results of operations of the wholly-owned subsidiaries of CCB Bank (CCB Investment and Insurance Service Corporation; CCBDE, Inc.; Salem Trust Company; Salem Advisors, Inc.; Southland Associates, Inc. and Corcoran Holdings, Inc. and its subsidiary, Watts Properties, Inc.) and AmFed (American Service Corporation of S.C.; AMFEDDE, Inc.; Mortgage North; Finance South, Inc. and McBee Holdings, Inc. and its subsidiary, Greenville Participations, Inc.). All significant intercompany transactions and accounts are eliminated in consolidation. CCB operates as one business segment.

   CCB Bank and AmFed provide a full range of banking services to individual and corporate customers through their branch networks based in North Carolina and South Carolina, respectively. CCB Bank also provides trust services to customers in Virginia and Florida through trust offices located in each of those states. CCB-Ga. is a special purpose bank that provided nationwide credit card services until the sale of the majority of its credit card receivables during 1999. CCB-Ga. is in the process of being dissolved. Neither CCB nor its Subsidiary Banks have foreign operations. CCB believes that there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or nonperformance would materially affect CCB's results. Products and services offered to customers include traditional banking services such as accepting deposits; making secured and unsecured loans; renting safety deposit boxes; performing trust functions for corporations, employee benefit plans and individuals; and providing certain insurance and brokerage services. The Subsidiary Banks are subject to competition from other financial entities and are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies.

   Certain amounts for prior years have been reclassified to conform to the 1999 presentation. These reclassifications have no effect on shareholders' equity or net income as previously reported.

 Financial Statement Presentation

   In preparing the financial statements, management is required to make estimates and assumptions that affect the reported balances of assets and liabilities as of the date of the balance sheet and income and expenses for the periods presented. Actual results could differ from those estimates.

   For purposes of the Statements of Cash Flows, CCB considers time deposits in other banks, federal funds sold and other short-term investments to be cash equivalents.

 Investment Securities

   CCB classifies its investment securities in one of the three following categories: (a) debt securities that CCB has the positive intent and ability to hold to maturity are classified as held for investment and reported at amortized cost; (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and (c) debt and equity securities not classified as either held for investment or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. CCB has had no securities classified as

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES trading securities. The net unrealized gains or losses on securities available for sale, net of taxes, are reported as a separate component of shareholders' equity. Changes in market values of securities classified as available for sale will cause fluctuations in shareholders' equity. Unrealized losses on securities held to maturity due to fluctuations in fair value are recognized when it is determined that an other than temporary decline in value has occurred.

   Investment securities classified as available for sale will be considered in CCB's asset/liability management strategies and may be sold in response to changes in interest rates, liquidity needs and/or significant prepayment risk. The cost of investment securities sold is determined by the "identified certificate" method. Premium amortization and discount accretion are computed using the interest method.

 Loan Portfolio

   The loan portfolio is comprised of the following: commercial, financial and agricultural; real estate-construction; real estate-mortgage; instalment loans to individuals, revolving credit accounts and leases. The lease portfolio includes rolling stock such as automobiles, trucks and trailers as well as a broadly diversified base of equipment.

   Interest income on loans is recorded on the accrual basis. Accrual of interest on loans (including impaired loans) is discontinued when management deems that collection of additional interest is doubtful. Interest received on nonaccrual loans and impaired loans is generally applied against principal or may be reported as interest income depending on management's judgment as to the collectibility of principal. When borrowers with loans on a nonaccrual status demonstrate their ability to repay their loans in accordance with the contractual terms of the notes, the loans are returned to accrual status.

 Reserve for Loan Losses

   The reserve for loan losses is increased by provisions charged to expense and reduced by loan charge-offs, net of recoveries. The reserve is maintained at a level considered adequate by management to provide for probable loan losses. The reserve is comprised of specific loan loss allocations, nonaccrual loan and classified loan allocations, and general allocations by loan type for all other loans. Specific loan loss allocations are determined for significant credits where management believes that a risk of loss exists.

   While management uses the best information available on which to base estimates, future adjustments to the reserve may be necessary if economic conditions, particularly in the Subsidiary Banks' markets, differ substantially from the assumptions used by management. Additionally, bank regulatory agency examiners periodically review the loan portfolio and may require CCB to charge-off loans and/or increase the reserve for loan losses to reflect their assessment of the collectibility of loans based on available information at the time of their examination.

   For all specifically reviewed loans for which it is probable that the Subsidiary Banks will be unable to collect all amounts due according to the terms of the loan agreement, the Subsidiary Banks determine a value at either the present value of expected cash flows discounted at the loan's effective interest rate, or if more practical, the market price or value of the collateral. If the resulting value of the impaired loan is less than the recorded balance, impairment is recognized by creating a valuation allowance for the difference and recognizing a corresponding bad debt expense.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

 Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated lives of the assets on accelerated and straight-line methods. Leasehold improvements are amortized over the term of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

 Other Real Estate

   Other real estate acquired through loan foreclosures is valued at the lower of cost or fair value less estimated cost of sale.

 Mortgage Servicing Rights

   Mortgage servicing rights ("MSR") are the rights to service mortgage loans for others which are capitalized and included in "other assets" on the Consolidated Balance Sheets at the lower of their cost or market. The cost of mortgage loans originated or purchased is allocated between the cost of the loans and the MSR. Capitalization of the allocated cost of MSR occurs when the underlying loans are sold or securitized. The cost of the MSR is amortized over the estimated period of and in proportion to net servicing revenues. MSR for loans originated by the Subsidiary Banks prior to 1996 were not capitalized in accordance with the then current accounting standards.

   CCB periodically evaluates MSR for impairment by estimating the fair value based on market prices for similar servicing assets. For purposes of impairment evaluation, the MSR are stratified based on predominate risk characteristics of the underlying loans, including loan type (conventional or government), term and amortization type (fixed or adjustable). If the carrying value of the MSR exceed the estimated fair value, a valuation allowance is established. Changes to the valuation allowance are charged against or credited to mortgage servicing income and fees up to the original cost of the MSR.

 Subordinated Notes

   Underwriting discounts and commissions and issuance expenses of the subordinated notes are included in "other assets" on the Consolidated Balance Sheets. These expenses are being amortized over the life of the subordinated notes.

 Intangibles Arising from Acquisitions

   Intangible assets arising from acquisitions result from CCB paying amounts in excess of fair value for businesses, core deposits and tangible assets acquired. Such amounts are being amortized by systematic charges to income over a period no greater than the estimated remaining life of the assets acquired or not exceeding the estimated remaining life of the existing deposit base assumed (primarily for up to 10 years). Goodwill is amortized on a straight-line basis over periods ranging from 10 to 20 years. CCB's unamortized goodwill is reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable. Unamortized goodwill associated with disposed assets is charged to current earnings.

   Negative goodwill, included in "other liabilities" on the Consolidated Balance Sheets, represents the excess of fair value of net assets acquired over cost after recording the liability for recaptured tax bad debt reserves and after reducing the basis in noncurrent assets acquired to zero. Negative goodwill is being accreted into earnings on a straight-line basis over the estimated periods to be benefited (generally 10 years).

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

 Comprehensive Income

   Comprehensive income is the change in CCB's equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income is divided into net income and other comprehensive income
(loss). CCB's "other comprehensive income (loss)" for the three-year period ended December 31, 1999 and "accumulated other comprehensive income (loss)" as of December 31, 1999 and 1998 are comprised solely of unrealized gains and losses on certain investments in debt and equity securities.

 Income Taxes

   The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences such as tax-exempt interest income. Deferred income taxes are provided when there is a difference between the periods items are reported for financial statement purposes and when they are reported for tax purposes and are recorded at the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Subsequent changes in tax rates will require adjustment to these assets and liabilities.

 Incentive and Performance Unit Plans

   CCB has incentive and related performance unit plans covering certain officers of CCB and the Subsidiary Banks. The market value of shares issued under the incentive plans and the estimated value of awards under the performance unit plans are being charged to operating expense over periods of up to three years.

   Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages but does not require that companies record compensation cost for stock-based employee compensation plans at fair value. CCB has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. CCB's stock options have no intrinsic value at grant date, and consequently, no compensation cost is recognized for them.

   An employer that continues to apply the intrinsic value accounting method rather than the "fair value based method" must disclose certain pro forma information. Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. The required pro forma amounts reflect the difference between compensation cost, if any, included in net income and the related cost measured by the fair value based method, including tax effects, that would have been recognized in the income statement if the fair value based method had been used.

 Stock Split and Per Share Data

   All share and per share data has been retroactively restated for the two-for-one stock split effected in the form of a 100% stock dividend paid on October 1, 1998.

   Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed by dividing income available

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES to common shareholders by the weighted average number of common shares outstanding plus dilutive stock options (as computed under the treasury stock method) assumed to have been exercised during the period.

 Fair Value of Financial Instruments

   The financial statements include disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the financial instrument. As the fair value of certain financial instruments and all nonfinancial instruments are not presented, the aggregate fair value amounts presented do not represent the underlying value of CCB.

 Derivative Financial Instruments

   CCB uses off-balance sheet derivative contracts for interest rate risk management. These contracts are accounted for on the accrual basis and the net interest differential, including premiums paid, if any, are recognized as an adjustment to interest income or expense of the related asset or liability. CCB does not utilize derivative financial instruments for trading purposes.

(2) ACQUISITIONS

   On October 1, 1999, CCB acquired Stone Street Bancorp, Inc. ("Stone Street"), a $129 million savings bank located in the Winston-Salem, North Carolina area. The acquisition was accounted for as a purchase and resulted in the issuance of approximately 646,000 shares of CCB stock. In accordance with purchase accounting, the operations and income of Stone Street are included in the income of CCB from the date of purchase. Goodwill totaling $3.6 million was recorded in the acquisition and is being amortized over a 15-year period. The Stone Street acquisition is not material to CCB's financial position or net earnings and pro forma information is not deemed necessary.

(3) RESTRICTIONS ON CASH AND DUE FROM BANKS

   The Subsidiary Banks are required to maintain reserve and clearing balances with the Federal Reserve Bank. These balances are included in "cash and due from banks" on the Consolidated Balance Sheets. For the reserve maintenance periods in effect at both December 31, 1999 and 1998, the Subsidiary Banks were required to maintain average reserve and clearing balances of $7,600,000.

(4) INVESTMENT SECURITIES

   Investment securities with amortized costs of approximately $829,416,000 at December 31, 1999 and $638,400,000 at December 31, 1998 were pledged to secure public funds on deposit, repurchase agreements and for other purposes required by law. The investment securities portfolio is segregated into securities available for sale and securities held to maturity.

   CCB's other comprehensive income (loss) for the years ended December 31, 1999, 1998 and 1997 and accumulated other comprehensive income (loss) as of December 31, 1999 and 1998 are comprised solely of

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES unrealized gains and losses on certain investments in debt and equity securities. Other comprehensive income (loss) for the years ended December 31, 1999, 1998 and 1997 follows:

                                                           1999    1998   1997
                                                         --------  -----  -----
                                                            (In Thousands)
  Unrealized holding gains (losses) arising during the
   year................................................. $(26,225)   658  6,939
  Less reclassification adjustment for net realized
   gains, net of tax....................................      827  1,307    288
                                                         --------  -----  -----
  Unrealized gains (losses) on securities, net of appli-
   cable income taxes................................... $(27,052)  (649) 6,651
                                                         ========  =====  =====

 Securities Available for Sale

   Securities available for sale are presented on the Consolidated Balance Sheets at their market value. The amortized cost and approximate market values of these securities at December 31, 1999 and 1998 were as follows:

                                             1999                                      1998
                          ------------------------------------------ -----------------------------------------
                          Amortized  Unrealized Unrealized  Market   Amortized Unrealized Unrealized  Market
                             Cost      Gains      Losses     Value     Cost      Gains      Losses     Value
                          ---------- ---------- ---------- --------- --------- ---------- ---------- ---------
                                                             (In Thousands)
U.S. Treasury...........  $  354,316   1,977      (1,063)    355,230   389,043   11,871       --       400,914
U.S. Government agencies
 and corporations.......   1,109,062     439     (25,264)  1,084,237   672,502    4,222      (563)     676,161
Mortgage-backed
 securities.............      74,647   1,356         (98)     75,905   153,865    5,102       --       158,967
Equity securities.......      47,347     539        (138)     47,748    47,067    1,090        (1)      48,156
                          ----------   -----     -------   --------- ---------   ------      ----    ---------
 Total..................  $1,585,372   4,311     (26,563)  1,563,120 1,262,477   22,285      (564)   1,284,198
                          ==========   =====     =======   ========= =========   ======      ====    =========

   Equity securities include CCB Bank's and AmFed's required investment in stock of the Federal Home Loan Bank (the "FHLB") which totaled $25,494,000 at December 31, 1999 and $25,423,000.00 at December 31, 1998. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amounts were deemed to be a reasonable estimate of fair value.

   Net unrealized gains (losses) on securities available for sale totaled $(22,252,000), $21,721,000, and $22,731,000 at December 31, 1999, 1998 and
1997, respectively, and are included as a component of shareholders' equity, net of deferred tax liabilities (benefits) of $(8,531,000), $8,390,000 and $8,751,000 at December 31, 1999, 1998 and 1997, respectively. In the opinion of management, no securities are permanently impaired.

   Gross gains and losses from sales of investment securities available for sale totaled $1,303,000 and $3,000, respectively in 1999, $2,203,000 and
$26,000, respectively, in 1998 and $578,000 and $98,000, respectively, in 1997.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

   Following is a maturity schedule of securities available for sale at December 31, 1999:

                                                            Amortized  Carrying
                                                               Cost      Value
                                                            ---------- ---------
                                                               (In Thousands)
   Within 1 year........................................... $  168,739   168,956
   After 1 but within 5 years..............................    934,610   922,795
   After 5 but within 10 years.............................    351,841   339,700
   After 10 years..........................................      8,188     8,016
                                                            ---------- ---------
     Subtotal..............................................  1,463,378 1,439,467
   Mortgage-backed securities..............................     74,647    75,905
   Equity securities.......................................     47,347    47,748
                                                            ---------- ---------
     Total securities available for sale................... $1,585,372 1,563,120
                                                            ========== =========

 Securities Held to Maturity

   The carrying values and approximate market values of securities held to maturity at December 31, 1999 and 1998 were as follows:

                                         1999                                  1998
                         ------------------------------------- -------------------------------------
                         Carrying Unrealized Unrealized Market Carrying Unrealized Unrealized Market
                          Value     Gains      Losses   Value   Value     Gains      Losses   Value
                         -------- ---------- ---------- ------ -------- ---------- ---------- ------
                                                       (In Thousands)
States and political
 subdivisions........... $73,370    2,121       (43)    75,448  80,189    5,088       --      85,277

   Following is a maturity schedule of securities held to maturity at December 31, 1999:

                                                                 Carrying Market
                                                                  Value   Value
                                                                 -------- ------
                                                                 (In Thousands)
   Within 1 year................................................ $ 1,600   1,603
   After 1 but within 5 years...................................  10,878  11,248
   After 5 but within 10 years..................................  48,836  50,216
   After 10 years...............................................  12,056  12,381
                                                                 -------  ------
     Total securities held to maturity.......................... $73,370  75,448
                                                                 =======  ======

   Gains from calls of securities held to maturity totaled $78,000 during 1999 and $2,000 during 1998. Losses from calls of securities held to maturity totaled $1,000 during 1998.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

(5) LOANS

   A summary of loans at December 31, 1999 and 1998 follows:

                                                               1999      1998
                                                            ---------- ---------
                                                               (In Thousands)
   Commercial, financial and agricultural.................. $  697,776   686,133
   Real estate-construction................................  1,152,081   906,916
   Real estate-mortgage....................................  3,406,789 3,143,637
   Instalment loans to individuals.........................    571,771   488,110
   Revolving credit........................................     58,926   214,685
   Lease financing.........................................     76,424    54,955
                                                            ---------- ---------
     Total gross loans.....................................  5,963,767 5,494,436
   Less: Unearned income...................................      9,583     7,099
                                                            ---------- ---------
     Total loans........................................... $5,954,184 5,487,337
                                                            ========== =========

   During 1999, the Subsidiary Banks sold $151,342,000 of consumer credit card receivables to a large credit card issuer. As a result of the sale, the Subsidiary Banks realized a gain of $32,837,000. Under an agent bank agreement, the Subsidiary Banks will continue to offer consumer credit card products through the issuer bank. The Subsidiary Banks retained the commercial credit card portfolio.

   Loans of $15,950,000 and $16,761,000 at December 31, 1999 and 1998,
respectively, were not accruing interest. Loans with outstanding balances of $4,248,000 in 1999, $2,205,000 in 1998 and $2,281,000 in 1997 were transferred from loans to other real estate acquired through loan foreclosure. Other real estate acquired through loan foreclosures amounted to $2,872,000 and $791,000 at December 31, 1999 and 1998, respectively, and is included in "other assets" on the Consolidated Balance Sheets.

   The following is an analysis of interest income related to loans on nonaccrual status for the years ended December 31, 1999, 1998 and 1997:

                                                             1999  1998  1997
                                                            ------ ----- -----
                                                              (In Thousands)
   Interest income that would have been recognized if the
    loans had been current at original contractual rates... $1,307 1,138 1,055
   Amount recognized as interest income....................    322   288   171
                                                            ------ ----- -----
   Difference.............................................. $  985   850   884
                                                            ====== ===== =====

   In general, the Subsidiary Banks do not purchase loans or participate with others in the origination of loans and confine their lending activities to North and South Carolina with the exception of certain instalment loans which are available in market areas stretching from Virginia to Georgia. Substantially all loans are made on a secured basis and, with the exception of marketable mortgage loans, are originated for retention in the Subsidiary Banks' portfolios. Loans held for sale totaled $21,516,000 and $77,626,000 at December 31, 1999 and 1998, respectively. The Subsidiary Banks do not engage in highly leveraged transactions or foreign lending activities. The loan portfolios are well diversified and there are no significant concentrations of credit risk.

   At December 31, 1999, impaired loans totaled $8,903,000, of which $6,513,000 were on nonaccrual status, and their related reserve for loan losses totaled $1,897,000. The average carrying value of impaired loans was $14,442,000 during 1999 and gross interest income recognized on impaired loans totaled $1,075,000. At December 31, 1998, the carrying value of loans considered to be impaired totaled $15,766,000, of which

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

$9,030,000 were on nonaccrual status. The related reserve for loan losses on the impaired loans totaled $2,574,000. The average carrying value of impaired loans was $15,267,000 during the year ended December 31, 1998. Gross interest income recognized on the impaired loans totaled $845,000 during 1998 and $320,000 during 1997.

   During 1999 and 1998, the Subsidiary Banks had loan and deposit relationships with Executive Officers and Directors of CCB and their Associates. In the opinion of management, these loans do not involve more than the normal risk of collectibility and are made on terms comparable to other borrowers. Following is an analysis of these borrowings for the year ended December 31, 1999 (in thousands):

                                      Balance at
                                      Beginning   New             Balance at
                                       of Year   Loans Repayments End of Year
                                      ---------- ----- ---------- -----------
   Directors, Executive Officers and
    Associates.......................  $38,518   7,690   5,850      $40,358

   Loans serviced for the benefit of others totaled $948 million at December 31, 1999, $1.1 billion at December 31, 1998, and $1.2 billion at December 31, 1997. Mortgage servicing fees totaled $3,496,000 in 1999, $3,980,000 in 1998 and $3,978,000 in 1997. Mortgage servicing rights totaled $2,686,000 and $4,981,000 at December 31, 1999 and 1998, respectively, and are included in "other assets" on the Consolidated Balance Sheets. The estimated fair value of mortgage servicing rights was $3,270,000 at December 31, 1999 and $5,333,000 at December 31, 1998. Additionally, there is value associated with servicing originated prior to January 1, 1996 for which the carrying value is zero. No valuation allowance for capitalized mortgage servicing rights was required at December 31, 1999. The following table summarizes the changes in mortgage servicing rights during 1999 and 1998:

                                                                1999     1998
                                                              --------  -------
                                                               (In Thousands)
   Balance at beginning of year.............................. $  4,981    3,640
   Capitalized mortgage servicing rights.....................   12,508   12,980
   Amortization..............................................   (1,391)  (1,358)
   Sale of mortgage servicing................................  (13,412) (10,281)
                                                              --------  -------
   Balance at end of year.................................... $  2,686    4,981
                                                              ========  =======

   Certain real estate-mortgage loans are pledged as collateral for advances from the FHLB as set forth in Note 9.

(6) RESERVE FOR LOAN LOSSES

   Following is a summary of the reserve for loan losses:

                                                      1999     1998     1997
                                                    --------  -------  -------
                                                         (In Thousands)
   Balance at beginning of year.................... $ 73,182   67,594   61,257
   Provision charged to operations.................   14,296   15,884   16,376
   Decrease from sale of credit card receivables...   (1,967)     --       --
   Addition from acquired financial institution....      886      --       --
   Recoveries of loans previously charged-off......    3,450    2,613    3,105
   Loan losses charged to reserve..................  (12,581) (12,909) (13,144)
                                                    --------  -------  -------
   Balance at end of year.......................... $ 77,266   73,182   67,594
                                                    ========  =======  =======

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

(7) PREMISES AND EQUIPMENT

   Following is a summary of premises and equipment:

                                                            Accumulated
                                                            Depreciation   Net
                                                                and       Book
                                                     Cost   Amortization  Value
                                                   -------- ------------ -------
   December 31, 1999:
   Land........................................... $ 19,624       --      19,624
   Buildings......................................   75,091    36,406     38,685
   Leasehold improvements.........................   16,526     5,168     11,358
   Furniture and equipment........................  131,530    87,339     44,191
                                                   --------   -------    -------
     Total premises and equipment................. $242,771   128,913    113,858
                                                   ========   =======    =======

   December 31, 1998:
   Land........................................... $ 18,282       --      18,282
   Buildings......................................   68,755    33,905     34,850
   Leasehold improvements.........................   14,326     4,071     10,255
   Furniture and equipment........................  105,964    76,581     29,383
                                                   --------   -------    -------
     Total premises and equipment................. $207,327   114,557     92,770
                                                   ========   =======    =======

(8) TIME DEPOSITS AND OTHER SHORT-TERM BORROWED FUNDS

   Maturities of time deposits are as follows:

                                                                      Total
     Year Ending December 31                                        Maturities
     -----------------------                                      --------------
                                                                  (In Thousands)
     2000........................................................   $2,193,963
     2001........................................................      765,478
     2002........................................................      148,393
     2003........................................................       28,160
     2004 and thereafter.........................................          278
                                                                    ----------
       Total.....................................................   $3,136,272
                                                                    ==========

   Short-term borrowed funds outstanding at December 31, 1999 and 1998 consisted of the following:

                                                                  1999    1998
                                                                -------- -------
                                                                 (In Thousands)
   FHLB short-term advances.................................... $100,000 105,000
   Federal funds purchased and master notes....................  174,748 128,482
   Treasury tax and loan depository note account...............   10,568   8,513
   Securities sold under agreements to repurchase..............   44,354  46,261
                                                                -------- -------
     Total short-term borrowed funds........................... $329,670 288,256
                                                                ======== =======

   The short-term FHLB advances were drawn under CCB Bank's FHLB line of credit and are secured by a blanket collateral agreement on CCB Bank's mortgage loan portfolio. Master note borrowings are unsecured obligations of CCB which mature daily and bore a weighted average interest rate of 4.71% at December 31, 1999. The treasury tax and loan depository note account is payable on demand and is collateralized by various investment securities with amortized costs of $32,478,000 and market values of $32,172,000 at December 31,

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

1999. Interest on borrowings under this arrangement is payable at .25% below the weekly federal funds rate as quoted by the Federal Reserve.

   The following table presents certain information for securities sold under agreements to repurchase. These short-term borrowings by the Subsidiary Banks are collateralized by U.S. Treasury and U.S. Government agency and corporation securities with carrying and market values of $380,128,000 at December 31, 1999. The securities collateralizing the short-term borrowings have been delivered to a third-party custodian for safekeeping. Following is a summary of this type of borrowing for the three previous years:

                                                         1999     1998   1997
                                                        -------  ------ -------
                                                            (In Thousands)
Balance at December 31................................  $44,354  46,261  76,500
Weighted average interest rate at December 31.........     4.65%   3.89    5.30
Maximum amount outstanding at any month end during the
 year.................................................  $49,189  70,398 125,383
Average daily balance outstanding during the year.....  $43,904  59,638 101,159
Average annual interest rate paid during the year.....     4.00%   4.88    5.29

   CCB has an unsecured $50 million line of credit with a commercial bank. No draws were outstanding as of December 31, 1999 or outstanding during 1999. The maximum outstanding during 1998 was $10,000,000. Interest expense on the draw from the line of credit totaled $72,000 during 1998. The line of credit currently requires an annual commitment fee of 12 basis points and may be withdrawn under certain events of default including failure to comply with covenants, failure to make principal or interest payments within the specified timeframe or voluntary or involuntary liquidation, reorganization or other relief with respect to indebtedness. No draws were outstanding as of December 31, 1998 or 1997.

(9) LONG-TERM DEBT

   Following is a summary of long-term debt at December 31, 1999 and 1998:

                                                                 1999    1998
                                                               -------- -------
                                                                (In Thousands)
   Federal Home Loan Bank advances maturing through 2017...... $295,937 183,622
   6.75% subordinated notes...................................   32,985  32,985
   Mortgage payable at 9%, collateralized by bank premises....      --       88
                                                               -------- -------
     Total long-term debt..................................... $328,922 216,695
                                                               ======== =======

   The FHLB long-term advances are primarily at fixed rates of up to 6.30% and are collateralized by liens on first mortgage loans with book values not less than the outstanding principal balance of the obligations. Interest on the FHLB long-term advances totaled $10,530,000 in 1999, $7,895,000 in 1998 and
$2,891,000 in 1997.

   CCB's 6.75% subordinated notes due December 1, 2003 pay interest semi-annually and are not redeemable prior to maturity. There is no sinking fund for the notes. The notes are unsecured and subordinated to all present and future senior indebtedness of CCB. Interest on the subordinated notes totaled $2,226,000 in 1999, 1998 and 1997.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

   Maturities of long-term debt are as follows:

                                                                        Total
     Year Ending December 31                                          Maturities
     -----------------------                                          ----------
                                                                         (In
                                                                      Thousands)
     2000............................................................  $  2,165
     2001............................................................   194,028
     2002............................................................       170
     2003............................................................    29,172
     2004............................................................    33,148
     Thereafter......................................................    70,239
                                                                       --------
       Total.........................................................  $328,922
                                                                       ========

(10) EMPLOYEE BENEFIT PLANS


 Pension Plan

   CCB has a noncontributory, defined benefit pension plan covering substantially all full-time employees. The pension plan, which makes provisions for early and delayed retirement as well as normal retirement, provides participants with retirement benefits based on credited years of service and an average salary for the five consecutive years within the last ten years preceding normal retirement that will produce the highest average salary. CCB's policy is to fund amounts allowable for federal income tax purposes. In 1998 and 1997, CCB contributed $2,614,000 and $2,871,000 respectively, to the pension plan. No contributions were made in 1999 due to funding limitations.

   At December 31, 1999, pension plan assets consist primarily of corporate stocks, including 64,100 shares of CCB's common stock, corporate bonds, and obligations of U.S. government agencies and corporations. The plan's assets are held and administered by CCB Bank's trust department. The change in benefit obligation, change in plan assets and funded status of the pension plan and the amounts included in "other liabilities" on the Consolidated Balance Sheets at December 31, 1999 and 1998 are shown below:

                                                                 1999     1998
                                                                -------  ------
                                                                (In Thousands)
   Change in benefit obligation:
     Benefit obligation at January 1........................... $75,124  69,834
     Service cost..............................................   4,320   3,677
     Interest cost.............................................   5,157   4,859
     Actuarial gain............................................  (8,840)   (899)
     Benefit payments..........................................  (2,836) (2,347)
                                                                -------  ------
     Benefit obligation at December 31......................... $72,925  75,124
                                                                =======  ======
   Change in plan assets:
     Fair value of plan assets at January 1.................... $89,907  79,161
     Actual return on plan assets..............................   3,275  10,479
     Employer contributions....................................     --    2,614
     Benefit payments..........................................  (2,836) (2,347)
                                                                -------  ------
     Fair value of plan assets at December 31.................. $90,346  89,907
                                                                =======  ======

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                1999     1998
                                                              --------  -------
                                                               (In Thousands)
   Funded status:
     As of end of year....................................... $ 17,421   14,782
     Unrecognized transition asset...........................     (211)    (250)
     Unrecognized prior-service cost.........................      812      968
     Unrecognized net gain...................................  (21,117) (16,672)
                                                              --------  -------
     Accrued pension expense................................. $ (3,095)  (1,172)
                                                              ========  =======

   Assumptions used in computing the actuarial present value of the projected benefit obligation were as follows:

                                                                      1999  1998
                                                                      ----- ----
   Discount rate..................................................... 7.75% 7.00
   Rate of increase in compensation level of employees............... 4.50% 5.00
   Expected long-term rate of return on pension plan assets.......... 8.00% 8.00

   The components of pension expense for the years ended December 31, 1999, 1998 and 1997 are shown below:

                                                      1999     1998    1997
                                                     -------  ------  ------
                                                        (In Thousands)
   Service cost of benefits earned during the
    period.......................................... $ 4,320   3,677   3,576
   Interest cost on projected benefit obligation....   5,157   4,859   4,569
   Expected return on plan assets...................  (7,078) (6,412) (5,395)
   Amortization of transition asset.................     (39)    (46)   (319)
   Amortization of prior service cost...............     155     155     155
   Amortization of net gain.........................    (592)   (523)     (1)
                                                     -------  ------  ------
     Net pension expense............................ $ 1,923   1,710   2,585
                                                     =======  ======  ======

 Savings and Profit Sharing Plans

   CCB has a defined contribution employee benefit plan covering substantially all employees with one year's service. Under the plan, employee contributions are partially matched. In addition, CCB may make discretionary contributions to the plan. Total expense under this plan was $2,259,000, $2,882,000 and $2,850,000 in 1999, 1998 and 1997, respectively.

 Stock Options, Restricted Stock and Other Incentive Plans

   CCB's Long-Term Incentive Plan provides up to 2,000,000 shares of common stock for award as performance-based stock and cash incentives and other equity-based incentives. As of December 31, 1999, a total of 1,077,346 stock options to purchase shares of CCB's common stock and 32,718 shares of restricted stock had been awarded. The options and restricted stock vest over varying periods, from immediate vesting up to three years.

   During 1993, CCB adopted nonstatutory and incentive stock option plans as part of transactions to acquire financial institutions. The stock options were granted to the directors and certain officers of the acquired financial institutions entitling them to purchase shares of common stock. The options are earned and exercisable over periods of up to ten years. Additionally, CCB continued in effect nonstatutory and incentive stock option

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES plans existing at the date of merger with acquired financial institutions. The stock options under these plans were granted to directors and certain officers of the respective financial institutions and entitled them to purchase shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant. The options granted under these plans were exercisable for periods of up to ten years and certain of the stock options included vesting provisions of up to five years. All stock options outstanding at the time of the respective mergers were converted into options to acquire CCB common stock. No additional options have been granted under these option plans.

   CCB has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options as permitted under SFAS No. 123. In accordance with APB No. 25, no compensation expense is recognized when stock options are granted because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Had compensation expense for the stock option plans been determined consistent with SFAS No. 123, CCB's net income and net income per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below. These pro forma amounts may not be representative of the effect on reported net income in future years since only options granted since December 31, 1994 have been included.

                                                           1999    1998    1997
                                                         -------- ------- ------
                                                          (In Thousands Except
                                                             Per Share Data)
   Net income
     As reported........................................ $150,823 121,212 95,424
     Pro forma..........................................  148,909 119,815 94,343
   Basic EPS
     As reported........................................     3.77    2.96   2.31
     Pro forma..........................................     3.73    2.93   2.27
   Diluted EPS
     As reported........................................     3.74    2.93   2.28
     Pro forma..........................................     3.69    2.89   2.25


   The weighted average fair value of options granted approximated $10.74 in 1999, $10.91 in 1998 and $8.32 in 1997. The fair values of the options granted in 1999, 1998 and 1997 are estimated on the date of the grants using the Black-Scholes option-pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. The fair values were estimated using the following weighted-average assumptions:

                                                         1999     1998    1997
                                                        -------  ------- -------
   Dividend yield......................................    2.66%    2.00    2.00
   Expected volatility.................................   20.00    15.00   19.51
   Risk-free interest rate.............................    4.79     5.47    6.68
   Expected average life............................... 5 years  5 years 5 years

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

   A summary of stock option activity and related information for the years ended December 31, 1999, 1998 and 1997 follows:

                                  Outstanding                Exercisable
                           --------------------------- ------------------------
                            Option    Weighted Average Option  Weighted Average
                            Shares     Exercise Price  Shares   Exercise Price
                           ---------  ---------------- ------- ----------------
At December 31, 1996...... 1,035,746       $15.60
  Granted.................   442,166        32.90
  Exercised...............  (287,582)       13.66
  Forfeited...............   (24,510)       21.00
                           ---------       ------
At December 31, 1997...... 1,165,820        22.53      749,498      $18.22
                                                       =======      ======
  Granted.................   348,460        55.72
  Exercised...............  (209,313)       18.14
  Forfeited...............   (32,448)       42.06
                           ---------       ------
At December 31, 1998...... 1,272,519        31.81      800,464      $22.11
                                                       =======      ======
  Granted.................   338,140        55.57
  Assumed under
   acquisition of
   financial institution..    82,059        45.31
  Exercised...............  (155,940)       21.48
  Forfeited...............   (45,118)       54.60
                           ---------       ------
At December 31, 1999...... 1,491,660       $38.39      979,150      $30.75
                           =========       ======      =======      ======

   Exercise prices for options outstanding as of December 31, 1999 ranged from $2.60 to $56.75. The following table summarizes information about stock options outstanding at December 31, 1999:

                               Options Outstanding              Options Exercisable
                     --------------------------------------- -------------------------
                                  Weighted       Weighted                  Weighted
      Range of         Number   Average Years    Average       Number      Average
   Exercise Prices   of Options   Remaining   Exercise Price of Options Exercise Price
   ---------------   ---------- ------------- -------------- ---------- --------------
   $ 2.60 to
    $25.03             433,627      4.47          $16.63      433,627       $16.63
   $31.46 to
    $45.31             428,860      7.18           35.11      360,907        34.90
   $47.22 to
    $55.81             334,140      8.96           55.24       71,875        55.24
   $55.97 to
    $56.75             295,033      8.29           56.03      112,741        56.12
                     ---------      ----          ------      -------       ------
   $ 2.60 to
    $56.75           1,491,660      7.10          $38.39      979,150       $30.75
                     =========      ====          ======      =======       ======

   A total of 32,718 shares of restricted stock have been awarded under the Long-Term Incentive Plan including 3,050 shares, 10,648 shares and 11,202 shares during 1999, 1998 and 1997, respectively. The grants in 1999, 1998 and 1997 were recorded at their fair values of $154,000, $580,000 and $388,000, respectively, on the dates of grant and had weighted average fair values of $50.54, $54.52 and $36.56 per share. Of the restricted stock awarded, a total of 3,780 shares have been forfeited. Forfeited stock totaled $52,000, $95,000 and $29,000 in 1999, 1998 and 1997. The tax benefit resulting from lapsed restrictions totaled $51,000 in 1998 and $41,000 in 1997. During 1999, 1998 and 1997, $390,000, $195,000, and $176,000, respectively, of compensation expense was recognized for restricted stock awards.

   The Long-Term Incentive Plan includes a Performance Unit Plan that covers certain senior officers. Eligible participants were awarded performance units which have a range in value from $0 to $200 each, with a target value of $100 each based on CCB's results as compared to a group of peer banks. As of December 31,

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

1999, 1998 and 1997, a total of 10,400, 13,330 and 17,614 units, respectively, were outstanding and will be deemed earned if and to the extent CCB meets profit objectives established by the Board of Directors over the three-year period ended December 31, 2000. Expense for this plan was $1,305,000, $1,200,000 and $1,100,000 for 1999, 1998 and 1997, respectively.

   CCB has a Management Performance Incentive Plan covering certain officers. The total award is based on a percentage of base salary of the eligible participants and financial performance of CCB as compared to certain targets established by the Board of Directors. Total expense under this plan was $7,304,000, $4,125,000, and $3,278,000 in 1999, 1998 and 1997, respectively.

   During 1993, CCB adopted Management Recognition Plans ("MRP") covering certain officers and directors. Common stock totaling 236,240 shares was awarded under the MRP and vested over periods of up to five years; all MRP shares were fully vested in 1998. Total expense under the MRP was $32,000 and $1,411,000 for 1998 and 1997, respectively.

 Postretirement Health and Life Insurance Plan

   CCB maintains a defined dollar benefit plan which provides postretirement health and life insurance for all employees who retire after age 55 with ten years of service. Benefits are provided through a self-insured plan administered by an insurance company. The following table sets forth the plan's change in benefit obligation, funded status and the amounts included in "other liabilities" on the Consolidated Balance Sheets at December 31, 1999 and 1998:

                                                                 1999     1998
                                                                -------  ------
                                                                (In Thousands)
   Change in benefit obligation:
     Benefit obligation at January 1........................... $ 7,984   7,450
     Service cost..............................................     321     285
     Interest cost.............................................     554     527
     Actuarial (gain) loss.....................................    (831)     97
     Benefit payments..........................................    (428)   (375)
                                                                -------  ------
     Benefit obligation at December 31......................... $ 7,600   7,984
                                                                =======  ======
   Funded status:
     As of end of year......................................... $(7,600) (7,984)
     Unrecognized net loss.....................................     994   1,933
                                                                -------  ------
     Accrued postretirement benefit expense.................... $(6,606) (6,051)
                                                                =======  ======

   The accumulated postretirement benefit obligations at December 31, 1999 and 1998 were determined using discount rates of 7.75% and 7.00%, respectively.

   Net periodic postretirement benefit expense charged to operations for the years ended December 31, 1999, 1998 and 1997 included the following components:

                                                                  1999 1998 1997
                                                                  ---- ---- ----
                                                                  (In Thousands)
   Service cost.................................................. $321 285  202
   Interest cost.................................................  554 527  513
   Amortization of net loss......................................  107 103   90
                                                                  ---- ---  ---
     Net postretirement benefit expense.......................... $982 915  805
                                                                  ==== ===  ===

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

   The health care trend rate was projected to be 5% for 2000 and thereafter. A 1% change in the assumed health care trend rates would have the following effects:

                                                        1% Increase 1% Decrease
                                                        ----------- -----------
                                                            (In Thousands)
   Effect on total of service and interest cost
    components of net periodic postretirement benefit
    expense............................................     $27         (24)
   Effect on the accumulated postretirement benefit
    obligation.........................................     389        (343)

(11) SHAREHOLDERS' EQUITY

 Earnings per Share

   The following schedule reconciles the numerators and denominators of the basic and diluted EPS computations for the years ended December 31, 1999, 1998 and 1997. Diluted common shares arise from the potentially dilutive effect of CCB's stock options outstanding.

                                  1999          1998        1997
                              ------------- ------------ ------------
                               (In Thousands Except Per Share Data)
   Basic EPS:
     Average common shares
      outstanding............        39,944       40,898      41,438
     Net income.............. $     150,823      121,212      95,424
     Earnings per share......          3.77         2.96        2.31

   Diluted EPS:
     Average common shares
      outstanding............        40,315       41,409      41,947
     Net income.............. $     150,823      121,212      95,424
     Earnings per share......          3.74         2.93        2.28

 Preferred Stock

   CCB is authorized to issue up to 10,000,000 shares of serial preferred stock, of which 800,000 have been designated as Series A Junior Participating Preferred Stock. No shares of preferred stock have been issued or were outstanding at December 31, 1999 or 1998.

 Rights Plan

   In 1990, CCB entered into a Rights Agreement (the "Rights Agreement") with CCB which provided for a plan (the "Rights Plan") under which preferred stock purchase rights were authorized (the "Rights"). During 1998, the Rights Agreement was amended and restated to extend its term and to make other changes necessary to update the Rights Plan. For use in connection with the Rights Plan, CCB's Board of Directors has designated a series of preferred stock designated as Series A Junior Participating Preferred Stock ("Preferred Shares") consisting of 800,000 shares and having certain special rights for purposes of dividends and other distributions, voting, dissolution and liquidation, and in connection with certain mergers or acquisitions of the common stock of CCB. No Preferred Shares have been issued.

   In accordance with the Rights Plan, one Right was distributed during 1990 to CCB's shareholders for each of their shares of common stock. Also under the Rights Plan, after the date of the Rights Agreement and before the earlier of the "Distribution Date" (as defined below) or the date of redemption or expiration of the Rights, each new share of common stock issued after the date of the Rights Plan also has attached to it one Right.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

   The Rights currently are not exercisable, but may become so in the future on a date (the "Distribution Date") which is ten business days after (i) a public announcement that any person or group has become an "Acquiring Person" by acquiring beneficial ownership of 15% or more (or 10% in certain circumstances) of the outstanding common stock of CCB, or (ii) the date of commencement by any person of, or the announcement by any person of his intention to commence, a tender or exchange offer which would result in his becoming an Acquiring Person. However, after the time any person becomes an Acquiring Person, all Rights held by or transferred to such person (or any associate or affiliate of such person) shall be void and of no effect.

   Until the Distribution Date, each Right will be evidenced by the certificate evidencing the common share to which it relates and may be transferred only with such common share, and the surrender for transfer of any common share certificate also will constitute the transfer of the Rights related thereto. After the Distribution Date, separate certificates evidencing each Right will be distributed to the record holders of the common stock to which such Rights are attached, and each such Right may then be exercised to purchase one one-hundredth ( 1/100) of a Preferred Share for a price of $187.50 (the "Purchase Price") (all as adjusted from time to time as described in the Rights Agreement). In the alternative (and subject to certain exceptions), after any person becomes an Acquiring Person (i) each Right may be exercised to purchase the number of shares of CCB's common stock equal to the result obtained by multiplying the then current Purchase Price by the number of Preferred Shares interests covered by the Right, and dividing that product by 50% of the "current market price" of a share of CCB's common stock, or (ii) unless the Acquiring Person has become the beneficial owner of more than 50% of the outstanding common stock, CCB's Board of Directors at its option may exchange one share of CCB's common stock, or a number of shares of Preferred Shares having voting rights equivalent to one share of common stock, for all or part of the outstanding Rights (all as adjusted from time to time as described in the Rights Agreement).

   If CCB is acquired in a merger or other business combination or if 50% of its consolidated assets or earning power is sold, each Right will entitle the holder, other than an Acquiring Person, to purchase securities of the surviving company equal to the current Purchase Price multiplied by the number of Preferred Shares interests covered by the Right, and dividing that product by 50% of the "current market price" of a share of the common stock of the surviving or acquiring company.

   The Rights will expire on October 1, 2008, and may be redeemed by CCB at a price of $.01 per Right at any time prior to the acquisition by a person or group of 15% or more (or 10% in certain circumstances) of CCB's outstanding common stock.

 Regulatory Matters

   CCB and the Subsidiary Banks are subject to risk-based capital guidelines requiring minimum capital levels based on the perceived risk of assets and off-balance sheet instruments. As required by the Federal Deposit Insurance Corporation Improvement Act, the federal bank regulatory agencies have jointly issued rules which implement a system of prompt corrective action for financial institutions. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, there are minimum ratios of capital to risk-weighted assets. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by regulators that, if undertaken, could have a material effect on CCB's consolidated financial statements.

   Disclosure about the Subsidiary Banks' capital adequacy are set forth in the table below. Tier I capital consists of common equity less goodwill and certain other intangible assets. Tier I excludes the equity impact

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES of adjusting available for sale securities to market value. Total Capital is comprised of Tier I and Tier II capital. Tier II capital includes subordinated notes and loan loss reserves, as defined and limited according to regulatory guidelines. Balance sheet assets and the credit equivalent amount of off-balance sheet items per regulatory guidelines are assigned to broad risk categories and a category risk-weight is then applied. Management believes that as of December 31, 1999, CCB and the Subsidiary Banks met all capital adequacy requirements to which they were subject.

   As of December 31, 1999 (the most recent notification), the Federal Deposit Insurance Corporation ("FDIC") categorized the Subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Subsidiary Banks must meet minimum ratios for total risk-based, Tier I risk-based, and Tier I leverage (the ratio of Tier I capital to average assets) as set forth in the following table. There are no conditions or events since the latest notification that management believes have changed the Subsidiary Banks' category.

   The risk-based capital and leverage ratios for CCB Bank, AmFed and CCB-Ga. as of December 31, 1999 and 1998 are presented below. CCB-Ga.'s high capital ratios are due to the sale of the majority of its assets (credit card receivables) without returning excess capital to the Parent Company. It is anticipated that CCB-Ga. will be dissolved in 2000 with the resulting return of capital to the Parent Company.

                               CCB Bank               AmFed           CCB-Ga.
                         --------------------- ------------------- -------------
                            1999       1998      1999      1999     1998   1998
                         ----------  --------- --------- --------- ------ ------
                                             (In Thousands)
Tier I capital.......... $  590,141    500,016   113,975   105,287 10,067 12,781
Total capital...........    655,394    557,567   124,549   116,807 10,067 13,577
Risk-weighted assets....  5,330,070  4,848,586   830,670   881,471  2,190 61,470
Adjusted quarterly
 average assets.........  6,866,296  6,396,674 1,256,837 1,218,405 28,623 88,290
Risk-based capital
 ratios:
  Tier I capital to
   risk-weighted assets:
    Actual..............      11.07%     10.31     13.72     11.94 459.68  20.79
    Regulatory minimum..       4.00       4.00      4.00      4.00   4.00   4.00
    Well-capitalized
     under prompt
     corrective action
     provisions.........       6.00       6.00      6.00      6.00   6.00   6.00
  Total capital to risk-
   weighted assets:
    Actual..............      12.30      11.50     14.99     13.25 459.68  22.09
    Regulatory minimum..       8.00       8.00      8.00      8.00   8.00   8.00
    Well-capitalized
     under prompt
     corrective action
     provisions.........      10.00      10.00     10.00     10.00  10.00  10.00
  Leverage ratio:
    Actual..............       8.59       7.82      9.07      8.64  35.17  14.48
    Regulatory minimum..       4.00       4.00      4.00      4.00   4.00   4.00
    Well-capitalized
     under prompt
     corrective action
     provisions.........       5.00       5.00      5.00      5.00   5.00   5.00

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

(12) SUPPLEMENTARY INCOME STATEMENT INFORMATION

   Following is a breakdown of the components of "other operating" expenses on the Consolidated Statements of Income:

                                                           Years Ended December
                                                                    31
                                                           ---------------------
                                                            1999    1998   1997
                                                           ------- ------ ------
                                                              (In Thousands)
   Marketing.............................................. $ 5,974  7,370  7,303
   External data processing services......................   6,298  5,364  4,446
   Deposit and other insurance............................   2,618  3,415  3,346
   Postage and freight....................................   4,449  4,486  4,107
   Printing and office supplies...........................   8,017  7,935  6,178
   Telecommunications.....................................   6,817  6,341  5,765
   Legal and professional fees............................   7,870 10,331  6,340
   Amortization of intangible assets......................   4,150  4,122  4,433
   All other..............................................  26,494 26,022 23,330
                                                           ------- ------ ------
     Total other operating expenses....................... $72,687 75,386 65,248
                                                           ======= ====== ======

(13) INCOME TAXES

   The components of income tax expense for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                         1999     1998    1997
                                                        -------  ------  ------
                                                           (In Thousands)
   Current income taxes:
     Federal........................................... $78,383  66,004  57,809
     State.............................................   4,435   7,552   5,172
                                                        -------  ------  ------
       Total current tax expense.......................  82,818  73,556  62,981
                                                        -------  ------  ------
   Deferred income tax benefit:
     Federal...........................................  (1,334) (4,071) (6,245)
     State.............................................    (133)   (853)   (971)
                                                        -------  ------  ------
       Total deferred tax benefit......................  (1,467) (4,924) (7,216)
                                                        -------  ------  ------
       Total income tax expense........................ $81,351  68,632  55,765
                                                        =======  ======  ======

   During 1999 and 1998, a total of $441,000 and $495,000, respectively, of income tax benefit was credited to additional paid-in capital as a result of the exercise of certain stock options and as a result of the lapse of restrictions on restricted stock.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

   A reconciliation of income tax expense to the amount computed by multiplying income before income taxes by the statutory federal income tax rate follows:

                                                              % of Pretax
                                         Amount                 Income
                                  -----------------------  -------------------
                                   1999     1998    1997   1999   1998   1997
                                  -------  ------  ------  -----  -----  -----
                                              (In Thousands)
Tax expense at statutory rate on
 income before income taxes.....  $81,261  66,445  52,916  35.00% 35.00  35.00
State taxes, net of federal
 benefit........................    2,797   4,354   2,731   1.20   2.29   1.81
Increase (reduction) in taxes
 resulting from:
  Tax-exempt interest on
   investment securities and
   loans........................   (1,486) (1,370) (1,411)  (.64)  (.70)  (.93)
  Other, net....................   (1,221)   (797)  1,529   (.52)  (.40)  1.00
                                  -------  ------  ------  -----  -----  -----
Income tax expense..............  $81,351  68,632  55,765  35.04% 36.19  36.88
                                  =======  ======  ======  =====  =====  =====

   At December 31, 1999 and 1998, CCB had recorded net deferred tax assets of $35,582,000 and $16,295,000, respectively, which are included in "other assets" on the Consolidated Balance Sheets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. In management's opinion, it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, taxes paid during the carryback period exceed CCB's recorded net deferred tax asset. Consequently, management has determined that a valuation allowance for deferred tax assets was not required at December 31, 1999 or 1998. In connection with the Stone Street acquisition, CCB acquired a net deferred tax asset of $900,000 representing tax bases in excess of financial amounts. The sources and tax effects of cumulative temporary differences that give rise to significant portions of the net deferred tax assets at December 31, 1999 and 1998 are shown below:

                                                                 1999    1998
                                                                ------- ------
                                                                (In Thousands)
   Deferred tax assets:
     Reserve for loan losses................................... $28,784 26,370
     Postretirement benefits...................................   4,234  2,853
     Deferred compensation.....................................   2,338  2,453
     Unrealized losses on investment securities available for
      sale.....................................................   8,530    --
     Other.....................................................   4,918  5,838
                                                                ------- ------
       Total gross deferred tax assets.........................  48,804 37,514
                                                                ------- ------
   Deferred tax liabilities:
     Intangible assets.........................................     676  1,218
     Deferred loan fees and costs..............................   4,232  3,333
     Premises and equipment....................................   2,915  1,542
     FHLB dividends............................................   2,294  2,581
     Unrealized gains on investment securities available for
      sale.....................................................     --   8,390
     Mortgage servicing rights gain............................   1,569  2,724
     Other.....................................................   1,536  1,431
                                                                ------- ------
       Total gross deferred tax liabilities....................  13,222 21,219
                                                                ------- ------
       Net deferred tax asset.................................. $35,582 16,295
                                                                ======= ======

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

(14) COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

 Commitments and Contingencies

   The Subsidiary Banks lease certain real property and equipment under long-term operating leases expiring at various dates to 2019. Total rental expense amounted to $8,601,000 in 1999, $7,467,000 in 1998 and $6,319,000 in 1997. A
summary of noncancellable, long-term lease commitments at December 31, 1999 follows:

                                                Type of Property
                                             -----------------------    Total
                                             Real Property Equipment Commitments
                                             ------------- --------- -----------
                                                       (In Thousands)
   Year Ending December 31
   -----------------------
   2000.....................................    $ 6,923      3,186     10,109
   2001.....................................      6,447      2,637      9,084
   2002.....................................      6,050      1,845      7,895
   2003.....................................      5,264        276      5,540
   2004.....................................      4,213         30      4,243
   Thereafter...............................     31,535        --      31,535
                                                -------      -----     ------
     Total lease commitments................    $60,432      7,974     68,406
                                                =======      =====     ======

   Generally, real estate taxes, insurance, and maintenance expenses are obligations of the Subsidiary Banks. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 2000.

   Certain legal claims have arisen in the normal course of business in which CCB and certain of its Subsidiary Banks have been named as defendants. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management and counsel, any such liability will have no material effect on CCB's financial position or results of operations.

   In addition to legal actions in the normal course of business, AmFed filed a claim against the United States of America in the Court of Federal Claims in 1995. The complaint seeks compensation for exclusion of supervisory goodwill from the calculation of AmFed's regulatory capital requirements as a result of enactment of the Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). During the 1980's, healthy thrift institutions were encouraged to buy troubled thrifts through the regulatory agencies allowing the thrifts to count supervisory goodwill as regulatory capital on their balance sheets and amortize the purchase over several decades. Supervisory goodwill represented the difference between the purchase price and the actual value of an insolvent thrift's tangible assets. However, when the FIRREA legislation was enacted in 1989, the acquiring thrifts were required to write-off their supervisory goodwill more rapidly, effectively wiping out a significant part of their regulatory capital. Over 100 lawsuits have been filed by the acquiring thrifts seeking compensation from the United States for the losses suffered from capital restrictions. AmFed's supervisory goodwill arose from acquisitions in 1982. CCB is vigorously pursuing this litigation. The amount of recovery, if any, which could result if AmFed were to prevail in its suit cannot be determined at this time. Legal expenses incurred in pursuit of the claim have been nominal.

   Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis and collateral, primarily

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES real estate or business assets, is generally obtained. At December 31, 1999 and 1998, the Subsidiary Banks had commitments to extend credit of approximately $1.7 billion and $1.8 billion. These amounts include unused revolving credit lines and home mortgage equity lines of $94 million and $496 million, respectively, at December 31, 1999 and $403 million and $416 million, respectively, at December 31, 1998.

   Standby letters of credit are commitments issued by the Subsidiary Banks to guarantee the performance of a customer to a third party. The standby letters of credit are generally secured by non-depreciable assets. The Subsidiary Banks had approximately $39 million and $31 million in outstanding standby letters of credit at December 31, 1999 and 1998.

 Off-Balance Sheet Risk

   The Subsidiary Banks are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of their customers and to reduce their own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate contracts. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amount of these instruments reflects the extent of involvement that the Subsidiary Banks have in classes of financial instruments.

   The Subsidiary Banks use the same credit policies in making commitments to extend credit that are used for on-balance sheet instruments. For standby letters of credit, the Subsidiary Banks use a more strict credit policy due to the nature of the instruments. CCB's exposure to credit loss for commitments to extend credit and standby letters of credit in the event of the other party's nonperformance is represented by the contract amount of the instrument and is essentially the same as that involved in extensions of loans with collateral being obtained if deemed necessary.

   For interest rate contracts, the contract or notional amounts do not represent amounts to be exchanged between parties and are not a measure of financial risks, but only provide the basis for calculating interest payments between the counterparties. Potential credit risk on these contracts arises from the counterparty's inability to meet the terms of the contract. With management's policy of settling interest payments quarterly, the risk of loss from nonperformance is decreased. Management considers the credit risk of these contracts to be minimal and manages this risk through routine review of the counterparty's financial ratings.

   As of December 31, 1999, CCB had off-balance sheet derivative financial instruments in the form of interest rate swaps (basis swaps) with notional principal of $200 million. The interest rate swaps were entered into in July 1999 and April 1998 with two-year terms; the counterparties are large financial institutions. The purpose of entering into the interest rate swaps was to synthetically convert CCB's U.S. Treasury-based liabilities (certain types of deposit accounts) into prime rate-based liabilities and lock-in a favorable spread between the two indices. Payments or receipts of interest are computed by netting (1) payment of the notional amount times the prime rate, as adjusted by the terms of the basis swaps, and (2) receipt of the notional amount times the 91-day weekly Treasury Bill rate. Consequently, if the Treasury Bill rate increases more than the prime rate increases, CCB receives a greater net interest payment. Therefore, the negative impact of paying higher rates on the portions of the deposit base tied to the U.S. Treasury rates while earning "lower" yields on prime-based earning assets (loans), is decreased. Net interest payments received on these financial instruments had a positive impact on interest expense in 1999 of $353,000 and a negative impact of $105,000 in 1998. CCB was party to another basis swap for $100 million that expired during 1999 and was replaced by the basis swap entered into in July 1999. Since inception, the cumulative impact of the three interest rate swaps as of December 31, 1999 was to decrease deposit interest expense by $272,000. CCB's interest rate swaps provide for the quarterly exchange of interest payments between counterparties. At December 31, 1999, interest receivable on these contracts totaled $78,000.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

(15) DIVIDEND RESTRICTIONS

   Certain restrictions exist regarding the ability of the Subsidiary Banks to transfer funds to CCB in the form of cash dividends. Regulatory capital requirements must be met by the Subsidiary Banks as well as restrictions under the General Statutes of North Carolina in regard to CCB Bank. Under these requirements, the Subsidiary Banks have approximately $283,903,000 in retained earnings at December 31, 1999 that can be transferred to CCB in the form of cash dividends. Total dividends declared by the Subsidiary Banks to CCB in 1999 were $88,900,000.

   As a result of the above requirements, consolidated net assets of the Subsidiary Banks amounting to approximately $493,034,000 at December 31, 1999 were restricted from transfer to CCB.

(16) CCB FINANCIAL CORPORATION (PARENT COMPANY)

   CCB Financial Corporation's principal asset is the investment in its Subsidiary Banks and its principal source of income is dividends from the Subsidiary Banks. The Parent Company's Condensed Balance Sheets at December 31, 1999 and 1998 and the related Condensed Statements of Income and Cash Flows for the three-years ended December 31, 1999 are as follows:

                            Condensed Balance Sheets
                        As of December 31, 1999 and 1998

                                                                 1999     1998
                                                              ---------- -------
                                                                (In Thousands)
Cash and short-term investments.............................. $  185,840 177,036
Loans........................................................     75,096  65,653
  Less reserve for loan losses...............................        792     792
                                                              ---------- -------
    Net loans................................................     74,304  64,861
Investment in subsidiaries...................................    727,631 658,951
Other assets.................................................     19,969  17,772
                                                              ---------- -------
    Total assets............................................. $1,007,744 918,620
                                                              ========== =======
Master notes................................................. $  174,748 128,482
Note payable to subsidiary...................................     60,000  52,000
Subordinated notes...........................................     32,985  32,985
Other liabilities............................................     20,050  17,259
                                                              ---------- -------
    Total liabilities........................................    287,783 230,726
Shareholders' equity.........................................    719,961 687,894
                                                              ---------- -------
    Total liabilities and shareholders' equity............... $1,007,744 918,620
                                                              ========== =======

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                          Condensed Income Statements
                  Years Ended December 31, 1999, 1998 and 1997

                                                       1999     1998     1997
                                                     --------  -------  ------
                                                         (In Thousands)
Dividends from subsidiaries........................  $ 88,900  151,700  32,100
Interest income....................................    11,413   10,909   9,811
Other income.......................................        48       66       8
                                                     --------  -------  ------
  Total operating income...........................   100,361  162,675  41,919
                                                     --------  -------  ------
Interest expense...................................    11,714   10,188   8,881
Provision for loan losses..........................       --       --      102
Merger-related expense.............................       --       --    3,873
Management fees....................................       589      563     150
Other operating expenses...........................       889    1,303     870
                                                     --------  -------  ------
  Total operating expenses.........................    13,192   12,054  13,876
                                                     --------  -------  ------
Income before income taxes.........................    87,169  150,621  28,043
Income taxes.......................................      (606)    (377)   (910)
                                                     --------  -------  ------
Income before equity in undistributed net income of
 subsidiaries......................................    87,775  150,998  28,953
Equity in undistributed net income (loss) of
 subsidiaries......................................    63,048  (29,786) 66,471
                                                     --------  -------  ------
Net income.........................................  $150,823  121,212  95,424
                                                     ========  =======  ======

                       Condensed Statements of Cash Flows
                  Years Ended December 31, 1999, 1998 and 1997

                                                     1999      1998     1997
                                                   --------  --------  -------
                                                        (In Thousands)
Net cash provided by operating activities........  $ 88,980   153,493   26,347
Investment in subsidiaries.......................   (32,683)      --     2,598
Net decrease in loans to subsidiaries............       --     10,000      --
Net increase in loans............................    (9,443)   (4,776)  (7,835)
Other, net.......................................       (69)      (24)      (4)
                                                   --------  --------  -------
  Net cash provided (used) by investing
   activities....................................   (42,195)    5,200   (5,241)
                                                   --------  --------  -------
Increase in master notes.........................    46,266    11,110   32,505
Proceeds from issuance of debt to subsidiaries...     8,000     3,000    4,800
Proceeds from stock issuance in acquisition......    26,295       --       --
Purchase and retirement of common stock..........   (74,996)  (76,601)     --
Cash dividends...................................   (43,797)  (40,398) (36,750)
Other, net.......................................       251     1,959    3,417
                                                   --------  --------  -------
  Net cash provided (used) by financing
   activities....................................   (37,981) (100,930)   3,972
                                                   --------  --------  -------
Net increase in cash and short-term investments..     8,804    57,763   25,078
Cash and short-term investments at beginning of
 year............................................   177,036   119,273   94,195
                                                   --------  --------  -------
Cash and short-term investments at end of year...  $185,840   177,036  119,273
                                                   ========  ========  =======

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

   Summarized consolidated quarterly financial data for the years ended December 31, 1999 and 1998 follows:

                                        1999                                1998
                         ----------------------------------- -----------------------------------
                         4th Qtr. 3rd Qtr. 2nd Qtr. 1st Qtr. 4th Qtr. 3rd Qtr. 2nd Qtr. 1st Qtr.
                         -------- -------- -------- -------- -------- -------- -------- --------
                                          (In Thousands Except Per Share Data)
Interest income......... $154,344 146,486  145,796  142,973  145,517  145,683  144,562  141,637
Interest expense........   69,620  63,741   62,071   62,115   62,756   64,604   64,234   62,968
                         -------- -------  -------  -------  -------  -------  -------  -------
Net interest income.....   84,724  82,745   83,725   80,858   82,761   81,079   80,328   78,669
Provision for loan
 losses.................    3,525   3,284    5,676    1,811    4,320    4,778    3,646    3,140
                         -------- -------  -------  -------  -------  -------  -------  -------
Net interest income
 after provision for
 loan losses............   81,199  79,461   78,049   79,047   78,441   76,301   76,682   75,529
Gain on sale of credit
 card receivables.......      --      --    32,837      --       --       --       --       --
Other income............   32,476  28,549   32,551   32,041   30,275   28,588   29,508   24,737
Other expenses..........   62,765  60,453   61,596   59,222   58,313   58,894   58,918   54,092
                         -------- -------  -------  -------  -------  -------  -------  -------
Income before income
 taxes..................   50,910  47,557   81,841   51,866   50,403   45,995   47,272   46,174
Income taxes............   17,470  16,012   29,756   18,113   18,814   15,632   17,296   16,890
                         -------- -------  -------  -------  -------  -------  -------  -------
Net income.............. $ 33,440  31,545   52,085   33,753   31,589   30,363   29,976   29,284
                         ======== =======  =======  =======  =======  =======  =======  =======
Net income per share:
  Basic................. $    .84     .80     1.30      .84      .78      .75      .73      .70
  Diluted...............      .83     .79     1.29      .83      .77      .74      .72      .70

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

   Disclosure of fair value estimates of on- and off-balance sheet financial instruments is required under SFAS No. 107. Certain financial instruments and all non-financial instruments are excluded from its disclosure requirements. Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business. Significant assets and liabilities that are not considered financial instruments include premises and equipment, intangible assets, negative goodwill, the trust department and mortgage banking operations. In addition, the tax ramifications resulting from the realization of the unrealized gains and losses of the financial instruments would have a significant impact on the fair value estimates presented and have not been considered in any of the fair value estimates. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of CCB. Estimated fair values of certain on- and off-balance sheet financial instruments at December 31, 1999 and 1998 are presented below (in thousands):

                                              1999                1998
                                      -------------------- -------------------
                                       Carrying    Fair    Carrying    Fair
                                        Amount     Value    Amount     Value
                                      ---------- --------- --------- ---------
                                                   (In Thousands)
Financial assets:
  Cash, time deposits in other banks
   and other short-term investments.. $  400,989   400,989   740,451   740,451
  Investment securities..............  1,636,490 1,638,568 1,364,387 1,369,475
  Net loans..........................  5,876,918 5,912,856 5,414,155 5,527,581
  Financial liabilities:
  Deposits...........................  6,717,025 6,705,433 6,459,764 6,475,689
  Short-term borrowings..............    329,670   329,670   288,256   288,256
  Long-term debt.....................    328,922   320,295   216,695   219,236
Off-balance sheet financial
 instruments:
  Interest rate swaps................         78       100        26      (430)

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

   Fair value estimations are made at a point in time based on relevant market information and the characteristics of the on- and off-balance sheet financial instruments being valued. The estimated fair value presented does not represent the gain or loss that could result if CCB chose to liquidate all of its holdings of a financial instrument. Because no market exists for a large portion of CCB's financial instruments, fair value estimates are based on management's judgments about expected loss experience, current economic conditions, the risk characteristics of the individual financial instruments and other factors. Accordingly, these estimates are subjective in nature and involve a high degree of judgment and cannot be determined with a high degree of precision. Changes in assumptions and/or the methodology used could significantly impact the fair values presented above.

 Financial Assets

   The fair value of cash, time deposits in other banks and other short-term investments is equal to their carrying value due to the nature of those instruments. The fair value of investment securities is based on published market values. The fair value of net loans is based on the discounting of scheduled cash flows through estimated maturity using market rates and management's judgment about the credit risk inherent in the different segments of the loan portfolio. Estimates of maturity, except for residential mortgage loans, are based on the stated term of the loan or CCB's estimates of prepayments considering current economic and lending conditions. Estimates of maturity for residential mortgage loans are based on prepayments estimated by secondary market sources.

 Financial Liabilities

   The fair value of noninterest-bearing deposits, savings and NOW accounts and money market accounts is the amount payable on demand at December 31, 1999 and 1998. The fair value of time deposits is estimated based on the discounted value of contractual cash flows using the currently offered rate for deposits with similar remaining maturities. Short-term borrowings are generally due within 90 days, and, accordingly, the carrying amount of these instruments is considered to be a reasonable approximation of their fair value. The estimated fair value of long-term debt is based on quoted market rates for the same or similar issues or is based on the market rates for debt of the same remaining maturities.

 Off-Balance Sheet Financial Instruments

   The estimated fair value of commitments to extend credit and standby letters of credit are equal to their carrying value due to the majority of these off-balance sheet instruments having relatively short terms to maturity and being written at variable rates. The carrying amounts of commitments to extend credit and standby letters of credit are comprised of unamortized fee income, if any. These amounts are not material to CCB. The carrying amounts are reasonable estimates of the fair value of these off-balance sheet financial instruments due to their maturity and repricing terms.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
CCB Financial Corporation

   We have audited the consolidated balance sheets of CCB Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCB Financial Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Raleigh, North Carolina
January 20, 2000

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              (Unaudited)        December 31,
                                             June 30, 2000           1999
                                            ----------------   ----------------
                                            (In Thousands Except Share Data)
                  ASSETS:
                  -------

Cash and due from banks.................... $        283,998            300,051
Time deposits in other banks...............           19,468             63,020
Federal funds sold and other short-term
 investments...............................            8,180             37,918
Investment securities:
  Available for sale (amortized costs of
   $1,739,372 and $1,585,372)..............        1,714,200          1,563,120
  Held to maturity (market values of
   $69,909 and $75,448)....................           68,083             73,370
Loans......................................        6,409,715          5,954,184
  Less reserve for loan losses.............           81,096             77,266
                                            ----------------    ---------------
    Net loans..............................        6,328,619          5,876,918
Premises and equipment.....................          117,345            113,858
Other assets...............................          237,058            158,043
                                            ----------------    ---------------
      Total assets......................... $      8,776,951          8,186,298
                                            ================    ===============

   LIABILITIES AND SHAREHOLDERS' EQUITY:
   -------------------------------------

Deposits:
  Demand (noninterest-bearing)............. $        918,019            833,389
  Savings and NOW accounts.................          824,927            852,265
  Money market accounts....................        1,934,842          1,895,099
  Jumbo time deposits......................          467,124            422,280
  Consumer time deposits...................        2,733,036          2,713,992
                                            ----------------    ---------------
      Total deposits.......................        6,877,948          6,717,025
Short-term borrowed funds..................          555,766            329,670
Long-term debt.............................          531,579            328,922
Other liabilities..........................          105,854             90,720
                                            ----------------    ---------------
      Total liabilities....................        8,071,147          7,466,337
                                            ----------------    ---------------
Shareholders' equity:
Serial preferred stock. Authorized
 10,000,000 shares; none issued............              --                 --
Common stock of $5 par value. Authorized
 100,000,000 shares; 38,293,470 and
 39,579,808 shares issued..................          191,467            197,900
Additional paid-in capital.................           31,415             29,690
Retained earnings..........................          498,463            506,092
Accumulated other comprehensive loss.......          (15,541)           (13,721)
                                            ----------------    ---------------
      Total shareholders' equity...........          705,804            719,961
                                            ----------------    ---------------
      Total liabilities and shareholders'
       equity.............................. $      8,776,951          8,186,298
                                            ================    ===============

          See accompanying notes to consolidated financial statements.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    Six Months Ended June 30, 2000 and 1999
                                  (Unaudited)

                                                            Six Months Ended
                                                                June 30,
                                                          ---------------------
                                                             2000      1999
                                                          ---------- ----------
                                                          (In Thousands Except
                                                            Per Share Data)
Interest income:
 Interest and fees on loans..............................   $266,588   234,167
 Interest and dividends on investment securities:
   U.S. Treasury.........................................      8,998    11,759
   U.S. Government agencies and corporations.............     42,542    28,813
   States and political subdivisions (primarily tax-
    exempt)..............................................      2,040     2,213
   Equity and other securities...........................      1,759     1,559
Interest on time deposits in other banks.................      1,658       905
Interest on federal funds sold and other short-term
 investments.............................................        844     9,353
                                                          ---------- ---------
     Total interest income...............................    324,429   288,769
                                                          ---------- ---------
Interest expense:
 Deposits................................................    134,218   112,505
 Short-term borrowed funds...............................     12,452     5,232
 Long-term debt..........................................     12,332     6,449
                                                          ---------- ---------
     Total interest expense..............................    159,002   124,186
                                                          ---------- ---------
Net interest income......................................    165,427   164,583
Provision for loan losses................................      6,261     7,487
                                                          ---------- ---------
Net interest income after provision for loan losses......    159,166   157,096
                                                          ---------- ---------
Other income:
 Service charges on deposit accounts.....................     33,258    29,520
 Trust and custodian fees................................      6,715     6,159
 Sales and insurance commissions.........................      7,789     6,172
 Merchant discount.......................................      6,851     5,816
 Other service charges and fees..........................      2,220     3,093
 Secondary marketing and servicing--mortgages............      2,296     7,302
 Other operating income..................................      7,264     6,001
 Gain on sale of credit card receivables.................        --     32,837
 Investment securities gains.............................      1,097       529
                                                          ---------- ---------
     Total other income..................................     67,490    97,429
                                                          ---------- ---------
Other expenses:
 Personnel expense.......................................     70,132    67,297
 Net occupancy expense...................................      9,231     8,391
 Equipment expense.......................................      9,020     8,180
 Subsidiary conversion expense...........................      3,520       --
 Other operating expense.................................     37,453    36,950
                                                          ---------- ---------
     Total other expenses................................    129,356   120,818
                                                          ---------- ---------
Income before income taxes...............................     97,300   133,707
Income taxes.............................................     32,320    47,869
                                                          ---------- ---------
Net income............................................... $   64,980    85,838
                                                          ========== =========
Earnings per common share:
 Basic................................................... $     1.66      2.14
 Diluted.................................................       1.65      2.12
Weighted average shares outstanding:
 Basic...................................................     39,097    40,094
 Diluted.................................................     39,374    40,501

          See accompanying notes to consolidated financial statements.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Six Months Ended June 30, 2000 and 1999
                                  (Unaudited)

                                                             2000       1999
                                                           ---------  --------
                                                             (In Thousands)
Operating activities:
 Net income............................................... $  64,980    85,838
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Depreciation, amortization and accretion, net..........    10,045    11,099
   Provision for loan losses..............................     6,261     7,487
   Net gain on sales of investment securities.............    (1,097)     (529)
   Gains on sales of mortgage loans and credit card
    receivables...........................................       --    (36,315)
   Sales of loans held for sale...........................    89,876   347,153
   Origination of loans held for sale.....................   (90,728) (388,172)
 Changes in:
   Accrued interest receivable............................    (5,587)   (2,132)
   Accrued interest payable...............................     3,518      (787)
   Other assets...........................................     3,739   (14,391)
   Other liabilities......................................     9,250    27,608
   Other operating activities, net........................      (325)   (5,684)
                                                           ---------  --------
     Net cash provided by operating activities............    89,932    31,175
                                                           ---------  --------
Investing activities:
 Proceeds from:
   Maturities and issuer calls of investment securities
    held to maturity......................................     5,351     5,463
   Sales of investment securities available for sale......   101,780     5,148
   Maturities and issuer calls of investment securities
    available for sale....................................    58,612   397,348
   Sales of mortgage loans and credit card receivables....       --    386,729
 Purchases of:
   Bank owned life insurance..............................   (70,000)      --
   Investment securities available for sale...............  (314,975) (667,943)
   Premises and equipment.................................   (10,649)   (8,023)
 Net originations of loans................................  (461,459) (328,486)
 Net cash paid in branch dispositions.....................       --    (12,200)
                                                           ---------  --------
     Net cash used by investing activities................  (691,340) (221,964)
                                                           ---------  --------
Financing activities:
 Net increase in deposit accounts.........................   160,923    56,836
 Net increase (decrease) in short-term borrowed funds.....   226,096   (24,694)
 Proceeds from issuance of long-term debt.................   312,392       --
 Repayments of long-term debt.............................  (109,908)  (50,157)
 Issuances of common stock from exercise of stock
  options, net............................................     2,072        65
 Purchase and retirement of common stock..................   (52,998)  (33,311)
 Other equity transactions, net...........................    (3,902)       (2)
 Cash dividends paid......................................   (22,610)  (20,813)
                                                           ---------  --------
     Net cash provided (used) by financing activities.....   512,065   (72,076)
                                                           ---------  --------
Net decrease in cash and cash equivalents.................   (89,343) (262,865)
Cash and cash equivalents at beginning of year............   400,989   740,451
                                                           ---------  --------
Cash and cash equivalents at end of period................ $ 311,646   477,586
                                                           =========  ========
Supplemental disclosures of cash flow information:
 Interest paid during the period.......................... $ 155,484   124,973
 Income taxes paid during the period......................    17,790    16,674
Supplemental disclosures of noncash investing and
 financing activities:
 Change in market value of securities available for sale,
  net of deferred tax benefit of $1,100 and $8,398,
  respectively............................................    (1,820)  (13,412)
 Transactions pursuant to restricted stock................       121        (2)

          See accompanying notes to consolidated financial statements.

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           As of and for the Six Months Ended June 30, 2000 and 1999
                                  (Unaudited)

(1) CONSOLIDATION AND PRESENTATION

   The accompanying unaudited consolidated financial statements of CCB Financial Corporation ("CCB") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of CCB on a consolidated basis, and all such adjustments are of a normal recurring nature. These financial statements and the notes thereto should be read in conjunction with CCB's Annual Report on Form 10-K for the year ended December 31, 1999. Operating results for the six month period ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

 Consolidation

   The consolidated financial statements include the accounts and results of operations of CCB and its wholly-owned subsidiary, Central Carolina Bank and Trust Company ("CCB Bank"). The consolidated financial statements also include the accounts and results of operations of the wholly-owned subsidiaries of CCB Bank (CCB Investment and Insurance Service Corporation; Salem Trust Company; Salem Advisors, Inc., CCBDE, Inc.; Southland Associates, Inc., Sprunt Insurance Company, LTD, Corcoran Holdings, Inc. (and its subsidiary, Watts Properties, Inc.), American Service Corporation of S.C.; Mortgage North; AMFEDDE, Inc.; Finance South, Inc. and McBee Holdings, Inc. (and its subsidiary, Greenville Participations, Inc.)). All significant intercompany accounts are eliminated in consolidation. CCB operates as one business segment.

 Earnings Per Share

   Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding plus dilutive stock options (as computed under the treasury stock method) assumed to have been exercised during the period.

 Comprehensive Income

   Comprehensive income is the change in CCB's equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income is comprised of net income and other comprehensive income
(loss). CCB's "other comprehensive income loss" for the six months ended June 30, 2000 and 1999 and "accumulated other comprehensive income loss" as of June 30, 2000 and 1999 are comprised solely of unrealized gains and losses, net of taxes, on certain investments in debt and equity securities.

   Other comprehensive loss for the six months ended June 30, 2000 and 1999 follows (in thousands):

                                                               2000     1999
                                                              -------  -------
   Unrealized holding losses arising during period, net of
    tax.....................................................  $(1,162) (13,095)
   Less reclassification adjustment for net realized gains,
    net of tax..............................................      658      317
                                                              -------  -------
   Unrealized losses on securities, net of applicable income
    taxes...................................................  $(1,820) (13,412)
                                                              =======  =======

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

(2) LOANS

   A summary of loans at June 30, 2000 and 1999 follows (in thousands):

                                                               2000      1999
                                                            ---------- ---------
   Commercial, financial and agricultural.................. $  536,268   726,430
   Real estate-construction................................  1,407,558 1,027,927
   Real estate-mortgage....................................  3,763,250 3,111,909
   Instalment loans to individuals.........................    557,814   511,814
   Revolving credit........................................     59,341    56,221
   Lease financing.........................................     98,267    66,908
                                                            ---------- ---------
     Gross loans...........................................  6,422,498 5,501,209
   Less unearned income....................................     12,783     8,433
                                                            ---------- ---------
       Total loans......................................... $6,409,715 5,492,776
                                                            ========== =========

(3) RESERVE FOR LOAN LOSSES

   Following is a summary of the reserve for loan losses for the six months ended June 30, 2000 and 1999 (in thousands):

                                                                 2000     1999
                                                                -------  ------
   Balance at beginning of period.............................. $77,266  73,182
   Provision charged to operations.............................   6,261   7,487
   Decrease from sale of credit card receivables...............     --   (1,967)
   Recoveries of loans previously charged-off..................   1,559   1,460
   Loan losses charged to reserve..............................  (3,990) (7,349)
                                                                -------  ------
   Balance at end of period.................................... $81,096  72,813
                                                                =======  ======

(4) RISK ASSETS

   Following is a summary of risk assets at June 30, 2000, December 31, 1999, and June 30, 1999 (in thousands):

                                                June 30, December 31, June 30,
                                                  2000       1999       1999
                                                -------- ------------ --------
   Nonaccrual loans............................ $26,915     15,950     16,535
   Other real estate acquired through loan
    foreclosures...............................   3,753      2,872        952
   Restructured loans..........................   2,237      2,251        725
   Accruing loans 90 days or more past due.....     883      3,555      4,582
                                                -------     ------     ------
     Total risk assets......................... $33,788     24,628     22,794
                                                =======     ======     ======

                   CCB FINANCIAL CORPORATION AND SUBSIDIARIES

(5) PER SHARE DATA

   The following schedule reconciles the numerators and denominators of the basic and diluted EPS computations for the six months ended June 30, 2000 and 1999 (in thousands except per share data):

                                                                   2000    1999
                                                                  ------- ------
   Basic EPS:
     Average common shares outstanding...........................  39,097 40,094
     Net income.................................................. $64,980 85,838
     Earnings per share..........................................    1.66   2.14

   Diluted EPS:
     Average common shares outstanding...........................  39,097 40,094
     Average dilutive common shares..............................     277    407
                                                                  ------- ------
     Adjusted average common shares outstanding..................  39,374 40,501
     Net income.................................................. $64,980 85,838
     Earnings per share..........................................    1.65   2.12

(6) CONTINGENCIES

   Certain legal claims have arisen in the normal course of business, which, in the opinion of management and counsel, will have no material adverse effect on the financial position of CCB or its subsidiaries.

                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF JULY 15, 2001

                                 BY AND BETWEEN

                    NATIONAL COMMERCE FINANCIAL CORPORATION

                                      AND

                             SOUTHBANC SHARES, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of this 15th day of July, 2001, by and between NATIONAL COMMERCE FINANCIAL CORPORATION ("NCF"), a Tennessee corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956 and whose principal office is located at One Commerce Square, Memphis, Tennessee 38150, and SOUTHBANC SHARES, INC. ("SBS"), a Delaware corporation which is registered as a savings and loan holding company and whose principal office is located at 907 North Main Street, Anderson, South Carolina. NCF and SBS are sometimes hereinafter called the "Parties."

   Certain other capitalized terms used in this Agreement and in the related Plan of Merger are defined below.

                                R E C I T A L S

   A. SBS is the beneficial owner and holder of record of one hundred percent (100%) of the issued and outstanding shares of capital stock of SouthBank. SouthBank is the beneficial owner of record of one hundred percent (100%) of the issued and outstanding shares of capital stock of United Service Corporation of Anderson, Inc. and Mortgage First Service Corporation. United Service Corporation of Anderson, Inc. is the beneficial owner and holder of record of one hundred percent (100%) of the issued and outstanding shares of capital stock of United Investments Services, Inc. SouthBank, United Service Corporation of Anderson, Inc., Mortgage First Service Corporation and United Investments Services, Inc. are hereinafter referred to collectively as the "SBS Subsidiaries".

   B. The Board of Directors of SBS deems it advisable and in the best interests of SBS and its stockholders for SBS to merge with and into NCF (the "Merger"), with NCF surviving the merger, on the terms and subject to the conditions set forth in this Agreement and in the manner provided in the Plan of Merger annexed hereto as Exhibit 1 (the "Plan of Merger") and has directed that this Agreement be submitted to the stockholders of SBS with the recommendation that this Agreement be adopted by the SBS stockholders.

   C. The Board of Directors of NCF deems the Merger to be advisable and in the best interests of NCF and its shareholders.

   D. The Parties intend that the Merger qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   E. The respective Boards of Directors of NCF and SBS have each adopted resolutions approving this Agreement and the Plan of Merger.

   NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1

                              CERTAIN DEFINITIONS

   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

   "Acquisition Proposal" has the meaning set forth in Section 7.7.

   "Adjustable Conversion Shares" has the meaning set forth in Section 3.2(d).

   "Affiliate" of a Party means any Person, partnership, corporation, association, limited liability company, business trust, or other legal entity directly or indirectly controlling, controlled by or under common Control, with that Party.

   "Agency" shall mean FHA, VA, FNMA, FHLMC, or any other federal agency or corporation the funding of which is provided or guaranteed by the United States and which is in the business of insuring, guaranteeing or purchasing mortgage loans or a comparable state agency, as applicable.

   "Agreement" shall mean this Agreement, the Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

   "Allowances" shall mean the allowances for loan, lease and other credit losses, including losses in connection with ORE, of any Person.

   "Articles" has the meaning set forth in Section 1.3.

   "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

   "Balance Sheet Date" shall mean March 31, 2001.

   "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

   "Business Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized or observed by banks in the State of Tennessee or Delaware.

   "Buydown" shall mean with respect to a VA Loan, the waiver by SBS of a portion of the indebtedness of a Mortgage Loan, including, without limitation, a reduction of the principal, a credit to escrow or unapplied funds accounts or the forgiveness of accrued interest, which causes the VA to pay off the remaining amount of indebtedness owed and acquire the Collateral.

   "Cash Consideration" has the meaning set forth in Section 2.1(b).

   "Cash Election" has the meaning set forth in Section 3.2(b).

   "Cash Election Shares" has the meaning set forth in Section 3.2(b).

   "Certificates" has the meaning set forth in Section 3.2(a).

   "Closing" has the meaning set forth in Section 1.2.

   "Closing Date" shall mean the date on which the Closing occurs.

   "Code" has the meaning set forth in Recital D.

   "Collateral" shall mean the property securing a Mortgage Loan.

   "Competing Transaction" shall mean any transaction that is the subject of an Acquisition Proposal.

   "Conforming Loan" shall mean a Mortgage Loan which is, or is eligible to be, a FHA Loan or a VA Loan, or which is a loan eligible to be sold to FNMA or FHLMC or any other Agency.

   "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or affirmation by any Person pursuant to any Contract, Law, Order or Permit.

   "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

   "Control" shall have the meaning assigned to such term in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

   "Converted Stock Consideration" has the meaning set forth in Section 2.4.

   "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence or any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

   "Deposits" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of SouthBank.

   "DGCL" shall mean the Delaware General Corporation Law.

   "Dissenters' Shares" has the meaning set forth in Section 2.5.

   "Effective Date" shall mean that date on which the Effective Time of the Merger shall have occurred.

   "Effective Time" has the meaning set forth in Section 1.3.

   "Election Deadline" has the meaning set forth in Section 3.2(c).

   "Election Form" has the meaning set forth in Section 3.2(a).

   "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and any state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 USC (S)9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 USC (S)6901, et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   "Exchange Agent" has the meaning set forth in Section 3.1.

   "Exchange Fund" has the meaning set forth in Section 3.1.

   "Exchange Ratio" has the meaning set forth in Section 2.1(b), subject to such adjustments as may be provided in this Agreement and the Plan of Merger.

   "Excluded Shares" means, with respect to SBS or NCF, shares of capital stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties, or shares of capital stock held on account of a debt previously contracted.

   "Exhibits" 1 and 2 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

   "FDIC" shall mean the Federal Deposit Insurance Corporation.

   "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis when acting under delegated authority.

   "FHA" shall mean the Federal Housing Administration or any successor thereto.

   "FHA Loans" shall mean Mortgage Loans which are insured by FHA.

   "FHLMC" shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.

   "FNMA" shall mean the Federal National Mortgage Association or any successor thereto.

   "Foreclosure" shall mean the process by which title to Collateral is acquired in a foreclosure sale or pursuant to any other comparable procedure allowed under applicable law.

   "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied.

   "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

   "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title III of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

   "HUD" shall mean United States Department of Housing and Urban Development or any successor thereto.

   "Indemnified Party" has the meaning set forth in Section 7.15(a).

   "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

   "Insurer" shall mean a Person who insures or guarantees all or any portion of the repayment of principal, interest and costs or the risk of loss upon borrower default on any Mortgage Loan, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, flood, disability, title or other insurance with respect to any Mortgage Loan or other Collateral.

   "Investor" shall mean any Person (including any Agency) who (i) owns Previously Disposed Loans, or (ii) is a party (other than SBS) to an Investor Commitment.

   "Investor Commitment" shall mean the commitment of a Person to purchase a Mortgage Loan owned or originated by SBS.

   "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually (as opposed to constructively) known by the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer or General Counsel of such Person, or such other officer of such Person, regardless of title, charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates.

   "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

   "Letter of Transmittal" has the meaning set forth in Section 3.3(a).

   "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

   "Licenses" has the meaning set forth in Section 4.25.

   "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

   "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic routine examinations of depository institutions and their Affiliates by Regulatory Authorities.

   "Mailing Date" has the meaning set forth in Section 3.2(a).

   "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (a) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated hereby or relating to any litigation arising as a result of the Merger, (b) any change in general economic conditions, including changes in interest rates, affecting insured depository institutions and their holding companies generally, or (c) changes in laws or accounting requirements affecting insured depository institutions and their holding companies generally.

   "Merger" shall mean the merger of SBS with and into NCF, as described in
Section 1.1 of this Agreement.

   "Merger Consideration" shall mean the cash and shares of NCF Common Stock deliverable to the SBS Record Holders pursuant to Section 2.1(b) of this Agreement.

   "Mixed Election" has the meaning set forth in Section 3.2(b).

   "Mortgage Loan" shall mean any loan or other extension of credit, whether or not such loan or extension of credit is included in a securitized portfolio, that is evidenced by a promissory note or other evidence of indebtedness and that is secured by a mortgage or deed of trust on real property.

   "Nasdaq" shall mean the Nasdaq Stock Market's National Market, or its successor, upon which shares of NCF Common Stock and SBS Common Stock are listed for trading.

   "NCF" has the meaning set forth in the first paragraph hereof.

   "NCF Capital Stock" shall mean, collectively, the NCF Common Stock, the NCF Preferred Stock and any other class or series of capital stock of NCF.

   "NCF Common Stock" shall mean the $2.00 par value common stock of NCF.

   "NCF Companies" shall mean, collectively, NCF and all NCF Subsidiaries.

   "NCF Disclosure Letter" shall mean a letter signed by an Executive Vice President and the Chief Financial Officer of NCF delivered prior to the date of this Agreement to SBS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

   "NCF Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NCF as of March 31, 2001, and as of December 31, 1998, and December 31, 1999, and December 31, 2000, and the related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three (3) months ended March 31, 2001, and for each of the years ended December 31, 1998, 1999, and 2000, as filed by NCF in SEC Documents, (ii) the consolidated balance sheet of NCF (including related notes and schedules, if any) and related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2001.

   "NCF Preferred Stock" shall mean the no par value preferred stock of NCF authorized but none of which is currently outstanding.

   "NCF SEC Reports" has the meaning set forth in Section 5.4(a).

   "NCF Subsidiaries" shall mean the Subsidiaries of NCF.

   "Non-Election" has the meaning set forth in Section 3.2(b).

   "Non-Election Shares" has the meaning set forth in Section 3.2(b).

   "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

   "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

   "ORE" shall mean real estate and other property acquired through foreclosure, deed in lieu of foreclosure, or similar procedures.

   "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

   "Party" has the meaning set forth in the first paragraph hereof.

   "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

   "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

   "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

   "Pipeline Loans" shall mean those pending loans to be secured by a first priority mortgage lien on a one-to-four family residence with respect to which SBS has taken an application or has agreed in writing with an originator to purchase, including those loans which are pending with a correspondent or wholesale originator as of the related date of determination and which meet SBS's acquisition criteria for such loans, but which have not yet closed or been purchased from the correspondent or wholesale originator on such date of determination.

   "Plan of Merger" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

   "Portfolio Loans" shall mean Mortgage Loans which are not Pipeline Loans or Warehouse Loans and are held by SBS for investment and not for sale.

   "Previously Disposed Loan" shall mean any Mortgage Loan which is not a Warehouse Loan, a Pipeline Loan or a Portfolio Loan.

   "Proxy Statement" shall mean the proxy statement to be used by SBS to solicit proxies with a view to securing the approval of the SBS stockholders of this Agreement and the Plan of Merger.

   "Records" means all available records, minutes of meetings of the Board of Directors, committees and stockholders of a Party; original instruments and other documentation, pertaining to a Party or any of its Subsidiaries or assets (including plans and specifications relating to any realty), Liabilities, Deposits, Contracts, capital stock, and loans; and all other business and financial records which are necessary or customary for use in the conduct of such Person or any of such Person's Subsidiary businesses on or after the Effective Time as it was conducted prior to the Effective Time.

   "Recourse Loan" has the meaning set forth in Section 4.28.

   "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NCF under the 1933 Act with respect to the shares of NCF Common Stock to be issued to the stockholders of SBS in connection with the transactions contemplated by this Agreement.

   "Regulations" shall mean (i) Federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale or filing of claims with respect to any Mortgage Loan, (ii) the responsibilities and obligations set forth in any agreement between SBS and an Investor or private mortgage insurer (including, without limitation, Investor Commitments and selling and servicing guides), and (iii) the laws, rules, regulations, guidelines, handbooks and other published requirements of an Investor, Agency, private mortgage insurer, public housing program or Investor program, with respect to the origination, insuring, purchase, holding, or sale with respect to any Mortgage Loan.

   "Regulatory Authorities" shall include, without limitation, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all Agencies, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, Nasdaq, the National Association of Securities Dealers and the SEC, or any respective successor thereto.

   "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

   "Repurchase" shall mean the purchase of a Mortgage Loan out of an Investor's portfolio by SBS at the direction of the Investor based upon a breach by SBS prior to the Closing Date of a representation, warranty or undertaking contained in the related agreement with such Investor.

   "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for shares of the capital stock of a Person, or which derive their value in whole or in part from shares of the capital stock of a Person, including stock appreciation rights and phantom stock, or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

   "SBS" has the meaning set forth in the first paragraph hereof.

   "SBS Affiliates" has the meaning set forth in Section 7.12.

   "SBS Benefit Plans" has the meaning set forth in Section 4.15(a).

   "SBS Capital Stock" shall mean, collectively, the SBS Common Stock and any other class or series of capital stock of SBS.

   "SBS Common Stock" shall mean the common stock of SBS, $0.01 par value per share.

   "SBS Company(ies)" shall mean SBS and all of its Subsidiaries, whether direct or indirect.

   "SBS Contracts" has the meaning set forth in Section 4.16.

   "SBS Disclosure Letter" shall mean a letter signed by the Chief Executive Officer and Chief Financial Officer of SBS delivered prior to the date of this Agreement to NCF describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

   "SBS Employee Plans" shall mean all pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and other benefit plans or arrangements offered or funded by SBS or any SBS Subsidiary, to or for the benefit of the officers, directors, employees, independent contractors or consultants of SBS or any SBS Subsidiary.

   "SBS Entities" has the meaning set forth in Section 7.15(a).

   "SBS ERISA Plan" has the meaning set forth in Section 4.15(a).

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

   "SBS ESOP" shall mean the Perpetual Bank, A Federal Savings Bank Employee Stock Ownership Plan.

   "SBS GAAP Financial Statements" has the meaning set forth in Section
4.5(a).

   "SBS Option" has the meaning set forth in Section 2.2.

   "SBS Option Plans" means those plans pursuant to which SBS Options have been awarded.

   "SBS Record Holder" means each holder of record of any of the issued and outstanding shares of SBS Common Stock (other than holders of Dissenters' Shares and shares to be canceled as provided in Section 2.1(c)) as of a record date which shall be the same record date for eligibility to vote on the Merger.

   "SBS Regulatory Financial Statements" has the meaning set forth in Section 4.5(b).

   "SBS SEC Reports" has the meaning set forth in Section 4.5(a).

   "SEC" shall mean the United States Securities and Exchange Commission, or any successor thereto.

   "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

   "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal or state bank Regulatory Authorities.

   "Shortfall Number" has the meaning set forth in Section 3.2(e).

   "SouthBank" shall mean SouthBank, a federally chartered savings association whose principal office is located at 907 North Main Street, Anderson, South Carolina.

   "Stock Consideration" has the meaning set forth in Section 2.1(b).

   "Stock Conversion Number" has the meaning set forth in Section 3.2(d).

   "Stock Election" has the meaning set forth in Section 3.2(b).

   "Stock Election Number" has the meaning set forth in Section 3.2(b).

   "Stock Election Shares" has the meaning set forth in Section 3.2(b).

   "Stockholders' Meeting" shall mean the Special Meeting of the stockholders of SBS to be held pursuant to Section 7.1 of this Agreement, including any adjournment or adjournments thereof.

   "Subsidiaries" shall mean all of those Persons of which the entity in question owns or controls 50% or more of the outstanding voting equity securities or equity interest, either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities or equity interest is owned directly or indirectly by its parent; provided, however, that there shall not be included any Person acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, or any such Person the equity securities or equity interest of which are owned or controlled in a fiduciary capacity or through a small business development corporation.

   "Surviving Corporation" has the meaning set forth in Section 1.1.

   "Takeover Laws" has the meaning set forth in Section 4.21.

   "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

   "TBCA" shall mean the Tennessee Business Corporation Act, as amended.

   "Topping Fee" has the meaning set forth in Section 9.2.

   "VA" shall mean the Department of Veteran's Affairs or any successors thereto.

   "VA Loans" shall mean the Mortgage Loans guaranteed by the VA.

   "Warehouse Loans" shall mean the Mortgage Loans owned by SBS and held for sale.

   Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                              TERMS OF THE MERGER

    1.1 Merger. Subject to the terms and conditions of this Agreement and in the manner provided in the Plan of Merger, at the Effective Time SBS shall be merged with and into NCF in accordance with the provisions of Section 252 of the DGCL and Section 48-21-101, et seq. of the TBCA and with the effect provided in Section 259 of the DGCL and Section 48-21-108 of the TBCA. NCF shall be the surviving corporation in the Merger (the "Surviving Corporation) and shall continue its corporate existence under the laws of the State of Tennessee. The separate corporate existence of SBS shall terminate upon consummation of the Merger.

    1.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.) or at such other time as the Parties may mutually agree; provided, however, that such date shall be within thirty (30) days following the satisfaction of the conditions to Closing set forth in
Article 8 of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). The Closing shall be held at the offices of Bass, Berry & Sims PLC, 100 Peabody Place, Suite 900, Memphis, Shelby County, Tennessee 38103, or at such other place as the Parties may mutually agree.

    1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger and Certificate of Merger, respectively (collectively, the "Articles"), shall have been filed with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware, respectively (the "Effective Time"), or at such later time as may be designated in the Articles.

    1.4 Charter. Subject to the terms and conditions of this Agreement, at the Effective Time the Amended and Restated Charter of NCF in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until thereafter amended.

    1.5 Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time the Bylaws of NCF in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended or repealed.

    1.6 Directors and Officers. From and after the Effective Time the directors and officers of NCF in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified.

    1.7 Tax Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement and the Plan of Merger shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

    1.8 NCF's Right to Revise the Structure of the Transaction. NCF shall have the unilateral right to revise the structure of the Merger in order to achieve the tax consequences described in Section 1.7 above or for any other reason which NCF may deem advisable; provided, however, that NCF shall not have the right, without the approval of the Board of Directors of SBS, to make any revision to the structure of the Merger which (i) changes the amount, form or nature of the Consideration which the SBS Record Holders are to receive as determined in the manner provided in Article 2 of this Agreement; (ii) would adversely affect the status of the Merger as a "reorganization" as described in
Section 1.7 above; (iii) adversely impacts the rights or benefits of the officers, directors or employees of SBS; or (iv) would materially impede or delay the consummation of the transactions contemplated by this Agreement. NCF may exercise this right of revision by giving written notice to SBS in the manner provided in Section 10.9 of this Agreement, which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Amended and Restated Plan of Merger.

                                   ARTICLE 2

            MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

    2.1 Conversion; Cancellation and Exchange of Shares; Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of NCF, SBS, or the holders of any of the following securities:

     (a) NCF Capital Stock. Except as provided in subsection (c) below, each share of NCF Capital Stock, including any attached rights to purchase NCF capital stock, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.

     (b) SBS Common Stock. Except as provided in subsection (c) below, each share of SBS Common Stock issued and outstanding at the Effective Time, shall cease to represent any interest (equity, stockholder or otherwise) in SBS and shall automatically be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $28.00 in cash, without interest; (B) 1.1142 shares (the "Exchange Ratio") of NCF Common Stock; or (C) fifty percent (50%) of the cash amount set forth in clause
  (A) above and a number of shares of NCF Common Stock equal to fifty percent (50%) of the Exchange Ratio; provided, however, that a holder of SBS Common Stock may, pursuant to Section 3.2 make no election, in which case such shares of SBS Common Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in
  Section 3.2(e) below with respect to Non-Election Shares (as defined in Section 3.2). The amount of cash into which shares of SBS Common Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Cash Consideration," and the number of shares of NCF Common Stock into which shares of SBS Common Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Stock Consideration." The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." No share of SBS Common Stock, other than Dissenters' Shares (hereinafter defined), shall be deemed to be outstanding or have any rights other than those set forth in this Section 2.1(b) after the Effective Time. No fractional shares of NCF Common Stock shall be issued in the Merger and, if after aggregating all of the whole and fractional shares of NCF Common Stock to which a holder of SBS Common Stock shall be entitled based upon the Exchange Ratio and after the elections made pursuant to Section 3.2, there should be a fractional share of NCF Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to Article 3 of this Agreement, which cash settlement shall be based upon the NCF Market Price Per Share of one (1) full share of NCF Common Stock.

       (i) Effect of Stock Splits, Reverse Stock Splits, Stock Dividends and Similar Changes in the Capital of SBS. Should SBS effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Agreement but prior to the Effective Time, the Merger Consideration shall be adjusted in such a manner as the Board of Directors of NCF shall deem in good faith to be fair and reasonable in order to give effect to such changes. Notwithstanding the foregoing, nothing in this subparagraph
    (i) shall be deemed to be a waiver of the inaccuracy of any representation or warranty or breach of any covenant by SBS set forth herein.

     (c) Shares Held by SBS or NCF. At the Effective Time, all shares of SBS Capital Stock, other than Excluded Shares, that are owned by any SBS Company or by any NCF Company shall be cancelled and retired and no Merger Consideration shall be issued in exchange therefor. At the Effective Time, all shares of NCF Capital Stock that are owned by any SBS Company, other than Excluded Shares, shall be cancelled and become authorized but unissued NCF Capital Stock.

    2.2 Conversion of Stock Options. At the Effective Time, each right to acquire SBS Common Stock pursuant to any stock option (an "SBS Option") granted by SBS under the SBS Option Plans which is outstanding and unexercised at the Effective Time, whether or not exercisable, shall cease to represent a right to acquire SBS Common Stock and shall be converted automatically into an option to acquire NCF Common Stock as described in the next succeeding sentence, and NCF shall assume each SBS Option, in accordance with the terms of the SBS Option Plans and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each SBS Option assumed by NCF may be exercised solely for shares of NCF Common Stock, (ii) the number of shares of NCF Common Stock subject to such SBS Option shall be equal to the number of shares of SBS Common Stock subject to such SBS Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such SBS Option shall be adjusted by dividing the per share exercise price under each such SBS Option by the Exchange Ratio and rounding down to the nearest cent. SBS agrees to take all necessary steps to effectuate the foregoing provisions of this Section 2.2. Notwithstanding the foregoing, each stock option which is an "incentive stock option" under the SBS Option Plan shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under
Section 424 of the Code and so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. NCF shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of NCF Common Stock to provide for the satisfaction of its obligations with respect to the assumed options. As soon as reasonably practicable following the Effective Time, NCF shall file a registration statement on Form S-8 (or any other appropriate form) and make any state filings or obtain any state exemptions with respect to NCF Common Stock issuable upon the exercise of the assumed option.

    2.3 ESOP. The parties acknowledge that the SBS ESOP will not be continued by NCF and that, as a result, in accordance with the terms of such Plan, such Plan will terminate as a result of the Merger. Following the Effective Time, the SBS ESOP committee shall be authorized to take such action as may be necessary to give effect to Section 17.3 of the ESOP and to provide the distribution of benefits in accordance with the terms of the ESOP and applicable law.

    2.4 NCF Capital Change. In the event NCF shall change the number of shares of NCF Common Stock issued and outstanding prior to the Effective Time by means of any stock split, stock dividend, or recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be adjusted appropriately to take into account such change. If the NCF Common Stock shall be converted into any other security of NCF or any other corporation or entity or into any other right to receive cash or any such security (the "Converted Stock Consideration"), whether by charter amendment or by reason of any reorganization, merger, consolidation or otherwise, and the effective date thereof shall be prior to the Effective Time, then the rights to receive the Stock Consideration shall, at the Effective Time, become a right to receive the Converted Stock Consideration and the Exchange Ratio will be appropriately adjusted to effect such change.

    2.5 Dissenters' Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of SBS Common Stock in respect of which holders shall have perfected appraisal rights pursuant to Section 262 of the DGCL (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.1 of the certificate or certificates of SBS Common Stock that, immediately prior to the Effective Time, evidenced such shares. SBS shall give NCF (i) prompt notice of each written demand for appraisal of any share of SBS Common Stock, each attempted withdrawal of any such demand and any other instruments served pursuant to the DGCL and received by SBS relating to stockholders' rights of appraisal, and
(ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of SBS thereunder. SBS shall not, except with the prior written consent of NCF, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

                                   ARTICLE 3

                               EXCHANGE OF SHARES

     3.1 NCF to Make Shares Available. At or prior to the Effective Time, NCF shall deposit, or shall cause to be deposited, with The Bank of New York, or another bank or trust company reasonably acceptable to the Parties (the "Exchange Agent"), for the benefit of each holder of SBS Common Stock for exchange in accordance with this Article 3, (i) certificates representing the aggregate number of whole shares of NCF Common Stock to be issued as Stock Consideration, and (ii) an aggregate amount of cash to be delivered to holders of SBS Common Stock as Cash Consideration and in lieu of any fractional shares (such cash and certificates for shares of NCF Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Article 2 and paid pursuant to Section 3.2 in exchange for outstanding shares of SBS Common Stock.

     3.2  Election and Proration Procedures.

   (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing SBS Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to the Exchange Agent in such form as SBS and NCF shall mutually agree shall be mailed on the Mailing Date (as defined below) to each SBS Record Holder. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of SBS Common Stock.

   (b) Each Election Form shall entitle the holder of shares of SBS Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash

Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section 2.1(b) (a "Mixed Election"), or
(iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). SBS Record Holders who hold shares of SBS Common Stock as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of SBS Common Stock held by that Representative for a particular beneficial owner. Shares of SBS Common Stock in respect of which a Cash Election shall have been made are referred to herein as "Cash Election Shares." Shares of SBS Common Stock in respect of which a Stock Election shall have been made are referred to herein as "Stock Election Shares." Shares of SBS Common Stock in respect of which no election shall have been made are referred to as "Non-Election Shares." The aggregate number of shares of SBS Common Stock with respect to which a Stock Election shall have been made is referred to herein as the "Stock Election Number." Shares of SBS Common Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this Section 3.2.

   (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 20th calendar day following the Mailing Date (or such other time and date as SBS and NCF may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by NCF pursuant to Section 3.4, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of SBS Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any SBS stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any SBS stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by NCF and SBS that this Agreement has been terminated. If an SBS stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of SBS Common Stock held by such stockholder shall be designated Non-Election Shares. NCF shall cause the Certificates representing SBS Common Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

   (d) Notwithstanding any other provision contained in this Agreement, 50% (the "Stock Conversion Number") of the total number of shares of SBS Common Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section 2.1 excluding such shares as may be subject to an effective Mixed Election (the "Adjustable Conversion Shares"), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into the Cash Consideration (in each case, excluding
(i) shares of SBS Common Stock to be canceled as provided in Section 2.1(c) and
(ii) Dissenters' Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to NCF, NCF shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

   (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, NCF shall cause the Exchange Agent to effect the allocation among holders of SBS Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows: (i) In any event, all shares of SBS Common Stock with respect to which a Mixed Election shall have been made shall be converted into fifty percent (50%) of the amount of cash set forth in clause (A) of the first sentence of Section 2.1(b) and fifty percent (50%) of the Exchange Ratio; (ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and (iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

     (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non- Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

     (B) if the Shortfall Number exceeds the number of Non- Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section 3.2(e), if NCF is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of NCF Common Stock as a result of the application of the last clause of Section 3.2(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section 3.2(e).

    3.3 Exchange Procedures.

     (a) Appropriate transmittal materials ("Letter of Transmittal") in a form satisfactory to NCF and SBS shall be mailed as soon as practicable, but in no event later than five business days, after the Effective Time to each holder of record of SBS Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of SBS Common Stock to be converted thereby.

     (b) At and after the Effective Time, each Certificate (except as specifically set forth in Article 2) shall represent only the right to receive the Merger Consideration.

     (c) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as NCF may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefore (m) a certificate representing that number of whole shares of NCF Common Stock that such holder has the right to receive pursuant to Sections 2.1 and 3.2, if any, and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.1 and 3.2, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.1) and any dividends or other distributions to which such holder is entitled pursuant to this Section 3.3. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute certificates representing NCF Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of NCF Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of SBS Common Stock not registered in the transfer records of SBS, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such SBS Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of NCF and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

   (e) No dividends or other distributions declared or made after the Effective Time with respect to NCF Common Stock shall be remitted to any person entitled to receive shares of NCF Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Article 3. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of NCF Common Stock represented by such person's Certificates.

   (f) The stock transfer books of SBS shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of SBS of any shares of SBS Common Stock. If, after the Effective Time, Certificates are presented to SBS, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3.

   (g) Any portion of the aggregate amount of cash to be paid pursuant to Sections 2.1 and 3.2, any dividends or other distributions to be paid pursuant to this Section 3.3 or any proceeds from any investments thereof that remains unclaimed by the stockholders of SBS for six months after the Effective Time shall be repaid by the Exchange Agent to NCF upon the written request of NCF. After such request is made, any stockholder of NCF who has not theretofore complied with this Section 3.3 shall look only to NCF for the Merger Consideration deliverable in respect of each share of SBS Common Stock such stockholder holds, as determined pursuant to Section 2.1 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of NCF (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of SBS Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (h) NCF and the Exchange Agent shall be entitled to rely upon SBS's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate,

SouthBanc and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     3.4 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by NCF, the posting by such person of a bond in such amount as NCF may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of NCF Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF SBS

   Except as disclosed in the SBS Disclosure Letter, SBS hereby represents and warrants to NCF as follows:

     4.1 Organization, Standing and Power. SBS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business in all material respects as now conducted and to own, lease and operate its material Assets. SBS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS.

   4.2 Authority; No Breach of Agreement.

   (a) SBS has the corporate power and authority necessary to execute, deliver and, upon obtaining all necessary approvals from its stockholders and appropriate Regulatory Authorities, to perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBS, subject to the approval of this Agreement and the Plan of Merger by the requisite vote of holders of the outstanding shares of SBS Common Stock. Subject to the receipt of such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of SBS, enforceable against SBS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

   (b) Neither the execution and delivery of this Agreement or the Plan of Merger by SBS, nor the consummation by SBS of the transactions contemplated hereby or thereby, nor compliance by SBS with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of SBS's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent (other than stockholder approval) pursuant to, or result in the creation of any Lien on any material Asset of any SBS Company under, any Contract or Permit of any SBS Company except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS, or (iii) subject to receipt of the requisite Consents referred to in Section 7.3 of this Agreement, violate any Law or Order applicable to any SBS Company or any of their respective material Assets except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS.

   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, the rules of the Nasdaq and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any SBS Employee Plans or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SBS of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

   (d) No SBS Company is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by SBS, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against any SBS Company in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

    4.3 Capital Stock.

   (a) The authorized capital stock of SBS consists of 7,500,000 shares of SBS Common Stock, par value $.01 per share, of which 4,245,017 shares are issued and outstanding as of the date of this Agreement and 250,000 shares of SBS preferred stock, par value $.01 per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of SBS are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of SBS have been issued in violation of any preemptive rights of the current or past stockholders of SBS.

   (b) Except as set forth in Section 4.3(a) of this Agreement or pursuant to the SBS Option Plans, there are no shares of capital stock or other equity securities of SBS outstanding and no outstanding Rights relating to the capital stock of SBS.

     4.4 SBS Subsidiaries. SBS has disclosed in Section 4.4 of the SBS Disclosure Letter all of the SBS Subsidiaries (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS, and the number of shares owned and percentage ownership interest represented by such share ownership). SBS or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SBS Subsidiary. No capital stock (or other equity interest) of any SBS Subsidiary is or may become required to be issued (other than to another SBS Company) by reason of any Rights, and there are no Contracts by which any SBS Subsidiary is bound to issue (other than to another SBS Company) additional shares of its capital stock (or other equity interests) or Rights or by which any SBS Company is or may be bound to transfer any shares of the capital stock (or other equity interest) of any SBS Subsidiary (other than to another SBS Company). There are no Contracts relating to the rights of any SBS Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any SBS Subsidiary. All of the shares of capital stock (or other equity interests) of each SBS Subsidiary held by a SBS Company are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the SBS Company free and clear of any Lien. Each SBS Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business in all material respects as now conducted. Each SBS Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS. The only SBS Subsidiary that is a depository institution is SouthBank. SouthBank is an "insured institution" as defined in the Federal Deposit

Insurance Act and applicable regulations thereunder, and the Deposits in which are insured by the Savings Association Insurance Fund, to the extent provided by law. The minute book and other organizational documents and Records for each SBS Subsidiary that have been made available to NCF for its review are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

    4.5 SBS Financial Statements. SBS has delivered or made available to NCF (or will deliver when available, with respect to periods ended after the date of this Agreement but prior to the Effective Time) true, correct and complete copies of:

     (a) Annual reports on Form 10-K, including any amendments thereto, for the years ended September 30, 1998, 1999 and 2000, and the quarterly reports on Form 10-Q for the quarters ended December 31, 2000 and March 31, 2001, all as filed with the SEC (the "SBS SEC Reports"). All financial statements contained in the SBS SEC Reports (the "SBS GAAP Financial Statements") were prepared in accordance with GAAP and fairly present in all material respects the financial condition, results of operations, changes in stockholders' equity and cash flows of SBS as of the dates of such financial statements and for the periods then ended (subject, in the case of quarterly reports, to normal recurring year-end adjustments, which were not and were not expected to be material). The carrying value of interests in limited partnerships shown on the SBS GAAP Financial Statements is not materially different from the fair market value of those interests as of the date of the SBS GAAP Financial Statements.

     (b) All Thrift Financial Reports, including any amendments thereto, filed with any Regulatory Authorities by SouthBank, for the years ended December 31, 1998, 1999, and 2000, and thereafter, together with any correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and Reports are referred to herein as the "SBS Regulatory Financial Statements". Such SBS Regulatory Financial Statements (i) were (or will be) prepared from the Records of SouthBank
  (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied except where otherwise noted; (iii) present (or, when prepared, will present) in all material respects SouthBank's consolidated financial condition and the results of its operations, at the relevant dates thereof and for the periods covered thereby; and (iv) contain or reflect (or, when prepared, will contain and reflect) all adjustments and accruals necessary for the accurate presentation (in all material respects) of SouthBank's consolidated financial condition and the results of operations for the periods covered by such financial statements (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

    4.6 Absence of Undisclosed Liabilities. No SBS Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS, except Liabilities which are accrued or reserved against in the SBS GAAP Financial Statements as of March 31, 2001, or reflected in the notes or schedules, if any, thereto and (ii) Liabilities incurred in the ordinary course of business since March 31, 2001. No SBS Company has incurred or paid any Liability since the Balance Sheet Date, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS or in connection with the transactions contemplated by this Agreement.

    4.7 Absence of Certain Changes or Events. Since January 1, 2001, except as disclosed in the SBS GAAP Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS, and (ii) the SBS Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SBS provided in Article 6 of this Agreement or would have a Material Adverse Effect on SBS.

    4.8 Tax Matters.

   (a) All tax returns required to be filed by or on behalf of any of the SBS Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before September 30, 2000, and will be filed, or requests for an extension of time for filing will be filed, on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all tax returns filed are complete and accurate in all material respects. All Taxes shown on filed tax returns have been paid. There is no audit, examination, deficiency proceeding, or litigation with respect to any Taxes, except as reflected in the SBS GAAP Financial. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the SBS Companies.

   (b) None of the SBS Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

   (c) Adequate provision for any Taxes due or to become due for any of the SBS Companies for the period or periods through and including the date of the respective SBS GAAP Financial Statements has been made and is reflected on such SBS GAAP Financial Statements.

   (d) Each of the SBS Companies is in compliance with, and its Records contain information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code, except for such instances of non-compliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS.

   (e) There has not been an ownership change, as defined in the Section 382(g) of the Code, of any of the SBS Companies that occurred during or after any taxable period in which the SBS Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 2000.

   (f) None of the SBS Companies is a party to any tax allocation or sharing agreement and none of the SBS Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was SBS) or has any Liability for taxes of any Person (other than SBS and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by contract or otherwise.

    4.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses, including any allowances or reserves for losses on ORE and other collateral taken in satisfaction, or partial satisfaction, of a debt previously contracted (the "Allowance") shown on the consolidated balance sheets of SBS included in the most recent SBS Regulatory Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of SBS included in the SBS Regulatory Financial Statements as of dates subsequent to the execution of this Agreement and as of the Closing Date will be, as of the dates thereof, in the reasonable opinion of management of SBS adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables and ORE reserves) of the SBS Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the SBS Companies as of the dates thereof, except where the failure of such Allowance to be adequate is not reasonably likely to have a Material Adverse Effect on SBS. Except as described in Section 4.9 of the SBS Disclosure Letter (by loan type, loan number, classification and outstanding balance), no SBS Company has any Loan or other extension of credit which has been (or should have been in management's reasonable opinion) classified as "Other Assets Especially Mentioned," "Substandard,"

"Doubtful" or "Loss," or similar classifications, that were not classified in any SBS Company's most recent report of examination. Section 4.9 of the SBS Disclosure Letter also lists all Loans or extensions of credit which are included on any SBS Company's "watch list." The net book value of any SBS Company's assets acquired through foreclosure in satisfaction of problem loans ("ORE") is carried on the balance sheet of the SBS Financial Statements at fair value at the time of acquisition less estimated selling costs which approximate the net realizable value of the ORE in accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3.

   4.10Assets. Except as reflected in the SBS GAAP Financial, the SBS Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets except to the extent that is not reasonably likely to have a Material Adverse Effect on SBS. All tangible Assets used in the businesses of the SBS Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SBS's past practices except to the extent that is not reasonably likely to have a Material Adverse Effect on SBS. All Assets which are material to SBS's business on a consolidated basis, held under leases or subleases by any of the SBS Companies, are held under valid Contracts enforceable in all material respects in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The SBS Companies currently maintain insurance in amounts, scope, and coverage that management believes to be adequate in all material respects. None of the SBS Companies has received notice from any insurance carrier that (i) such insurance would be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by any SBS Company under such policies.

   4.11Intellectual Property. All of the Intellectual Property rights of the SBS Companies are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto except to the extent that is not reasonably likely to have a Material Adverse Effect on SBS, and there have not been, and there currently are not, any defaults thereunder by any SBS Company except to the extent that is not reasonably likely to have a Material Adverse Effect on SBS. A SBS Company owns or is the valid licensee of all such Intellectual Property rights free and clear of all liens or claims of infringement except to the extent that is not reasonably likely to have a Material Adverse Effect on SBS. Except to the extent that is not reasonably likely to have a Material Adverse Effect on SBS, none of the SBS Companies or their respective predecessors, has misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by any such SBS Company infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. No SBS Company is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Each SBS Company owns or has the valid right to use all of the Intellectual Property rights material to SBS which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of any SBS Company is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information of a third party, or which restricts or prohibits such officer, director or employee from engaging in activities competitive with any person, including any SBS Company.

   4.12Environmental Matters.

   (a) To the Knowledge of SBS, each SBS Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS.

   (b) To the Knowledge of SBS, there is no litigation pending or, threatened before any court, governmental agency or authority or other forum in which any SBS Company or any of its Operating Properties or

Participation Facilities (or SBS in respect of such Operating Property or Participation Facility) has been or, with respect to threatened litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any SBS Company or any of its Operating Properties or Participation Facilities, except for such litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS.

   (c) To the Knowledge of SBS, during the period of (i) any SBS Company's ownership or operation of any of their respective current properties, (ii) any SBS Company's participation in the management of any Participation Facility, or
(iii) any SBS Company's holding of a security interest in an Operating Property, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS. To the Knowledge of SBS, prior to the period of
(i) any SBS Company's ownership or operation of any of their respective current properties, (ii) any SBS Company's participation in the management of any Participation Facility, or (iii) any SBS Company's holding of a security interest in an Operating Property, there were no releases of Hazardous Material in, on, under, or affecting such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS.

   4.13Compliance with Laws. SBS is registered as a savings and loan holding company under the Home Owners' Loan Act. Each SBS Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS. None of the SBS Companies:

     (a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS; and

      (b) Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any SBS Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS, (ii) threatening to revoke any Permits the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS, or (iii) requiring any SBS Company to enter into or consent to the issuance of a cease and desist order, formal agreement, formal directive, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

   4.14Labor Relations. No SBS Company is the subject of any Litigation asserting that it or any other SBS Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other SBS Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any SBS Company, pending or threatened, or to the Knowledge of SBS, is there any activity involving any SBS Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity, in any case which might, individually or in the aggregate, have a Material Adverse Effect on SBS.

   4.15Employee Benefit Plans.

   (a) SBS has disclosed in Section 4.15(a) of the SBS Disclosure Letter, and has delivered or made available to NCF prior to the date of this Agreement copies in each case of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written employee programs, arrangement or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SBS Company or ERISA Affiliate (defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively the "SBS Benefit Plans"). Any of the SBS Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SBS ERISA Plan." Each SBS ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Code) is referred to herein as an "SBS Pension Plan." No SBS Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

   (b) All SBS Benefit Plans are in compliance with the applicable terms of ERISA, the Code and any other applicable laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS. Each SBS ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and SBS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No SBS Company has engaged in a transaction with respect to any SBS Benefit Plan that, assuming the taxable period of such plan expired as of the date hereof, would subject any SBS Company to a tax imposed by either Section 4975 of the Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS.

   (c) No SBS Company has any liability for retiree health and life benefits under any of the SBS Benefit Plans to former employees and there are no restrictions on the rights of such SBS Company to amend or terminate any such retiree health or benefit plan without incurring liability thereunder which is reasonably likely to have a Material Adverse Effect on SBS.

   (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any SBS Company from any SBS Company under any SBS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SBS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

   (e) The present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any SBS Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of IRC Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the SBS GAAP Financial Statements to the extent required by and in accordance with GAAP.

   4.16 Material Contracts. None of the SBS Companies, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $10,000 or total aggregate payments of $50,000 to all Persons receiving benefits (ii) any contract relating to the borrowing of money by any SBS Company or the guarantee by any SBS Company of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements and Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any contracts which prohibit or restrict any SBS Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract (not disclosed in the SBS GAAP Financial Statements delivered prior to the date of this Agreement) which is a financial derivative contract (including various combinations thereof), and (v) any other material contract or amendment thereto that would be required to be filed as an exhibit to a SBS SEC Report (whether or not SBS is subject to the filing requirements of the SEC) filed (or which would have been filed if SBS were subject to the SEC reporting requirements) by SBS with the SEC prior to the date of this Agreement (together with all contracts referred to in Sections
4.10 and 4.15(a) of this Agreement (the "SBS Contracts")). With respect to each SBS Contract: (i) no SBS Company is in Default thereunder, and (ii) no other party to any such contract is, to the Knowledge of SBS, in Default in any respect or has repudiated or waived any material provision thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS. All of the indebtedness of any SBS Company for money borrowed is prepayable at any time by such SBS Company without penalty or premium.

   4.17Legal Proceedings. There is no Litigation pending, or, to the Knowledge of SBS, threatened against any SBS Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS; nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SBS Company that are reasonably likely to have, individually or in the aggregate, a material Adverse Effect on SBS. Section
4.17 of the SBS Disclosure Letter includes a report of all material litigation as of the date of this Agreement to which any SBS Company is a party and which names a SBS Company as a defendant or cross-defendant.

   4.18Reports. Since January 1, 1999, each SBS Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, if applicable, including Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) all other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBS). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   4.19Statements True and Correct. None of the information to be supplied by SBS for inclusion in the Registration Statement to be filed by NCF with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information to be supplied by SBS for inclusion in the Proxy Statement to be mailed to SBS's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a SBS Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of SBS, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. All documents that any SBS Company is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

   4.20Tax and Regulatory Matters. No SBS Company or any Affiliate thereof has taken any action or has any knowledge of any fact or circumstance relating to SBS that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory

Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

   4.21State Takeover Laws. Except for provisions in the Certificate of Incorporation of SBS and the similar governing documents of its Subsidiaries, no SBS Company has taken any action designed or intended to require the transactions contemplated by this Agreement and the Plan of Merger to comply with any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively "Takeover Laws").

   4.22Certificate of Incorporation Provisions. Each SBS Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any SBS Company (other than their rights under this Agreement and the Plan of Merger and voting, dissenters' appraisal or other similar rights) or restrict or impair the ability of NCF or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any SBS Company that may be directly or indirectly acquired or controlled by it.

   4.23Charter Documents. SBS has previously provided, or made available to, NCF true and correct copies of the Certificate of Incorporation and Bylaws of SBS and the Certificate of Incorporation and Bylaws of each SBS Company, as amended to date, and each are in full force and effect.

   4.24Repurchase Agreements; Derivatives.

   (a) With respect to all agreements currently outstanding pursuant to which SBS or the Subsidiary Banks have purchased securities subject to an agreement to resell, SBS or the Subsidiary Banks have a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which SBS or any of the Subsidiary Banks have sold securities subject to an agreement to repurchase, neither SBS nor the Subsidiary Banks have pledged collateral in excess of the amount required to secure the debt. Neither SBS nor any of the Subsidiary Banks have pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

   (b) Neither SBS nor any of the Subsidiary Banks is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on the SBS GAAP Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of business consistent with past practice and current policy.

   4.25Mortgage Banking Licenses and Qualifications. SBS (i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, and (B) by the VA as a lender and servicer for VA Loans; and (ii) has all other material certifications, authorizations, licenses, permits and other approvals necessary to conduct its current mortgage banking business ("Licenses").

   4.26Loan Portfolio.

   (a) Each Warehouse Loan is a Conforming Loan or is subject to an Investor Commitment.

   (b) With respect to each Mortgage Loan that is a Warehouse Loan or a Portfolio Loan that has been funded:

     (i) Such Mortgage Loan was originated and currently exists;

     (ii) To the Knowledge of SBS, each note, agreement or other instrument evidencing such Mortgage Loan and any related security instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor thereunder enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity; and all actions necessary to perfect any related security interest have been duly taken, including, without limitation, filings (and payment of all required filing taxes and fees) or taking of possession of Collateral;

     (iii) No claims or defenses to the enforcement of such Mortgage Loan have been asserted except as reflected in the applicable Mortgage Loan file and SBS is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense by the borrower, obligor or any other person obligated to perform under any related Mortgage Loan documents;

     (iv) There is no default, by any borrower, obligor or any other person obligated to perform under any related Mortgage Loan document with respect to such Mortgage Loan, nor are there any conditions that with notice or lapse of time or both, would constitute a default, breach, violation or event permitting acceleration under the terms of such Mortgage Loan, in either case except as reflected in the applicable Mortgage Loan file;

     (v) All due diligence requirements required by Regulations have been met with respect to each Mortgage Loan (whether owned by SBS or sold by SBS to others) guaranteed or insured by the FHA or the VA, and any other such guarantor or insurer of such Mortgage Loan, in a manner that all such guarantees and insurance arrangements are in full force and effect;

     (vi) Such Mortgage Loan was made substantially in accordance with SBS's standard indemnity and documentation guidelines as in effect at the time of its origination;

     (vii) Except as reflected in the applicable Mortgage Loan file, a title insurance policy in an amount at least equal to the original principal amount of such Mortgage Loan is in effect and SBS is the sole owner of each such Mortgage Loan, except for participations as are documented in the related Mortgage Loan documents or other records;

     (viii) Except as reflected in the applicable Mortgage Loan file, there are casualty insurance policies in force to insure the Collateral, with SBS as loss payee; and a real estate appraisal was made by a duly licensed appraiser to determine the Collateral value;

     (ix) Except as reflected in the applicable Mortgage Loan file, flood insurance has been obtained and is in force as to such real estate located in a flood zone, notwithstanding any designation of such flood zone or zones after the date of origination of such Mortgage Loan; and

     (x) To the Knowledge of SBS, all buildings on the mortgaged property are insured for not less than the total debt secured by such buildings and improvements thereto against any loss by fire, hazards of extended coverage, flood (at least to the extent required by the Flood Disaster Protection Act of 1973) and such other hazards as are customary in the area where the premises are situated; and the mortgagor is required by the terms of the related Mortgage Loan documentation to maintain all such insurance with a standard mortgagee's endorsement or similar protection for the mortgagee at mortgagor's cost and expense and, on the mortgagor's failure to do so, authorizing the holder to maintain such insurance at the mortgagor's cost and expense and to seek reimbursement therefor from the mortgagor.

   4.27Title to Certain Mortgage Loans. All Mortgage Loans held for SBS's account (whether or not for future sale or delivery to an Investor) are owned by the SBS free and clear of any encumbrance. Such Mortgage Loans have been duly recorded or submitted for recordation in the appropriate filing office in the name of SBS as the mortgagee. SBS has not, with respect to any such Mortgage Loan, released any security therefor, except upon receipt of reasonable consideration for such release or of Investor approval, or accepted prepayment of any such Mortgage Loan which has not been promptly applied to such Mortgage Loan.

   4.28No Recourse. SBS is not a party to (i) any agreement or arrangement with (or otherwise obligated to) any Person, including an Investor or Insurer, to repurchase from any such Person any Pipeline Loan, Warehouse Loan or Previously Disposed Loan or (ii) any agreement, arrangement or understanding to reimburse, indemnify or hold harmless any Person or otherwise assume any liability with respect to any Loss suffered or incurred as a result of any default under or the foreclosure or sale of any Mortgage Loan or Collateral except insofar as such recourse is based upon a breach by SBS of a customary representation, warranty or undertaking. For purposes of this Agreement, the term "Recourse Loan" means any Mortgage Loan or Collateral with respect to which SBS bears the risk of loss as described in the preceding sentence.

   4.29Compliance. SBS has continuously been and currently is in compliance in all material respects with all federal, state and other applicable laws, rules and regulations including Regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to it, its properties and assets and its conduct of business, the breach of which would require the Repurchase of a Mortgage Loan or result in SBS incurring a loss. SBS has not done or failed to do, and has not caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of the FHA, VA, or HUD, (ii) any FHA insurance or commitment of the FHA to insure any Mortgage Loan, (iii) any VA guarantee or commitment of the VA to guarantee any Mortgage Loan, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure any Mortgage Loan, (v) any title insurance policy, (vi) any hazard insurance policy, (vii) any flood insurance policy, (viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, FHA, VA or other Insurer (ix) any Investor Commitment, or (x) any surety or guaranty agreement. No Agency, Investor or other Insurer has (i) claimed that SBS has violated or has not complied with the applicable underwriting standards with respect to the Mortgage Loans sold by SBS to an Investor or (ii) imposed restrictions on the activities (including commitment authority) of SBS.

   4.30Investor Commitments. SBS has made available to NCF complete and correct copies of all Investor Commitments in effect on such date. Each Investor Commitment constitutes a valid and binding obligation of SBS and all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Each Pipeline Loan or Warehouse Loan which is subject to an Investor Commitment is a Conforming Loan or is otherwise readily saleable in the secondary market.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF NCF

   Except as disclosed in the NCF Disclosure Letter, NCF hereby represents and warrants to SBS that:

    5.1 Organization, Standing and Power. NCF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. NCF is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF.

    5.2 Authority; No Breach by Agreement.

   (a) NCF has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NCF. This Agreement represents a legal, valid and binding obligation of NCF, enforceable against NCF in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

   (b) Neither the execution and delivery of this Agreement or the Plan of Merger by NCF, nor the consummation by NCF of the transactions contemplated hereby or thereby, nor compliance by NCF with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of any NCF Company's Charter (or similar governing instrument) or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Assets of any NCF Company under, any Contract or Permit of any NCF Company, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any NCF Company or any of their respective material Assets.

   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, the rules of the Nasdaq and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NCF of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

   (d) No NCF Company is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by NCF, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against any NCF Company in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

    5.3 Capital Stock. The currently authorized capital stock of NCF consists of (i) 400,000,000 shares of NCF Common Stock, of which 204,581,455 shares are issued and outstanding as of June 29, 2001, and (ii) 5,000,000 shares of NCF Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NCF Capital Stock are, and all of the shares of NCF Common Stock to be issued in exchange for shares of SBS Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA and the NCF Charter. NCF has reserved for issuance a sufficient number of shares of NCF Common Stock for the purpose of issuing shares of NCF Common Stock in accordance with the provisions of Section 2.1(b) and 2.2 of this Agreement.

    5.4 SEC Filings; Financial Statements.

   (a) NCF has filed and made available to SBS all SEC documents required to be filed by NCF since December 31, 1999 (the "NCF SEC Reports"). The NCF SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NCF SEC Reports or necessary in order to make the statements in such NCF SEC Reports, in light of the circumstances under which they were made, not misleading. Except for NCF Subsidiaries that are registered as brokers, dealers or investment advisors, no NCF Subsidiary is required to file any SEC Documents.

   (b) Each of the NCF Financial Statements (including, in each case, any related notes) contained in the NCF SEC Reports, including any NCF SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of NCF and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

   (c) Nothing has come to the attention of NCF which would require a material change to its most recently filed SEC Documents since the date of such filing.

    5.5 Absence of Undisclosed Liabilities. No NCF Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF, except liabilities which are accrued or reserved against in the consolidated balance sheets of NCF as of March 31, 2001, included in the NCF Financial Statements or reflected in the notes thereto. No NCF Company has incurred or paid any Liability since the Balance Sheet Date, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF or in connection with the transactions contemplated by this Agreement.

    5.6 Absence of Certain Changes or Events. Since January 1, 2001, except as disclosed in the NCF Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF, and (ii) the NCF Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCF provided in Article 6 of this Agreement or would have a Material Adverse Effect on NCF.

    5.7 Compliance with Laws. NCF is duly registered as a bank holding company under the BHC Act. Each NCF Company has in effect all Permits necessary for it to own, lease or operate its material assets and to carry on its business as now conducted, and there has occurred no default under any such permit. No NCF
Company:

     (a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; and

     (b) Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCF Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any NCF Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum or understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

    5.8 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of NCF, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NCF Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF; nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators against any NCF Company.

    5.9 Reports. Since January 1, 1999, NCF has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   5.10Statements True and Correct. None of the information supplied or to be supplied by any NCF Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NCF with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any NCF Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to SBS stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by any NCF Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of SBS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NCF Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

   5.11Tax and Regulatory Matters. No NCF Company or any Affiliate thereof has taken any action or has any knowledge of any fact or circumstance relating to NCF that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

   5.12Tax Matters.

   (a) All tax returns required to be filed by or on behalf of any of the NCF Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2000, and all tax returns filed are complete and accurate in all material respects. All Taxes shown on filed tax returns have been paid. There is no audit, examination, deficiency proceeding, or litigation with respect to any Taxes, except as reflected in the NCF Financial Statements or Section 5.12(a) of the NCF Disclosure Letter. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the NCF Companies.

   (b) None of the NCF Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

   (c) Adequate provision for any Taxes due or to become due for any of the NCF Companies for the period or periods through and including the date of the respective NCF Financial Statements has been made and is reflected on such NCF Financial Statements.

   (d) [RESERVED]

   (e) Each of the NCF Companies is in compliance with, and its Records contain information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the of the Code, except for such instances of non-compliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF.

   (f) There has not been an ownership change, as defined in the Section 382(g) of the Code, of any of the NCF Companies that occurred during or after any taxable period in which the Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 2000.

   (g) Except as set forth in Section 5.12(g) of the NCF Disclosure Letter, none of the NCF Companies is a party to any tax allocation or sharing agreement and none of the NCF Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was NCF) or has any Liability for taxes of any Person (other than NCF and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by contract or otherwise.

   5.13Environmental Matters. Except as set forth in Section 5.13 of the NCF Disclosure Letter:

     (a) Each NCF Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF.

     (b) To the Knowledge of NCF, there is no litigation pending or threatened before any court, governmental agency or authority or other forum in which any NCF Company or any of its Operating Properties or Participation Facilities (or NCF in respect of such Operating Property or Participation Facility) has been or, with respect to threatened litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any NCF Company or any of its Operating Properties or Participation Facilities, except for such litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF.

     (c) To the Knowledge of NCF, during the period of (i) any NCF Company's ownership or operation of any of their respective current properties, (ii) any NCF Company's participation in the management of any Participation Facility, or (iii) any NCF Company's holding of a security interest in an Operating Property, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF. To the Knowledge of NCF, prior to the period of (i) any NCF Company's ownership or operation of any of their respective current properties, (ii) any NCF Company's participation in the management of any Participation Facility, or (iii) any NCF Company's holding of a security interest in an Operating Property, there were no releases of Hazardous Material in, on, under, or affecting such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCF.

   5.14Charter Documents. NCF has previously provided, or made available to, SBS true and correct copies of the Charter and Bylaws of NCF, as amended to date, and each are in full force and effect.

                                   ARTICLE 6

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

    6.1 Affirmative Covenants of SBS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of NCF shall have been obtained, and except as otherwise expressly contemplated herein, SBS shall, and shall cause each of its
Subsidiaries: (i) to operate its business only in the usual, regular and ordinary course, (ii) to use its best efforts to preserve intact its business organization and assets and maintain its rights and franchises, (iii) to take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (b) adversely affect in any material respect the ability of any Party to perform its covenants and agreements under this Agreement, and (iv) provide NCF with SBS financial statements (including, but not limited to, income statements and balance sheets) at the end of each month by the fifteenth (15th) day following the close of said month.

     6.2 Negative Covenants of SBS. Except as specifically permitted by this Agreement or as set forth on SBS' Disclosure Letter, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SBS covenants and agrees that it will not do or agree to commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, chief operating officer, chief financial officer or executive vice president-acquisitions of NCF, which consent shall not be arbitrarily or unreasonably withheld or delayed:

     (a) Amend the Certificate of Incorporation, Bylaws or other governing instruments of any SBS Company;

     (b) Incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a SBS Company to another SBS Company) in excess of an aggregate of $50,000 (for the SBS Companies on a consolidated basis) except in the ordinary course of the business of SBS Subsidiaries consistent with past practices (which shall include, for SBS Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, procurement of advances from the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any Asset of any SBS Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, advances from the Federal Home Loan Bank, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the SBS Disclosure Letter);

     (c) Repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or under the SBS Option Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SBS Company, or declare or pay any dividend (other than regular quarterly dividends paid consistent with past practice, and such other quarterly dividend as is required to prevent the SBS Record Holders from foregoing a dividend from both SBS and NCF during any calendar quarter) or make any other distribution in respect of SBS capital stock;

     (d) Except pursuant to this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of SBS Common Stock or any other capital stock of any SBS Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock or any stock equivalent type rights; provided, however, that notwithstanding the foregoing, SBS may issue additional shares of SBS Common Stock upon the exercise of SBS Options outstanding as of the date hereof;

     (e) Except under the SBS Option Plans, adjust, split, combine or reclassify any capital stock of any SBS Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SBS Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any SBS Subsidiary (unless any such shares of stock are sold or otherwise transferred to another SBS Company) or any Asset having a book value in excess of $25,000, other than (i) transactions in the ordinary course of business for reasonable and adequate consideration and (ii) sales or dispositions of tangible Assets which are obsolete or no longer useful in the business of any SBS Company;

     (f) Except for purchases of U.S. Treasury securities, U.S. government agency securities, which in either case have maturities of three (3) years or less, or securities of the same nature as those held for investment by any SBS Company as of March 31, 2001, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than a wholly owned SBS Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with
  (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

     (g) Grant any increase in compensation or benefits to the employees or officers of any SBS Company, except in accordance with past practice or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any SBS Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any SBS Company except in accordance with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan under the terms of such plan upon a change of control of SBS or otherwise pursuant to the provisions of such benefit plan);

     (h) Except as otherwise provided for herein, enter into or amend any employment contract between any SBS Company and any Person (unless such amendment is required by law) that the SBS Company does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time;

     (i) Except for the contemplated termination of the SBS ESOP in accordance with the terms of such plan and except for termination of the Perpetual Bank 401(k) Plan for the benefit of its employees, adopt any new employee benefit plan of any SBS Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any SBS Company other than any such change that is required by law or that, in the opinion of counsel is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice;

     (j) Make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

     (k) Commence any litigation other than in the ordinary course of business or in accordance with past practice, settle any litigation involving any liability of any SBS Company for money damages in excess of $50,000 or material restrictions upon the operations of any SBS Company; or

     (l) Except in the ordinary course of business, enter into, modify, amend or terminate any material contract (excluding any loan contract) or waive, release, compromise or assign any material rights or claims.

     6.3 Covenants of NCF. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, NCF covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the NCF Common Stock and the business prospects of the NCF Companies, and (ii) take no action which would
(a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) adversely affect in any material respects the ability of any Party to perform its covenants and agreements under this Agreement, provided, that the foregoing shall not prevent any NCF Company from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of NCF, desirable in the conduct of the business of NCF and its Subsidiaries and would not, in the judgment of NCF, likely delay the Effective Time to a date subsequent to the date set forth in Section 9.1(e) of this Agreement.

     6.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     6.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with any Regulatory Authority pursuant to the Securities Laws, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP or regulatory accounting (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with any Regulatory Authorities pursuant to the Securities Laws will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with laws applicable to such reports.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

    7.1 Registration Statement; Proxy Statement; Stockholder Approvals. NCF shall file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of NCF Common Stock constituting the Stock Consideration upon consummation of the Merger. NCF shall prepare the Registration Statement such that, at the time it becomes effective, it shall in all material respects conform to the requirements of the 1933 Act and the applicable rules and regulations of the SEC. NCF shall advise SBS, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective, the issuance of any stop order, or the request by the SEC for amendment of the Proxy Statement or the Registration Statement. SBS shall furnish all information concerning it and the holders of its capital stock as NCF may reasonably request in connection with such action. SBS shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as its deems appropriate. In connection with the Stockholders' Meeting, (i) NCF and SBS shall prepare a Proxy Statement (which shall be included in the

Registration Statement) and mail such Proxy Statement to the stockholders of SBS, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement,
(iii) the Board of Directors of SBS shall recommend to the SBS stockholders the adoption of this Agreement and the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of SBS shall use their reasonable efforts to obtain the affirmative vote of the number of shares of SBS Common Stock required under the DGCL and the SBS Certificate of Incorporation for adoption of this Agreement under the DGCL and such other stockholder approvals as may be reasonably required to consummate the Merger; provided, however, that the Board of Directors of SBS shall not be required to take any of the foregoing actions if the Board of Directors determines in good faith that taking such action would result in a breach of its fiduciary duties to the SBS stockholders.

    7.2 Exchange Listing. NCF shall use its reasonable efforts to list, prior to the Effective Time, on the New York Stock Exchange (or such other principal exchange on which the NCF Common Stock may be traded), subject to official notice of issuance, the shares of NCF Common Stock to be issued to the holders of SBS Common Stock or SBS Options pursuant to the Merger, and NCF shall pay all costs, give all notices, make all filings with the New York Stock Exchange or such other exchange and take all other actions required in connection with the transactions contemplated herein.

    7.3 Applications; Consents. NCF shall prepare and file, and SBS shall cooperate in the preparation and, where applicable, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from, all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available. The appropriate Party shall seek or make application for and use its reasonable best efforts to obtain all other consents or approvals the failure of which to obtain would have a Material Adverse Effect on either Party or would preclude consummation of the Merger.

    7.4 NCF Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, NCF and SBS shall execute and file the Articles with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware in connection with the Closing.

    7.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 8 of this Agreement; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5 shall be construed to obligate NCF to take any action to meet any condition required for it to obtain any Consent if such condition would be unreasonable or constitute a significant impediment upon NCF's ability to carry on its business or acquisition programs or to require NCF to increase its capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may from time to time be in effect.

    7.6 Investigation and Confidentiality.

   (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

   (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party or its advisors or agents concerning its and its Subsidiaries' businesses, operations and financial positions (including any information learned or obtained during any due diligence activities) and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

   (c) Each Party shall give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

    7.7 Acquisition Proposals. SBS shall not, nor shall it authorize or knowingly permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiations with any person in furtherance of an Acquisition Proposal, and SBS shall (unless it believes such notification could violate the SBS Board of Directors' fiduciary duties) notify NCF as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, (i) SBS may furnish or cause to be furnished confidential and non-public information concerning SBS and its businesses, properties or assets to a third party, (ii) SBS may engage in discussions or negotiations with a third party, (iii) following receipt of any Acquisition Proposal, SBS may take and disclose to its stockholders information about the Acquisition Proposal, including, without limitation, its position with respect to such Acquisition Proposal, and/or (iv) following receipt of an Acquisition Proposal, the SBS Board of Directors may withdraw or modify its recommendation of the Merger or terminate this Agreement, but in each event only if and to the extent that the SBS Board of Directors shall determine in good faith, upon the advice of counsel, that such action is required for the Board of Directors to fulfill its fiduciary duties to the SBS stockholders. As used herein, the term "Acquisition Proposal" means: (x) any acquisition or purchase of more than 20% of the equity interest in SBS or any take-over bid or tender offer (including an issuer bid or self tender offer) or exchange offer, consolidation, plan or arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving SBS (other than the transactions contemplated by this Agreement) or (y) any proposal, plan or intention to do any of the foregoing either publicly announced or communicated to SBS or any agreement to engage in any of the foregoing. The execution of this covenant by SBS constitutes a significant part of the material inducement for NCF to enter into this Agreement.

    7.8 [RESERVED]

    7.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

   7.10State Takeover Laws. Each SBS Company shall take any reasonable steps necessary to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law.

   7.11Certificate of Incorporation Provisions. Each SBS Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any SBS

Company (other than their rights pursuant to this Agreement and the Plan of Merger and voting and other similar rights) or restrict or impair the ability of NCF or any of its Subsidiaries to vote, or to exercise the rights of a stockholder with respect to, shares of any SBS Company that may be directly or indirectly acquired or controlled by it.

   7.12Agreement of Affiliates. SBS has disclosed in Section 7.12 of the SBS Disclosure Letter all persons whom it reasonably believes is an "affiliate" of SBS for purposes of Rule 145 under the 1933 Act (the "SBS Affiliates"). SBS shall use its reasonable efforts to cause each SBS Affiliate to deliver to NCF not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form annexed as Exhibit 2 to this Agreement. NCF shall be entitled to place restrictive legends upon certificates for shares of NCF Common Stock issued to the SBS Affiliates pursuant to this Agreement and to enforce the provisions of this Section 7.12 and of each such affiliate agreement.

   7.13Employee Benefits and Contracts. Following the Effective Time, NCF shall provide to officers and employees of the SBS Companies employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the NCF Companies to their similarly situated officers and employees. For purposes of determining eligibility to participate in and vesting under such employee benefit and welfare plans, all such officers and employees shall be given full credit for all prior service as officers or employees of the SBS Companies, and no such officer or employee shall be subject to any waiting period or pre-existing condition limitation pursuant to any NCF health, life or disability insurance plans. Following the Effective Time and until such time as the former SBS Companies employees commence participation in the NCF Companies employee benefit and welfare plans, the benefits to be provided to the former SBS Companies employees shall be the SBS Companies employee benefit and welfare that were provided by SBS to such employees immediately prior to the Effective Time. As of the Effective Time, each former SBS Companies employee who continues as an employee of the NCF Companies shall be credited with vacation leave in an amount not less than the amount of unused SBS vacation leave available to such employee on the date immediately preceding the Effective Time. NCF agrees to honor in accordance with their terms all plans, contracts, arrangements, commitments or understandings disclosed in the SBS Disclosure Letter, including with respect to benefits which vest or are otherwise accrued or payable as a result of the consummation of the transactions contemplated by this Agreement (including, but not limited to, benefits payable to SBS Companies' employees under the SouthBanc Shares, Inc. Employee Severance Compensation Plan). Set forth in SBS's Disclosure Letter in reasonable detail are estimates of the payments and benefits due under the employment agreements for Messrs. Wells, Orr, Hall and Visioli. It is intended by NCF and SBS that the procedures and methodologies used in preparing such estimates shall be followed in determining the actual payments or benefits due under such agreements. NCF acknowledges and agrees that the consummation of the transactions contemplated by this Agreement will constitute a change in control for purposes of the employment or change in control agreements set forth in SBS's Disclosure Letter. With respect to the employment agreements of Messrs. Orr and Visioli, NCF agrees that, SBS and Perpetual Bank may amend the agreements prior to the Effective Time to provide that the payments and benefits due thereunder upon the occurrence of a change in control (as defined in the employment agreements) are due and payable solely by reason of the occurrence of a change in control and without regard to the employment of such individuals with NCF or SBS or any subsidiary thereof after the Effective Time.

   On or before the Effective Time, SBS shall pay annual bonuses for 2001 pro-rated through the Effective Time and make contributions to the SBS ESOP in amounts consistent with past practice.

   Prior to the Effective Time, SBS shall take such action as may be necessary to terminate the Perpetual Bank 401(k) Plan.

   7.14D&O Coverage. NCF will provide directors' and officers' liability insurance coverage for a period of six years after the Effective Time for SBS's directors and officers with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacity as such either (i) by purchasing continuation coverage under SBS's current policy, or (ii) by obtaining coverage under NCF's current policy for its directors and officers. Such insurance shall provide at least the same coverage and amounts as contained in SBS's policy on the date hereof.

   7.15Indemnification.

   (a) With respect to all claims brought during the period of six (6) years after the Effective Time, NCF shall indemnify, defend and hold harmless present and former directors, officers, employees and agents of SBS and SBS Companies (the "SBS Entities") (each an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of a SBS Entity, or at the request of a SBS Entity, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including transactions contemplated by this Agreement) in the manner and to the same extent provided under the DGCL and the Certificate of Incorporation and Bylaws of SBS as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any SBS Entity or NCF is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NCF and the Indemnified Party.

   (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.15, upon learning of any such Liability or Litigation, shall promptly notify NCF thereof; provided, however, the failure to so notify NCF shall not affect the obligations of NCF under this Section 7.15 unless and to the extent that NCF is prejudiced as a result of such failure. In the event of any such Litigation (whether arising before or after the Effective Time),
(i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties shall advise that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation thereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

   The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the Certificate of Incorporation or by laws of SBS or any of its subsidiaries or pursuant to the terms of any employee benefit plan for which the indemnitee serves as a fiduciary.

   (c) NCF agrees to assume all of the obligations of SBS to provide indemnification and directors' and officers' liability insurance to the former directors of Heritage Bancorp, Inc. to the fullest extent required pursuant to
Section 4.12 of the Agreement and Plan of Merger dated as of February 14, 2000 by and between SBS and Heritage Bancorp, Inc.

   7.16Advisory Board. For a period of two years from and after the Effective Time or until SouthBank is merged with and into an NCF Subsidiary, whichever is later, NCF shall cause SouthBank to maintain an advisory board of directors consisting of six (6) members, each of whom shall be entitled to attend all regular meetings of the Board of Directors of SouthBank, but shall have no right to vote as a director of SouthBank. Each advisory director shall be paid $1,250 per month.

                                   ARTICLE 8

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

    8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.7 of this Agreement:

     (a) Stockholder Approvals. The stockholders of SBS shall have adopted this Agreement as and to the extent required by law or by the provisions of any governing instruments.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner, which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either party would not, in its reasonable judgment, have entered into this Agreement.

     (c) Consents. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any default under any contract or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

     (d) Legal Proceedings. No court or government or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approval under state securities laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of NCF Common Stock pursuant to the Merger shall have been received.

     (f) Exchange Listing. The shares of NCF Common Stock issuable pursuant to the Merger (including any shares issued to satisfy options existing under the SBS Option Plans) shall have been approved for listing on the New York Stock Exchange or such other principal exchange on which shares of NCF Common Stock are traded, subject to official notice of issuance.

     (g) Tax Opinion. NCF and SBS shall have received an opinion of Bass, Berry & Sims PLC, counsel to NCF, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the Code, and (b) no gain or loss will be recognized by stockholders of SBS to the extent that they receive shares of NCF Common Stock in exchange for their shares of SBS Common Stock, except that gain or loss may be recognized as to the Cash Consideration and cash received in lieu of fractional share interests. In rendering their opinion, such counsel may require and rely upon representations and agreements, including those contained in certificates of officers of SBS, NCF and others.

    8.2 Conditions to Obligations of NCF. The obligations of NCF to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NCF pursuant to Section 10.7(a) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of SBS set forth in this Agreement shall be assessed as of the date of this

  Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SBS set forth in Section 4.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of SBS set forth in Sections 4.20, 4.21 and 4.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of SBS set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, 4.21 and 4.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on SBS.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SBS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. SBS shall have delivered to NCF (i) a certificate, dated as of the Effective Time and signed on its behalf by its president and chief financial officer, to the effect that the conditions of its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SBS's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as NCF and its counsel shall reasonably request.

     (d) Legal Opinion. SBS shall have delivered to NCF an opinion of Muldoon Murphy & Faucette LLP counsel to SBS, dated as of the Closing Date, addressed to and in form and substance satisfactory to NCF, to the effect that:

       (i) SBS is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to conduct its business as described in the Proxy Statement.

       (ii) SouthBank is a federally chartered savings association existing under the laws of the United States, as the case may be, with corporate power and authority to conduct its business as described in the Proxy Statement.

       (iii) The execution, delivery and performance by SBS of the Agreement and consummation of the transactions contemplated therein do not violate or contravene any provision of the Certificate of Incorporation or Bylaws of SBS or, to such counsel's actual knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which SBS is a party or by which it is bound.

       (iv) The Agreement has been duly and validly executed and delivered by SBS, and assuming the Agreement is a binding obligation of NCF, constitutes a valid and binding agreement of SBS enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion.

   Such counsel shall be entitled to rely upon certificates of officers of SBS and upon certificates of public officials as to all factual matters relevant to such opinion, which certificate shall be in form and substance reasonably satisfactory to such counsel. In addition, such opinion shall contain such assumptions, qualifications and limitations as are customary for transactions such as those contemplated by this Agreement.

    8.3 Conditions to Obligations of SBS. The obligations of SBS to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBS pursuant to Section 10.6(b) of this
Agreement:

     (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of NCF set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NCF set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of NCF set forth in Section 5.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NCF set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on NCF.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of NCF to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. NCF shall have delivered to SBS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by NCF's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBS and its counsel shall reasonably request.

     (d) Legal Opinion. NCF shall have delivered to SBS an opinion of Bass, Berry & Sims PLC, counsel to NCF, dated as of the Closing Date, addressed to and in form and substance satisfactory to SBS, to the effect that:

       (i) NCF is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee with corporate power and authority to conduct its business as described in the Registration Statement;

       (ii) This Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of NCF by duly authorized officers or representatives thereof, and (assuming this Agreement is a binding obligation of SBS) constitutes a valid and binding obligation of NCF enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

       (iii) The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and stockholder action in respect thereof on the part of NCF.

       (iv) The execution, delivery and performance by NCF of the Agreement do not violate or contravene any provision of the Charter or Bylaws of NCF or, to such counsel's actual knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which NCF is a party or by which it is bound.

       (v) The Registration Statement has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other Regulatory Authority. The Registration Statement and the prospectus included therein, as of the effective date of the Registration Statement, complied in all material respects with the applicable provisions of the 1933 Act.

       (vi) The shares of NCF Common Stock to be issued in the Merger have been duly authorized and, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

   Such counsel shall be entitled to rely upon certificates of officers of NCF and upon certificates of public officials as to all factual matters relevant to such opinion, which certificate shall be in form and substance reasonably satisfactory to such counsel. In addition, such opinion shall contain such assumptions, qualifications and limitations as are customary for transactions such as those contemplated by this Agreement.

                                   ARTICLE 9

                                  TERMINATION

    9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of NCF or SBS, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of the Board of Directors of NCF and the Board of Directors of SBS;

     (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of SBS and Section 8.3(a) in the case of NCF or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to terminate the Merger under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of SBS and Section 8.3(a) of this Agreement in the case of NCF;

     (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of SBS and Section 8.3(a) in the case of NCF or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;

     (d) By the Board of Directors of either Party in the event (i) any consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Regulatory Authority or if any such action taken by such Regulatory Authority is not appealed within the time limit for appeal or (ii) the stockholders of SBS fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the DGCL and SBS's Certificate of Incorporation and Bylaws;

     (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2002, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e) and further, if NCF shall have filed all applications necessary to obtain the necessary Consents of banking Regulatory Authorities within sixty (60) days of the date hereof, and if the Closing shall not have occurred because of a delay caused by a bank Regulatory Authority in its review of the application before it, or by the SEC in its review of the Registration Statement to be filed by NCF, then SBS shall, upon NCF's written request, extend the March 31, 2002, date for a reasonable time, in no event less than thirty (30) days nor more than sixty (60) days, in order for NCF to obtain all Consents of bank Regulatory Authorities required and/or all Consents of the SEC and any other securities Regulatory Authorities, and for the expiration of any stipulated waiting periods;

     (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of SBS and Section 8.3(a) in the case of NCF or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement as the same may be extended pursuant to Section 9.1(e);

     (g) By the Board of Directors of SBS if the SBS Board of Directors determines that, in the exercise of its good faith judgment, termination is required in the exercise of its fiduciary duties to the SBS Record Holders by reason of an Acquisition Proposal being made; or

     (h) By the Board of Directors of SBS, if it determines by a vote of a majority of the members of its entire Board, at any time during the five calendar day period commencing on the Determination Date, if both of the following conditions are satisfied:

       (1) the Average Closing Price shall be less than the product of (i)
    0.85 and (ii) the Starting Price; and

       (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "NCF Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause
    (2)(ii) (such number being referred to herein as the "Index Ratio"); subject, however, to the following three sentences. If SBS refuses to consummate the Merger pursuant to this Section 9.1(h), it shall give prompt written notice thereof to NCF; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five calendar day period. During the five-day period commencing with its receipt of such notice, NCF shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.85, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the NCF Ratio. If NCF makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to SBS of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
    Section 9.1(h).

     For purposes of this Section 9.1(h), the following terms shall have the meanings indicated:

     "Average Closing Price" shall mean the average of the daily last sales prices of NCF Common Stock as reported on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by NCF) for the 10 consecutive full trading days in which such shares are traded on the New York Stock Exchange ending at the close of trading on the Determination Date.

     "Determination Date" shall mean the later of the date on which (i) the Consent of the Board of Governors of the Federal Reserve System (without regard to any requisite waiting period thereof) to the Merger shall be received by NCF and (ii) the Stockholders' Meeting occurs.

     "Index Price" on a given date shall mean the Keefe Bruyette 50 Bank Stock Index.

     "Starting Date" shall mean the second full trading day after the announcement by press release of the Merger.

     "Starting Price" shall mean the closing price per share of NCF Common Stock as reported on the Nasdaq Stock Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by NCF) on the Starting Date.

    9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 9.2 and Article 10 and Section 7.6(b) of this Agreement shall survive any such termination and abandonment; (ii) a termination pursuant to Sections 9.1(b), 9.1(c) or 9.1(f) of this Agreement shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; and (iii) if SBS elects to terminate this Agreement pursuant to
Section 9.1(g), and within fifteen (15) months after such termination, SBS consummates a Competing Transaction with a third party, then SBS shall within two (2) business days of the consummation of the Competing Transaction pay to NCF a topping fee equal to three percent (3%) of the aggregate consideration received by SBS and any SBS Record Holder in the Competing Transaction (the "Topping Fee") in immediately available funds as a payment to compensate NCF for enhanced competitive risks from SBS consummating a Competing Transaction, market risks in announcing the Merger, management time expended in pursuit of the Merger, lost opportunities to consummate other acquisitions, transaction costs and expenses, but not as a penalty or forfeiture.

    9.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except this Article 9 and Articles 1, 2, 3 and 10 and Sections 7.6, 7.12, 7.13, 7.14 and 7.15 of this Agreement.

                                   ARTICLE 10

                               GENERAL PROVISIONS

   10.1[RESERVED]

   10.2Expenses. Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the costs contemplated hereunder, including, filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that NCF shall bear and pay the filing fees payable in connection with the Registration Statement and printing and mailing costs incurred in connection with the printing and mailing of the Proxy Statement.

   10.3Brokers and Finders. Other than the engagement of Sandler O'Neill & Partners, L.P. by SBS, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investments bankers fees, brokerage fees, commissions, or finders fees in connection with this Agreement or the ones contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by SBS or NCF, each of SBS and NCF, as the case may be agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

   10.4Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

   10.5Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of SBS Common stock, there shall be made no amendment that decreases in any respect the Merger Consideration to be received by the SBS Record Holders. Notwithstanding the foregoing or any other provision contained in this Agreement, in the event NCF shall exercise its rights pursuant to Section 1.8 of this Agreement, SBS shall execute any amendment reasonably presented in accordance with such section.

   10.6Publicity. The Parties shall mutually agree upon a press release to be released no later than the next business day following execution of this Agreement announcing that the Agreement has been executed. The press release shall be in form and substance mutually agreed upon by the Parties; provided, however, that such press release shall contain all information that either Party shall be advised by counsel is necessary to satisfy such Party's obligations under applicable laws, including, without limitation, the federal securities laws and the rules of The Nasdaq Stock Market. The Parties shall consult with each other regarding the form and substance of all subsequent press releases related to the transactions contemplated by the Agreement; provided, however, that notwithstanding the foregoing, neither Party shall be prohibited from making any disclosure of information that such Party shall be advised by counsel is necessary to satisfy such Party's obligations under applicable law, including, without limitation, the federal securities laws and the rules of The Nasdaq Stock Market.

   10.7Waivers.

   (a) Prior to or at the Effective Time, NCF, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBS, to waive or extend the time for the compliance or fulfillment by SBS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCF.

   (b) Prior to or at the Effective Time, SBS, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCF, to waive or extend the time for the compliance or fulfillment by NCF of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBS.

   (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

   10.8Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, NCF may assign all of its rights hereunder to any other wholly owned Subsidiary whether now existing or hereafter acquired or organized. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

   10.9Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

   If to NCF:       National Commerce Financial Corporation
                    One Commerce Square
                    Memphis, Tennessee 38150
                    Attention: Charles A. Neale
                    Vice President and General Counsel
                    Fax: (901) 523-3303
                    Telephone: (901) 523-3372
   With a copy to:  Bass, Berry & Sims PLC
                    100 Peabody Place, Suite 900
                    Memphis, Tennessee 38103
                    Attention: John A. Good, Esq.
                    Fax: (901) 543-5999
                    Telephone: (901) 543-5901
   If to SBS:       SouthBanc Shares, Inc.
                    907 North Main Street
                    Anderson, South Carolina 29691
                    Attention: Robert W. Orr
                    President and Chief Executive Officer
                    Fax: (864) 260-3662
                    Telephone: (864) 260-5211
   With a copy to:  Muldoon Murphy & Faucette LLP
                    5101 Wisconsin Ave., NW
                    Washington, DC 20016
                    Attention: Paul M. Aguggia, Esq.
                    Fax: (202) 966-9409
                    Telephone: (202) 686-4917

   10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

   10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

   10.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

   10.13 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

   10.14 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   10.15 Attorneys' Fees. If any Party hereto shall bring any action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

   10.16 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   10.17 Remedies Cumulative. All remedies provided in this Agreement, by Law or otherwise, shall be cumulative and not alternative.

   IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on behalf by its representatives thereunto duly authorized, all as of the date first written above.

                                          SOUTHBANC SHARES, INC.

                                          By: /s/ Robert W. Orr________________
                                             Robert W. Orr
                                             President and Chief Executive
                                              Officer

ATTEST:

 /s/ Sylvia B. Reed
-------------------------------------
Secretary

(Corporate Seal)

                                          NATIONAL COMMERCE FINANCIAL
                                           CORPORATION

                                          By: /s/ Sheldon M. Fox_______________
                                             Sheldon M. Fox
                                             Chief Financial Officer

ATTEST:

 /s/ David T. Popwell
-------------------------------------
David T. Popwell, Secretary

(This corporation has no seal)

                                                                      APPENDIX B

      , 2001

Board of Directors
SouthBanc Shares, Inc.
907 Main Street
Anderson, SC 29621

Ladies and Gentlemen:

   SouthBanc Shares, Inc. ("SouthBanc") and National Commerce Financial Corporation ("National Commerce") have entered into an Agreement and Plan of Merger, dated as of July 15, 2001 (the "Agreement"), pursuant to which SouthBanc will be merged with and into National Commerce (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of SouthBanc common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "SouthBanc Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) $28.00 in cash without interest, (b) 1.1142 shares of National Commerce common stock, par value $2.00 per share, or (c) $14.00 in cash without interest and 0.5571 of a share of National Commerce common stock (the "Merger Consideration"), subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 50% of the total number of SouthBanc Shares shall be converted into National Commerce common stock and 50% shall be converted into cash. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of SouthBanc Shares.

   Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the exhibits thereto; (ii) certain publicly available financial statements and other historical financial information of SouthBanc that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of National Commerce that we deemed relevant; (iv) projected earnings estimates for SouthBanc for the year ending December 31, 2001 prepared by and reviewed with management of SouthBanc and the views of senior management of SouthBanc, based on discussions with members of senior management, regarding SouthBanc's business, financial condition, results of operations and future prospects; (v) earnings per share estimates for National Commerce for the years ending December 31, 2001 and 2002 published by I/B/E/S and the views of senior management of National Commerce, based on limited discussions with members of senior management, regarding National Commerce's business, financial condition, results of operations and future prospects; (vi) the pro forma financial impact of the Merger on National Commerce, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of SouthBanc and National Commerce; (vii) the publicly reported historical price and trading activity for SouthBanc's and National Commerce's common stock, including a comparison of certain financial and stock market information for SouthBanc and National Commerce with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

   In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by SouthBanc or National Commerce or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of SouthBanc and National Commerce that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of SouthBanc or National Commerce or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of SouthBanc or National Commerce nor have we reviewed any individual credit files relating to SouthBanc or National Commerce. We have assumed, with your consent, that the respective allowances for loan losses for both SouthBanc and National Commerce are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of SouthBanc and National Commerce for the accuracy and completeness of the audited financial statements made available to us. With respect to the earnings estimates for SouthBanc and National Commerce and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of SouthBanc and National Commerce and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of SouthBanc and National Commerce and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in SouthBanc's or National Commerce's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that SouthBanc and National Commerce will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

   Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of National Commerce's common stock will be when issued to SouthBanc's shareholders pursuant to the Agreement or the prices at which SouthBanc's or National Commerce's common stock will trade at any time.

   We have acted as SouthBanc's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for SouthBanc and have received compensation for such services.

   In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to SouthBanc and National Commerce. We may also actively trade the equity and/or debt securities of SouthBanc and National Commerce for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion is directed to the Board of Directors of SouthBanc in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of SouthBanc as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to SouthBanc shareholders from a financial point of view and does not address the underlying business decision of SouthBanc to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for SouthBanc or the effect of any other transaction in which SouthBanc might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to SouthBanc's and National Commerce's Proxy Statement/Prospectus relating to the Merger dated the date hereof and to the references to this opinion therein.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of SouthBanc Shares is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                                                      APPENDIX C

                            DELAWARE CODE ANNOTATED

(S) 262. Appraisal rights

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20: Indemnification of Directors and Officers

   The Registrant is a Tennessee corporation. Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act contain detailed provisions on indemnification of directors and officers of a Tennessee corporation against reasonable expenses.

   The Registrant's Restated Charter (the "Charter"), provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

   The Registrant's Bylaws (the "Bylaws"), provide that the Registrant, shall indemnify any person who is made a party to a suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant, against amounts paid in settlement and reasonable expenses including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding or any appeal therein to the extent permitted by and in the manner provided by the laws of Tennessee. The Registrant shall indemnify any person made or threatened to be made a party to a suit or proceeding other than by or in the right of any company of any type or kind, domestic or foreign, which any director or officer of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other company in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the Registrant and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that this conduct was unlawful, and to the extent permitted by, and in the manner provided by, the laws of Tennessee.

   The directors and officers of the Registrant are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 21: Exhibits and Financial Statement Schedules

   An index to Exhibits appears at pages II-6 through II-10 hereof.

Item 22: Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on September 10, 2001.

                                          National Commerce Financial
                                           Corporation

                                                 /s/ Ernest C. Roessler
                                          By:_________________________________
                                                     Ernest C. Roessler
                                               President and Chief Executive
                                                           Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. Elizabeth Whitehead and Kathryn L. Shelton and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done be virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                            Title                   Date
                  ---------                            -----                   ----

         /s/ Thomas M. Garrott               Chairman of the Board of   September 10, 2001
 -------------------------------------------   Directors
              Thomas M. Garrott

         /s/ Ernest C. Roessler              President and Chief        September 10, 2001
 -------------------------------------------   Executive Officer
                                               (Principal Executive
                                               Officer) and Director
             Ernest C. Roessler
           /s/ Sheldon M. Fox                Chief Financial Officer    September 10, 2001
 -------------------------------------------   (Principal Financial
                                               Officer)
               Sheldon M. Fox

                  Signature                           Title                   Date
                  ---------                           -----                   ----

           /s/ Mark A. Wendel                Accounting Officer        September 10, 2001
 -------------------------------------------   (Principal Accounting
                                               Officer)
               Mark A. Wendel

         /s/ James B. Brame, Jr.             Director                  September 10, 2001
 -------------------------------------------
             James B. Brame, Jr.

                                             Director                             , 2001
 -------------------------------------------
           Bruce E. Campbell, Jr.

         /s/ John D. Canale, III             Director                  September 10, 2001
 -------------------------------------------
             John D. Canale, III

                                             Director                             , 2001
 -------------------------------------------
          James H. Daughdrill, Jr.

                                             Director                             , 2001
 -------------------------------------------
          Thomas C. Farnsworth, Jr.

        /s/ Blake P. Garrett, Jr.            Director                  September 10, 2001
 -------------------------------------------
            Blake P. Garrett, Jr.

           /s/ R. Lee Jenkins                Director                  September 10, 2001
 -------------------------------------------
               R. Lee Jenkins

            /s/ C. Dan Joyner                Director                  September 10, 2001
 -------------------------------------------
                C. Dan Joyner

        /s/ W. Neely Mallory, Jr.            Director                  September 10, 2001
 -------------------------------------------
            W. Neely Mallory, Jr.

                                             Director                             , 2001
 -------------------------------------------
             Eugene J. McDonald

                  Signature                    Title           Date
                  ---------                    -----           ----

                                             Director              , 2001
 -------------------------------------------
            James E. McGehee, Jr.

       /s/ Phillip H. McNeill, Sr.           Director   September 10, 2001
 -------------------------------------------
           Phillip H. McNeill, Sr.

           /s/ Eric B. Munson                Director   September 10, 2001
 -------------------------------------------
               Eric B. Munson

                                             Director              , 2001
 -------------------------------------------
              J. Bradbury Reed

            /s/ David E. Shi                 Director   September 10, 2001
 -------------------------------------------
                David E. Shi

         /s/ H. Allen Tate, Jr.              Director   September 10, 2001
 -------------------------------------------
             H. Allen Tate, Jr.

           /s/ Phail Wynn, Jr.               Director   September 10, 2001
 -------------------------------------------
               Phail Wynn, Jr.

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
  2.1    Agreement and Plan of Reorganization entered into as of July 15, 2001 by and between the Registrant and SouthBanc Shares, Inc. ("SouthBanc")
         (included as Appendix A to the proxy statement/prospectus in this
         Registration Statement)


  3.1 Articles of Amendment to the Registrant's Amended and Restated Charter is incorporated by reference from Exhibit 3.1 of the Registrant's S-
         3/A filed on July 9, 2001.


  3.2 Registrant's Amended and Restated Charter is incorporated by reference from Exhibit 3.1 to the Registrant's Form 8-K dated July 11, 2000.


  3.3    Bylaws of Registrant as amended is incorporated by reference from
         Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.


  4.1 Specimen Stock Certificate of Registrant is incorporated herein by reference from Exhibit 4.1 of Registrant's Quarterly Report on Form
         10-Q for the quarter ended June 30, 1999.


  4.2    Form of indenture dated November 1, 1993 between CCB Financial
         Corporation and Bank of New York as successor to Wachovia Bank of North Carolina, N.A., Trustee, pursuant to which Registrant's
         Subordinated Notes are issued and held is incorporated herein by reference from Exhibit 4.2 of the CCB Registration Statement No. 33-
         50793 on Form S-3 (File No. 001-11989).


  5.1 Opinion of Bass, Berry & Sims PLC, counsel to the Registrant, as to the legality of the shares of the Registrant's Common Stock being registered.


  8.1 Opinion of Bass, Berry & Sims PLC, counsel to the Registrant, as to certain federal income tax consequences of the Merger.


 10.1 Form of Promissory Notes of NBC payable to The Mallory Partners is incorporated herein by reference from Exhibit 10.1 to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1987 (File
         No. 0-6094).


 10.2 Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant, National Bank of Commerce, and Thomas M. Garrott is incorporated by reference from Exhibit 10.22 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.3 Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant and Ernest C. Roessler is incorporated by reference from Exhibit 10.23 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.4 Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant and William R. Reed, Jr. is incorporated by reference from Exhibit 10.24 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

 Exhibit
 Number                         Description of Exhibits
 -------                        -----------------------
 10.5    Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant and Richard L. Furr is incorporated by reference from Exhibit 10.25 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.6 Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant and Lewis E. Holland is incorporated by reference from Exhibit 10.26 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.7 Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant and J. Scott Edwards is incorporated by reference from Exhibit 10.27 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.8 Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant and Sheldon M. Fox is incorporated by reference from Exhibit 10.28 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.9 Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant and David T. Popwell is incorporated by reference from Exhibit 10.29 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.10 Employment Agreement entered into as of March 17, 2000, effective as of July 5, 2000, by and among Registrant and Tom W. Scott is incorporated by reference from Exhibit 10.30 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.11 Change of Control Agreement dated as of July 5, 2000 by and between National Commerce Financial Corporation and Ernest C. Roessler is incorporated by reference from Exhibit 10.31 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.12 Change of Control Agreement dated as of July 5, 2000 by and between National Commerce Financial Corporation and William R. Reed is incorporated by reference from Exhibit 10.32 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.13 Change of Control Agreement dated as of July 5, 2000 by and between National Commerce Financial Corporation and Richard L. Furr is incorporated by reference from Exhibit 10.33 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.14 Change of Control Agreement dated as of July 5, 2000 by and between National Commerce Financial Corporation and Lewis E. Holland is incorporated by reference from Exhibit 10.34 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
 10.15   Change of Control Agreement dated as of July 5, 2000 by and between
         National Commerce Financial Corporation and J. Scott Edwards is
         incorporated by reference from Exhibit 10.35 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.16 Change of Control Agreement dated as of July 5, 2000 by and between National Commerce Financial Corporation and Sheldon M. Fox is incorporated by reference from Exhibit 10.36 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.17 Change of Control Agreement dated as of July 5, 2000 by and between National Commerce Financial Corporation and David T. Popwell is incorporated by reference from Exhibit 10.37 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.18 Change of Control Agreement dated as of July 5, 2000 by and between National Commerce Financial Corporation and Tom W. Scott is incorporated by reference from Exhibit 10.38 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.19 Hillsborough Savings Bank, Inc., SSB Management Recognition Plan is incorporated by reference to Exhibit 10.II.B of the Form 10-K of Piedmont Bancorp, Inc. ("PBI") for the fiscal year ended June 30, 1996
         (File No. 001-14070).


 10.20 Piedmont Bancorp, Inc. Stock Option Plan is incorporated by reference to Exhibit 10.II.A to PBI's Form 10-K for the fiscal year ended June
         30, 1996 (File No. 001-14070).


 10.21   1993 Incentive Stock Option Plan is incorporated by reference to
         Exhibit 28 to the Registration Statement No. 33-61270 on Form S-8 of
         CCB Financial Corporation ("CCB") (File No. 001-11989).


 10.22 Salem Trust Bank 1986 Incentive Stock Option Plan is incorporated by reference to Exhibit 99 of CCB's Registration Statement No. 333-22031 on Form S-8 (File No. 001-11989).


 10.23 1995 Directors Performance Plan of American Federal Bank, FSB is incorporated by reference to Exhibit 99 to CCB's Registration
         Statement No. 333-34231 on Form S-8 (File No. 001-11989).


 10.24   1993 Nonstatutory Stock Option Plan for CCB Savings Bank of Lenoir,
         Inc., SSB is incorporated by reference to Exhibit 99 of CCB's
         Registration Statement No. 33-53599 on Form S-8, as amended by
         Amendment No. 1 to the 1993 Nonstatutory Stock Option Plan for CCB
         Savings Bank of Lenoir, Inc., SSB (incorporated by reference to
         Exhibit 10(G) of CCB's Annual Report on Form 10-K for the year ended
         December 31, 1993) (File No. 001-11989).

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
 10.25   1993 Nonstatutory Stock Option Plan for Graham Savings Bank, Inc., SSB
         is incorporated by reference to Exhibit 99 to CCB's Registration
         Statement No. 33-53595 on Form S-8 (File No. 001-11989).


 10.26   Security Capital Bancorp Omnibus Stock Ownership and Long Term
         Incentive Plan is incorporated by reference to Exhibit 99 to CCB's
         Registration Statement No. 33-61791 on Form S-8 (File No. 001-11989).


 10.27 Long-Term Incentive Plan is incorporated by reference to Exhibit 99 to CCB's Registration Statement No. 33-54645 on Form S-8 (File No. 001-
         11989).


 10.28   American Federal Bank, FSB Amended and Restated 1988 Stock Option and
         Incentive Plan is incorporated by reference to Exhibit 99 of CCB's
         Registration Statement No. 33-34207 on Form S-8 (File No. 001-11989).


 10.29 Stone Street Bancorp, Inc. Stock Option Plan is incorporated by reference to Exhibit 99 of CCB's Registration Statement No. 33-9158 on
         Form S-8 (File No. 001-11989).


 10.30   Deferred Compensation Agreement as of December 1, 1983 for Thomas M.
         Garrott is incorporated by reference to Exhibit 10c(2) to the Registrant's Form 10-K for the year ended December 31, 1984 (File No.
         0-6094).


 10.31 1990 Stock Plan of the Registrant is incorporated by reference from Exhibit A to the Registrant's Proxy Statement for the 1990 Annual
         Meeting of Shareholders (File No. 0-6094).


 10.32 1994 Stock Plan of the Registrant, as amended and restated effective as of November 1, 1996, is incorporated by reference from Exhibit A to the Registrant's Proxy Statement for the 1997 Annual Meeting of
         Shareholders.


 10.33 Amendment Number One to the 1994 Stock Plan of the Registrant, as amended and restated effective as of November 1, 1996, is incorporated by reference from Exhibit 10.17 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.


 10.34 Amendment Number Two to the 1994 Stock Plan of the Registrant, as amended and restated effective as of November 1, 1996, is incorporated by reference from Exhibit 10.21 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.


 10.35 Resolution authorizing Pension Restoration Plan is incorporated by reference from Exhibit 10(c)(7) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1986 (File No. 0-6094).


 10.36 National Commerce Financial Corporation Deferred Compensation Plan effective January 1, 1999, is incorporated by reference from Exhibit
         10.19 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
 10.37   CCB Financial Corporation Retirement Income Equity Plan as amended and restated effective January 1, 1998 is incorporated by reference from
         Exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the
         year ended December 31, 2000.


 16.1 A letter from Ernst & Young LLP regarding change in certifying accountant is incorporated by reference from Exhibit 16.1 to the Registrant's Current Report on Form 8-K dated March 20, 2001, as amended June 11, 2001 on Form 8-K/A.


 21.1    Subsidiaries of Registrant.


 23.1    Consent of Ernst & Young LLP.


 23.2    Consent of KPMG LLP.


 23.3    Consent of Elliot Davis, LLP.


 23.4    Consent of Bass, Berry & Sims PLC (included in the opinion filed as
         Exhibit 5.1).


 23.5    Consent of Sandler O'Neill & Partners, L.P.*


 99.1    Form of SouthBanc Proxy and Benefit Plan Vote Authorization.

--------
* To be filed by amendment.